PART II

Item 6. Selected Financial Data.

FREEPORT-McMoRan INC.
SELECTED FINANCIAL AND OPERATING DATA

	Years Ended December 31,
	2015		2014		2013[a]		2012		2011
CONSOLIDATED FINANCIAL DATA	(In millions, except per share amounts)
Revenues	$14,607	[b]	$20,001	[b]	$19,331	[b]	$16,661		$19,598
Operating (loss) income	$(13,512)	[c,d]	$(298)	[c,e]	$4,820	[c,f]	$5,299	[c,g]	$8,631	[c,h]
Net (loss) income from continuing operations	$(12,180)	[i]	$(1,022)	[j,k]	$3,053	[j,k,l]	$3,578	[j,k]	$5,368	[j,k]
Net income from discontinued operations[m]	$91		$277		$388		$402		$379
Net (loss) income attributable to common stock	$(12,236)		$(1,308)		$2,658		$3,041		$4,560
Basic net (loss) income per share attributable to common stock:
Continuing operations	$(11.32)		$(1.37)		$2.45		$2.96		$4.57
Discontinued operations	0.01		0.11		0.20		0.24		0.24
	$(11.31)		$(1.26)		$2.65		$3.20		$4.81
Basic weighted-average common shares outstanding	1,082		1,039		1,002		949		947
Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(11.32)		$(1.37)		$2.44		$2.94		$4.54
Discontinued operations	0.01		0.11		0.20		0.25		0.24
	$(11.31)		$(1.26)		$2.64		$3.19		$4.78
Diluted weighted-average common shares outstanding	1,082		1,039		1,006		954		955
Dividends declared per share of common stock	$0.2605		$1.25		$2.25		$1.25		$1.50
Operating cash flows	$3,220		$5,631		$6,139		$3,774		$6,620
Capital expenditures	$6,353		$7,215		$5,286		$3,494		$2,534
At December 31:
Cash and cash equivalents	$195		$317		$1,908		$3,569		$4,676
Property, plant, equipment and mining development costs, net	$24,246		$22,927		$20,686		$17,589		$15,376
Oil and gas properties, net	$7,093		$19,274		$23,359		$—		$—
Goodwill	$—		$—		$1,916		$—		$—
Assets held for sale, including current portion[m]	$4,868		$4,845		$4,603		$4,623		$3,881
Total assets	$46,577		$58,674	[n]	$63,385	[n]	$35,421	[n]	$32,038	[n]
Total debt, including current portion	$20,428		$18,849	[n]	$20,588	[n]	$3,340	[n]	$3,344	[n]
Redeemable noncontrolling interest	$764		$751		$716		$—		$—
Total stockholders’ equity	$7,828		$18,287		$20,934		$17,543		$15,642
The selected consolidated financial data shown above is derived from our consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period. You should read this data in conjunction with Items 7. and 7A. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures about Market Risks (MD&A) and Item 8. Financial Statements and Supplementary Data thereto for the year ended December 31, 2015. All references to income or losses per share are on a diluted basis, unless otherwise noted. Additionally, in accordance with accounting guidelines, TF Holdings Limited (TFHL) is reported as discontinued operations for all periods presented.

a.	Includes the results of FCX Oil & Gas Inc. (FM O&G) beginning June 1, 2013.

b.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(319) million ($(198) million to net loss attributable to common stock or $(0.18) per share) in 2015, $627 million ($389 million to net loss attributable to common stock or $0.37 per share) in 2014 and $(312) million ($(194) million to net income attributable to common stock or $(0.19) per share) for the seven-month period from June 1, 2013, to December 31, 2013.

c.
Includes net charges (credits) for adjustments to environmental obligations and related litigation reserves of $43 million ($28 million to net loss attributable to common stock or $0.03 per share) in 2015, $76 million ($50 million to net loss attributable to common stock or $0.05 per share) in 2014, $19 million ($17 million to net income attributable to common stock or $0.02 per share) in 2013, $(62) million ($(40) million to net income attributable to common stock or $(0.04) per share) in 2012 and $107 million ($86 million to net income attributable to common stock or $0.09 per share) in 2011.

d.
The year 2015 includes net charges totaling $13.8 billion to operating loss ($12.0 billion to net loss attributable to common stock from continuing operations or $11.10 per share) consisting of (i) $13.1 billion ($11.6 billion to net loss attributable to common stock) for impairment of oil and gas properties, (ii) $338 million ($217 million to net loss attributable to common stock) for adjustments to copper and molybdenum inventories, (iii) $188 million ($117 million to net loss attributable to common stock) for charges at oil and gas operations primarily associated with other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments related to the California properties, (iv) $145 million ($90 million to net loss attributable to common stock) for charges at mining operations primarily associated with asset impairment, restructuring and other net charges and (v) $18 million ($12 million to net loss attributable to common stock) for executive retirement benefits, partly offset by (vi) a net gain of $39 million ($25 million to net loss attributable to common stock) for the sale of the Luna Energy power facility.

e.
The year 2014 includes net charges totaling $4.8 billion to operating income ($3.6 billion to net loss attributable to common stock or $3.46 per share) consisting of (i) $3.7 billion ($2.3 billion to net loss attributable to common stock) for impairment of oil and gas properties, (ii) $1.7 billion ($1.7 billion to net loss attributable to common stock) to impair the full carrying value of goodwill, (ii) $46 million ($29 million to net loss attributable to common stock) for charges at oil and gas operations primarily associated with idle/terminated rig costs and inventory write-downs and (iv) $6 million ($4 million to net loss attributable to common stock) for adjustments to molybdenum inventories, partly offset by (v) net gains on sales of assets of $717 million ($481 million to net loss attributable to common stock) primarily from the sale of our 80 percent interests in the Candelaria and Ojos del Salado mining operations.

f.
The year 2013 includes net charges totaling $232 million to operating income ($137 million to net income attributable to common stock or $0.14 per share) consisting of (i) $80 million ($50 million to net income attributable to common stock) for transaction and related costs principally associated with our oil and gas acquisitions, (ii) $76 million ($49 million to net income attributable to common stock) associated with updated mine plans at Morenci that resulted in a loss in recoverable leach stockpiles, (iii) $37 million ($23 million to net income attributable to common stock) for restructuring an executive employment arrangement, (iv) $36 million ($13 million to net income attributable to common stock) associated with a labor agreement at Cerro Verde and (v) $3 million ($2 million to net income attributable to common stock) for adjustments to molybdenum inventories.

g.	The year 2012 includes net charges totaling $16 million to operating income ($8 million to net income attributable to common stock or $0.01 per share) associated with a labor agreement at Candelaria.

h.
The year 2011 includes net charges totaling $57 million to operating income ($19 million to net income attributable to common stock or $0.02 per share) consisting of (i) $116 million ($50 million to net income attributable to common stock) associated with labor agreements at PT Freeport Indonesia (PT-FI), Cerro Verde and El Abra, partly offset by (ii) a gain of $59 million ($31 million to net income attributable to common stock) for the settlement of an insurance claim for business interruption and property damage related to PT-FI's concentrate pipelines.

i.
The year 2015 includes a gain of $92 million ($92 million to net loss attributable to common stock or $0.09 per share) related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement.

j.
Includes after-tax net gains (losses) on early extinguishment of debt totaling $3 million (less than $0.01 per share) in 2014, $(28) million ($(0.03) per share) in 2013, $(149) million ($(0.16) per share) in 2012 and $(60) million ($(0.06) per share) in 2011.

k.
As further discussed in "Consolidated Results - Provision for Income Taxes" contained in MD&A, amounts include net tax charges of $121 million ($103 million net of noncontrolling interests or $0.10 per share) in 2014 and a net tax benefit of $199 million ($0.20 per share) in 2013. In addition, the year 2012 includes a net tax benefit of $205 million ($98 million net of noncontrolling interests or $0.11 per share) primarily for adjustments to Cerro Verde's deferred income taxes, and the year 2011 includes a tax charge of $53 million ($49 million net of noncontrolling interests or $0.05 per share) for additional taxes associated with Cerro Verde's election to pay a special mining burden.

l.	The year 2013 includes a gain of $128 million ($0.13 per share) related to our preferred stock investments in and the subsequent acquisition of McMoRan Exploration Co.

m.
In May 2016, FCX entered into a definitive agreement to sell its interest in TFHL. In accordance with accounting guidance, FCX has reported the results of operations of TFHL as discontinued operations in the consolidated statements of operations and presented the assets and liabilities of TFHL as held for sale in the consolidated balance sheets for all periods presented. Net income from discontinued operations includes (i) an income tax provision of $16 million in 2015, $99 million in 2014, $135 million in 2013, $124 million in 2012 and $132 million in 2011 and (ii) allocated interest expense totaling $28 million in 2015, $24 million in 2014 and $15 million in 2013 associated with the portion of FCX’s Term Loan that is required to be repaid as a result of the sale of FCX’s interest in TFHL.

n.
Amounts restated to reflect adoption of new accounting guidance for debt issuance costs, which reduced total debt and total assets by $121 million at December 31, 2014, $88 million at December 31, 2013, $19 million at December 31, 2012, and $32 million at December 31, 2011.

 FREEPORT-McMoRan INC.
SELECTED FINANCIAL AND OPERATING DATA (Continued)

	Years Ended December 31,
	2015	2014	2013	2012	2011
CONSOLIDATED MINING OPERATING DATA[a,b]
Copper
Production (millions of recoverable pounds)	3,568	3,457	3,669	3,315	3,410
Production (thousands of recoverable metric tons)	1,618	1,567	1,664	1,503	1,547
Sales, excluding purchases (millions of recoverable pounds)	3,603	3,463	3,632	3,312	3,415
Sales, excluding purchases (thousands of recoverable metric tons)	1,634	1,571	1,647	1,503	1,550
Average realized price per pound	$2.42	$3.09	$3.32	$3.61	$3.87
Gold
Production (thousands of recoverable ounces)	1,257	1,214	1,250	958	1,383
Sales, excluding purchases (thousands of recoverable ounces)	1,247	1,248	1,204	1,010	1,378
Average realized price per ounce	$1,129	$1,231	$1,315	$1,665	$1,583
Molybdenum
Production (millions of recoverable pounds)	92	95	94	85	83
Sales, excluding purchases (millions of recoverable pounds)	89	95	93	83	79
Average realized price per pound	$8.70	$12.74	$11.85	$14.26	$16.98

NORTH AMERICA COPPER MINES
Operating Data, Net of Joint Venture Interest
Copper
Production (millions of recoverable pounds)	1,947	1,670	1,431	1,363	1,258
Production (thousands of recoverable metric tons)	883	757	649	618	571
Sales, excluding purchases (millions of recoverable pounds)	1,988	1,664	1,422	1,351	1,247
Sales, excluding purchases (thousands of recoverable metric tons)	902	755	645	613	566
Average realized price per pound	$2.47	$3.13	$3.36	$3.64	$3.99
Molybdenum
Production (millions of recoverable pounds)	37	33	32	36	35
100% Operating Data
Solution extraction/electrowinning (SX/EW) operations
Leach ore placed in stockpiles (metric tons per day)	909,900	1,005,300	1,003,500	998,600	888,300
Average copper ore grade (percent)	0.26	0.25	0.22	0.22	0.24
Copper production (millions of recoverable pounds)	1,134	963	889	866	801
Mill operations
Ore milled (metric tons per day)	312,100	273,800	246,500	239,600	222,800
Average ore grade (percent):
Copper	0.49	0.45	0.39	0.37	0.38
Molybdenum	0.03	0.03	0.03	0.03	0.03
Copper recovery rate (percent)	85.4	85.8	85.3	83.9	83.1
Copper production (millions of recoverable pounds)	972	828	642	592	549

SOUTH AMERICA MINING[b]
Copper
Production (millions of recoverable pounds)	869	1,151	1,323	1,257	1,306
Production (thousands of recoverable metric tons)	394	522	600	570	592
Sales (millions of recoverable pounds)	871	1,135	1,325	1,245	1,322
Sales (thousands of recoverable metric tons)	395	515	601	565	600
Average realized price per pound	$2.38	$3.08	$3.30	$3.58	$3.77
Gold
Production (thousands of recoverable ounces)	—	72	101	83	101
Sales (thousands of recoverable ounces)	—	67	102	82	101
Average realized price per ounce	—	$1,271	$1,350	$1,673	$1,580
Molybdenum
Production (millions of recoverable pounds)	7	11	13	8	10
SX/EW operations
Leach ore placed in stockpiles (metric tons per day)	193,900	275,200	274,600	229,300	245,200
Average copper ore grade (percent)	0.44	0.48	0.50	0.55	0.50
Copper production (millions of recoverable pounds)	430	491	448	457	439
Mill operations
Ore milled (metric tons per day)	152,100	180,500	192,600	191,400	189,200
Average ore grade:
Copper (percent)	0.46	0.54	0.65	0.60	0.66
Gold (grams per metric ton)	—	0.10	0.12	0.10	0.12
Molybdenum (percent)	0.02	0.02	0.02	0.02	0.02
Copper recovery rate (percent)	81.5	88.1	90.9	90.1	89.6
Copper production (millions of recoverable pounds)	439	660	875	800	867

 FREEPORT-McMoRan INC.
SELECTED FINANCIAL AND OPERATING DATA (Continued)

	Years Ended December 31,
	2015	2014	2013	2012	2011
INDONESIA MINING
Operating Data, Net of Joint Venture Interest
Copper
Production (millions of recoverable pounds)	752	636	915	695	846
Production (thousands of recoverable metric tons)	341	288	415	315	384
Sales (millions of recoverable pounds)	744	664	885	716	846
Sales (thousands of recoverable metric tons)	337	301	401	325	384
Average realized price per pound	$2.33	$3.01	$3.28	$3.58	$3.85
Gold
Production (thousands of recoverable ounces)	1,232	1,130	1,142	862	1,272
Sales (thousands of recoverable ounces)	1,224	1,168	1,096	915	1,270
Average realized price per ounce	$1,129	$1,229	$1,312	$1,664	$1,583
100% Operating Data
Ore milled (metric tons per day)	162,500	120,500	179,200	165,000	166,100
Average ore grade:
Copper (percent)	0.67	0.79	0.76	0.62	0.79
Gold (grams per metric ton)	0.79	0.99	0.69	0.59	0.93
Recovery rates (percent):
Copper	90.4	90.3	90.0	88.7	88.3
Gold	83.4	83.2	80.0	75.7	81.2
Production:
Copper (millions of recoverable pounds)	752	651	928	695	882
Gold (thousands of recoverable ounces)	1,232	1,132	1,142	862	1,444

MOLYBDENUM MINES[c]
Molybdenum production (millions of recoverable pounds)	48	51	49	41	38
Ore milled (metric tons per day)	34,800	39,400	35,700	20,800	22,300
Average molybdenum ore grade (percent)	0.20	0.19	0.19	0.23	0.24

OIL AND GAS OPERATIONS[d]
Sales Volumes:
Oil (million barrels)	35.3	40.1	26.6	—	—
Natural gas (billion cubic feet)	89.7	80.8	54.2	—	—
Natural gas liquids (NGLs) (million barrels)	2.4	3.2	2.4	—	—
Million barrels of oil equivalents	52.6	56.8	38.1	—	—
Average Realizations:
Oil (per barrel)	$57.11	$90.00	$98.32	—	—
Natural gas (per million British thermal units)	$2.59	$4.23	$3.99	—	—
NGLs (per barrel)	$18.90	$39.73	$38.20	—	—

AFRICA MINING (DISCONTINUED OPERATIONS)
Copper
Production (millions of recoverable pounds)	449	447	462	348	281
Production (thousands of recoverable metric tons)	204	203	210	158	127
Sales (millions of recoverable pounds)	467	425	454	336	283
Sales (thousands of recoverable metric tons)	212	193	206	152	128
Average realized price per pound	$2.42	$3.06	$3.21	$3.51	$3.74
Cobalt
Production (millions of contained pounds)	35	29	28	26	25
Sales (millions of contained pounds)	35	30	25	25	25
Average realized price per pound	$8.21	$9.66	$8.02	$7.83	$9.99
Ore milled (metric tons per day)	14,900	14,700	14,900	13,000	11,100
Average ore grade (percent):
Copper	4.00	4.06	4.22	3.62	3.41
Cobalt	0.43	0.34	0.37	0.37	0.40
Copper recovery rate (percent)	94.0	92.6	91.4	92.4	92.5

a.	Consolidated mining operating data, excludes the results from Africa mining, which is reported as discontinued operations.

b.	Includes the results of the Candelaria and Ojos del Salado mines prior to their sale in November 2014.

c.	Includes production from the Climax molybdenum mine beginning in May 2012.

d.	Represents the results of FM O&G beginning June 1, 2013.

Ratio of Earnings to Fixed Charges
For the ratio of earnings to fixed charges calculation, earnings consist of income (loss) from continuing operations before income taxes, noncontrolling interests in consolidated subsidiaries, equity in affiliated companies’ net (losses) earnings, cumulative effect of accounting changes and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the years presented because no shares of preferred stock were outstanding during these years. Our ratio of earnings to fixed charges was as follows for the years presented:

	Years Ended December 31,
	2015		2014		2013	2012	2011
Ratio of earnings to fixed charges	—	[a]	—	[b]	6.8x	18.3x	20.0x

a.	As a result of the loss recorded in 2015, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $14.3 billion to achieve coverage of 1:1 in 2015.

b.	As a result of the loss recorded in 2014, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $1.0 billion to achieve coverage of 1:1 in 2014.

Items 7. and 7A.  Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.

In Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk, “we,” “us” and “our” refer to Freeport-McMoRan Inc. (FCX) and its consolidated subsidiaries. The results of operations reported and summarized below are not necessarily indicative of future operating results (refer to “Cautionary Statement” for further discussion). References to “Notes” are Notes included in our Notes to Consolidated Financial Statements. Throughout Management's Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk, all references to income or losses per share are on a diluted basis, unless otherwise noted. Additionally, in accordance with accounting guidelines, TF Holdings Limited (TFHL), which includes FCX's Africa mining operations, is reported as discontinued operations for all periods presented.

OVERVIEW

We are a premier United States (U.S.)-based natural resources company with an industry-leading global portfolio of mineral assets and significant oil and natural gas resources. We are the world's largest publicly traded copper producer. Our portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in North and South America; the Tenke Fungurume (Tenke) minerals district in the Democratic Republic of Congo (DRC) in Africa; and significant U.S. oil and natural gas assets, principally in the Deepwater Gulf of Mexico (GOM) and in California.

Our results for 2015, compared with 2014, were significantly affected by lower price realizations from copper and oil. Results for both years were also impacted by impairment charges associated with oil and gas properties totaling $13.1 billion ($11.6 billion to net loss attributable to common stock) in 2015 and $5.5 billion ($4.0 billion to net loss attributable to common stock) in 2014 (refer to "Critical Accounting Estimates" and Note 2 for further discussion of these impairment charges). Refer to “Consolidated Results” for discussion of items impacting our consolidated results for the three years ended December 31, 2015.

We have significant mineral reserves, resources and future development opportunities within our portfolio of mining assets. At December 31, 2015, our estimated consolidated recoverable proven and probable mineral reserves totaled 99.5 billion pounds of copper (including 7.2 billion pounds of copper for Tenke), 27.1 million ounces of gold and 3.05 billion pounds of molybdenum, which were determined using long-term average prices of $2.00 per pound for copper, $1,000 per ounce for gold and $10 per pound for molybdenum. Refer to “Critical Accounting Estimates – Mineral Reserves” for further discussion.

A summary of the sources of our copper, gold and molybdenum production for the year 2015 by geographic location follows:

	Copper	Gold	Molybdenum
North America	48%	2%	92%	[a]
South America	22	—	8
Indonesia	19	98	—
Africa (discontinued operations)	11	—	—
	100%	100%	100%

a.	Our Henderson and Climax molybdenum mines produced 52 percent of consolidated molybdenum production, and our North America copper mines produced 40 percent.

Copper production from the Grasberg mine in Indonesia, Morenci mine in North America and Cerro Verde mine in South America together totaled 55 percent of our copper production in 2015.

Our oil and gas business has significant proved, probable and possible reserves with organic growth opportunities. Our estimated proved oil and natural gas reserves at December 31, 2015, totaled 252 million barrels of oil equivalents (MMBOE), with 82 percent comprised of oil and natural gas liquids (NGLs). For 2015, our oil and gas sales volumes totaled 52.6 MMBOE, including 35.3 million barrels (MMBbls) of crude oil, 89.7 billion cubic feet (Bcf) of natural gas and 2.4 MMBbls of NGLs. Refer to “Operations” for further discussion of our oil and gas operations and to “Critical Accounting Estimates – Oil and Natural Gas Reserves” for further discussion of our reserves.

Our Board of Directors (the Board) is undertaking a strategic review of alternatives for our oil and gas business (FCX Oil & Gas Inc., or FM O&G). We and our advisors are actively engaged with interested participants in a process to evaluate opportunities that include asset sales and joint venture arrangements that would generate cash proceeds for debt repayment. We expect to advance the evaluation of these alternatives during the first half of 2016.

At December 31, 2015, we had $20.4 billion in total debt. We have announced initiatives to accelerate our debt reduction plans. Several initiatives are currently being advanced, including an evaluation of alternatives for the oil and gas business as well as several potential transactions involving certain of our mining assets.

In February 2016, we entered into a definitive agreement to sell a 13 percent undivided interest in the Morenci unincorporated joint venture to Sumitomo Metal Mining Co., Ltd. for $1.0 billion in cash and also reached agreement with our bank group to amend our revolving credit facility and term loan. Refer to Note 18 for further discussion.

REVISED OPERATING PLANS

During 2015, in response to weak market conditions, we took actions to enhance our financial position, including significant reductions in capital spending, production curtailments at certain North and South America mines (which resulted in aggregate annual reductions of 350 million pounds of copper and 34 million pounds of molybdenum) and actions to reduce operating, exploration and administrative costs (refer to “Operations” for further discussion). In addition, we generated approximately $2 billion in gross proceeds from at-the-market equity programs, and our Board reduced our annual common stock dividend from $1.25 per share to $0.20 per share in March 2015, and subsequently suspended the annual common stock dividend in December 2015 (refer to Note 10 and “Capital Resources and Liquidity” for further discussion).

Concerns about the global economy, and particularly the weakening of the Chinese economy, have dominated financial market sentiment and negatively impacted commodity prices, including copper. Oil prices have weakened to multi-year lows in response to excess global supplies and relatively weak economic conditions. Current market conditions and uncertainty about the timing of economic and commodity price recovery require us to continue taking actions to strengthen our financial position, reduce debt and re-focus our portfolio of assets. Our business strategy is focused on our position as a leading global copper producer. We will continue to manage our production activities, spending on capital projects and operations, and the administration of our business to enhance cash flows, and intend to complete significant asset sale transactions to reduce debt. We are confident about the longer term outlook for copper prices based on the global demand and supply fundamentals. With our established reserves and large-scale current production base, our significant portfolio of undeveloped resources, and our global organization of highly qualified and dedicated workers and management, we believe we are well positioned to generate significant asset sale proceeds while retaining an attractive portfolio of high-quality assets.

OUTLOOK

We view the long-term outlook for our business positively, supported by limitations on supplies of copper and by the requirements for copper and oil in the world’s economy. Our financial results vary as a result of fluctuations in market prices primarily for copper, gold, molybdenum and oil, as well as other factors. World market prices for these commodities have fluctuated historically and are affected by numerous factors beyond our control. Because we cannot control the price of our products, the key measures that management focuses on in operating our business are sales volumes, unit net cash costs for our mining operations, cash production costs per barrel of oil equivalents (BOE) for our oil and gas operations, operating cash flow and capital expenditures.

Projections included in this annual report on Form 10-K for the year ended December 31, 2015, do not reflect PT-FI continuing to pay a 5.0 percent export duty on concentrate or the results of any potential transactions with third parties to raise cash for debt reduction, including the recently announced transaction to sell a 13 percent undivided interest in Morenci (refer to Note 18). Additionally, projections for the year 2016 assume renewal of PT-FI's export permit after August 8, 2016.

Sales Volumes.  Following are our projected sales volumes for 2016 and actual sales volumes for 2015:

	2016		2015
	(Projected)		(Actual)
Copper (millions of recoverable pounds):
North America copper mines	1,820		1,988
South America mining	1,340		871
Indonesia mining	1,475		744
Africa mining (discontinued operations)	495		467
	5,130		4,070

Gold (thousands of recoverable ounces)	1,835		1,247
Molybdenum (millions of recoverable pounds)	73	[a]	89
Oil Equivalents (MMBOE)	57.6		52.6

a.	Projected molybdenum sales include 30 million pounds produced by our Molybdenum mines and 43 million pounds produced by our North and South America copper mines.

Sales volumes for first-quarter 2016 are expected to approximate 1.1 billion pounds of copper (including 125 million pounds of copper for Tenke), 200 thousand ounces of gold, 19 million pounds of molybdenum and 12.4 MMBOE. Anticipated higher grades from Grasberg in the second half of 2016 are expected to result in approximately 55 percent of copper sales and 75 percent of gold sales occurring in the second half of the year. Projected sales volumes are dependent on operational performance and other factors. For other important factors that could cause results to differ materially from projections, refer to "Cautionary Statement."

Mining Unit Net Cash Costs. Unit net cash costs for 2016 are expected to decline significantly from 2015, principally reflecting higher anticipated copper and gold volumes, the impact of lower energy and other input costs and cost reduction initiatives. Assuming average prices of $1,100 per ounce of gold and $4.50 per pound of molybdenum, and achievement of current volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for our copper mines are expected to average $1.08 per pound of copper ($1.10 per pound including Tenke) in 2016, compared with $1.57 per pound ($1.53 per pound including Tenke) in 2015. The impact of price changes in 2016 on consolidated unit net cash costs would approximate $0.015 per pound for each $50 per ounce change in the average price of gold and $0.015 per pound for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in volumes and average realized prices (primarily gold and molybdenum prices). Higher anticipated grades from Grasberg in the second half of 2016 are expected to result in lower unit net cash costs in the second half of 2016, compared to the first half of the year. Refer to “Consolidated Results – Production and Delivery Costs” for further discussion of consolidated production costs for our mining operations.

Oil and Gas Cash Production Costs per BOE. Cash production costs per BOE for 2016 are expected to decline from 2015 per BOE costs, principally reflecting increased production from the Deepwater GOM and cost reduction efforts. Based on current sales volume and cost estimates, oil and gas cash production costs are expected to approximate $15 per BOE in 2016, compared with $18.59 per BOE in 2015. Refer to “Operations – Oil and Gas Operations” for further discussion of oil and gas production costs.

Operating Cash Flow. Our operating cash flows vary with volumes, prices realized from copper, gold, molybdenum and oil sales, production costs, income taxes, other working capital changes and other factors. Based on current sales volume and cost estimates, and assuming average prices of $2.00 per pound of copper, $1,100 per ounce of gold, $4.50 per pound of molybdenum and $34 per barrel of Brent crude oil, we estimate operating cash flows for 2016 of $3.4 billion (net of $0.6 billion in idle rig costs). Projected operating cash flows for 2016 also reflect an estimated income tax provision of $0.8 billion primarily associated with income from our international mining operations (refer to "Consolidated Results - Income Taxes" for further discussion of projected income taxes). The impact of price changes in 2016 on operating cash flows would approximate $440 million for each $0.10 per pound change in the average price of copper, $55 million for each $50 per ounce change in the average price of gold, $60 million for each $2 per pound change in the average price of molybdenum and $135 million for each $5 per barrel change in the average Brent crude oil price.

Capital Expenditures. Capital expenditures are expected to approximate $3.4 billion for 2016, including $1.9 billion from the mining business (reflecting $1.4 billion for major projects primarily for underground development activities at Grasberg and remaining costs for the Cerro Verde expansion and $0.5 billion for sustaining capital) and $1.5 billion for oil and gas operations. Capital expenditures exclude $0.6 billion for idle rig costs associated with drillship contracts, which are included in projected operating cash flows above.

MARKETS

Metals. World prices for copper, gold and molybdenum can fluctuate significantly. During the period from January 2006 through January 2016, the London Metal Exchange (LME) spot copper price varied from a low of $1.26 per pound in 2008 to a record high of $4.60 per pound in 2011; the London Bullion Market Association (London) PM gold price fluctuated from a low of $525 per ounce in 2006 to a record high of $1,895 per ounce in 2011, and the Metals Week Molybdenum Dealer Oxide weekly average price ranged from a low of $4.46 per pound in 2015 to a high of $33.88 per pound in 2008. Copper, gold and molybdenum prices are affected by numerous factors beyond our control as described further in our “Risk Factors” contained in Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015.

This graph presents LME spot copper prices and combined reported stocks of copper at the LME, Commodity Exchange Inc. (COMEX), a division of the New York Mercantile Exchange (NYMEX), and the Shanghai Futures Exchange from January 2006 through January 2016. Since mid-2014, copper prices have declined because of concerns about slowing growth rates in China, a stronger U.S. dollar and a broad-based decline in commodity prices. During 2015, LME spot copper prices ranged from a low of $2.05 per pound to a high of $2.92 per pound, averaged $2.49 per pound and closed at $2.13 per pound on December 31, 2015. The LME spot copper price closed at $2.08 per pound on February 19, 2016.

We believe the underlying long-term fundamentals of the copper business remain positive, supported by the significant role of copper in the global economy and a challenging long-term supply environment attributable to difficulty in replacing existing large mines' output with new production sources. Future copper prices are expected to be volatile and are likely to be influenced by demand from China and emerging markets, as well as economic activity in the U.S. and other industrialized countries, the timing of the development of new supplies of copper and production levels of mines and copper smelters.

This graph presents London PM gold prices from January 2006 through January 2016. An improving economic outlook, stronger U.S. dollar and positive equity performance contributed to lower demand for gold in 2014 and 2015, resulting in lower prices. During 2015, London PM gold prices ranged from a low of $1,049 per ounce to a high of $1,296 per ounce, averaged $1,160 per ounce and closed at $1,062 per ounce on December 31, 2015. Gold prices closed at $1,231 per ounce on February 19, 2016.

This graph presents the Metals Week Molybdenum Dealer Oxide weekly average price from January 2006 through January 2016. Molybdenum prices have declined since mid-2014 because of weaker demand from global steel and stainless steel producers. During 2015, the weekly average price for molybdenum ranged from a low of $4.46 per pound to a high of $9.35 per pound, averaged $6.66 per pound and was $5.23 per pound on December 31, 2015. The Metals Week Molybdenum Dealer Oxide weekly average price was $5.26 per pound on February 19, 2016.

Oil and Gas. Market prices for crude oil and natural gas can fluctuate significantly. During the period from January 2006 through January 2016, the Brent crude oil price ranged from a low of $27.88 per barrel in 2016 to a high of $146.08 per barrel in 2008 and the NYMEX natural gas contract price fluctuated from a low of $2.03 per million British thermal units (MMBtu) in 2015 to a high of $13.11 per MMBtu in 2008. Crude oil and natural gas prices are affected by numerous factors beyond our control as described further in our “Risk Factors” contained in Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015.

This graph presents Brent crude oil prices and NYMEX natural gas contract prices from January 2006 through January 2016. Crude oil prices reached a record high in July 2008 as economic growth in emerging economies and the U.S. created high global demand for oil and lower inventories. Since mid-2014, oil prices have significantly declined associated with concerns of global oversupply. During 2015, the Brent crude oil price ranged from a low of $36.11 per barrel to a high of $67.77 per barrel, averaged $53.64 per barrel and was $37.28 per barrel on December 31, 2015. The Brent crude oil price was $33.01 per barrel on February 19, 2016.

CRITICAL ACCOUNTING ESTIMATES

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles (GAAP) in the U.S. The preparation of these statements requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates on historical experience and on assumptions that we consider reasonable under the circumstances; however, reported results could differ from those based on the current estimates under different assumptions or conditions. The areas requiring the use of management’s estimates are also discussed in Note 1 under the subheading “Use of Estimates.” Management has reviewed the following discussion of its development and selection of critical accounting estimates with the Audit Committee of our Board.

Mineral Reserves
Recoverable proven and probable reserves are the part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The determination of reserves involves numerous uncertainties with respect to the ultimate geology of the ore bodies, including quantities, grades and recovery rates. Estimating the quantity and grade of mineral reserves requires us to determine the size, shape and depth of our ore bodies by analyzing geological data, such as samplings of drill holes, tunnels and other underground workings. In addition to the geology of our mines, assumptions are required to determine the economic feasibility of mining these reserves, including estimates of future commodity prices and demand, the mining methods we use and the related costs incurred to develop and mine our reserves. Our estimates of recoverable proven and probable mineral reserves are prepared by and are the responsibility of our employees. A majority of these estimates are reviewed annually and verified by independent experts in mining, geology and reserve determination.

At December 31, 2015, our consolidated estimated recoverable proven and probable reserves were determined using long-term average prices of $2.00 per pound for copper, $1,000 per ounce for gold and $10 per pound for molybdenum. The following table summarizes changes in our estimated consolidated recoverable proven and probable copper, gold and molybdenum reserves during 2015 and 2014:

	Copper[a,b] (billion pounds)	Gold (million ounces)	Molybdenum (billion pounds)
Consolidated reserves at December 31, 2013	111.2	31.3	3.26
Net additions/revisions	(0.1)	(0.6)	(0.05)
Production	(3.9)	(1.2)	(0.10)
Sale of Candelaria and Ojos del Salado mines	(3.7)	(1.0)	—
Consolidated reserves at December 31, 2014	103.5	28.5	3.11
Net additions/revisions	—	(0.1)	0.03
Production	(4.0)	(1.3)	(0.09)
Consolidated reserves at December 31, 2015	99.5	27.1	3.05

a.	Includes estimated recoverable metals contained in stockpiles.

b.
Includes estimated recoverable proven and probable copper reserves at Tenke of 8.0 billion pounds at December 31, 2013, 7.1 billion pounds at December 31, 2014, and 7.2 billion pounds at December 31, 2015.

Refer to Note 20 for further information regarding estimated recoverable proven and probable mineral reserves.

As discussed in Note 1, we depreciate our life-of-mine mining and milling assets and values assigned to proven and probable mineral reserves using the unit-of-production (UOP) method based on our estimated recoverable proven and probable mineral reserves. Because the economic assumptions used to estimate mineral reserves may change from period to period and additional geological data is generated during the course of operations, estimates of reserves may change, which could have a significant impact on our results of operations, including changes to prospective depreciation rates and impairments of long-lived asset carrying values. Excluding impacts associated with changes in the levels of finished goods inventories and based on projected copper sales volumes, if estimated copper reserves at our mines (excluding Tenke) were 10 percent higher at December 31, 2015, we estimate that our annual depreciation, depletion and amortization (DD&A) expense for 2016 would decrease by $61 million, and a 10 percent decrease in copper reserves would increase DD&A expense by $75 million. We perform annual assessments of our existing assets in connection with the review of mine operating and development plans. If it is determined that assigned asset lives do not reflect the expected remaining period of benefit, any change could affect prospective depreciation rates.

As discussed below and in Note 1, we review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount of such assets may not be recoverable, and changes to our estimates of recoverable proven and probable mineral reserves could have an impact on our assessment of asset recoverability.

Recoverable Copper in Stockpiles
We record, as inventory, applicable costs for copper contained in mill and leach stockpiles that are expected to be processed in the future based on proven processing technologies. Mill and leach stockpiles are evaluated periodically to ensure that they are stated at the lower of weighted-average cost or net realizable value (refer to Note 4 and "Consolidated Results" for further discussion of inventory adjustments recorded for the three years ended December 31, 2015). Accounting for recoverable copper from mill and leach stockpiles represents a critical accounting estimate because (i) it is generally impracticable to determine copper contained in mill and leach stockpiles by physical count, thus requiring management to employ reasonable estimation methods and (ii) recovery rates from leach stockpiles can vary significantly. Refer to Note 1 for further discussion of our accounting policy for recoverable copper in stockpiles.

At December 31, 2015, estimated consolidated recoverable copper (excluding Tenke) was 2.6 billion pounds in leach stockpiles (with a carrying value of $2.6 billion) and 1.0 billion pounds in mill stockpiles (with a carrying value of $617 million), compared with 2.6 billion pounds in leach stockpiles (with a carrying value of $3.0 billion) and 0.9 billion pounds in mill stockpiles (with a carrying value of $446 million) at December 31, 2014.

Impairment of Long-Lived Mining Assets
As discussed in Note 1, we assess the carrying values of our long-lived mining assets when events or changes in circumstances indicate that the related carrying amounts of such assets may not be recoverable. In evaluating our long-lived mining assets for recoverability, we use estimates of pre-tax undiscounted future cash flows of our individual mines are used. Estimates of future cash flows are derived from current business plans, which are developed using near-term metal price forecasts reflective of the current price environment and management's projections for long-term average metal prices. In addition to near- and long-term metal price assumptions, other key assumptions include estimates of commodity-based and other input costs; proven and probable mineral reserves estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable mineral reserve estimates (refer to Note 1); and the use of appropriate discount rates in the measurement of fair value. We believe our estimates and models used to determine fair value are similar to what a market participant would use. As quoted market prices are unavailable for our individual mining operations, fair value is determined through the use of estimated discounted after-tax future cash flows.

As a result of declining copper and molybdenum prices, during 2015 we evaluated our long-lived mining assets for impairment, which resulted in net charges of $37 million at our Tyrone mine. The December 31, 2015, evaluations of the recoverability of our copper mines were based on near-term price assumptions reflecting prevailing copper futures prices, ranging from $2.15 per pound to $2.17 per pound for COMEX and from $2.13 per pound to $2.16 per pound for LME, and a long-term average price of $3.00 per pound. If low copper prices persist or decline further, we could incur potentially significant additional impairments of our long-lived mining assets. The December 31, 2015, evaluations of the recoverability of our molybdenum mines used near-term price assumptions that are consistent with current market prices for molybdenum and a long-term average of $10 per pound. While continued low molybdenum prices could result in impairments of our molybdenum mines, we have incorporated changes in the commercial pricing structure for our chemicals products to promote continuation of chemical-grade production.

In addition to decreases in future metal price assumptions, other events that could result in impairment of our long-lived mining assets include, but are not limited to, decreases in estimated recoverable proven and probable mineral reserves and any event that might otherwise have a material adverse effect on mine site production levels or costs.

Oil and Natural Gas Reserves
Proved reserves represent quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and gas actually recovered will equal or exceed the estimate. Engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including DD&A and the ceiling limitation under the full cost method. Our proved reserve volumes have been determined in accordance with the U.S. Securities and Exchange Commission (SEC) guidelines, which require the use of an average price, calculated as the twelve-month historical average of the first-day-of-the-month historical reference price as adjusted for location and quality differentials, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions and the impact of derivative contracts. Our reference prices for reserve determination are the West Texas Intermediate (WTI) spot price for crude oil and the Henry Hub price for gas, which were $50.28 per barrel of oil and $2.59 per MMBtu of natural gas at December 31, 2015. These prices are held constant throughout the life of the oil and gas properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual escalations. In accordance with the guidelines and excluding the impact of derivative instruments, the average realized prices used in our reserve reports as of December 31, 2015, were $47.80 per barrel of oil and $2.55 per thousand cubic feet (Mcf) of natural gas. Actual future prices and costs may be materially higher or lower than the average prices and costs as of the date of the reserves estimate.

There are numerous uncertainties inherent in estimating quantities and values of proved oil and natural gas reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond our control. Future development and abandonment costs are determined at least annually for each of our properties based upon its geographic location, type of production structure, water depth, reservoir depth and characteristics, currently available procedures and consultations with engineering consultants. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree subjective, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future oil and natural gas sales prices may all differ from those assumed in our estimates. Refer to Note 21 for further information regarding estimated proved oil and natural gas reserves.

Our average amortization rate per BOE was $33.46 in 2015, $39.74 for 2014 and $35.54 for 2013. Our oil and gas DD&A rate, after the effect of the ceiling test impairments through December 31, 2015, is expected to approximate $20 per BOE. Changes to estimates of proved reserves and other factors could result in changes to the prospective UOP amortization rate for our oil and gas properties, which could have a significant impact on our results of operations. Based on our estimated proved reserves and our net oil and gas properties subject to amortization at December 31, 2015, a 10 percent increase in our costs subject to amortization would increase our amortization rate by approximately $2 per BOE and a 10 percent reduction to proved reserves would increase our amortization rate by approximately $2 per BOE. Changes in estimates of proved oil and natural gas reserves may also affect our ceiling test calculation. Refer to Note 1 and "Impairment of Oil and Gas Properties" below for further discussion.

Impairment of Oil and Gas Properties
As discussed in Note 1, we follow the full cost method of accounting for our oil and gas operations, whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized and amortized to expense under the UOP method on a country-by-country basis using estimates of proved oil and natural gas reserves relating to each country where such activities are conducted. The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated.

Under full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of our oil and gas properties for impairment (refer to Note 1 for further discussion of the ceiling test calculation). The SEC requires that the twelve-month average of the first-day-of-the-month historical reference prices be used to determine the ceiling test limitation. Such prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts. The reference pricing in ceiling test impairment calculations may cause results that do not reflect current market conditions that exist at the end of an accounting period. For example, in periods of increasing oil and gas prices, the use of a twelve-month historical average price in the ceiling test calculation may result in an impairment. Conversely, in times of declining prices, ceiling test calculations may not result in an impairment.

Using WTI as the reference oil price, the average price was $50.28 per barrel at December 31, 2015, compared with $94.99 per barrel at December 31, 2014. Each quarter end since September 30, 2014, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties have exceeded the ceiling test limitation specified by the SEC's full cost accounting rules, which resulted in the recognition of impairment charges totaling $13.0 billion in 2015 and $3.7 billion in 2014. In addition, during 2015 impairment charges of $164 million were recorded for international oil and gas properties, primarily related to Morocco (refer to "Operations - Oil and Gas" for further discussion).

If the twelve-month historical average price in 2016 remains below the December 31, 2015, twelve-month average of $50.28 per barrel, the ceiling test limitation will decrease potentially resulting in additional ceiling test impairments of our oil and gas properties. The WTI spot oil price was $29.64 per barrel at February 19, 2016.

If the trailing twelve-month average prices for the period ended December 31, 2015, had been $46.03 per barrel of oil and $2.45 per MMBtu for natural gas, while all other inputs and assumptions remained constant, an additional pre-tax impairment charge of $0.6 billion would have been recorded to our oil and gas properties in 2015. These oil and natural gas prices were determined using a twelve-month simple average of the first-day-of-the-month for the eleven months ended February 2016, and the February 2016 prices were held constant for the remaining one month. This calculation solely reflects the impact of hypothetical lower oil and natural gas prices on our ceiling test limitation and proved reserves as of December 31, 2015. The oil and natural gas price is a single variable in the estimation of our proved reserves, and other factors, as described below, could have a significant impact on future reserves and the present value of future cash flows.

In addition to declines in the trailing twelve-month average oil and natural gas prices, other factors that could result in future impairment of our oil and gas properties include costs transferred from unevaluated properties to the full cost pool without corresponding proved oil and natural gas reserve additions, negative reserve revisions and the future incurrence of exploration, development and production costs. During 2015, we transferred $6.4 billion of costs associated with unevaluated properties to the full cost pool, mostly reflecting impairment of the carrying values of unevaluated properties. As FM O&G completes activities to assess its unevaluated properties, related costs currently recorded as unevaluated properties not subject to amortization will be transferred to the full cost pool. If these activities do not result in additions to discounted future net cash flows from proved oil and natural gas reserves at least equal to the related costs transferred (net of related tax effects), additional ceiling test impairments are expected to result at current price levels.

At December 31, 2015, we had $4.8 billion of costs for unproved oil and gas properties, which are excluded from amortization. These costs will be transferred into the amortization base (i.e., full cost pool) as the properties are evaluated and proved reserves are established or if impairment is determined. We assess our unproved properties periodically (at least annually), and if impairment is indicated, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and subject to amortization. Accordingly, an impairment of unproved properties does not immediately result in the recognition of a charge to the consolidated statements of income, but rather increases the costs subject to amortization and the costs subject to the ceiling limitation under the full cost accounting method. Following a review of the carrying values of unevaluated properties during 2015, FM O&G determined that the carrying values of certain of its unevaluated properties were impaired primarily resulting from declines in oil prices and changes in operating plans. The transfer of costs into the amortization base involves a significant amount of judgment and may be subject to changes over time based on our drilling plans and results, geological and geophysical evaluations, the assignment of proved reserves, availability of capital and other factors.

Because the transfer of unevaluated property to the full cost pool requires significant judgment and the ceiling test used to evaluate impairment of our proved oil and gas properties requires us to make several estimates and assumptions that are subject to risk and uncertainty, changes in these estimates and assumptions could result in the impairment of our oil and gas properties. Events that could result in impairment of our oil and gas properties include, but are not limited to, decreases in future crude oil and natural gas prices, decreases in estimated proved oil and natural gas reserves, increases in production, development or abandonment costs and any event that might otherwise have a material adverse effect on our oil and gas production levels or costs.

Environmental Obligations
Our current and historical operating activities are subject to various national, state and local environmental laws and regulations that govern the protection of the environment, and compliance with those laws requires significant expenditures. Environmental expenditures are expensed or capitalized, depending upon their future economic benefits. The guidance provided by U.S. GAAP requires that liabilities for contingencies be recorded when it is probable that obligations have been incurred, and the cost can be reasonably estimated. At December 31, 2015, environmental obligations recorded in our consolidated balance sheet totaled $1.2 billion, which reflect obligations for environmental liabilities attributed to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) or analogous state programs and for estimated future costs associated with environmental matters. Refer to Notes 1 and 12 for further discussion of environmental obligations, including a summary of changes in our estimated environmental obligations for the three years ended December 31, 2015.

Accounting for environmental obligations represents a critical accounting estimate because changes to environmental laws and regulations and/or circumstances affecting our operations could result in significant changes to our estimates, which could have a significant impact on our results of operations. We perform a comprehensive annual review of our environmental obligations and also review changes in facts and circumstances associated with these obligations at least quarterly. Judgments and estimates are based upon currently available facts, existing technology, presently enacted laws and regulations, remediation experience, whether or not we are a potentially responsible party (PRP), the ability of other PRPs to pay their allocated portions and take into consideration reasonably possible outcomes. Our cost estimates can change substantially as additional information becomes available regarding the nature or extent of site contamination, updated cost assumptions (including increases and decreases to cost estimates), changes in the anticipated scope and timing of remediation activities, the settlement of environmental matters, required remediation methods and actions by or against governmental agencies or private parties.

Asset Retirement Obligations
We record the fair value of our estimated asset retirement obligations (AROs) associated with tangible long-lived assets in the period incurred. Fair value is measured as the present value of cash flow estimates after considering inflation and a market risk premium. Our cost estimates are reflected on a third-party cost basis and comply with our legal obligation to retire tangible long-lived assets in the period incurred. These cost estimates may differ from financial assurance cost estimates for reclamation activities because of a variety of factors, including obtaining updated cost estimates for reclamation activities, the timing of reclamation activities, changes in scope and the exclusion of certain costs not considered reclamation and closure costs. At December 31, 2015, AROs recorded in our consolidated balance sheet totaled $2.8 billion, including $1.1 billion associated with our oil and gas operations. Refer to Notes 1 and 12 for further discussion of reclamation and closure costs, including a summary of changes in our AROs for the three years ended December 31, 2015.

Generally, ARO activities are specified by regulations or in permits issued by the relevant governing authority, and management judgment is required to estimate the extent and timing of expenditures. Accounting for AROs represents a critical accounting estimate because (i) we will not incur most of these costs for a number of years, requiring us to make estimates over a long period, (ii) reclamation and closure laws and regulations could change in the future and/or circumstances affecting our operations could change, either of which could result in significant changes to our current plans, (iii) the methods used or required to plug and abandon non-producing oil and gas wellbores, remove platforms, tanks, production equipment and flow lines, and restore the wellsite could change, (iv) calculating the fair value of our AROs requires management to estimate projected cash flows, make long-term assumptions about inflation rates, determine our credit-adjusted, risk-free interest rates and determine market risk premiums that are appropriate for our operations and (v) given the magnitude of our estimated reclamation, mine closure and wellsite abandonment and restoration costs, changes in any or all of these estimates could have a significant impact on our results of operations.

Taxes
In preparing our annual consolidated financial statements, we estimate the actual amount of income taxes currently payable or receivable as well as deferred income tax assets and liabilities attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or laws is recognized in income in the period in which such changes are enacted.

Our operations are in multiple jurisdictions where uncertainties arise in the application of complex tax regulations. Some of these tax regimes are defined by contractual agreements with the local government, while others are defined by general tax laws and regulations. We and our subsidiaries are subject to reviews of our income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of our contracts or laws. The final taxes paid may be dependent upon many factors, including negotiations with taxing authorities. In certain jurisdictions, we must pay a portion of the disputed amount to the local government in order to formally appeal the assessment. Such payment is recorded as a receivable if we believe the amount is collectible.

A valuation allowance is provided for those deferred income tax assets for which the weight of available evidence suggests that the related benefits will not be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income or loss as well as feasible tax planning strategies in each jurisdiction. If we determine that we will not realize all or a portion of our deferred income tax assets, we will increase our valuation allowance. Conversely, if we determine that we will ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced.

At December 31, 2015, our valuation allowances totaled $4.2 billion, covering U.S. federal and state deferred tax assets, including all of our U.S. foreign tax credit carryforwards, U.S. minimum tax credit carryforwards, foreign net operating loss carryforwards, and a portion of our U.S. federal and state net operating loss carryforwards. Refer to "Consolidated Results - Income Taxes" for discussion of tax charges recording in 2015 associated with the impairment of U.S. oil and gas properties. At December 31, 2014, valuation allowances totaled $2.4 billion, and covered a portion of our U.S. foreign tax credit carryforwards, foreign net operating loss carryforwards, U.S. state net operating loss carryforwards and U.S. state deferred tax assets. Refer to Note 11 for further discussion.

CONSOLIDATED RESULTS

	Years Ended December 31,
	2015		2014[a]		2013[a,b]
SUMMARY FINANCIAL DATA	(in millions, except per share amounts)
Revenues[c,d,e]	$14,607		$20,001		$19,331
Operating (loss) income[c,g]	$(13,512)	[h,i,j,k]	$(298)	[h,i,k]	$4,820	[l]
Net (loss) income from continuing operations[m]	$(12,180)	[n]	$(1,022)	[o,p]	$3,053	[o,p,q]
Net income from discontinued operations[r]	$91		$277		$388
Net (loss) income attributable to common stock	$(12,236)		$(1,308)		$2,658
Diluted net (loss) income per share attributable to common stock:
Continuing operations	$(11.32)		$(1.37)		$2.44
Discontinued operations	0.01		0.11		0.20
	$(11.31)		$(1.26)		$2.64

Diluted weighted-average common shares outstanding	1,082		1,039		1,006

Operating cash flows[s]	$3,220		$5,631		$6,139
Capital expenditures	$6,353		$7,215		$5,286
At December 31:
Cash and cash equivalents	$195		$317		$1,908
Total debt, including current portion	$20,428		$18,849	[t]	$20,588	[t]

a.	Includes the results of the Candelaria and Ojos del Salado mines prior to their sale in November 2014, and the results of Eagle Ford prior to its sale in June 2014.

b.	Includes the results of FM O&G beginning June 1, 2013.
c.As further detailed in Note 16, following is a summary of revenues and operating income (loss) by operating division (in millions):

	Years Ended December 31,
Revenues	2015	2014	2013
North America copper mines	$5,126	$5,616	$5,183
South America mining	1,934	3,532	4,485
Indonesia mining	2,653	3,071	4,087
Molybdenum mines	348	587	522
Rod & Refining	4,154	4,655	5,022
Atlantic Copper Smelting & Refining	1,970	2,412	2,041
U.S. Oil & Gas operations	1,994	4,710	2,616
Other mining, corporate, other & eliminations	(3,572)	(4,582)	(4,625)
Total revenues	$14,607	$20,001	$19,331

Operating income (loss)
North America copper mines	$648	$1,698	$1,506
South America mining	67	1,220	2,063
Indonesia mining	449	719	1,420
Molybdenum mines	(72)	167	123
Rod & Refining	16	12	23
Atlantic Copper Smelting & Refining	67	(2)	(75)
U.S. Oil & Gas operations	(14,189)	(4,479)	450
Other mining, corporate, other & eliminations	(498)	367	(690)
Total operating (loss) income	$(13,512)	$(298)	$4,820

d.
Includes unfavorable adjustments to provisionally priced concentrate and cathode copper sales recognized in prior periods totaling $100 million ($50 million to net loss attributable to common stock from continuing operations or $0.05 per share) in 2015, $117 million ($65 million to net loss attributable to common stock from continuing operations or $0.06 per share) in 2014 and $28 million ($12 million to net income attributable to common stock from continuing operations or $0.01 per share) in 2013. Refer to “Revenues” for further discussion.

e.
Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(319) million ($(198) million to net loss attributable to common stock or $(0.18) per share) in 2015, $627 million ($389 million to net loss attributable to common stock or $0.37 per share) in 2014 and $(312) million ($(194) million to net income attributable to common stock or $(0.19) per share) for the seven-month period from June 1, 2013, to December 31, 2013. Refer to "Revenues" for further discussion.

f.
Includes net charges for adjustments to environmental obligations and related litigation reserves of $43 million ($28 million to net loss attributable to common stock or $0.03 per share) in 2015, $76 million ($50 million to net loss attributable to common stock or $0.05 per share) in 2014 and $19 million ($17 million to net income attributable to common stock or $0.02 per share) in 2013.

g.
Includes charges at mining operations for adjustments to copper and molybdenum inventories totaling $338 million ($217 million to net loss attributable to common stock or $0.20 per share) in 2015, and for adjustments to molybdenum inventories totaling $6 million ($4 million to net loss attributable to common stock or less than $0.01 per share) in 2014 and $3 million ($2 million to net income attributable to common stock or less than $0.01 per share) in 2013.

h.
Includes charges to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules of $13.1 billion ($11.6 billion to net loss attributable to common stock or $10.72 per share) in 2015 and $3.7 billion ($2.3 billion to net loss attributable to common stock or $2.24 per share) in 2014. The year 2014 also includes an impairment charge of $1.7 billion ($1.7 billion to net loss attributable to common stock or $1.65 per share) for the full carrying value of goodwill. As a result of the impairment to U.S. oil and gas properties, we recorded tax charges of $3.3 billion in 2015 to establish valuation allowances against U.S. federal and state deferred tax assets that will not generate a future benefit. These tax charges have been reflected in the after tax impacts for the impairment of oil and gas properties in 2015.

i.
Includes charges at oil and gas operations totaling $188 million ($117 million to net loss attributable to common stock or $0.11 per share) in 2015, primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments related to the California properties, and $46 million ($29 million to net loss attributable to common stock or $0.03 per share) in 2014, primarily for idle/terminated rig costs and inventory write-downs.

j.
The year 2015 includes charges at mining operations for impairment, restructuring and other net charges totaling $145 million ($90 million to net loss attributable to common stock from continuing operations or $0.08 per share) and charges for executive retirement benefits totaling $18 million ($12 million to net loss attributable to common stock or $0.01 per share).

k.
Includes net gains on sales of assets of $39 million ($25 million to net loss attributable to common stock or $0.02 per share) in 2015 associated with the sale of our one-third interest in the Luna Energy power facility and $717 million ($481 million to net loss attributable to common stock or $0.46 per share) in 2014 primarily from the sale of our 80 percent interests in the Candelaria and Ojos del Salado mines.

l.
The year 2013 includes charges of (i) $80 million ($50 million to net income attributable to common stock or $0.05 per share) for transaction and related costs associated with the oil and gas acquisitions, (ii) $76 million ($49 million to net income attributable to common stock or $0.05 per share) associated with updated mine plans at Morenci that resulted in a loss in recoverable leach stockpiles, (iii) $37 million ($23 million to net income attributable to common stock or $0.02 per share) for restructuring an executive employment arrangement and (iv) $36 million ($13 million to net income attributable to common stock or $0.01 per share) associated with Cerro Verde’s new labor agreements.

m.	We defer recognizing profits on intercompany sales until final sales to third parties occur. Refer to "Operations - Smelting & Refining" for a summary of net impacts from changes in these deferrals.

n.
The year 2015 includes a gain of $92 million ($92 million to net loss attributable to common stock or $0.09 per share) related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement.

o.
Includes net gains (losses) on early extinguishment of debt totaling $73 million ($3 million to net loss attributable to common stock or less than $0.01 per share) in 2014 and $(35) million ($(28) million to net income attributable to common stock or $(0.03) per share) in 2013. Refer to Note 8 for further discussion.

p.
Includes net tax charges of $103 million ($0.10 per share) in 2014 and net tax benefits of $199 million ($0.20 per share) in 2013. Refer to Note 11 and "Provision for Income Taxes" below for further discussion.

q.
The year 2013 includes a gain of $128 million ($128 million to net income attributable to common stock or $0.13 per share) related to our preferred stock investment in and the subsequent acquisition of McMoRan Exploration Co. (MMR).

r.
Net income from discontinued operations includes charges for (i) an income tax provision totaling $16 million in 2015, $99 million in 2014 and $135 million in 2013 and (ii) allocated interest expense totaling $28 million in 2015, $24 million in 2014 and $15 million in 2013 associated with the portion of our Term Loan that is required to be repaid as a result of the sale of our interest in TFHL. Refer to Note 2 for further discussion of discontinued operations.

s.	Includes net working capital sources (uses) and changes in other tax payments of $373 million in 2015, $(632) million in 2014 and $(377) million in 2013.

t.	Amounts restated to reflect adoption of new accounting guidance for debt issuance costs, which reduced total debt and assets by $121 million in 2014 and $88 million in 2013.

	Years Ended December 31,
	2015	2014[a,b]	2013[a,b,c]
SUMMARY OPERATING DATA
Copper (millions of recoverable pounds)[d]
Production	3,568	3,457	3,669
Sales, excluding purchases	3,603	3,463	3,632
Average realized price per pound	$2.42	$3.09	$3.32
Site production and delivery costs per pound[e]	$1.81	$1.95	$1.94
Unit net cash costs per pound[e]	$1.57	$1.55	$1.53
Gold (thousands of recoverable ounces)
Production	1,257	1,214	1,250
Sales, excluding purchases	1,247	1,248	1,204
Average realized price per ounce	$1,129	$1,231	$1,315
Molybdenum (millions of recoverable pounds)
Production	92	95	94
Sales, excluding purchases	89	95	93
Average realized price per pound	$8.70	$12.74	$11.85
Oil Equivalents
Sales volumes:
MMBOE	52.6	56.8	38.1
Thousand BOE (MBOE) per day	144	156	178
Cash operating margin per BOE:[f]
Realized revenues	$43.54	$71.83	$76.87
Cash production costs	18.59	20.08	17.14
Cash operating margin	$24.95	$51.75	$59.73

a.
Includes the results of the Candelaria and Ojos del Salado mines prior to their sale in November 2014. Sales volumes from the Candelaria and Ojos del Salado mines totaled 268 million pounds of copper and 67 thousand ounces of gold in 2014 and 424 million pounds of copper and 102 thousand ounces of gold in 2013.

b.
Includes the results of Eagle Ford prior to its sale in June 2014. Sales volumes from Eagle Ford totaled 8.7 MMBOE (24 MBOE per day) in 2014; excluding Eagle Ford, oil and gas cash production costs were $21.36 per BOE for the year 2014. Sales volumes from Eagle Ford totaled 9.9 MMBOE (46 MBOE per day) in 2013; excluding Eagle Ford, oil and gas cash production costs were $18.95 per BOE for the year 2013.

c.	Includes the results of FM O&G beginning June 1, 2013.

d.
Excludes production and sales volumes from the Tenke mine, which is reported as discontinued operations. Copper sales volumes from the Tenke mine totaled 467 million in 2015, 425 million in 2014 and 454 million in 2013.

e.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines (excluding Tenke), before net noncash and other costs. Including the Tenke mine, unit net costs averaged $1.53 per pound of copper in 2015, $1.51 per pound in 2014 and $1.49 per pound in 2013. For reconciliations of the per pound unit costs by operating division to production and delivery costs applicable to sales reported in our consolidated financial statements, refer to “Product Revenues and Production Costs.”

f.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues and cash production costs per BOE to revenues and production and delivery costs reported in our consolidated financial statements, refer to "Product Revenues and Production Costs."

Revenues
Consolidated revenues totaled $14.6 billion in 2015, $20.0 billion in 2014 and $19.3 billion in 2013. Revenues from our mining operations primarily include the sale of copper concentrate, copper cathode, copper rod, gold and molybdenum. Revenues from our oil and gas operations include the sale of oil, natural gas and NGLs. Our consolidated revenues for 2015 include sales of copper (66 percent), oil (12 percent), gold (11 percent) and molybdenum (5 percent). Following is a summary of changes in our consolidated revenues between periods (in millions):

	2015	2014

Consolidated revenues - prior year	$20,001	$19,331
Mining operations:
Higher (lower) sales volumes from mining operations:
Copper	433	(560)
Gold	(1)	58
Molybdenum	(72)	17
(Lower) higher price realizations from mining operations:
Copper	(2,414)	(797)
Gold	(127)	(105)
Molybdenum	(360)	84
Net adjustments for prior year provisionally priced copper sales	17	(89)
Lower revenues from purchased copper	(95)	(361)
(Lower) higher Atlantic Copper revenues	(442)	371
Oil and gas operations:
Lower oil sales volumes	(438)	—	[a]
Lower oil average realized prices, including cash gains (losses) on derivative contracts	(1,159)	—	[a]
Higher oil and gas revenues, including cash losses on derivative contracts	—	1,155
Net noncash mark-to-market adjustments on derivative contracts	(946)	939
Other, including intercompany eliminations	210	(42)
Consolidated revenues - current year	$14,607	$20,001
a. Oil sales volumes and realized prices for the year 2014, are not comparable to the year 2013, which only includes FM O&G's results beginning June 1, 2013.

Mining Operations
Sales Volumes. Consolidated sales volumes from our mines totaled 3.6 billion pounds of copper, 1.25 million ounces of gold and 89 million pounds of molybdenum in 2015; 3.5 billion pounds of copper, 1.25 million ounces of gold and 95 million pounds of molybdenum in 2014; and 3.6 billion pounds of copper, 1.2 million ounces of gold and 93 million pounds of molybdenum in 2013. Higher consolidated copper sales volumes in 2015, compared with 2014, primarily reflect higher volumes from North America associated with increased production from the Morenci mill expansion project and higher ore grades at the Chino mine, and higher volumes from Indonesia associated with higher mill throughput because of export restrictions in 2014, partly offset by lower volumes from South America as a result of the sale of the Candelaria and Ojos del Salado mines in November 2014.

Lower consolidated copper sales volumes in 2014, compared with 2013, primarily reflect decreased volumes in Indonesia and South America, partly offset by higher volumes from our North America copper mines.

Refer to “Operations” for further discussion of sales volumes at our operating divisions.

Metal Price Realizations. Our consolidated revenues can vary significantly as a result of fluctuations in the market prices of copper, gold and molybdenum, and to a lesser extent silver and cobalt. Our average realized prices for 2015 compared with 2014, were 22 percent lower for copper, 8 percent lower for gold and 32 percent lower for molybdenum. Our average realized prices for 2014, compared with 2013, were 7 percent lower for copper, 6 percent lower for gold and 8 percent higher for molybdenum.

Provisionally Priced Copper Sales. Impacts of net adjustments for prior year provisionally priced sales primarily relate to copper sales. Substantially all of our copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted LME monthly average spot copper prices (refer to "Disclosures About Market Risks-Commodity Price Risk" for further discussion). Revenues include unfavorable net adjustments to prior years' provisionally priced copper sales totaling $100 million in 2015, $117 million in 2014 and $28 million in 2013.

Purchased Copper. We purchased copper cathode for processing by our Rod & Refining segment totaling 121 million pounds in 2015, 125 million pounds in 2014 and 223 million pounds in 2013. Lower purchased copper revenues in 2015, compared with 2014, primarily reflect lower copper prices. Lower purchased copper revenues in 2014, compared with 2013, primarily reflect lower purchased copper volumes and prices.

Atlantic Copper Revenues. Lower Atlantic Copper revenues in 2015, compared with 2014, primarily reflect lower copper prices. Higher Atlantic Copper revenues in 2014, compared with 2013, primarily reflect the impact of a major maintenance turnaround in 2013.

Oil & Gas Operations
Sales Volumes. Oil sales volumes totaled 35.3 MMBbls in 2015, 40.1 MMBbls in 2014, and 26.6 MMBbls for the seven-month period from June 1, 2013, to December 31, 2013. Oil sales volumes were lower in 2015, compared with 2014, primarily reflecting the sale of the Eagle Ford shale assets in June 2014, partly offset by higher volumes in the GOM. Oil sales volumes for 2014, were higher than sales volumes for the seven-month period from June 1, 2013, to December 31, 2013, primarily reflecting a full year of production in 2014.

Refer to “Operations” for further discussion of sales volumes at our oil and gas operations.

Realized Oil Prices and Derivative Contracts. Our average realized price for oil (excluding the impact of derivative contracts) of $45.58 per barrel in 2015 was 51 percent lower than our average realized price of $92.76 per barrel in 2014. Our average realized price for oil (excluding the impact of derivative contracts) in 2014 was 7 percent lower than our average realized price of $99.67 per barrel for the seven-month period from June 1, 2013, to December 31, 2013.

In connection with the acquisition of our oil and gas business, we had derivative contracts for 2015 consisting of crude oil options, and for 2014 and 2013, we had derivative contracts that consisted of crude oil options, and crude oil and natural gas swaps (refer to Note 14 for further discussion of oil and gas derivative contracts). These crude oil and natural gas derivative contracts were not designated as hedging instruments; accordingly, they were recorded at fair value with the mark-to-market gains and losses recorded in revenues each period. Cash gains (losses) on crude oil and natural gas derivative contracts totaled $406 million in 2015, compared with $(122) million in 2014 and $(22) million for the seven-month period from June 1, 2013, to December 31, 2013. Net noncash mark-to-market (losses) gains on crude oil and natural gas derivative contracts totaled $(319) million in 2015, compared with $627 million for 2014 and $(312) million for the seven-month period from June 1, 2013, to December 31, 2013. FM O&G currently has no derivative contracts in place for 2016 and future years.

Production and Delivery Costs
Consolidated production and delivery costs totaled $10.7 billion in 2015, $11.1 billion in 2014 and $11.1 billion in 2013. Consolidated production and delivery costs in 2015 include asset impairment, restructuring and other net charges at mining operations totaling $145 million and charges at oil and gas operations totaling $188 million, primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments related to the California properties. Consolidated production and delivery costs in 2014 include charges at oil and gas operations totaling $46 million, primarily for idle/terminated rig costs and inventory write-downs. Excluding these amounts, lower production and delivery costs from mining operations in 2015, compared with 2014, primarily reflect lower costs at our South America mines as a result of the sale of the Candelaria and Ojos del Salado mines in November 2014 and lower diesel costs in Indonesia, partly offset by higher costs at our North America mines associated with higher volumes. Lower oil and gas production and delivery costs in 2015, compared with 2014, primarily reflect the sale of Eagle Ford in June 2014 and lower well workover expense and steam costs in California.

Higher production and delivery costs for 2014, compared with 2013, were primarily associated with our oil and gas operations, which include a full year of results for 2014, partly offset by lower costs for our mining operations mostly associated with lower volumes in South America and Indonesia.

Mining Unit Site Production and Delivery Costs
Site production and delivery costs for our copper mining operations primarily include labor, energy and commodity-based inputs, such as sulphuric acid, reagents, liners, tires and explosives. Consolidated unit site production and delivery costs (before net noncash and other costs) for our copper mines (excluding Tenke) averaged $1.81 per pound of copper in 2015, $1.95 per pound in 2014 and $1.94 per pound in 2013. Lower consolidated unit site production and delivery costs in 2015, compared with 2014, primarily reflects higher copper sales volumes in North America and Indonesia. Higher consolidated unit site production and delivery costs in 2014, compared with 2013, primarily reflects the impact of lower copper sales volumes in South America and Indonesia, partly offset by higher volumes in North America. Refer to “Operations – Unit Net Cash Costs” for further discussion of unit net cash costs associated with our operating divisions, and to “Product Revenues and Production Costs” for reconciliations of per pound costs by operating division to production and delivery costs applicable to sales reported in our consolidated financial statements.

Our copper mining operations require significant energy, principally diesel, electricity, coal and natural gas, most of which is obtained from third parties under long-term contracts. Energy represented 17 percent of our consolidated copper production costs in 2015, including purchases of approximately 240 million gallons of diesel fuel; 7,000 gigawatt hours of electricity at our North America and South America copper mining operations (we generate all of our power at our Indonesia mining operation); 800 thousand metric tons of coal for our coal power plant in Indonesia; and 1 MMBtu of natural gas at certain of our North America mines. Based on current cost estimates, we estimate energy will approximate 20 percent of our consolidated copper production costs for 2016.

Oil and Gas Production Costs per BOE
Production costs for our oil and gas operations primarily include costs incurred to operate and maintain wells and related equipment and facilities, such as lease operating expenses, steam gas costs, electricity, production and ad valorem taxes, and gathering and transportation expenses. Cash production costs for our oil and gas operations averaged $18.59 per BOE in 2015, $20.08 per BOE in 2014 and $17.14 for the seven-month period from June 1, 2013, to December 31, 2013. Lower cash production costs in 2015, compared with 2014, primarily reflects lower well workover expense and steam costs in California. Higher cash production costs in 2014, compared with 2013, primarily reflects the sale of lower cost Eagle Ford properties in June 2014 and higher operating costs in California and the GOM. Refer to "Operations" for further discussion of cash production costs at our oil and gas operations.

Depreciation, Depletion and Amortization
Depreciation will vary under the UOP method as a result of changes in sales volumes and the related UOP rates at our mining and oil and gas operations. Consolidated DD&A totaled $3.2 billion in 2015, $3.6 billion in 2014 and $2.6 billion in 2013. DD&A from our oil and gas operations was $487 million lower in 2015, compared with 2014, primarily reflecting lower DD&A rates as a result of impairments of oil and gas properties and DD&A from our mining operations was $92 million higher in 2015, compared with 2014, mostly associated with higher sales volumes in North America and Indonesia.

Higher DD&A in 2014, compared with 2013, was primarily associated with a full year of expense for oil and gas operations ($2.3 billion in 2014, compared with $1.4 billion for the seven-month period from June 1, 2013, to December 31, 2013).

Impairment of Oil and Gas Properties
Under the full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment. Each quarter end since September 30, 2014, net capitalized costs with respect to our proved U.S. oil and gas properties have exceeded the related ceiling test limitation, which resulted in the recognition of impairment charges totaling $13.0 billion in 2015 and $3.7 billion in 2014. During 2015 we also recognized impairment charges of $164 million for international oil and gas properties, primarily related to unsuccessful exploration activities in Morocco. Refer to Note 1 and "Critical Accounting Estimates" for further discussion, including discussion of potentially significant additional ceiling test impairments.

Copper and Molybdenum Inventory Adjustments
Lower copper and molybdenum prices resulted in adjustments to inventory carrying values totaling $338 million in 2015 for copper and molybdenum, and $6 million in 2014 and $3 million in 2013 for molybdenum. Refer to Notes 1 and 4 for further discussion.

Selling, General and Administrative Expenses
Consolidated selling, general and administrative expenses totaled $558 million in 2015, $580 million in 2014 and $645 million in 2013. Lower consolidated selling, general and administrative expenses, compared with 2014, primarily reflects lower incentive compensation, partly offset by a charge totaling $18 million for executive retirement benefits in 2015. Excluding amounts for our oil and gas operations ($207 million in 2014 and $120 million for the seven-month period from June 1, 2013, to December 31, 2013) selling, general and administrative expenses were lower in 2014, compared with 2013, primarily because of transaction and related costs incurred during 2013 totaling $80 million associated with the oil and gas acquisitions.

We expect selling, general and administrative expenses to decline further in 2016, compared with 2015, as a result of ongoing initiatives to reduce costs.

Consolidated selling, general and administrative expenses exclude capitalized general and administrative expenses at our oil and gas operations totaling $124 million in 2015, $143 million in 2014 and $67 million for the seven-month period from June 1, 2013, to December 31, 2013.

Mining Exploration and Research Expenses
Consolidated exploration and research expenses for our mining operations totaled $107 million in 2015, $106 million in 2014 and $168 million in 2013. Our exploration activities are generally near our existing mines with a focus on opportunities to expand reserves and resources to support development of additional future production capacity in the large mineral districts where we currently operate. Exploration results continue to indicate opportunities for what we believe could be significant future potential reserve additions in North and South America. The drilling data in North America also indicates the potential for significantly expanded sulfide production. Drilling results and exploration modeling provide a long-term pipeline for future growth in reserves and production capacity in an established minerals district. Exploration spending continues to be reduced from historical levels as a result of market conditions and is expected to approximate $45 million in 2016.

As further discussed in Note 1, exploration costs for our oil and gas operations are capitalized to oil and gas properties.

Environmental Obligations and Shutdown Costs
Environmental obligation costs reflect net revisions to our long-term environmental obligations, which vary from period to period because of changes to environmental laws and regulations, the settlement of environmental matters and/or circumstances affecting our operations that could result in significant changes in our estimates (refer to "Critical Accounting Estimates - Environmental Obligations" for further discussion). Shutdown costs include care and maintenance costs and any litigation, remediation or related expenditures associated with closed facilities or operations. Net charges for environmental obligations and shutdown costs totaled $78 million in 2015, $119 million in 2014 and $66 million in 2013. Refer to Note 12 for further discussion of environmental obligations and litigation matters.

Goodwill Impairment
As further discussed in Notes 1 and 2, the fourth-quarter 2014 goodwill assessment resulted in an impairment charge of $1.7 billion for the full carrying value of goodwill.

Net Gain on Sales of Assets
Net gain on sales of assets totaled $39 million in 2015 related to the sale of our one-third interest in the Luna Energy power facility in New Mexico and $717 million in 2014 primarily related to the sale of our 80 percent interests in the Candelaria and Ojos del Salado mines. Refer to Note 2 for further discussion.

Interest Expense, Net
Consolidated interest expense (excluding capitalized interest and interest expense allocated to discontinued operations) totaled $832 million in 2015, $842 million in 2014 and $675 million in 2013. Higher interest expense in 2015 and 2014, compared with 2013, reflects higher borrowings related to the oil and gas acquisitions.

Capitalized interest varies with the level of expenditures for our development projects and average interest rates on our borrowings, and totaled $215 million in 2015, $236 million in 2014 and $174 million in 2013. Refer to "Operations" and "Capital Resources and Liquidity - Investing Activities" for further discussion of current development projects.

Net Gain (Loss) on Early Extinguishment of Debt
Net gains (losses) on early extinguishment of debt totaled $73 million in 2014, primarily related to senior note redemptions and tender offers and $(35) million in 2013, associated with the termination of the bridge loan facilities for the oil and gas acquisitions, partly offset by a gain on the redemption of MMR's remaining outstanding 11.875% Senior Notes. Refer to Note 8 for further discussion.

Gain on Investment in MMR
During 2013, we recorded a gain totaling $128 million related to the carrying value of our preferred stock investment in and the subsequent acquisition of MMR. Refer to Note 2 for further discussion.

Other Income (Expense), Net
Other income (expense) primarily includes foreign currency translation adjustments and interest income, and totaled $1 million in 2015, $31 million in 2014 and $(22) million in 2013. The year 2015 also includes a gain of $92 million associated with net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation (refer to Note 12 for further discussion).

Income Taxes
Following is a summary of the approximate amounts used in the calculation of our consolidated benefit from (provision for) income taxes for the years ended December 31 (in millions, except percentages):

	2015						2014
	Income (Loss)[a]		Effective Tax Rate		Income Tax (Provision) Benefit		Income (Loss)[a]		Effective Tax Rate	Income Tax (Provision) Benefit
U.S.	$(1,626)	[b]	44%		$720		$1,881		28%	$(527)	[c,d]
South America	(40)		(10)%		(4)		1,221		43%	(531)	[e]
Indonesia	430		45%		(195)		709		41%	(293)
Impairment of oil and gas properties	(13,144)		37%		4,884		(3,737)		38%	1,413
Valuation allowance, net	—		N/A		(3,338)	[f]	—		N/A	—
Gain on sale of Candelaria and Ojos del Salado	—		N/A		—		671		33%	(221)
Eliminations and other	252		N/A		(116)		172		N/A	(66)
	(14,128)		14%	[h]	1,951		917		25%	(225)
Goodwill impairment	—		N/A		—		(1,717)	[g]	N/A	—
Consolidated FCX	$(14,128)		14%	[h]	$1,951		$(800)		(28)%	$(225)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net (losses) earnings.

b.
Includes a gain of $92 million related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement for which there is no related tax provision.

c.	Includes a charge for deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford shale assets totaling $84 million.

d.
Includes a net benefit of $41 million, comprised of $57 million related to changes in U.S. state income tax filing positions, partly offset by a charge of $16 million for a change in U.S. federal income tax law regulations.

e.	Includes charges related to changes in Chilean and Peruvian tax rules totaling $78 million ($60 million net of noncontrolling interests).

f.
As a result of the impairment to U.S. oil and gas properties, we recorded tax charges to establish valuation allowances against U.S. federal and state deferred tax assets that will not generate a future benefit.

g.	Reflects goodwill impairment charges, which were non-deductible for tax purposes.

h.
Our consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which we operate. Accordingly, variations in the relative proportions of jurisdictional income result in fluctuations to our consolidated effective income tax rate. Assuming achievement of current sales volume and cost estimates and average prices of $2.00 per pound for copper, $1,100 per ounce for gold, $4.50 per pound for molybdenum and $34 per barrel of Brent crude oil for 2016, we estimate our consolidated effective tax rate for the year 2016 will approximate 43 percent excluding U.S. domestic losses for which no benefit is expected to be realized.

Following is a summary of the approximate amounts used in the calculation of our consolidated provision for income taxes for the year ended December 31 (in millions, except percentages):

	2013
	Income[a]	Effective Tax Rate	Income Tax (Provision) Benefit
U.S.	$1,094	21%	$(227)
South America	2,021	36%	(720)
Indonesia	1,370	44%	(603)
Eliminations and other	(95)	N/A	11
	4,390	35%	(1,539)
Adjustments	—	N/A	199	[b]
Consolidated FCX	$4,390	31%	$(1,340)

a.	Represents income by geographic location before income taxes and equity in affiliated companies’ net earnings.

b.	Reflects net reductions in our deferred tax liabilities and deferred tax asset valuation allowances resulting from the oil and gas acquisitions.

Refer to Note 11 for further discussion of income taxes.

Net Income from Discontinued Operations
In May 2016, we entered into a definitive agreement to sell our interest in TFHL. Through our interest in TFHL, we have an effective 56 percent interest in the Tenke minerals district in the DRC. In accordance with accounting guidelines, the results of Tenke have been reported as discontinued operations for all periods presented. Net income from discontinued operations totaled $91 million in 2015, $277 million in 2014 and $388 million in 2013. Refer to Note 2 for a summary of the components of discontinued operations and to "Discontinued Operations" for a discussion of operating results.

OPERATIONS

North America Copper Mines
We operate seven open-pit copper mines in North America – Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. All of the North America mining operations are wholly owned, except for Morenci. We record our 85 percent joint venture interest in Morenci using the proportionate consolidation method.

As further discussed in Note 18, we have entered into a definitive agreement to sell a 13 percent undivided interest in Morenci. Following completion of the transaction, we will own a 72 percent undivided interest in Morenci.

The North America copper mines include open-pit mining, sulfide ore concentrating, leaching and solution extraction/electrowinning (SX/EW) operations. A majority of the copper produced at our North America copper mines is cast into copper rod by our Rod & Refining segment. The remainder of our North America copper sales is in the form of copper cathode or copper concentrate, a portion of which is shipped to Atlantic Copper (our wholly owned smelter). Molybdenum concentrate and silver are also produced by certain of our North America copper mines.

Operating and Development Activities. We have significant undeveloped reserves and resources in North America and a portfolio of potential long-term development projects. In the near term, we are deferring developing new projects as a result of current market conditions. Future investments will be undertaken based on the results of economic and technical feasibility studies and market conditions.

The Morenci mill expansion project, which commenced operations in May 2014, successfully achieved full rates in second-quarter 2015. The project expanded mill capacity from 50,000 metric tons of ore per day to approximately 115,000 metric tons of ore per day, which results in incremental annual production of approximately 225 million pounds of copper and an improvement in Morenci's cost structure. Over the next five years, Morenci's copper production, including our joint venture partner share, is expected to average approximately one billion pounds per year.

Our revised operating plans for the North America copper mines incorporate reductions in mining rates to reduce operating and capital costs, including the suspension of mining operations at the Miami mine (which produced 43 million pounds of copper for the year 2015), the suspension of production at the Sierrita mine (which produced 189 million pounds of copper and 21 million pounds of molybdenum for the year 2015), a 50 percent reduction in mining rates at the Tyrone mine (which produced 84 million pounds of copper for the year 2015) and adjustments to mining rates at other North America mines. The revised plans at each of the operations incorporate the impacts of lower energy, acid and other consumables, reduced labor costs and a significant reduction in capital spending plans. These plans will continue to be reviewed and additional adjustments may be made as market conditions warrant.

Operating Data. Following is summary operating data for the North America copper mines for the years ended December 31:

	2015	2014	2013
Operating Data, Net of Joint Venture Interest
Copper
Production (millions of recoverable pounds)	1,947	1,670	1,431
Sales, excluding purchases (millions of recoverable pounds)	1,988	1,664	1,422
Average realized price per pound	$2.47	$3.13	$3.36

Molybdenum
Production (millions of recoverable pounds)[a]	37	33	32

100% Operating Data
SX/EW operations
Leach ore placed in stockpiles (metric tons per day)	909,900	1,005,300	1,003,500
Average copper ore grade (percent)	0.26	0.25	0.22
Copper production (millions of recoverable pounds)	1,134	963	889

Mill operations
Ore milled (metric tons per day)	312,100	273,800	246,500
Average ore grade (percent):
Copper	0.49	0.45	0.39
Molybdenum	0.03	0.03	0.03
Copper recovery rate (percent)	85.4	85.8	85.3
Copper production (millions of recoverable pounds)	972	828	642

a.	Refer to "Consolidated Results" for our consolidated molybdenum sales volumes, which includes sales of molybdenum produced at the North America copper mines.

2015 Compared with 2014
Copper sales volumes from our North America copper mines increased to 2.0 billion pounds in 2015, compared with 1.66 billion pounds in 2014, primarily because of higher mining and milling rates at Morenci and higher ore grades at Morenci, Chino and Safford. Sales from the Morenci mine represented 46 percent of total North America copper sales in 2015 and 41 percent in 2014.

Copper sales from North America are expected to approximate 1.8 billion pounds in 2016. Refer to "Outlook" for projected molybdenum sales volumes.

2014 Compared with 2013
Copper sales volumes from our North America copper mines increased to 1.66 billion pounds in 2014, compared with 1.42 billion pounds in 2013, primarily reflecting higher mining and milling rates at Morenci and higher ore grades at Chino.

Unit Net Cash Costs. Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash-generating capacity of our mining operations expressed on a basis relating to the primary metal product for our respective operations. We use this measure for the same purpose and for monitoring operating performance by our mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although our measure may not be comparable to similarly titled measures reported by other companies.

Gross Profit per Pound of Copper and Molybdenum

The following tables summarize unit net cash costs and gross profit per pound at our North America copper mines for the years ended December 31. Refer to “Product Revenues and Production Costs” for an explanation of the “by-product” and “co-product” methods and a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in our consolidated financial statements.

	2015				2014
	By-		Co-Product Method		By-	Co-Product Method
	Product Method		Copper	Molyb- denum[a]	Product Method	Copper	Molyb- denum[a]
Revenues, excluding adjustments	$2.47		$2.47	$7.02	$3.13	$3.13	$11.74
Site production and delivery, before net noncash
and other costs shown below	1.68		1.59	5.61	1.85	1.73	6.85
By-product credits	(0.13)		—	—	(0.24)	—	—
Treatment charges	0.12		0.12	—	0.12	0.12	—
Unit net cash costs	1.67		1.71	5.61	1.73	1.85	6.85
Depreciation, depletion and amortization	0.28		0.27	0.53	0.29	0.27	0.60
Copper and molybdenum inventory adjustments	0.07		0.07	0.07	—	—	—
Noncash and other costs, net	0.12	[b]	0.11	0.16	0.09	0.09	0.07
Total unit costs	2.14		2.16	6.37	2.11	2.21	7.52
Revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)	—	—	—	—
Gross profit per pound	$0.32		$0.30	$0.65	$1.02	$0.92	$4.22

Copper sales (millions of recoverable pounds)	1,985		1,985		1,657	1,657
Molybdenum sales (millions of recoverable pounds)[a]				37			33

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes $0.05 per pound in 2015 for asset impairment, restructuring and other net charges.

Our North America copper mines have varying cost structures because of differences in ore grades and characteristics, processing costs, by-product credits and other factors. During 2015, average unit net cash costs (net of by-product credits) for the North America copper mines ranged from $1.56 per pound to $2.23 per pound at the individual mines and averaged $1.67 per pound. Lower average unit net cash costs (net of by-product credits) in 2015, compared with $1.73 per pound in 2014, reflects favorable impacts from higher copper sales volumes, partly offset by lower by-product credits.

Because certain assets are depreciated on a straight-line basis, North America's average unit depreciation rate may vary with asset additions and the level of copper production and sales.

Assuming achievement of current volume and cost estimates and an average price of $4.50 per pound of molybdenum for 2016, average unit net cash costs (net of by-product credits) for our North America copper mines are expected to approximate $1.49 per pound of copper in 2016. North America's average unit net cash costs for 2016 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum during 2016.

	2014			2013
	By-	Co-Product Method		By-		Co-Product Method
	Product Method	Copper	Molyb- denum[a]	Product Method		Copper	Molyb- denum[a]
Revenues, excluding adjustments	$3.13	$3.13	$11.74	$3.36		$3.36	$10.79
Site production and delivery, before net noncash
and other costs shown below	1.85	1.73	6.85	2.00		1.94	3.79
By-product credits	(0.24)	—	—	(0.24)		—	—
Treatment charges	0.12	0.12	—	0.11		0.11	—
Unit net cash costs	1.73	1.85	6.85	1.87		2.05	3.79
Depreciation, depletion and amortization	0.29	0.27	0.60	0.28		0.27	0.22
Noncash and other costs, net	0.09	0.09	0.07	0.14	[b]	0.14	0.04
Total unit costs	2.11	2.21	7.52	2.29		2.46	4.05
Revenue adjustments, primarily for pricing on prior period open sales	—	—	—	—		—	—
Gross profit per pound	$1.02	$0.92	$4.22	$1.07		$0.90	$6.74

Copper sales (millions of recoverable pounds)	1,657	1,657		1,416		1,416
Molybdenum sales (millions of recoverable pounds)[a]			33				32

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes $0.05 per pound associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles.

Unit net cash costs (net of by-product credits) for our North America copper mines decreased to $1.73 per pound of copper in 2014, compared with $1.87 per pound in 2013, primarily reflecting higher copper sales volumes.

South America Mining
We operate two copper mines in South America – Cerro Verde in Peru (in which we own a 53.56 percent interest) and El Abra in Chile (in which we own a 51 percent interest). These operations are consolidated in our financial statements.

South America mining includes open-pit mining, sulfide ore concentrating, leaching and SX/EW operations. Production from our South America mines is sold as copper concentrate or copper cathode under long-term contracts. Our South America mines also ship a portion of their copper concentrate and cathode to Atlantic Copper. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.

As further discussed in Note 2, on November 3, 2014, we completed the sale of our 80 percent ownership interests in the Candelaria and Ojos del Salado mines.

Operating and Development Activities. The Cerro Verde expansion project commenced operations in September 2015 and is currently operating at full rates. Cerro Verde's expanded operations will benefit from its large-scale, long-lived reserves and cost efficiencies. The project included expanding the concentrator facilities from 120,000 metric tons of ore per day to 360,000 metric tons of ore per day and is expected to provide incremental annual production of approximately 600 million pounds of copper and 15 million pounds of molybdenum.

Our revised operating plans for our South America mines principally reflect adjustments to our mine plan at El Abra (which produced 324 million pounds of copper for the year 2015) to reduce mining and stacking rates by approximately 50 percent to achieve lower operating and labor costs, defer capital expenditures and extend the life of the existing operations.

Operating Data. Following is summary operating data for our South America mining operations for the years ended December 31.

	2015	2014[a]	2013[a]
Copper
Production (millions of recoverable pounds)	869	1,151	1,323
Sales (millions of recoverable pounds)	871	1,135	1,325
Average realized price per pound	$2.38	$3.08	$3.30

Gold
Production (thousands of recoverable ounces)	—	72	101
Sales (thousands of recoverable ounces)	—	67	102
Average realized price per ounce	—	$1,271	$1,350

Molybdenum
Production (millions of recoverable pounds)[b]	7	11	13

SX/EW operations
Leach ore placed in stockpiles (metric tons per day)	193,900	275,200	274,600
Average copper ore grade (percent)	0.44	0.48	0.50
Copper production (millions of recoverable pounds)	430	491	448

Mill operations
Ore milled (metric tons per day)	152,100	180,500	192,600
Average ore grade:
Copper (percent)	0.46	0.54	0.65
Gold (grams per metric ton)	—	0.10	0.12
Molybdenum (percent)	0.02	0.02	0.02
Copper recovery rate (percent)	81.5	88.1	90.9
Copper production (millions of recoverable pounds)	439	660	875

a.
Includes the results of the Candelaria and Ojos del Salado mines, prior to their sale in November 2014 and had sales volumes totaling 268 million pounds of copper and 67 thousand ounces of gold in 2014 and 424 million pounds of copper and 102 thousand ounces of gold in 2013.

b.	Refer to "Consolidated Results" for our consolidated molybdenum sales volumes, which includes sales of molybdenum produced at Cerro Verde.

2015 Compared with 2014
Lower consolidated copper sales volumes from South America of 871 million pounds in 2015, compared with 1.14 billion in 2014, primarily reflect the November 2014 sale of the Candelaria and Ojos del Salado mines and lower ore grades at El Abra, partly offset by higher mining and milling rates at Cerro Verde.

For the year 2016, consolidated sales volumes from South America mines are expected to approximate 1.3 billion pounds of copper. Refer to "Outlook" for projected molybdenum sales volumes. As discussed in "Risk Factors" contained in Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015, in January 2016, the Peruvian government declared a temporary state of emergency with respect to the water supply in the Rio Chili Basin because of drought conditions, which could have a negative impact on production at Cerro Verde.

2014 Compared with 2013
Copper sales volumes from our South America mining operations totaled 1.14 billion pounds in 2014, compared with 1.33 billion pounds in 2013, primarily reflecting lower ore grades at Candelaria and Cerro Verde, and the sale of the Candelaria and Ojos del Salado mines in November 2014.

Unit Net Cash Costs. Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash-generating capacity of our mining operations expressed on a basis relating to the primary metal product for our respective operations. We use this measure for the same purpose and for monitoring operating performance by our mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although our measure may not be comparable to similarly titled measures reported by other companies.

Gross Profit per Pound of Copper

The following tables summarize unit net cash costs and gross profit per pound at our South America mining operations for the years ended December 31. Unit net cash costs per pound of copper are reflected under the by-product and co-product methods as the South America mining operations also had small amounts of molybdenum, gold and silver sales. Refer to “Product Revenues and Production Costs” for an explanation of the “by-product” and “co-product” methods and a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in our consolidated financial statements.

	2015		2014
	By-Product Method	Co-Product Method	By-Product Method		Co-Product Method
Revenues, excluding adjustments	$2.38	$2.38	$3.08		$3.08
Site production and delivery, before net noncash
and other costs shown below	1.60	1.56	1.62		1.51
By-product credits	(0.05)	—	(0.22)		—
Treatment charges	0.19	0.19	0.17		0.17
Royalty on metals	—	—	0.01		—
Unit net cash costs	1.74	1.75	1.58	[a]	1.68
Depreciation, depletion and amortization	0.40	0.39	0.32		0.31
Copper inventory adjustments	0.08	0.08	—		—
Noncash and other costs, net	0.05	0.05	0.06		0.06
Total unit costs	2.27	2.27	1.96		2.05
Revenue adjustments, primarily for pricing on
prior period open sales	(0.03)	(0.03)	(0.05)		(0.05)
Gross profit per pound	$0.08	$0.08	$1.07		$0.98

Copper sales (millions of recoverable pounds)	871	871	1,135		1,135

a.	Excluding the results of the Candelaria and Ojos del Salado mines, South America mining's unit net cash costs averaged $1.57 per pound in 2014.

During 2015, unit net cash costs (net of by-product credits) for the South America mines ranged from $1.64 per pound for the Cerro Verde mine to $1.91 per pound for the El Abra mine and averaged $1.74 per pound. Higher average unit net cash costs (net of by-product credits) for our South America mining operations in 2015, compared with $1.58 per pound in 2014, primarily reflect lower by-product credits.

Because certain assets are depreciated on a straight-line basis, South America's unit depreciation rate may vary with asset additions and the level of copper production and sales. The unit depreciation rate increased in 2015, compared with 2014, primarily because of the Cerro Verde expansion assets being placed in service in 2015.

Revenue adjustments primarily result from changes in prices on provisionally priced copper sales recognized in prior periods. Refer to “Consolidated Results - Revenues” for further discussion of adjustments to prior period provisionally priced copper sales.

Assuming achievement of current volume and cost estimates and average prices of $4.50 per pound of molybdenum in 2016, we estimate that average unit net cash costs (net of by-product credits) for our South America mining operations would approximate $1.50 per pound of copper in 2016.

	2014			2013
	By-Product Method		Co-Product Method	By-Product Method		Co-Product Method
Revenues, excluding adjustments	$3.08		$3.08	$3.30		$3.30
Site production and delivery, before net noncash
and other costs shown below	1.62		1.51	1.53	[a]	1.42
By-product credits	(0.22)		—	(0.27)		—
Treatment charges	0.17		0.17	0.17		0.17
Royalty on metals	0.01		—	—		—
Unit net cash costs	1.58	[b]	1.68	1.43	[b]	1.59
Depreciation, depletion and amortization	0.32		0.31	0.26		0.24
Noncash and other costs, net	0.06		0.06	0.04		0.03
Total unit costs	1.96		2.05	1.73		1.86
Revenue adjustments, primarily for pricing on
prior period open sales	(0.05)		(0.05)	(0.03)		(0.03)
Gross profit per pound	$1.07		$0.98	$1.54		$1.41

Copper sales (millions of recoverable pounds)	1,135		1,135	1,325		1,325

a.	Includes labor agreement costs at Cerro Verde totaling $0.03 per pound.

b.	Excluding the results of Candelaria and Ojos del Salado mines, South America mining's unit net cash costs averaged $1.57 per pound in 2014 and $1.48 per pound in 2013.

Unit net cash costs (net of by-product credits) for our South America mining operations increased to $1.58 per pound of copper in 2014, compared with $1.43 per pound in 2013, primarily reflecting lower sales volumes and by-product credits.

Indonesia Mining
Indonesia mining includes PT-FI’s Grasberg minerals district, one of the world's largest copper and gold deposits, in Papua, Indonesia. We own 90.64 percent of PT-FI, including 9.36 percent owned through our wholly owned subsidiary, PT Indocopper Investama.

PT-FI proportionately consolidates an unincorporated joint venture with Rio Tinto plc (Rio Tinto), under which Rio Tinto has a 40 percent interest in certain assets and a 40 percent interest through 2021 in production exceeding specified annual amounts of copper, gold and silver. After 2021, all production and related revenues and costs are shared 60 percent PT-FI and 40 percent Rio Tinto. Refer to Note 3 for further discussion of our joint venture with Rio Tinto. Under the joint venture arrangements, PT-FI was allocated nearly 100 percent of copper, gold and silver production and sales for each of the three years ended December 31, 2015. At December 31, 2015, the amounts allocated 100 percent to PT-FI remaining to be produced totaled 6.4 billion pounds of copper, 9.7 million ounces of gold and 19.5 million ounces of silver. Based on the current mine plans, PT-FI anticipates that it will be allocated most of the production and related revenues and costs through 2021.

PT-FI produces copper concentrate that contains significant quantities of gold and silver. Substantially all of PT-FI’s copper concentrate is sold under long-term contracts, and in 2015, approximately 37 percent of PT-FI's copper concentrate was sold to PT Smelting, its 25-percent-owned smelter and refinery in Gresik, Indonesia.

Regulatory Matters. In January 2014, the Indonesian government published regulations that among other things imposed a progressive export duty on copper concentrate and restricts concentrate exports after January 12, 2017. Despite PT-FI’s rights under its Contract of Work (COW) to export concentrate without the payment of duties, PT-FI was unable to obtain administrative approval for exports and operated at approximately half of its capacity from mid-January 2014 through July 2014.

In July 2014, PT-FI entered into a Memorandum of Understanding (MOU) with the Indonesian government. Under the MOU, PT-FI provided a $115 million assurance bond to support its commitment for smelter development, agreed to increase royalty rates and agreed to pay export duties (7.5 percent, declining to 5.0 percent when smelter development progress exceeds 7.5 percent and none when development progress exceeds 30 percent). The MOU also anticipated an amendment of the COW within six months to address other matters; however, no terms of the COW other than those relating to the smelter bond, increased royalties and export duties were changed. In January

2015, the MOU was extended to July 25, 2015, and it expired on that date. The increased royalty rates, export duties and smelter assurance bond remain in effect.

PT-FI is required to apply for renewal of export permits at six-month intervals. On July 29, 2015, PT-FI's export permit was renewed through January 28, 2016. In connection with the renewal, export duties were reduced to 5.0 percent, as a result of smelter development progress. On February 9, 2016, PT-FI's export permit was renewed through August 8, 2016. PT-FI will continue to pay a 5.0 percent export duty on concentrate while it reviews its smelter progress with the Indonesian government.

PT-FI continues to engage in discussions with the Indonesian government regarding its COW and long-term operating rights. In October 2015, the Indonesian government provided a letter of assurance to PT-FI indicating that it will approve the extension of operations beyond 2021, and provide the same rights and the same level of legal and fiscal certainty provided under its current COW.

In connection with its COW negotiations and subject to concluding the agreement to extend PT-FI's operations beyond 2021 on acceptable terms, PT-FI has agreed to construct new smelter capacity in Indonesia and to divest an additional 20.64 percent interest in PT-FI at fair market value. PT-FI continues to advance plans for the smelter in parallel with completing its COW negotiations. Refer to Note 13 for further discussion.

We cannot predict whether PT-FI will be successful in reaching a satisfactory agreement on the terms of its long-term mining rights. If PT-FI is unable to reach agreement with the Indonesian government on its long-term rights, we may be required to reduce or defer investments in underground development projects, which could have a material adverse effect on PT-FI’s future production and reserves. In addition, PT-FI would intend to pursue any and all claims against the Indonesian government for breach of contract through international arbitration.

Refer to "Risk Factors" contained in Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015, for discussion of risks associated with our operations in Indonesia.

Operating and Development Activities. During 2015, PT-FI revised its plans to incorporate improved operational efficiencies, reductions in input costs, supplies and contractor costs, foreign exchange impacts and a deferral of 15 percent of capital expenditures that had been planned for 2016.

PT-FI has several projects in progress in the Grasberg minerals district related to the development of its large-scale, long-lived, high-grade underground ore bodies. In aggregate, these underground ore bodies are expected to produce large-scale quantities of copper and gold following the transition from the Grasberg open pit, currently anticipated to occur in late 2017. Development of the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines is advancing. Production from the DMLZ mine commenced during September 2015, and the Grasberg Block Cave mine is anticipated to commence production in 2018.

From 2016 to 2020, estimated aggregate capital spending on these projects is currently expected to average $1.0 billion per year ($0.8 billion per year net to PT-FI). Considering the long-term nature and size of these projects, actual costs could vary from these estimates. In response to recent market conditions and the uncertain global economic environment, the timing of these expenditures continues to be reviewed.

The following provides additional information on the continued development of the Common Infrastructure project, the Grasberg Block Cave underground mine and the DMLZ ore body that lies below the Deep Ore Zone (DOZ) underground mine.

Common Infrastructure and Grasberg Block Cave Mine. In 2004, PT-FI commenced its Common Infrastructure project to provide access to its large undeveloped underground ore bodies located in the Grasberg minerals district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. In addition to providing access to our underground ore bodies, the tunnel system will enable PT-FI to conduct future exploration in prospective areas associated with currently identified ore bodies. The tunnel system was completed to the Big Gossan terminal, and the Big Gossan mine was brought into production in 2010. Production from the Big Gossan mine, which is currently suspended, is expected to restart in the first half of 2017 and ramp up to 7,000 metric tons of ore per day in 2019. Development of the DMLZ and Grasberg Block Cave underground mines is advancing using the Common Infrastructure project tunnels as access.

The Grasberg Block Cave underground mine accounts for more than 45 percent of our recoverable proven and probable reserves in Indonesia. Production from the Grasberg Block Cave mine is expected to commence in 2018, following the end of mining of the Grasberg open pit. Targeted production rates once the Grasberg Block Cave mining operation reaches full capacity are expected to approximate 160,000 metric tons of ore per day. As a result of current market conditions, PT-FI is reviewing its operating plans to determine the optimum mine plan for the Grasberg Block Cave.

Aggregate mine development capital for the Grasberg Block Cave mine and associated Common Infrastructure is expected to approximate $6.0 billion (incurred between 2008 to 2022), with PT-FI’s share totaling approximately $5.5 billion. Aggregate project costs totaling $2.2 billion have been incurred through December 31, 2015 ($0.5 billion during 2015).

DMLZ. The DMLZ ore body lies below the DOZ underground mine at the 2,590-meter elevation and represents the downward continuation of mineralization in the Ertsberg East Skarn system and neighboring Ertsberg porphyry. The ore body is mined using a block-cave method. Production from the DMLZ underground mine commenced in September 2015. Ore milled from the DMLZ underground mine averaged 2,900 metric tons of ore per day in 2015 (3,500 metric tons of ore per day in fourth-quarter 2015). Targeted production rates once the DMLZ underground mine reaches full capacity are expected to approximate 80,000 metric tons of ore per day in 2021.

Drilling efforts continue to determine the extent of the DMLZ ore body. Aggregate mine development capital costs for the DMLZ underground mine are expected to approximate $2.6 billion (incurred between 2009 to 2020), with PT-FI’s share totaling approximately $1.6 billion. Aggregate project costs totaling $1.5 billion have been incurred through December 31, 2015 ($0.3 billion during 2015).

Operating Data. Following is summary operating data for our Indonesia mining operations for the years ended December 31.

	2015	2014	2013
Operating Data, Net of Joint Venture Interest
Copper
Production (millions of recoverable pounds)	752	636	915
Sales (millions of recoverable pounds)	744	664	885
Average realized price per pound	$2.33	$3.01	$3.28

Gold
Production (thousands of recoverable ounces)	1,232	1,130	1,142
Sales (thousands of recoverable ounces)	1,224	1,168	1,096
Average realized price per ounce	$1,129	$1,229	$1,312

100% Operating Data
Ore milled (metric tons per day):[a]
Grasberg open pit	115,900	69,100	127,700
DOZ underground mine[b]	43,700	50,500	49,400
DMLZ underground mine[c]	2,900	—	—
Big Gossan underground mine[d]	—	900	2,100
Total	162,500	120,500	179,200

Average ore grade:
Copper (percent)	0.67	0.79	0.76
Gold (grams per metric ton)	0.79	0.99	0.69
Recovery rates (percent):
Copper	90.4	90.3	90.0
Gold	83.4	83.2	80.0
Production (recoverable):
Copper (millions of pounds)	752	651	928
Gold (thousands of ounces)	1,232	1,132	1,142

a.	Amounts represent the approximate average daily throughput processed at PT-FI’s mill facilities from each producing mine and from development activities that result in metal production.

b.	Ore milled from the DOZ underground mine is expected to ramp up to over 60,000 metric tons of ore per day in 2017.

c.	Production from the DMLZ underground mine commenced in September 2015.

d.	Production from the from the Big Gossan underground mine is expected to restart in the first half of 2017 and ramp up to 7,000 metric tons of ore per day in 2019.

2015 Compared with 2014
Sales volumes from our Indonesia mining operations increased to 744 million pounds of copper and 1.2 million ounces of gold in 2015, compared with 664 million pounds of copper and 1.2 million ounces of gold in 2014, primarily reflecting higher mill rates because of the 2014 export restrictions, partly offset by lower ore grades.

At the Grasberg mine, the sequencing of mining areas with varying ore grades causes fluctuations in quarterly and annual production of copper and gold. PT-FI expects ore grades to improve significantly beginning in the second-half of 2016 with access to higher grade sections of the Grasberg open pit, resulting in higher production and lower unit net cash costs. Consolidated sales volumes from our Indonesia mining operations are expected to approximate 1.5 billion pounds of copper and 1.8 million ounces of gold for 2016, with approximately 65 percent of copper sales and 75 percent of gold sales anticipated in the second half of the year. Damages to semi-autogenous griding (SAG) mill electrical components in January 2016 will require repairs in the first half of 2016 or as late as 2017, which are expected to have a negative impact on production at PT-FI.

2014 Compared with 2013
Sales volumes from our Indonesia mining operations totaled 664 million pounds of copper and 1.2 million ounces of gold in 2014, compared with 885 million pounds of copper and 1.1 million ounces of gold in 2013, reflecting lower mill throughput resulting from the export restrictions and labor-related work stoppages in 2014, partly offset by higher gold ore grades.

Unit Net Cash Costs. Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash-generating capacity of our mining operations expressed on a basis relating to the primary metal product for our respective operations. We use this measure for the same purpose and for monitoring operating performance by our mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metal mining companies, although our measure may not be comparable to similarly titled measures reported by other companies.

Gross Profit per Pound of Copper and per Ounce of Gold

The following tables summarize the unit net cash costs and gross profit per pound of copper and per ounce of gold at our Indonesia mining operations for the years ended December 31. Refer to “Production Revenues and Production Costs” for an explanation of “by-product” and “co-product” methods and a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in our consolidated financial statements.

	2015			2014
	By- Product	Co-Product Method		By- Product		Co-Product Method
	Method	Copper	Gold	Method		Copper	Gold
Revenues, excluding adjustments	$2.33	$2.33	$1,129	$3.01		$3.01	$1,229
Site production and delivery, before net noncash
and other costs shown below	2.39	1.32	638	2.76	[a]	1.59	648
Gold and silver credits	(1.91)	—	—	(2.25)		—	—
Treatment charges	0.31	0.17	83	0.26		0.15	61
Export duties	0.15	0.08	39	0.12		0.06	27
Royalty on metals	0.15	0.09	41	0.17		0.10	41
Unit net cash costs	1.09	1.66	801	1.06		1.90	777
Depreciation and amortization	0.39	0.22	105	0.40		0.23	94
Noncash and other costs, net	0.05	0.03	14	0.29	[a]	0.17	68
Total unit costs	1.53	1.91	920	1.75		2.30	939
Revenue adjustments, primarily for pricing on
prior period open sales	(0.07)	(0.06)	7	(0.08)		(0.08)	15
PT Smelting intercompany profit	0.01	0.01	4	0.05		0.03	12
Gross profit per pound/ounce	$0.74	$0.37	$220	$1.23		$0.66	$317

Copper sales (millions of recoverable pounds)	744	744		664		664
Gold sales (thousands of recoverable ounces)			1,224				1,168

a.
Fixed costs totaling $0.22 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates are excluded from site production and delivery and included in net noncash and other costs in 2014.

A significant portion of PT-FI's costs are fixed and unit costs vary depending on volumes and other factors. Indonesia's unit net cash costs (including gold and silver credits) of $1.09 per pound of copper in 2015 were higher than unit net cash costs of $1.06 per pound in 2014, primarily reflecting lower gold and silver credits, partly offset by lower site production and delivery mostly associated with lower diesel costs and foreign exchange impacts.

PT-FI's royalties totaled $114 million in 2015, $115 million in 2014 and $109 million in 2013, and export duties totaled $109 million in 2015 and $77 million in 2014. Refer to Note 13 for further discussion of PT-FI's royalties.

Because certain assets are depreciated on a straight-line basis, PT-FI’s unit depreciation rate varies with the level of copper production and sales.

Revenue adjustments primarily result from changes in prices on provisionally priced copper sales recognized in prior periods. Refer to “Consolidated Results - Revenues” for further discussion of adjustments to prior period provisionally priced copper sales.

PT Smelting intercompany profit represents the change in the deferral of 25 percent of PT-FI's profit on sales to PT Smelting. Refer to "Operations - Smelting & Refining" for further discussion.

Assuming achievement of current volume and cost estimates, and an average gold price of $1,100 per ounce for 2016, Indonesia's unit net cash costs (net of gold and silver credits) are expected to approximate $0.17 per pound of copper for the year 2016. Indonesia's projected unit net cash costs would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold during 2016. Because of the fixed nature of a large portion of Indonesia's costs, unit costs vary from quarter to quarter depending on copper and gold volumes. Higher anticipated ore grades from Grasberg in the second half of 2016 are expected to result in lower unit net cash costs in the second half of 2016.

	2014				2013
	By- Product		Co-Product Method		By- Product	Co-Product Method
	Method		Copper	Gold	Method	Copper	Gold
Revenues, excluding adjustments	$3.01		$3.01	$1,229	$3.28	$3.28	$1,312
Site production and delivery, before net noncash
and other costs shown below	2.76	[a]	1.59	648	2.46	1.62	648
Gold and silver credits	(2.25)		—	—	(1.69)	—	—
Treatment charges	0.26		0.15	61	0.23	0.15	61
Export duties	0.12		0.06	27	—	—	—
Royalty on metals	0.17		0.10	41	0.12	0.08	33
Unit net cash costs	1.06		1.90	777	1.12	1.85	742
Depreciation and amortization	0.40		0.23	94	0.28	0.19	73
Noncash and other costs, net	0.29	[a]	0.17	68	0.13	0.09	35
Total unit costs	1.75		2.30	939	1.53	2.13	850
Revenue adjustments, primarily for pricing on
prior period open sales	(0.08)		(0.08)	15	—	—	(1)
PT Smelting intercompany profit (loss)	0.05		0.03	12	(0.02)	(0.01)	(6)
Gross profit per pound/ounce	$1.23		$0.66	$317	$1.73	$1.14	$455

Copper sales (millions of recoverable pounds)	664		664		885	885
Gold sales (thousands of recoverable ounces)				1,168			1,096

a.
Fixed costs totaling $0.22 per pound of copper charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates are excluded from site production and delivery and included in net noncash and other costs in 2014.

Unit net cash costs (net of gold and silver credits) for our Indonesia mining operations of $1.06 per pound of copper in 2014 were lower than unit net cash costs of $1.12 per pound in 2013, primarily reflecting lower copper sales volumes, the impact of export duties and increased royalty rates, which were more than offset by higher gold and silver credits as a result of lower copper sales volumes.

Molybdenum Mines
We have two wholly owned molybdenum mines in North America – the Henderson underground mine and the Climax open-pit mine, both in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of molybdenum concentrate produced at the Henderson and Climax mines, as well as from our North and South America copper mines, is processed at our own conversion facilities.

Operating and Development Activities. The revised plans for our Henderson molybdenum mine incorporate lower operating rates, resulting in an approximate 65 percent reduction in Henderson's projected annual production volumes. We have also adjusted production plans at our by-product mines, including the impacts of a planned shutdown at our Sierrita mine. Additionally, we have incorporated changes in the commercial pricing structure for our chemical products to promote continuation of chemical-grade production.

Production from our molybdenum mines totaled 48 million pounds of molybdenum in 2015, 51 million pounds in 2014 and 49 million pounds in 2013 . Refer to "Consolidated Results" for our consolidated molybdenum operating data, which includes sales of molybdenum produced at our molybdenum mines and at our North and South America copper mines, and refer to "Outlook" for projected consolidated molybdenum sales volumes.

Unit Net Cash Costs Per Pound of Molybdenum. Unit net cash costs per pound of molybdenum is a measure intended to provide investors with information about the cash-generating capacity of our mining operations expressed on a basis relating to the primary metal product for our respective operations. We use this measure for the same purpose and for monitoring operating performance by our mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although our measure may not be comparable to similarly titled measures reported by other companies.

Average unit net cash costs for our molybdenum mines totaled $7.11 per pound of molybdenum in 2015, $7.08 per pound in 2014 and $7.15 per pound in 2013. Assuming achievement of current volume and cost estimates, we estimate unit net cash costs for the molybdenum mines to average $8.25 per pound of molybdenum in 2016, primarily reflecting lower projected molybdenum production. Refer to "Product Revenues and Production Costs" for a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in our consolidated financial statements.

Smelting & Refining
We wholly own and operate a smelter in Arizona (Miami Smelter) and a smelter and refinery in Spain (Atlantic Copper). Additionally, PT-FI owns 25 percent of a smelter and refinery in Gresik, Indonesia (PT Smelting). Treatment charges for smelting and refining copper concentrate consist of a base rate per pound of copper and per ounce of gold and are generally fixed. Treatment charges represent a cost to our mining operations and income to Atlantic Copper and PT Smelting. Thus, higher treatment charges benefit our smelter operations and adversely affect our mining operations. Our North America copper mines are less significantly affected by changes in treatment charges because these operations are largely integrated with our Miami smelter. Through this form of downstream integration, we are assured placement of a significant portion of our concentrate production. During 2015, approximately 40 percent of our consolidated concentrate production was processed through the Miami smelter, Atlantic Copper and PT Smelting's facilities.

Atlantic Copper smelts and refines copper concentrate and markets refined copper and precious metals in slimes. Following is a summary of Atlantic Copper's concentrate purchases from our copper mining operations and third parties for the years ended December 31.

	2015		2014	2013
North America copper mines	23%		21%	13%
South America mining	3	[a]	21	32
Indonesia mining	3		8	16
Third parties	71		50	39
	100%		100%	100%

a.	The decrease in purchases from the South America mines, compared to the years 2014 and 2013, primarily reflects the impact of the November 2014 sale of the Candelaria and Ojos del Salado mines.

PT-FI's contract with PT Smelting requires PT-FI to supply 100 percent of the copper concentrate requirements (at market rates subject to a minimum or maximum rate) necessary for PT Smelting to produce 205,000 metric tons of copper annually on a priority basis. PT-FI may also sell copper concentrate to PT Smelting at market rates for quantities in excess of 205,000 metric tons of copper annually. PT-FI supplied approximately 80 percent of PT Smelting's concentrate requirements in each of the three years ended December 31, 2015, and PT Smelting processed 37 percent in 2015, 58 percent in 2014 and 41 percent in 2013 of PT-FI's concentrate production. PT-Smelting resumed operations in September 2015, following a temporary suspension in July 2015, and operated at approximately 80 percent capacity until November 2015 when required repairs of an acid plant cooling tower that was damaged during the suspension, were completed.

We defer recognizing profits on sales from our mining operations to Atlantic Copper and on 25 percent of Indonesia mining's sales to PT Smelting until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to net income attributable to common stockholders totaling $42 million ($0.04 per share) in 2015, $43 million ($0.04 per share) in 2014 and $(17) million ($(0.02) per share) in 2013. Our net deferred profits on inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stockholders totaled $14 million at December 31, 2015. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in our net deferred profits and quarterly earnings.

Oil and Gas Operations
Through our wholly owned oil and gas subsidiary, FM O&G, our portfolio of oil and gas assets includes significant oil production facilities and growth potential in the Deepwater GOM, established oil production onshore and offshore California, large onshore natural gas resources in the Haynesville shale in Louisiana, natural gas production from the Madden area in central Wyoming, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. For the year 2015, 88 percent of our oil and gas revenues, excluding the impact of derivative contracts, were from oil and NGLs.

Impairment of Oil and Gas Properties. Under the SEC's full cost accounting rules, a "ceiling test" is conducted each quarter to review the carrying value of the oil and gas properties for impairment. Each quarter end since September 30, 2014, net capitalized costs with respect to FM O&G's proved U.S. oil and gas properties exceeded the ceiling test limitation specified by full cost accounting rules, which resulted in the recognition of impairment charges totaling $13.0 billion in 2015 and $3.7 billion in 2014. Refer to "Critical Accounting Estimates" for further discussion of impairment of oil and gas properties.

In 2015, FM O&G also recognized impairment charges of $164 million for international oil and gas properties, primarily related to unsuccessful exploration activities in Morocco. Costs associated with the exploration blocks offshore Morocco were transferred to the Morocco full cost pool when drilling of the MZ-1 well associated with the Ouanoukrim prospect was completed to its targeted depth below 20,000 feet to evaluate the primary objectives and did not contain hydrocarbons. As FM O&G does not have proved reserves or production in Morocco, an impairment charge was recorded.

U.S. Oil and Gas Operations. Following is summary operating results for the U.S. oil and gas operations for the years ended December 31:

	2015		2014[a]	2013[a,b]
Sales Volumes
Oil (MMBbls)	35.3		40.1	26.6
Natural gas (Bcf)	89.7		80.8	54.2
NGLs (MMBbls)	2.4		3.2	2.4
MMBOE	52.6		56.8	38.1

Average Realizations[c]
Oil (per barrel)	$57.11		$90.00	$98.32
Natural gas (per MMBtu)	$2.59		$4.23	$3.99
NGLs (per barrel)	$18.90		$39.73	$38.20

Gross (Loss) Profit per BOE
Realized revenues[c]	$43.54		$71.83	$76.87
Less: cash production costs[c]	18.59		20.08	17.14
Cash operating margin[c]	24.95		51.75	59.73
Less: depreciation, depletion and amortization	34.28		40.34	35.81
Less: impairment of oil and gas properties	246.67		65.80	—
Less: accretion and other costs	4.41	[d]	1.69	0.79
Plus: net noncash mark-to-market (losses) gains on derivative contracts	(6.07)		11.03	(8.20)
Plus: other net adjustments	0.43		0.06	0.04
Gross (loss) profit	$(266.05)		$(44.99)	$14.97

a.	Includes results of Eagle Ford prior to its sale in June 2014.

b.	Reflects the results of FM O&G beginning June 1, 2013.

c.
Cash operating margin for oil and gas operations reflects realized revenues less cash production costs. Realized revenues exclude noncash mark-to-market adjustments on derivative contracts, and cash production costs exclude accretion and other costs. For reconciliations of realized revenues (including average realizations for oil, natural gas and NGLs) and cash production costs to revenues and production and delivery costs reported in our consolidated financial statements, refer to the supplemental schedule, "Product Revenues and Production Costs."

d.	Includes $3.58 per BOE primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments at the California properties.

Excluding the impact of realized cash gains (losses) on derivative contracts of $11.53 per barrel for 2015, $(2.76) per barrel in 2014 and $(1.35) per barrel for the seven-month period from June 1, 2013, to December 31, 2013, the average realized price for crude oil was $45.58 per barrel in 2015 (85 percent of the average Brent crude oil price of $53.64 per barrel), $92.76 per barrel in 2014 (93 percent of the average Brent crude oil price of $99.45 per barrel) and $99.67 per barrel in for the seven-month period from June 1, 2013, to December 31, 2013 (92 percent of the average Brent crude oil price of $108.66 per barrel).

FM O&G's average realized price for natural gas was $2.59 per MMBtu in 2015, $4.23 per MMBtu in 2014 ($4.37 per MMBtu excluding the impact of derivative contracts) and $3.99 per MMBtu ($3.73 per MMBtu excluding the impact of derivative contracts) for the seven-month period from June 1, 2013, to December 31, 2013, compared to the NYMEX natural gas price average of $2.66 per MMBtu for the year 2015 contracts, $4.41 per MMBtu for the year 2014 contracts, and $3.67 per MMBtu for the June through December 2013 contracts.

2015 Compared with 2014
Realized revenues for oil and gas operations of $43.54 per BOE for the year 2015 were lower than realized revenues of $71.83 per BOE for the year 2014, primarily reflecting lower oil prices, partly offset by the impact of higher cash gains on derivative contracts (cash gains of $7.72 per BOE in 2015, compared with cash losses of $2.15 per BOE in 2014).

Cash production costs for oil and gas operations of $18.59 per BOE for the year 2015 were lower than cash production costs of $20.08 for the year 2014, primarily reflecting lower well workover expense and steam costs in California.

Based on current sales volume and cost estimates, cash production costs are expected to decline to approximately $15 per BOE for the year 2016, primarily reflecting increased production from the Deepwater GOM and cost reduction efforts.

2014 Compared with 2013
Realized revenues for oil and gas operations of $71.83 per BOE for the year 2014 were lower than realized revenues of $76.87 per BOE for the seven-month period from June 1, 2013, to December 31, 2013, primarily reflecting lower oil prices and higher cash losses on derivative contracts (cash losses of $2.15 per BOE in 2014, compared with $0.58 per BOE for the seven-month period from June 1, 2013, to December 31, 2013).

Cash production costs of $20.08 per BOE for the year 2014 were higher than cash production costs of $17.14 per BOE for the seven-month period from June 1, 2013, to December 31, 2013, primarily reflecting the sale of lower cost Eagle Ford properties in June 2014 and higher operating costs in California and the GOM.

Daily Sales Volumes. Following is a summary of average sales volumes per day by region for oil and gas operations for the years ended December 31:

	2015	2014		2013[a]
Sales Volumes (MBOE per day):
GOM[b]	83	73		72
California	37	39		39
Haynesville/Madden/Other	24	20	[c]	21
Eagle Ford	—	24		46
Total oil and gas operations	144	156		178

a.	Reflects the results of FM O&G beginning June 1, 2013.

b.	Includes sales from properties on the GOM Shelf and in the Deepwater GOM; 2015 also includes sales from properties in the Inboard Lower Tertiary/Cretaceous natural gas trend.

c.	Results include volume adjustments related to Eagle Ford's pre-close sales; FM O&G completed the sale of Eagle Ford in June 2014.

Daily sales volumes averaged 144 MBOE for the year 2015, including 96 MBbls of crude oil, 246 MMcf of natural gas and 7 MBbls of NGLs; 156 MBOE for the year 2014, including 110 MBbls of crude oil, 221 MMcf of natural gas and 9 MBbls of NGLs; and 178 MBOE for the seven-month period from June 1, 2013, including 124 MBbls of crude oil, 254 MMcf of natural gas and 11 MBbls of NGLs. Oil and gas sales volumes are expected to average 158 MBOE per day for the year 2016, comprised of 74 percent oil, 21 percent natural gas and 5 percent NGLs.

Exploration, Operating and Development Activities. Our oil and gas business has significant proved, probable and possible reserves with valuable infrastructure and associated resources with long-term production and development potential.

Since commencing development activities in 2014 at its three 100-percent-owned production platforms in the Deepwater GOM, FM O&G has drilled 14 wells in producing fields with positive results, including the King D-10 well in fourth-quarter 2015. Four of these wells have been brought on production, including the King D-12 well in November 2015. FM O&G plans to complete and place six additional wells on production in 2016.

We are taking continuing actions to reduce oil and gas costs and capital expenditures, including undertaking a near-term deferral of exploration and development activities by idling the three Deepwater GOM drillships FM O&G has under contract. Past investments are expected to enable production to be increased from rates of 144 MBOE per day in 2015 to an average of 157 MBOE per day in 2016 and 2017, and cash production costs to decline to approximately$15 per BOE in 2016 and 2017.

FM O&G expects to incur idle rig costs associated with its drillship contracts totaling an estimated $0.6 billion in 2016 and $0.4 billion in 2017.

Oil and Gas Capital Expenditures. Capital expenditures for our oil and gas operations totaled $3.0 billion in 2015 (including $2.5 billion incurred for Deepwater GOM and $0.2 billion for the Inboard Lower Tertiary/Cretaceous natural gas trend). Capital expenditures for oil and gas operations for the year 2016 are estimated to total $1.5 billion, which excludes $0.6 billion for idle rig costs. Approximately 85 percent of the 2016 capital budget is expected to be directed to the GOM.

Deepwater GOM. FM O&G operates and owns 100-percent working interests in the large-scale Holstein, Marlin and Horn Mountain deepwater production platforms, which in total have processing capacity of 250 MBbls of oil per day. In addition, FM O&G has interests in the Lucius and Heidelberg oil fields and in the Atwater Valley focus area, as well as interests in the Ram Powell and Hoover deepwater production platforms.

During 2015, field development continued at Heidelberg in the Green Canyon focus area and first oil production commenced in January 2016. Three wells are expected to begin producing during the initial phase and another two wells are scheduled to be drilled and come on line at a later date. Heidelberg is a subsea development consisting of five subsea wells tied back to a truss spar hull located in 5,300 feet of water. Heidelberg field was discovered in November 2008 and the subsequent development project was sanctioned in early 2013. FM O&G has a 12.5 percent working interest in Heidelberg.

During 2015, FM O&G continued drilling at Holstein Deep. Completion activities for the initial three-well subsea tieback development program are progressing on schedule, with first production expected by mid-2016. In aggregate, the three wells are estimated to commence production at approximately 24 MBOE per day. The Holstein Deep development is located in Green Canyon Block 643, west of the 100-percent-owned Holstein platform in 3,890 feet of water, with production facilities capable of processing 113 MBbls of oil per day.

FM O&G’s 100-percent-owned Marlin Hub is located in the Mississippi Canyon focus area and has production facilities capable of processing 60 MBbls of oil per day. FM O&G has drilled five successful tieback opportunities in the area since 2014, including the 100-percent-owned Dorado and King development projects.

During 2015, FM O&G drilled three successful wells at the King field, which is located in Mississippi Canyon south of the Marlin facility in 5,200 feet of water. During fourth-quarter 2015, FM O&G established production from the first King well (D-12) and logged oil pay in the King D-10 well. In 2016, FM O&G plans to complete and tieback the King D-13 well to the Marlin production platform. The King D-9 and D-10 wells are expected to be completed in future periods.

FM O&G’s 100-percent-owned Horn Mountain field is also located in the Mississippi Canyon focus area and has production facilities capable of processing 75 MBbls of oil per day. During 2015, FM O&G successfully drilled three wells in the Horn Mountain area, including the Quebec/Victory (Q/V), Kilo/Oscar (K/O) and Horn Mountain Deep wells. To enhance recovery of remaining oil in place, future development plans will target subsea tieback from multiple stacked sands in the area. In 2016, FM O&G plans to complete and tie back two wells to the Horn Mountain production platform, including the Q/V and K/O wells.

FM O&G has a broad set of assets with valuable infrastructure and associated resources with attractive long-term production and development potential, including the Vito and Power Nap oil discoveries in the Atwater Valley area and a large Deepwater GOM project inventory with over 150 undeveloped locations.

Inboard Lower Tertiary/Cretaceous. FM O&G has a position in the Inboard Lower Tertiary/Cretaceous natural gas trend, located onshore in South Louisiana. During November 2015, FM O&G completed the installation of additional processing facilities to accommodate higher flow rates from the Highlander well, which began production in February 2015. In December 2015, gross rates from the Highlander well averaged approximately 44 MMcf per day

(approximately 21 MMcf per day net to FM O&G). FM O&G is the operator and has a 72 percent working interest and an approximate 49 percent net revenue interest in Highlander.

California. Sales volumes from California averaged 37 MBOE per day for 2015, compared with 39 MBOE per day for 2014. FM O&G’s position in California is located onshore in the San Joaquin Valley and Los Angeles Basin, and offshore in the Point Pedernales field. Since second-quarter 2015, production from Point Arguello platforms has been shut in following the shutdown of a third-party operated pipeline system that transports oil to various California refineries.

Haynesville. FM O&G has rights to a substantial natural gas resource, located in the Haynesville shale in Louisiana. Drilling activities remain constrained in response to low natural gas prices in order to maximize near-term cash flows and to preserve the resource for potentially higher future natural gas prices.

DISCONTINUED OPERATIONS

Africa Mining
Africa mining includes the Tenke minerals district. We hold an effective 56 percent interest in the Tenke copper and cobalt mining concessions in the Southeast region of the DRC through our consolidated subsidiary Tenke Fungurume Mining S.A. (TFM), and we are the operator. As further discussed in Note 2, in May 2016, we entered into a definitive agreement to sell our interest in TFHL, which holds our interest in Tenke.

The Tenke operation includes open-pit mining, leaching and SX/EW operations. Copper production from the Tenke minerals district is sold as copper cathode. In addition to copper, the Tenke minerals district produces cobalt hydroxide.

Operating and Development Activities. TFM completed its second phase expansion project in early 2013, which included increasing mine, mill and processing capacity. Construction of a second sulphuric acid plant is substantially complete. We continue to engage in exploration activities and metallurgical testing to evaluate the potential of the highly prospective minerals district at Tenke. Future development and expansion opportunities are being deferred pending improved market conditions.

Our revised plans at Tenke incorporate a 50 percent reduction in capital spending that had been planned for 2016 and various initiatives to reduce operating, administrative and exploration costs.

Operating Data. Following is summary operating data for our Africa mining operations for the years ended December 31.

	2015	2014	2013
Copper
Production (millions of recoverable pounds)	449	447	462
Sales (millions of recoverable pounds)	467	425	454
Average realized price per pound[a]	$2.42	$3.06	$3.21

Cobalt
Production (millions of contained pounds)	35	29	28
Sales (millions of contained pounds)	35	30	25
Average realized price per pound	$8.21	$9.66	$8.02

Ore milled (metric tons per day)	14,900	14,700	14,900
Average ore grade (percent):
Copper	4.00	4.06	4.22
Cobalt	0.43	0.34	0.37
Copper recovery rate (percent)	94.0	92.6	91.4

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

2015 Compared with 2014
Copper sales volumes from TFM increased to 467 million pounds of copper and 35 million pounds of cobalt in 2015, compared with 425 million pounds of copper and 30 million pounds of cobalt in 2014. Higher copper sales volumes primarily reflect timing of shipments and higher cobalt sales volumes primarily reflect higher ore grades.

Consolidated sales volumes from TFM are expected to approximate 495 million pounds of copper and 35 million pounds of cobalt in 2016. Higher projected copper sales volumes from TFM in 2016 primarily reflect higher projected ore grades.

2014 Compared with 2013
Copper sales volumes from TFM decreased to 425 million pounds of copper in 2014, compared with 454 million pounds of copper in 2013, primarily because of lower ore grades.

Unit Net Cash Costs. Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash-generating capacity of our mining operations expressed on a basis relating to the primary metal product for our respective operations. We use this measure for the same purpose and for monitoring operating performance by our mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although our measure may not be comparable to similarly titled measures reported by other companies.

Gross Profit per Pound of Copper and Cobalt

The following tables summarize the unit net cash costs and gross profit per pound of copper and cobalt at our Africa mining operations for the years ended December 31. Refer to “Production Revenues and Production Costs” for an explanation of “by-product” and “co-product” methods and a reconciliation of unit net cash costs per pound to net income from discontinued operations reported in our consolidated financial statements.

	2015			2014
	By-Product	Co-Product Method		By-Product	Co-Product Method
	Method	Copper	Cobalt	Method	Copper	Cobalt
Revenues, excluding adjustments[a]	$2.42	$2.42	$8.21	$3.06	$3.06	$9.66
Site production and delivery, before net noncash
and other costs shown below	1.58	1.37	5.40	1.56	1.39	5.30
Cobalt credits[b]	(0.42)	—	—	(0.48)	—	—
Royalty on metals	0.05	0.04	0.14	0.07	0.06	0.16
Unit net cash costs	1.21	1.41	5.54	1.15	1.45	5.46
Depreciation, depletion and amortization	0.55	0.46	1.26	0.54	0.46	1.13
Noncash and other costs, net	0.07	0.06	0.16	0.05	0.04	0.11
Total unit costs	1.83	1.93	6.96	1.74	1.95	6.70
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	(0.02)	—	—	0.07
Gross profit per pound	$0.58	$0.48	$1.23	$1.32	$1.11	$3.03

Copper sales (millions of recoverable pounds)	467	467		425	425
Cobalt sales (millions of contained pounds)			35			30

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

Higher unit net cash costs (net of cobalt credits) for our Africa mining operations of $1.21 per pound of copper in 2015, compared with $1.15 per pound of copper in 2014, primarily reflects lower cobalt credits. Assuming achievement of current volume and cost estimates, and an average cobalt market price of $10 per pound for 2016, average unit net cash costs (net of cobalt credits) are expected to approximate $1.32 per pound of copper in 2016. Africa's projected unit net cash costs for 2016 would change by $0.09 per pound for each $2 per pound change in the average price of cobalt during 2016.

	2014			2013
	By-Product	Co-Product Method		By-Product	Co-Product Method
	Method	Copper	Cobalt	Method	Copper	Cobalt
Revenues, excluding adjustments[a]	$3.06	$3.06	$9.66	$3.21	$3.21	$8.02
Site production and delivery, before net noncash
and other costs shown below	1.56	1.39	5.30	1.43	1.35	4.35
Cobalt credits[b]	(0.48)	—	—	(0.29)	—	—
Royalty on metals	0.07	0.06	0.16	0.07	0.06	0.14
Unit net cash costs	1.15	1.45	5.46	1.21	1.41	4.49
Depreciation, depletion and amortization	0.54	0.46	1.13	0.54	0.48	1.00
Noncash and other costs, net	0.05	0.04	0.11	0.06	0.06	0.11
Total unit costs	1.74	1.95	6.70	1.81	1.95	5.60
Revenue adjustments, primarily for pricing on
prior period open sales	—	—	0.07	—	—	0.09
Gross profit per pound	$1.32	$1.11	$3.03	$1.40	$1.26	$2.51

Copper sales (millions of recoverable pounds)	425	425		454	454
Cobalt sales (millions of contained pounds)			30			25

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

Unit net cash costs (net of cobalt credits) for our Africa mining operations of $1.15 per pound of copper in 2014 were lower than unit net cash costs of $1.21 per pound of copper in 2013, primarily reflecting higher cobalt credits, partly offset by higher site production and delivery costs associated with input and mine logistics support costs.

CAPITAL RESOURCES AND LIQUIDITY

Our consolidated operating cash flows vary with prices realized from copper, gold, molybdenum and oil sales, our sales volumes, production costs, income taxes, other working capital changes and other factors. During 2015, in response to weak market conditions, we took actions to enhance our financial position, including significant reductions in capital spending, production curtailments at certain North and South America mines and actions to reduce operating, exploration and administrative costs (refer to “Operations” for further discussion). In addition, we generated approximately $2 billion in gross proceeds from at-the-market equity programs, and our Board reduced our annual common stock dividend from $1.25 per share to $0.20 per share in March 2015, and subsequently suspended the annual common stock dividend in December 2015. Further weakening of commodity prices in early 2016, and the uncertainty about the timing of economic and commodity price recovery require us to continue taking actions to strengthen our financial position, reduce debt and re-focus our portfolio of assets. Our business strategy is focused on our position as a leading global copper producer. We will continue to manage our production activities, spending on capital projects and operations, and the administration of our business to enhance cash flows, and intend to complete significant asset sale transactions to reduce debt.

Cash
Following is a summary of the U.S. and international components of consolidated cash and cash equivalents, including cash available to the parent company, net of noncontrolling interests' share, taxes and other costs at December 31 (in millions):

	2015	2014
Cash at domestic companies	$6	$78
Cash at international operations	189	239
Total consolidated cash and cash equivalents	195	317
Less: noncontrolling interests’ share	(36)	(47)
Cash, net of noncontrolling interests’ share	159	270
Less: withholding taxes and other	(11)	(16)
Net cash available	$148	$254

Cash held at our international operations is generally used to support our foreign operations' capital expenditures, operating expenses, working capital and other tax payments or other cash needs. Management believes that sufficient liquidity is available in the U.S. from cash balances and availability from our revolving credit facility and uncommitted lines of credit (refer to Note 8). We have not elected to permanently reinvest earnings from our foreign subsidiaries, and we have recorded deferred tax liabilities for foreign earnings that are available to be repatriated to the U.S. From time to time, our foreign subsidiaries distribute earnings to the U.S. through dividends that are subject to applicable withholding taxes and noncontrolling interests' share.

Debt
We continue to focus on cost and capital management and cash flow generation from our operations in the current weak commodity price environment and are taking further immediate actions to reduce debt by pursuing asset sales and joint venture transactions. Following is a summary of our total debt and related weighted-average interest rates at December 31 (in billions, except percentages):

	2015		2014
		Weighted-		Weighted-
		Average		Average
		Interest Rate		Interest Rate
FCX Senior Notes	$11.9	3.8%	$11.9	3.8%
FCX Term Loan[a]	3.0	2.2%	3.0	1.7%
FM O&G LLC Senior Notes	2.5	6.6%	2.6	6.6%
Cerro Verde Credit Facility	1.8	2.8%	0.4	2.1%
Other FCX debt	1.2	3.9%	0.9	3.9%
Total debt	$20.4	3.8%	$18.8	3.8%

a.
In accordance with the mandatory prepayment provision of the amended Term Loan, 50 percent of the proceeds associated with the sale of our interest in TFHL must be applied toward repaying the Term Loan.

As of December 31, 2015, we had $36 million in letters of credit issued and availability of $4.0 billion under our credit facility.

In December 2015, we reached agreement with our bank group to amend the Leverage Ratio (Net Debt/EBITDA, as defined in the agreement) under our revolving credit facility and term loan from the previous limit. In addition, the amendment increased the interest rate spreads under specified conditions and requires prepayment of the term loan with 50 percent of the net proceeds of certain asset dispositions.

On February 26, 2016, we reached agreement with our bank group to amend our revolving credit facility and term loan. The changes pursuant to the revolving credit facility and the term loan included modifications of the maximum leverage ratio and minimum interest expense coverage ratio to provide us with additional flexibility, and the commitment under our revolving credit facility has been reduced by $500 million from $4.0 billion to $3.5 billion. A springing collateral and guarantee trigger was added to the revolving credit facility and term loan. Under this provision, if we have not entered into definitive agreements for asset sales totaling $3.0 billion in aggregate by June 30, 2016, that are reasonably expected to close by December 31, 2016, we will be required to secure the revolving credit facility and term loan with a mutually acceptable collateral and guarantee package. If such asset sales totaling $3.0 billion in aggregate have not occurred by December 31, 2016, then the springing collateral and guarantee trigger will go into effect.

Refer to Notes 8 and 18 for further discussion of our debt, include the modifications to our revolving credit facility and term loan.

Operating Activities
We generated operating cash flows totaling $3.2 billion in 2015 (including $0.4 billion in working capital sources and changes in other tax payments), $5.6 billion in 2014 (net of $0.6 billion for working capital uses and changes in other tax payments) and $6.1 billion in 2013 (net of $0.4 billion for working capital uses and changes in other tax payments).

Lower operating cash flows for 2015, compared with 2014, primarily reflects the impact of lower commodity price realizations, partly offset by an increase in working capital sources mostly associated with accounts receivable associated with settlements of oil and gas derivative contracts and inventories reflecting a decrease in volumes and lower average costs.

Lower operating cash flows for 2014, compared with 2013, reflect the impact of lower copper and gold price realizations and lower copper sales volumes, partly offset by a full year of our oil and gas operations.

Based on current operating plans and subject to future commodity prices for copper, gold, molybdenum and crude oil, we expect estimated operating cash flows for the year 2016, plus available cash and availability under our credit facility and uncommitted lines of credit, to be sufficient to fund our budgeted capital expenditures, scheduled debt maturities, noncontrolling interest distributions and other cash requirements for the year 2016. Refer to “Outlook” for further discussion of projected operating cash flows for the year 2016.

Investing Activities
Capital Expenditures. Capital expenditures, including capitalized interest, totaled $6.35 billion in 2015 (including $2.4 billion for major projects at mining operations and $3.0 billion for oil and gas operations), $7.2 billion in 2014 (including $2.9 billion for major projects at mining operations and $3.2 billion for oil and gas operations) and $5.3 billion in 2013 (including $2.3 billion for major projects at mining operations and $1.45 billion for oil and gas operations).

Lower capital expenditures in 2015, compared with 2014, primarily reflected decreased spending for major projects at mining operations, mostly resulting from the completion of the Morenci mill expansion (substantially completed in May 2014). Higher capital expenditures in 2014, compared with 2013, reflect increased capital expenditures at our oil and gas operations and increased spending for major projects at mining operations primarily associated with the expansion project at Cerro Verde.

Refer to "Outlook" for further discussion of projected capital expenditures for the year 2016.

Dispositions and Acquisitions. In November 2014, we completed the sale of our 80 percent ownership interests in the Candelaria and Ojos del Salado mines for $1.8 billion in cash (after-tax net proceeds of $1.5 billion).

In June 2014, we completed the sale of the Eagle Ford shale assets for cash consideration of $3.1 billion. Approximately $1.3 billion of the proceeds was placed in a like-kind exchange escrow to reinvest in additional oil and gas interests and the remaining net proceeds were used to repay debt. In June 2014 and September 2014, we completed acquisitions of Deepwater GOM interests totaling $1.4 billion.

In June 2013, we paid $3.5 billion in cash (net of cash acquired) for the acquisition of Plains Exploration & Production Company (PXP) and $1.6 billion in cash (net of cash acquired) for the acquisition of MMR.

In March 2013, we paid $348 million (net of cash acquired) for the acquisition of a cobalt chemical refinery in Kokkola, Finland, and the related sales and marketing business. The acquisition was funded 70 percent by us and 30 percent by Lundin Mining Corporation, our joint venture partner.

Refer to Note 2 for further discussion of these dispositions and acquisitions.

Financing Activities
Debt Transactions. Net proceeds from debt in 2015 primarily include borrowings of $1.4 billion under Cerro Verde's nonrecourse senior unsecured credit facility to fund its expansion project.

During 2014, we completed the sale of $3.0 billion of senior notes, which were comprised of four tranches with a weighted-average interest rate of 4.1 percent. The proceeds from these senior notes were used to fund our December 2014 tender offers for $1.14 billion aggregate principal of senior notes (with a weighted-average interest rate of 6.5 percent), essentially all of our 2015 scheduled maturities (including scheduled term loan amortization and $500 million of 1.40% Senior Notes), $300 million in 7.625% Senior Notes, and to repay borrowings under our revolving credit facility. Other senior note redemptions during 2014 include $400 million of our 8.625% Senior Notes, $1.7 billion of the aggregate principal amount of certain senior notes (with a weighted-average interest rate of 6.6 percent) and $210 million of the aggregate principal amount of our 6.625% Senior Notes.

During 2013, we sold $6.5 billion of senior notes in four tranches with a weighted-average interest rate of 3.9 percent, and borrowed $4.0 billion under an unsecured bank term loan with an interest rate of London Interbank

Offered Rate (LIBOR) plus 1.75 percent. Net proceeds from these borrowings were used to fund the acquisitions of PXP and MMR, repay certain debt of PXP and for general corporate purposes. Also in 2013, we redeemed the $299 million of MMR's outstanding 11.875% Senior Notes and $400 million of PXP's 7 5/8% Senior Notes, which were assumed in the acquisitions.

Refer to Note 8 for further discussion of these transactions.

Equity Transactions. Since August 2015 and through January 5, 2016, we sold 210 million shares of common stock, generating gross proceeds of approximately $2 billion under our at-the-market equity programs (including 206 million shares of common stock, generating gross proceeds of $1.96 billion during 2015). Net proceeds from the at-the-market equity programs were used for general corporate purposes, including the repayment of amounts outstanding under the revolving credit facility and other borrowings, and the financing of working capital and capital expenditures. Refer to Note 10 for further discussion.

During 2013, conversion of MMR's 8% Convertible Perpetual Preferred Stock and 5.75% Convertible Perpetual Preferred Stock, Series 1 required cash payments of $228 million. Refer to Note 2 for further discussion.

Dividends. We paid dividends on our common stock totaling $605 million in 2015 (including $115 million for special dividends of $0.1105 per share paid in accordance with the settlement terms of the shareholder derivative litigation), $1.3 billion in 2014 and $2.3 billion in 2013 (including $1.0 billion for a supplemental dividend of $1.00 per share paid in July 2013).

In March 2015, our Board reduced our annual common stock dividend from $1.25 per share to $0.20 per share, and in December 2015, our Board suspended the annual common stock dividend. These actions will provide annual cash savings of approximately $1.6 billion (based on outstanding common shares of 1.25 billion at December 31, 2015) and further enhance our liquidity during this period of weak market conditions. The declaration of dividends is at the discretion of our Board and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board.

Cash dividends and other distributions paid to noncontrolling interests totaled $120 million in 2015, $424 million in 2014 and $256 million in 2013. These payments will vary based on the operating results and cash requirements of our consolidated subsidiaries.

CONTRACTUAL OBLIGATIONS

We have contractual and other long-term obligations, including debt maturities based on the principal amounts, which we expect to fund with available cash, projected operating cash flows, availability under our revolving credit facility or future financing transactions, if necessary. Following is summary of these various obligations at December 31, 2015 (in millions):

	Total	2016	2017 to 2018	2019 to 2020	Thereafter
Debt maturities[a]	$20,347	$649	$5,199	$4,311	$10,188
Scheduled interest payment obligations[b]	7,258	760	1,428	1,155	3,915
ARO and environmental obligations[c]	8,538	324	907	325	6,982
Take-or-pay contracts:
Mining operations[d]	2,156	1,150	481	112	413
Oil and gas operations[e]	1,773	1,035	615	54	69
Operating lease obligations	337	54	89	48	146
Total[f]	$40,409	$3,972	$8,719	$6,005	$21,713

a.
As discussed in Note 2, in accordance with the mandatory prepayment provisions of the amended Term Loan, 50 percent of the proceeds associated with the sale of TFHL must be applied toward repaying the Term Loan.

b.	Scheduled interest payment obligations were calculated using stated coupon rates for fixed-rate debt and interest rates applicable at December 31, 2015, for variable-rate debt.

c.
Represents estimated cash payments, on an undiscounted and unescalated basis, associated with ARO and environmental activities (including $2.1 billion for our oil and gas operations and $180 million associated with discontinued operations). The timing and the amount of these payments could change as a result of changes in regulatory requirements, changes in scope and timing of ARO activities, the settlement of environmental matters and as actual spending occurs. Refer to Note 12 for additional discussion of environmental and ARO matters.

d.
Represents contractual obligations for purchases of goods or services agreements enforceable and legally binding and that specify all significant terms including the procurement of copper concentrate ($854 million), electricity ($601 million) and transportation services ($450 million). Some of our take-or-pay contracts are settled based on the prevailing market rate for the service or commodity purchased, and in some cases, the amount of the actual obligation may change over time because of market conditions. Obligations for copper concentrate provide for deliveries of specified volumes to Atlantic Copper at market-based prices. Electricity obligations are primarily for contractual minimum demand at the South America mines. Transportation obligations are primarily for South America contracted ocean freight.

e.
Represents contractual obligations for purchases of goods or service agreements enforceable and legally binding and that specify all significant terms, including minimum commitments for Deepwater GOM drillships ($1.2 billion) and transportation services ($221 million). Drillship obligations provide for an operating rate over the contractual term. Transportation obligations are primarily for FM O&G contracted rates for natural gas and crude oil gathering systems.

f.
This table excludes certain other obligations in our consolidated balance sheets, such as estimated funding for pension, postretirement and other employee benefit obligations as the funding may vary from year to year based on changes in the fair value of plan assets and actuarial assumptions, commitments and contingencies totaling $101 million and unrecognized tax benefits totaling $152 million where the timing of settlement is not determinable, and other less significant amounts. This table also excludes purchase orders for the purchase of inventory and other goods and services, as purchase orders typically represent authorizations to purchase rather than binding agreements.

In addition to our debt maturities and other contractual obligations discussed above, we have other commitments, which we expect to fund with available cash, projected operating cash flows, available credit facilities or future financing transactions, if necessary. These include (i) PT-FI's commitment to provide one percent of its annual revenue for the development of the local people in its area of operations through the Freeport Partnership Fund for Community Development, (ii) TFM's commitment to provide 0.3 percent of net sales revenue from production for the development of the local people in its area of operations, (iii) Cerro Verde's scheduled installment payments for disputed mining royalty assessments and (iv) other commercial commitments, including standby letters of credit, surety bonds and guarantees. Refer to Notes 12 and 13 for further discussion.

CONTINGENCIES

Environmental
The cost of complying with environmental laws is a fundamental and substantial cost of our business. At December 31, 2015, we had $1.2 billion recorded in our consolidated balance sheet for environmental obligations attributed to CERCLA or analogous state programs and for estimated future costs associated with environmental obligations that are considered probable based on specific facts and circumstances.

During 2015, we incurred environmental capital expenditures and other environmental costs (including our joint venture partners’ shares) of $420 million for programs primarily to comply with applicable environmental laws and regulations that affect our operations, compared with $404 million in 2014 and $594 million in 2013. Higher costs in 2013 primarily reflect the completion of a water treatment facility at one of our molybdenum mines.

For 2016, we expect to incur approximately $493 million of aggregate environmental capital expenditures and other environmental costs, which are part of our overall 2016 operating budget. The timing and amount of estimated payments could change as a result of changes in regulatory requirements, changes in scope and timing of reclamation activities, the settlement of environmental matters and as actual spending occurs.

Refer to Note 12 and "Risk Factors" contained in Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015, for further information about environmental regulation, including significant environmental matters.

Asset Retirement Obligations
We recognize AROs as liabilities when incurred, with the initial measurement at fair value. These obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to cost of sales. Mine reclamation costs for disturbances are recorded as an ARO and as a related asset retirement cost (ARC) (included in property, plant, equipment and development costs) in the period of disturbance. Oil and gas plugging and abandonment costs are recognized as an ARO and as a related ARC (included in oil and gas properties) in the period in which the well is drilled or acquired. Our cost estimates are reflected on a third-party cost basis and comply with our legal obligation to retire tangible, long-lived assets. At December 31, 2015, we had $2.8 billion recorded in our consolidated balance sheet for AROs, including $1.1 billion related to our oil and gas properties. Spending on AROs totaled $132 million in 2015, $101 million in 2014 and $97 million in 2013 (including $92 million in 2015, $74 million in 2014 and $64 million in 2013 for our oil and gas operations). For 2016, we expect to incur approximately $172 million for ARO payments. Refer to Note 12 for further discussion.

Litigation and Other Contingencies
Refer to Notes 2 and 12 and "Legal Proceedings" contained in Part I, Item 3. of our annual report on Form 10-K for the year ended December 31, 2015, for further discussion of contingencies associated with legal proceedings and other matters.

DISCLOSURES ABOUT MARKET RISKS

Commodity Price Risk
Metals. Our consolidated revenues from our mining operations primarily include the sale of copper concentrate, copper cathode, copper rod, gold and molybdenum. Our financial results can vary significantly as a result of fluctuations in the market prices primarily from copper, gold and molybdenum. For projected sensitivities of our operating cash flow to changes in commodity prices, refer to "Outlook." World market prices for these commodities have fluctuated historically and are affected by numerous factors beyond our control. Refer to "Risk Factors" contained in Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015, for further discussion of financial risks associated with fluctuations in the market prices of the commodities we sell.

For 2015, 43 percent of our mined copper was sold in concentrate, 33 percent as cathode (including copper from Tenke) and 24 percent as rod from North America operations. Substantially all of our copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted LME monthly average spot copper prices. We receive market prices based on prices in the specified future period, which results in price fluctuations recorded through revenues until the date of settlement. We record revenues and invoice customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on our provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. To the extent final prices are higher or lower than what was recorded on a provisional basis, an increase or decrease to revenues is recorded each reporting period until the date of final pricing. Accordingly, in times of rising copper prices, our revenues benefit from adjustments to the final pricing of provisionally priced sales pursuant to contracts entered into in prior periods; in times of falling copper prices, the opposite occurs. The unfavorable impacts of net adjustments to the prior years' provisionally priced copper sales for the years ended December 31 (in millions, except per share amounts):

	2015	2014	2013
Revenues	$(100)	$(117)	$(28)
Net income attributable to common stock	$(50)	$(65)	$(12)
Net income per share attributable to common stock	$(0.05)	$(0.06)	$(0.01)

At December 31, 2015, we had provisionally priced copper sales at our copper mining operations (including Tenke) totaling 515 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $2.13 per pound, subject to final pricing over the next several months. We estimate that each $0.05 change in the price realized from the December 31, 2015, provisional price recorded would have an approximate $19 million effect on 2016 net income attributable to common stock. The LME spot copper price closed at $2.08 per pound on February 19, 2016.

Oil & Gas. Our financial results from oil and gas operations vary with fluctuations in crude oil prices and, to a lesser extent natural gas prices. Market prices for crude oil and natural gas have fluctuated historically and are affected by numerous factors beyond our control. Refer to "Risk Factors" contained in Part 1, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2015, for further discussion of financial risks associated with fluctuations in the market prices of the commodities we sell.

Foreign Currency Exchange Risk
The functional currency for most of our operations is the U.S. dollar. Substantially all of our revenues and a significant portion of our costs are denominated in U.S. dollars; however, some costs and certain asset and liability accounts are denominated in local currencies, including the Indonesian rupiah, Australian dollar, Chilean peso, Peruvian sol and euro. We recognized foreign currency translation losses on balances denominated in foreign currencies totaling $90 million in 2015, $2 million in 2014 and $38 million in 2013, primarily at our Indonesia and South America mines. Generally, our operating results are positively affected when the U.S. dollar strengthens in relation to those foreign currencies and adversely affected when the U.S. dollar weakens in relation to those foreign currencies. Following is a summary of estimated annual payments and the impact of changes in foreign currency rates on our annual operating costs:

	Exchange Rate per $1 at December 31,			Estimated Annual Payments		10% Change in Exchange Rate (in millions)[a]
	2015	2014	2013	(in local currency)	(in millions)[b]	Increase	Decrease
Indonesia
Rupiah	13,726	12,378	12,128	8.8 trillion	$641	$(58)	$71
Australian dollar	1.37	1.22	1.12	200 million	$146	$(13)	$15
South America
Chilean peso	710	607	525	155 billion	$218	$(20)	$25
Peruvian sol	3.41	2.99	2.80	835 million	$244	$(22)	$27
Atlantic Copper
Euro	0.92	0.82	0.73	135 million	$147	$(13)	$15

a.	Reflects the estimated impact on annual operating costs assuming a 10 percent increase or decrease in the exchange rate reported at December 31, 2015.

b.	Based on December 31, 2015, exchange rates.

Interest Rate Risk
At December 31, 2015, we had total debt maturities based on the principal amounts of $20.3 billion, of which approximately 32 percent was variable-rate debt with interest rates based on the LIBOR or the Euro Interbank Offered Rate. The table below presents average interest rates for our scheduled maturities of principal for our outstanding debt (excluding fair value adjustments) and the related fair values at December 31, 2015 (in millions, except percentages):

	2016	2017	2018	2019	2020	Thereafter	Fair Value
Fixed-rate debt	$3	$1,251	$1,500	$237	$1,618	$10,084	$9,473
Average interest rate	1.4%	2.2%	2.4%	6.1%	4.4%	4.9%	4.4%

Variable-rate debt	$646	$542	$1,906	$1,202	$1,254	$104	$4,514
Average interest rate	1.6%	2.5%	2.5%	2.8%	2.2%	4.3%	2.4%

NEW ACCOUNTING STANDARDS

We do not expect the provisions of recently issued accounting standards to have a significant impact on our future financial statements and disclosures. Refer to Note 1 for further discussion.

OFF-BALANCE SHEET ARRANGEMENTS

Refer to Note 13 for discussion of off-balance sheet arrangements.

PRODUCT REVENUES AND PRODUCTION COSTS

Mining Product Revenues and Unit Net Cash Costs
Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of our mining operations expressed on a basis relating to the primary metal product for the respective operations. We use this measure for the same purpose and for monitoring operating performance by our mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although our measures may not be comparable to similarly titled measures reported by other companies.

We present gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. We use the by-product method in our presentation of gross profit per pound of copper because (i) the majority of our revenues are copper revenues, (ii) we mine ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of our costs to revenues from the copper, gold, molybdenum and other metals we produce, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by our management and the Board to monitor operations. In the co-product method presentation below, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

We show revenue adjustments for prior period open sales as separate line items. Because these adjustments do not result from current period sales, we have reflected these separately from revenues on current period sales. Noncash and other costs consist of items such as stock-based compensation costs, start-up costs, inventory adjustments, long-lived asset impairments, restructuring, write-offs of equipment and/or unusual charges, which are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules for our mining operations are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in our consolidated financial statements.

Oil and Gas Product Revenues and Cash Production Costs per Unit
Realized revenues and cash production costs per unit are measures intended to provide investors with information about the cash operating margin of our oil and gas operations expressed on a basis relating to each product sold. We use this measure for the same purpose and for monitoring operating performance by our oil and gas operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Our measures may not be comparable to similarly titled measures reported by other companies.

We show revenue adjustments from derivative contracts as separate line items. Because these adjustments do not result from oil and gas sales, these gains and losses have been reflected separately from revenues on current period sales. Additionally, accretion, charges for asset retirement obligations and other costs, such as idle/terminated rig costs, inventory write-downs and/or unusual charges, are removed from production and delivery costs in the calculation of cash production costs per BOE. The following schedules include calculations of oil and gas product revenues and cash production costs together with a reconciliation to amounts reported in our consolidated financial statements.

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
(In millions)	By-Product		Co-Product Method
	Method		Copper		Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,907		$4,907		$261	$102	$5,270
Site production and delivery, before net noncash
and other costs shown below	3,339		3,161		209	71	3,441
By-product credits	(261)		—		—	—	—
Treatment charges	240		233		—	7	240
Net cash costs	3,318		3,394		209	78	3,681
Depreciation, depletion and amortization	558		528		20	10	558
Copper and molybdenum inventory adjustments	142		139		2	1	142
Noncash and other costs, net	233	[c]	225		6	2	233
Total costs	4,251		4,286		237	91	4,614
Revenue adjustments, primarily for pricing on prior period open sales	(28)		(28)		—	—	(28)
Gross profit	$628		$593		$24	$11	$628

Copper sales (millions of recoverable pounds)	1,985		1,985
Molybdenum sales (millions of recoverable pounds)[a]					37

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.47		$2.47		$7.02
Site production and delivery, before net noncash
and other costs shown below	1.68		1.59		5.61
By-product credits	(0.13)		—		—
Treatment charges	0.12		0.12		—
Unit net cash costs	1.67		1.71		5.61
Depreciation, depletion and amortization	0.28		0.27		0.53
Copper and molybdenum inventory adjustments	0.07		0.07		0.07
Noncash and other costs, net	0.12	[c]	0.11		0.16
Total unit costs	2.14		2.16		6.37
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)		(0.01)		—
Gross profit per pound	$0.32		$0.30		$0.65

Reconciliation to Amounts Reported						Copper and
(In millions)					Depreciation,	Molybdenum
			Production		Depletion and	Inventory
	Revenues		and Delivery		Amortization	Adjustments
Totals presented above	$5,270		$3,441		$558	$142
Treatment charges	—		240		—	—
Noncash and other costs, net	—		233	[c]	—	—
Revenue adjustments, primarily for pricing on prior period open sales	(28)		—		—	—
Eliminations and other	(116)		(115)		2	—
North America copper mines	5,126		3,799		560	142
Other mining & eliminations[d]	7,486		5,684		862	196
Total mining	12,612		9,483		1,422	338
U.S. oil & gas operations	1,994		1,211		1,804	—
Corporate, other & eliminations	1		(1)		14	—
As reported in FCX’s consolidated financial statements	$14,607		$10,693		$3,240	$338

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $99 million ($0.05 per pound) for impairment, restructuring charges and other net charges.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Year Ended December 31, 2014
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$5,186	$5,186	$386	$120	$5,692
Site production and delivery, before net noncash
and other costs shown below	3,057	2,860	226	78	3,164
By-product credits	(399)	—	—	—	—
Treatment charges	203	198	—	5	203
Net cash costs	2,861	3,058	226	83	3,367
Depreciation, depletion and amortization	473	448	19	6	473
Noncash and other costs, net	149	146	2	1	149
Total costs	3,483	3,652	247	90	3,989
Revenue adjustments, primarily for pricing on prior period open sales	(7)	(7)	—	—	(7)
Gross profit	$1,696	$1,527	$139	$30	$1,696

Copper sales (millions of recoverable pounds)	1,657	1,657
Molybdenum sales (millions of recoverable pounds)[a]			33

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.13	$3.13	$11.74
Site production and delivery, before net noncash
and other costs shown below	1.85	1.73	6.85
By-product credits	(0.24)	—	—
Treatment charges	0.12	0.12	—
Unit net cash costs	1.73	1.85	6.85
Depreciation, depletion and amortization	0.29	0.27	0.60
Noncash and other costs, net	0.09	0.09	0.07
Total unit costs	2.11	2.21	7.52
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	—
Gross profit per pound	$1.02	$0.92	$4.22

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$5,692	$3,164	$473
Treatment charges	—	203	—
Noncash and other costs, net	—	149	—
Revenue adjustments, primarily for pricing on prior period open sales	(7)	—	—
Eliminations and other	(69)	(76)	11
North America copper mines	5,616	3,440	484
Other mining & eliminations[c]	9,675	6,437	846
Total mining	15,291	9,877	1,330
U.S. oil & gas operations	4,710	1,237	2,291
Corporate, other & eliminations	—	2	14
As reported in FCX’s consolidated financial statements	$20,001	$11,116	$3,635

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Year Ended December 31, 2013
(In millions)	By-Product		Co-Product Method
	Method		Copper		Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,752		$4,752		$349	$106	$5,207
Site production and delivery, before net noncash
and other costs shown below	2,828		2,744		123	74	2,941
By-product credits	(342)		—		—	—	—
Treatment charges	155		151		—	4	155
Net cash costs	2,641		2,895		123	78	3,096
Depreciation, depletion and amortization	391		378		7	6	391
Noncash and other costs, net	202	[c]	200		1	1	202
Total costs	3,234		3,473		131	85	3,689
Revenue adjustments, primarily for pricing on prior period open sales	(4)		(4)		—	—	(4)
Gross profit	$1,514		$1,275		$218	$21	$1,514

Copper sales (millions of recoverable pounds)	1,416		1,416
Molybdenum sales (millions of recoverable pounds)[a]					32

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.36		$3.36		$10.79
Site production and delivery, before net noncash
and other costs shown below	2.00		1.94		3.79
By-product credits	(0.24)		—		—
Treatment charges	0.11		0.11		—
Unit net cash costs	1.87		2.05		3.79
Depreciation, depletion and amortization	0.28		0.27		0.22
Noncash and other costs, net	0.14	[c]	0.14		0.04
Total unit costs	2.29		2.46		4.05
Revenue adjustments, primarily for pricing
on prior period open sales	—		—		—
Gross profit per pound	$1.07		$0.90		$6.74

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
	Revenues		and Delivery		Amortization
Totals presented above	$5,207		$2,941		$391
Treatment charges	—		155		—
Noncash and other costs, net	—		202	[c]	—
Revenue adjustments, primarily for pricing on prior period open sales	(4)		—		—
Eliminations and other	(20)		(32)		11
North America copper mines	5,183		3,266		402
Other mining & eliminations[d]	11,528		7,123		774
Total mining	16,711		10,389		1,176
U.S. oil & gas operations	2,616		682		1,364
Corporate, other & eliminations	4		7		11
As reported in FCX’s consolidated financial statements	$19,331		$11,078		$2,551

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to our molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Includes $76 million ($0.05 per pound) associated with updated mine plans at Morenci that resulted in a loss in recoverable copper in leach stockpiles.

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$2,075	$2,075	$65	$2,140
Site production and delivery, before net noncash
and other costs shown below	1,393	1,355	59	1,414
By-product credits	(44)	—	—	—
Treatment charges	161	161	—	161
Royalty on metals	4	4	—	4
Net cash costs	1,514	1,520	59	1,579
Depreciation, depletion and amortization	352	341	11	352
Copper inventory adjustments	73	73	—	73
Noncash and other costs, net	41	41	—	41
Total costs	1,980	1,975	70	2,045
Revenue adjustments, primarily for pricing on prior period open sales	(28)	(28)	—	(28)
Gross profit (loss)	$67	$72	$(5)	$67

Copper sales (millions of recoverable pounds)	871	871

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.38	$2.38
Site production and delivery, before net noncash
and other costs shown below	1.60	1.56
By-product credits	(0.05)	—
Treatment charges	0.19	0.19
Royalty on metals	—	—
Unit net cash costs	1.74	1.75
Depreciation, depletion and amortization	0.40	0.39
Copper inventory adjustments	0.08	0.08
Noncash and other costs, net	0.05	0.05
Total unit costs	2.27	2.27
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)
Gross profit per pound	$0.08	$0.08

Reconciliation to Amounts Reported				Copper and
(In millions)			Depreciation,	Molybdenum
		Production	Depletion and	Inventory
	Revenues	and Delivery	Amortization	Adjustments
Totals presented above	$2,140	$1,414	$352	$73
Treatment charges	(161)	—	—	—
Royalty on metals	(4)	—	—	—
Noncash and other costs, net	—	41	—	—
Revenue adjustments, primarily for pricing on prior period open sales	(28)	—	—	—
Eliminations and other	(13)	(17)	—	—
South America mining	1,934	1,438	352	73
Other mining & eliminations[b]	10,678	8,045	1,070	265
Total mining	12,612	9,483	1,422	338
U.S. oil & gas operations	1,994	1,211	1,804	—
Corporate, other & eliminations	1	(1)	14	—
As reported in FCX’s consolidated financial statements	$14,607	$10,693	$3,240	$338

a.
Includes silver sales of 2.0 million ounces ($14.48 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to our molybdenum sales company at market-based pricing.

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Year Ended December 31, 2014
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$3,498		$3,498	$269	$3,767
Site production and delivery, before net noncash
and other costs shown below	1,839		1,710	151	1,861
By-product credits	(247)		—	—	—
Treatment charges	191		191	—	191
Royalty on metals	6		5	1	6
Net cash costs	1,789	[b]	1,906	152	2,058
Depreciation, depletion and amortization	367		345	22	367
Noncash and other costs, net	67		64	3	67
Total costs	2,223		2,315	177	2,492
Revenue adjustments, primarily for pricing on prior period open sales	(65)		(65)	—	(65)
Gross profit	$1,210		$1,118	$92	$1,210

Copper sales (millions of recoverable pounds)	1,135	[b]	1,135

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.08		$3.08
Site production and delivery, before net noncash
and other costs shown below	1.62		1.51
By-product credits	(0.22)		—
Treatment charges	0.17		0.17
Royalty on metals	0.01		—
Unit net cash costs	1.58	[b]	1.68
Depreciation, depletion and amortization	0.32		0.31
Noncash and other costs, net	0.06		0.06
Total unit costs	1.96		2.05
Revenue adjustments, primarily for pricing
on prior period open sales	(0.05)		(0.05)
Gross profit per pound	$1.07		$0.98

Reconciliation to Amounts Reported
(In millions)				Depreciation,
			Production	Depletion and
	Revenues		and Delivery	Amortization
Totals presented above	$3,767		$1,861	$367
Treatment charges	(191)		—	—
Royalty on metals	(6)		—	—
Noncash and other costs, net	—		67	—
Revenue adjustments, primarily for pricing on prior period open sales	(65)		—	—
Eliminations and other	27		11	—
South America mining	3,532		1,939	367
Other mining & eliminations[c]	11,759		7,938	963
Total mining	15,291		9,877	1,330
U.S. oil & gas operations	4,710		1,237	2,291
Corporate, other & eliminations	—		2	14
As reported in FCX’s consolidated financial statements	$20,001		$11,116	$3,635

a.
Includes gold sales of 67 thousand ounces ($1,271 per ounce average realized price) and silver sales of 2.9 million ounces ($18.54 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to our molybdenum sales company at market-based pricing.

b.Following is a reconciliation of South America mining's 2014 unit net cash costs, excluding the Candelaria and Ojos del Salado mines:

	Net Cash Costs (in millions)	Copper Sales (millions of recoverable pounds)	Unit Net Cash Costs (per pound of copper)
Presented above	$1,789	1,135	$1.58
Less: Candelaria and Ojos del Salado mines	425	268
	$1,364	867	$1.57

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Year Ended December 31, 2013
(In millions)	By-Product		Co-Product Method
	Method		Copper		Other[a]	Total
Revenues, excluding adjustments	$4,366		$4,366		$374	$4,740
Site production and delivery, before net noncash
and other costs shown below	2,023	[b]	1,875		170	2,045
By-product credits	(352)		—		—	—
Treatment charges	226		226		—	226
Net cash costs	1,897	[c]	2,101		170	2,271
Depreciation, depletion and amortization	346		323		23	346
Noncash and other costs, net	49		44		5	49
Total costs	2,292		2,468		198	2,666
Revenue adjustments, primarily for pricing on prior period open sales	(28)		(28)		—	(28)
Gross profit	$2,046		$1,870		$176	$2,046

Copper sales (millions of recoverable pounds)	1,325	[c]	1,325

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.30		$3.30
Site production and delivery, before net noncash
and other costs shown below	1.53	[b]	1.42
By-product credits	(0.27)		—
Treatment charges	0.17		0.17
Unit net cash costs	1.43	[c]	1.59
Depreciation, depletion and amortization	0.26		0.24
Noncash and other costs, net	0.04		0.03
Total unit costs	1.73		1.86
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)		(0.03)
Gross profit per pound	$1.54		$1.41

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
	Revenues		and Delivery		Amortization
Totals presented above	$4,740		$2,045	[b]	$346
Treatment charges	(226)		—		—
Noncash and other costs, net	—		49		—
Revenue adjustments, primarily for pricing on prior period open sales	(28)		—		—
Eliminations and other	(1)		(25)		—
South America mining	4,485		2,069		346
Other mining & eliminations[d]	12,226		8,320		830
Total mining	16,711		10,389		1,176
U.S. oil & gas operations	2,616		682		1,364
Corporate, other & eliminations	4		7		11
As reported in FCX’s consolidated financial statements	$19,331		$11,078		$2,551

a.
Includes gold sales of 102 thousand ounces ($1,350 per ounce average realized price) and silver sales of 4.1 million ounces ($21.88 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to our molybdenum sales company at market-based pricing.

b.	Includes $36 million ($0.03 per pound) associated with labor agreement costs at Cerro Verde.
c.Following is a reconciliation of South America mining's 2014 unit net cash costs, excluding the Candelaria and Ojos del Salado mines:

	Net Cash Costs (in millions)	Copper Sales (millions of recoverable pounds)	Unit Net Cash Costs (per pound of copper)
Presented above	$1,897	1,325	$1.43
Less: Candelaria and Ojos del Salado	564	424
	$1,333	901	$1.48

d.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,735	$1,735	$1,382	$31	$3,148
Site production and delivery, before net noncash
and other costs shown below	1,780	981	781	18	1,780
Gold and silver credits	(1,422)	—	—	—	—
Treatment charges	231	127	101	3	231
Export duties	109	60	48	1	109
Royalty on metals	114	63	50	1	114
Net cash costs	812	1,231	980	23	2,234
Depreciation and amortization	293	161	129	3	293
Noncash and other costs, net	38	21	17	—	38
Total costs	1,143	1,413	1,126	26	2,565
Revenue adjustments, primarily for pricing on prior period open sales	(50)	(50)	8	1	(41)
PT Smelting intercompany profit	10	5	5	—	10
Gross profit	$552	$277	$269	$6	$552

Copper sales (millions of recoverable pounds)	744	744
Gold sales (thousands of recoverable ounces)			1,224

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.33	$2.33	$1,129
Site production and delivery, before net noncash
and other costs shown below	2.39	1.32	638
Gold and silver credits	(1.91)	—	—
Treatment charges	0.31	0.17	83
Export duties	0.15	0.08	39
Royalty on metals	0.15	0.09	41
Unit net cash costs	1.09	1.66	801
Depreciation and amortization	0.39	0.22	105
Noncash and other costs, net	0.05	0.03	14
Total unit costs	1.53	1.91	920
Revenue adjustments, primarily for pricing
on prior period open sales	(0.07)	(0.06)	7
PT Smelting intercompany profit	0.01	0.01	4
Gross profit per pound/ounce	$0.74	$0.37	$220

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$3,148	$1,780	$293
Treatment charges	(231)	—	—
Export duties	(109)	—	—
Royalty on metals	(114)	—	—
Noncash and other costs, net	—	38	—
Revenue adjustments, primarily for pricing on prior period open sales	(41)	—	—
PT Smelting intercompany profit	—	(10)	—
Indonesia mining	2,653	1,808	293
Other mining & eliminations[b]	9,959	7,675	1,129
Total mining	12,612	9,483	1,422
U.S. oil & gas operations	1,994	1,211	1,804
Corporate, other & eliminations	1	(1)	14
As reported in FCX’s consolidated financial statements	$14,607	$10,693	$3,240
a.Includes silver sales of 2.1 million ounces ($14.81 per ounce average realized price).

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Year Ended December 31, 2014
(In millions)	By-Product		Co-Product Method
	Method		Copper		Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,998		$1,998		$1,434	$39	$3,471
Site production and delivery, before net noncash
and other costs shown below	1,831		1,054		757	20	1,831
Gold and silver credits	(1,491)		—		—	—	—
Treatment charges	171		99		70	2	171
Export duties	77		44		32	1	77
Royalty on metals	115		66		48	1	115
Net cash costs	703		1,263		907	24	2,194
Depreciation and amortization	266		153		110	3	266
Noncash and other costs, net	191	[b]	110		79	2	191
Total costs	1,160		1,526		1,096	29	2,651
Revenue adjustments, primarily for pricing on prior period open sales	(55)		(55)		18	—	(37)
PT Smelting intercompany profit	34		20		14	—	34
Gross profit	$817		$437		$370	$10	$817

Copper sales (millions of recoverable pounds)	664		664
Gold sales (thousands of recoverable ounces)					1,168

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.01		$3.01		$1,229
Site production and delivery, before net noncash
and other costs shown below	2.76		1.59		648
Gold and silver credits	(2.25)		—		—
Treatment charges	0.26		0.15		61
Export duties	0.12		0.06		27
Royalty on metals	0.17		0.10		41
Unit net cash costs	1.06		1.90		777
Depreciation and amortization	0.40		0.23		94
Noncash and other costs, net	0.29	[b]	0.17		68
Total unit costs	1.75		2.30		939
Revenue adjustments, primarily for pricing
on prior period open sales	(0.08)		(0.08)		15
PT Smelting intercompany profit	0.05		0.03		12
Gross profit per pound/ounce	$1.23		$0.66		$317

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
	Revenues		and Delivery		Amortization
Totals presented above	$3,471		$1,831		$266
Treatment charges	(171)		—		—
Export duties	(77)		—		—
Royalty on metals	(115)		—		—
Noncash and other costs, net	—		191	[b]	—
Revenue adjustments, primarily for pricing on prior period open sales	(37)		—		—
PT Smelting intercompany profit	—		(34)		—
Indonesia mining	3,071		1,988		266
Other mining & eliminations[c]	12,220		7,889		1,064
Total mining	15,291		9,877		1,330
U.S. oil & gas operations	4,710		1,237		2,291
Corporate, other & eliminations	—		2		14
As reported in FCX’s consolidated financial statements	$20,001		$11,116		$3,635

a.	Includes silver sales of 2.2 million ounces ($17.42 per ounce average realized price).

b.	Includes $143 million ($0.22 per pound) of fixed costs charged directly to cost of sales as a result of the impact of export restrictions on PT-FI's operating rates.

c.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Year Ended December 31, 2013
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$2,903	$2,903	$1,438	$61	$4,402
Site production and delivery, before net noncash
and other costs shown below	2,174	1,434	710	30	2,174
Gold and silver credits	(1,497)	—	—	—	—
Treatment charges	205	135	67	3	205
Royalty on metals	109	72	36	1	109
Net cash costs	991	1,641	813	34	2,488
Depreciation and amortization	247	163	80	4	247
Noncash and other costs, net	116	77	38	1	116
Total costs	1,354	1,881	931	39	2,851
Revenue adjustments, primarily for pricing on prior period open sales	1	1	(2)	—	(1)
PT Smelting intercompany loss	(19)	(12)	(6)	(1)	(19)
Gross profit	$1,531	$1,011	$499	$21	$1,531

Copper sales (millions of recoverable pounds)	885	885
Gold sales (thousands of recoverable ounces)			1,096

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.28	$3.28	$1,312
Site production and delivery, before net noncash
and other costs shown below	2.46	1.62	648
Gold and silver credits	(1.69)	—	—
Treatment charges	0.23	0.15	61
Royalty on metals	0.12	0.08	33
Unit net cash costs	1.12	1.85	742
Depreciation and amortization	0.28	0.19	73
Noncash and other costs, net	0.13	0.09	35
Total unit costs	1.53	2.13	850
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	(1)
PT Smelting intercompany loss	(0.02)	(0.01)	(6)
Gross profit per pound/ounce	$1.73	$1.14	$455

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$4,402	$2,174	$247
Treatment charges	(205)	—	—
Royalty on metals	(109)	—	—
Noncash and other costs, net	—	116	—
Revenue adjustments, primarily for pricing on prior period open sales	(1)	—	—
PT Smelting intercompany loss	—	19	—
Indonesia mining	4,087	2,309	247
Other mining & eliminations[b]	12,624	8,080	929
Total mining	16,711	10,389	1,176
U.S. oil & gas operations	2,616	682	1,364
Corporate, other & eliminations	4	7	11
As reported in FCX’s consolidated financial statements	$19,331	$11,078	$2,551

a.	Includes silver sales of 2.9 million ounces ($21.32 per ounce average realized price).

b.	Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16.

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

		Years Ended December 31,
(In millions)		2015		2014	2013
Revenues, excluding adjustments[a]		$388		$630	$566
Site production and delivery, before net noncash
and other costs shown below		299		321	303
Treatment charges and other		40		43	44
Net cash costs		339		364	347
Depreciation, depletion and amortization		97		92	82
Molybdenum inventory adjustments		11		—	—
Noncash and other costs, net		13	[b]	7	14
Total costs		460		463	443
Gross (loss) profit		$(72)		$167	$123

Molybdenum sales (millions of recoverable pounds)[a]		48		51	49

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]		$8.14		$12.28	$11.65
Site production and delivery, before net noncash
and other costs shown below		6.27		6.24	6.24
Treatment charges and other		0.84		0.84	0.91
Unit net cash costs		7.11		7.08	7.15
Depreciation, depletion and amortization		2.04		1.80	1.68
Molybdenum inventory adjustments		0.22		—	—
Noncash and other costs, net		0.28	[b]	0.15	0.29
Total unit costs		9.65		9.03	9.12
Gross (loss) profit per pound		$(1.51)		$3.25	$2.53

Reconciliation to Amounts Reported					Copper and
(In millions)				Depreciation,	Molybdenum
		Production		Depletion and	Inventory
Year Ended December 31, 2015	Revenues	and Delivery		Amortization	Adjustments
Totals presented above	$388	$299		$97	$11
Treatment charges and other	(40)	—		—	—
Noncash and other costs, net	—	13	[b]	—	—
Molybdenum mines	348	312		97	11
Other mining & eliminations[c]	12,264	9,171		1,325	327
Total mining	12,612	9,483		1,422	338
U.S. oil & gas operations	1,994	1,211		1,804	—
Corporate, other & eliminations	1	(1)		14	—
As reported in FCX’s consolidated financial statements	$14,607	$10,693		$3,240	$338

Year Ended December 31, 2014
Totals presented above	$630	$321		$92	$—
Treatment charges and other	(43)	—		—	—
Noncash and other costs, net	—	7		—	—
Molybdenum mines	587	328		92	—
Other mining & eliminations[c]	14,704	9,549		1,238	6
Total mining	15,291	9,877		1,330	6
U.S. oil & gas operations	4,710	1,237		2,291	—
Corporate, other & eliminations	—	2		14	—
As reported in FCX’s consolidated financial statements	$20,001	$11,116		$3,635	$6

Year Ended December 31, 2013
Totals presented above	$566	$303		$82	$—
Treatment charges and other	(44)	—		—	—
Noncash and other costs, net	—	14		—	—
Molybdenum mines	522	317		82	—
Other mining & eliminations[c]	16,189	10,072		1,094	3
Total mining	16,711	10,389		1,176	3
U.S. oil & gas operations	2,616	682		1,364	—
Corporate, other & eliminations	4	7		11	—
As reported in FCX’s consolidated financial statements	$19,331	$11,078		$2,551	$3

a.
Reflects sales of the molybdenum mines' production to the molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, the consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.	Includes $7 million ($0.15 per pound) for restructuring and other charges.

c.
Represents the combined total for all other mining operations and the related eliminations, as presented in Note 16. Also includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced by the molybdenum mines and by certain of the North and South America copper mines.

U.S. Oil & Gas Product Revenues, Cash Production Costs and Realizations

Year Ended December 31, 2015
					Total
		Natural			U.S. Oil
(In millions)	Oil	Gas		NGLs	& Gas
Oil and gas revenues before derivatives	$1,607	$232		$46	$1,885
Cash gains on derivative contracts	406	—		—	406
Realized revenues	$2,013	$232		$46	2,291
Less: cash production costs					979
Cash operating margin					1,312
Less: depreciation, depletion and amortization					1,804
Less: impairment of oil and gas properties					12,980
Less: accretion and other costs					232	[a]
Plus: net noncash mark-to-market losses on derivative contracts					(319)
Plus: other net adjustments					22
Gross loss					$(14,001)

Oil (MMBbls)	35.3
Gas (Bcf)		89.7
NGLs (MMBbls)				2.4
Oil Equivalents (MMBOE)					52.6

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMBtu)		(per barrel)	Per BOE
Oil and gas revenues before derivatives	$45.58	$2.59		$18.90	$35.82
Cash gains on derivative contracts	11.53	—		—	7.72
Realized revenues	$57.11	$2.59		$18.90	43.54
Less: cash production costs					18.59
Cash operating margin					24.95
Less: depreciation, depletion and amortization					34.28
Less: impairment of oil and gas properties					246.67
Less: accretion and other costs					4.41	[a]
Plus: net noncash mark-to-market losses on derivative contracts					(6.07)
Plus: other net adjustments					0.43
Gross loss					$(266.05)

Reconciliation to Amounts Reported
(In millions)				Depreciation,	Impairment of
		Production		Depletion and	Oil and Gas
	Revenues	and Delivery		Amortization	Properties
Totals presented above	$1,885	$979		$1,804	$12,980
Cash gains on derivative contracts	406	—		—	—
Net noncash mark-to-market losses on derivative contracts	(319)	—		—	—
Accretion and other costs	—	232	[a]	—	—
Other net adjustments	22	—		—	—
U.S. oil & gas operations	1,994	1,211		1,804	12,980
Total mining[b]	12,612	9,483		1,422	—
Corporate, other & eliminations	1	(1)		14	164	[c]
As reported in FCX's consolidated financial statements	$14,607	$10,693		$3,240	$13,144

a.	Includes $188 million ($3.58 per BOE) primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments at the California properties.

b.	Represents the combined total for mining operations and the related eliminations, as presented in Note 16.

c.	Reflects impairment charges for international oil and gas properties, primarily related to Morocco.

Year Ended December 31, 2014					Total
					U.S. Oil
(In millions)	Oil	Natural Gas		NGLs	& Gas
Oil and gas revenues before derivatives	$3,721	$353		$128	$4,202
Cash losses on derivative contracts	(111)	(11)		—	(122)
Realized revenues	$3,610	$342		$128	4,080
Less: cash production costs					1,140	[a]
Cash operating margin					2,940
Less: depreciation, depletion and amortization					2,291
Less: impairment of oil and gas properties					3,737
Less: accretion and other costs					97	[b]
Plus: net noncash mark-to-market gains on derivative contracts					627
Plus: other net adjustments					3
Gross loss					$(2,555)

Oil (MMBbls)	40.1
Gas (Bcf)		80.8
NGLs (MMBbls)				3.2
Oil Equivalents (MMBOE)					56.8	[a]

	Oil	Natural Gas		NGLs
	(per barrel)	(per MMbtu)		(per barrel)	Per BOE
Oil and gas revenues before derivatives	$92.76	$4.37		$39.73	$73.98
Cash losses on derivative contracts	(2.76)	(0.14)		—	(2.15)
Realized revenues	$90.00	$4.23		$39.73	71.83
Less: cash production costs					20.08	[a]
Cash operating margin					51.75
Less: depreciation, depletion and amortization					40.34
Less: impairment of oil and gas properties					65.80
Less: accretion and other costs					1.69	[b]
Plus: net noncash mark-to-market gains on derivative contracts					11.03
Plus: other net adjustments					0.06
Gross loss					$(44.99)

Reconciliation to Amounts Reported
(In millions)				Depreciation,	Impairment of
		Production		Depletion and	Oil and Gas
	Revenues	and Delivery		Amortization	Properties
Totals presented above	$4,202	$1,140		$2,291	$3,737
Cash losses on derivative contracts	(122)	—		—	—
Net noncash mark-to-market gains on derivative contracts	627	—		—	—
Accretion and other costs	—	97	[b]	—	—
Other net adjustments	3	—		—	—
U.S. oil & gas operations	4,710	1,237		2,291	3,737
Total mining[c]	15,291	9,877		1,330	—
Corporate, other & eliminations	—	2		14	—
As reported in FCX's consolidated financial statements	$20,001	$11,116		$3,635	$3,737
a.Following is a reconciliation of FM O&G's cash production costs per BOE for 2014 unit net cash costs, excluding Eagle Ford:

	Cash Production Costs (in millions)	Oil Equivalents (MMBOE)	Cash Production Costs Per BOE
Presented above	$1,140	56.8	$20.08
Less: Eagle Ford	113	8.7	12.97
	$1,027	48.1	$21.36

b.	Includes $46 million ($0.81 per BOE) primarily for idle/terminated rig costs and inventory write-downs.

c.	Represents the combined total for mining operations and the related eliminations, as presented in Note 16.

Seven Months from June 1, 2013, to December 31, 2013				Total
				U.S. Oil
(In millions)	Oil	Natural Gas	NGLs	& Gas
Oil and gas revenues before derivatives	$2,655	$202	$92	$2,949
Cash (losses) gains on derivative contracts	(36)	14	—	(22)
Realized revenues	$2,619	$216	$92	2,927
Less: cash production costs				653	[a]
Cash operating margin				2,274
Less: depreciation, depletion and amortization				1,364
Less: accretion and other costs				29
Plus: net noncash mark-to-market losses on derivative contracts				(312)
Plus: other net adjustments				1
Gross profit				$570

Oil (MMBbls)	26.6
Gas (Bcf)		54.2
NGLs (MMBbls)			2.4
Oil Equivalents (MMBOE)				38.1	[a]

	Oil	Natural Gas	NGLs
	(per barrel)	(per MMbtu)	(per barrel)	Per BOE
Oil and gas revenues before derivatives	$99.67	$3.73	$38.20	$77.45
Cash (losses) gains on derivative contracts	(1.35)	0.26	—	(0.58)
Realized revenues	$98.32	$3.99	$38.20	76.87
Less: cash production costs				17.14	[a]
Cash operating margin				59.73
Less: depreciation, depletion and amortization				35.81
Less: accretion and other costs				0.79
Plus: net noncash mark-to-market losses on derivative contracts				(8.20)
Plus: other net adjustments				0.04
Gross profit				$14.97

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$2,949	$653	$1,364
Cash losses on derivative contracts	(22)	—	—
Net noncash mark-to-market losses on derivative contracts	(312)	—	—
Accretion and other costs	—	29	—
Other net adjustments	1	—	—
U.S. oil & gas operations	2,616	682	1,364
Total mining[b]	16,711	10,389	1,176
Corporate, other & eliminations	4	7	11
As reported in FCX's consolidated financial statements	$19,331	$11,078	$2,551
a.Following is a reconciliation of FM O&G's cash production costs per BOE for 2013 unit net cash costs, excluding Eagle Ford:

	Cash Production Costs (in millions)	Oil Equivalents (MMBOE)	Cash Production Costs Per BOE
Presented above	$653	38.1	$17.14
Less: Eagle Ford	119	9.9	11.97
	$534	28.2	$18.95

b.	Represents the combined total for all mining operations and the related eliminations, as presented in Note 16.

Discontinued Operations (Africa Mining): Product Revenues, Production Costs and Unit Net Cash Costs

Year Ended December 31, 2015
(In millions)	By-Product		Co-Product Method
	Method		Copper		Cobalt	Total
Revenues, excluding adjustments[a]	$1,129		$1,129		$287	$1,416
Site production and delivery, before net noncash
and other costs shown below	738		639		189	828
Cobalt credits[b]	(196)		—		—	—
Royalty on metals	25		20		5	25
Net cash costs	567		659		194	853
Depreciation, depletion and amortization	257		213		44	257
Noncash and other costs, net	32	[c]	27		5	32
Total costs	856		899		243	1,142
Revenue adjustments, primarily for pricing on prior period open sales	(6)		(6)		(1)	(7)
Gross profit	$267		$224		$43	$267

Copper sales (millions of recoverable pounds)	467		467
Cobalt sales (millions of contained pounds)					35

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$2.42		$2.42		$8.21
Site production and delivery, before net noncash
and other costs shown below	1.58		1.37		5.40
Cobalt credits[b]	(0.42)		—		—
Royalty on metals	0.05		0.04		0.14
Unit net cash costs	1.21		1.41		5.54
Depreciation, depletion and amortization	0.55		0.46		1.26
Noncash and other costs, net	0.07	[c]	0.06		0.16
Total unit costs	1.83		1.93		6.96
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)		(0.01)		(0.02)
Gross profit per pound	$0.58		$0.48		$1.23

Reconciliation to Amounts Reported
(In millions)					Depreciation,
			Production		Depletion and
	Revenues		and Delivery		Amortization
Totals presented above	$1,416		$828		$257
Royalty on metals	(25)		—		—
Noncash and other costs, net	—		32	[c]	—
Revenue adjustments, primarily for pricing on prior period open sales	(7)		—		—
Eliminations and other adjustments[d]	(114)		(8)		—
Total[e]	$1,270		$852		$257

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Includes $11 million ($0.02 per pound) for restructuring and other charges.

d.	Reflects adjustments associated with reporting TFHL as discontinued operations, including the elimination of intercompany sales to our consolidated subsidiaries.

e.	Refer to Note 2 for a reconciliation of these amounts to net income from discontinued operations as reported in FCX's consolidated financial statements.

Year Ended December 31, 2014
(In millions)	By-Product	Co-Product Method
	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,301	$1,301	$285	$1,586
Site production and delivery, before net noncash
and other costs shown below	665	591	157	748
Cobalt credits[b]	(204)	—	—	—
Royalty on metals	29	24	5	29
Net cash costs	490	615	162	777
Depreciation, depletion and amortization	228	195	33	228
Noncash and other costs, net	22	19	3	22
Total costs	740	829	198	1,027
Revenue adjustments, primarily for pricing on prior period open sales	(1)	(1)	2	1
Gross profit	$560	$471	$89	$560

Copper sales (millions of recoverable pounds)	425	425
Cobalt sales (millions of contained pounds)			30

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.06	$3.06	$9.66
Site production and delivery, before net noncash
and other costs shown below	1.56	1.39	5.30
Cobalt credits[b]	(0.48)	—	—
Royalty on metals	0.07	0.06	0.16
Unit net cash costs	1.15	1.45	5.46
Depreciation, depletion and amortization	0.54	0.46	1.13
Noncash and other costs, net	0.05	0.04	0.11
Total unit costs	1.74	1.95	6.70
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.07
Gross profit per pound	$1.32	$1.11	$3.03

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$1,586	$748	$228
Royalty on metals	(29)	—	—
Noncash and other costs, net	—	22	—
Revenue adjustments, primarily for pricing on prior period open sales	1	—	—
Eliminations and other adjustments[c]	(121)	12	—
Total[d]	$1,437	$782	$228

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Reflects adjustments associated with reporting TFHL as discontinued operations, including the elimination of intercompany sales to our consolidated subsidiaries.

d.	Refer to Note 2 for a reconciliation of these amounts to net income from discontinued operations as reported in FCX's consolidated financial statements.

Year Ended December 31, 2013
(In millions)	By-Product	Co-Product Method
	Method	Copper	Cobalt	Total
Revenues, excluding adjustments[a]	$1,457	$1,457	$205	$1,662
Site production and delivery, before net noncash
and other costs shown below	649	614	111	725
Cobalt credits[b]	(131)	—	—	—
Royalty on metals	29	26	3	29
Net cash costs	547	640	114	754
Depreciation, depletion and amortization	246	220	26	246
Noncash and other costs, net	29	26	3	29
Total costs	822	886	143	1,029
Revenue adjustments, primarily for pricing on prior period open sales	2	2	2	4
Gross profit	$637	$573	$64	$637

Copper sales (millions of recoverable pounds)	454	454
Cobalt sales (millions of contained pounds)			25

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments[a]	$3.21	$3.21	$8.02
Site production and delivery, before net noncash
and other costs shown below	1.43	1.35	4.35
Cobalt credits[b]	(0.29)	—	—
Royalty on metals	0.07	0.06	0.14
Unit net cash costs	1.21	1.41	4.49
Depreciation, depletion and amortization	0.54	0.48	1.00
Noncash and other costs, net	0.06	0.06	0.11
Total unit costs	1.81	1.95	5.60
Revenue adjustments, primarily for pricing
on prior period open sales	—	—	0.09
Gross profit per pound	$1.40	$1.26	$2.51

Reconciliation to Amounts Reported
(In millions)			Depreciation,
		Production	Depletion and
	Revenues	and Delivery	Amortization
Totals presented above	$1,662	$725	$246
Royalty on metals	(29)	—	—
Noncash and other costs, net	—	29	—
Revenue adjustments, primarily for pricing on prior period open sales	4	—	—
Eliminations and other adjustments[c]	(47)	5	—
Total[d]	$1,590	$759	$246

a.	Includes point-of-sale transportation costs as negotiated in customer contracts.

b.	Net of cobalt downstream processing and freight costs.

c.	Reflects adjustments associated with reporting TFHL as discontinued operations, including the elimination of intercompany sales to our consolidated subsidiaries.

d.	Refer to Note 2 for a reconciliation of these amounts to net income from discontinued operations as reported in FCX's consolidated financial statements.

CAUTIONARY STATEMENT

Our discussion and analysis contains forward-looking statements in which we discuss factors we believe may affect our future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; cash production costs per BOE; operating cash flows; capital expenditures; debt reduction initiatives, including our ability to complete pending asset sales and the anticipated timing thereof, and to sell additional assets; exploration efforts and results; development and production activities and costs; liquidity; tax rates; the impact of copper, gold, molybdenum, cobalt, crude oil and natural gas price changes; the impact of deferred intercompany profits on earnings; reserve estimates; future dividend payments, and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential,” and any similar expressions are intended to identify those assertions as forward-looking statements. Under our term loan and revolving credit facility, as amended, we are not permitted to pay dividends on common stock on or prior to March 31, 2017. The declaration of dividends is at the discretion of our Board of Directors (Board), subject to restrictions under our credit agreements, and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by our Board.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold, molybdenum, cobalt, crude oil and natural gas, mine sequencing, production rates, drilling results, potential effects of cost and capital expenditure reductions and production curtailments on financial results and cash flow, the outcome of our strategic review of our oil and gas business, the outcome of our debt reduction initiatives, our ability to secure regulatory approvals, satisfy closing conditions and consummate pending asset sales, potential additional oil and gas property impairment charges, potential inventory adjustments, potential impairment of long-lived mining assets, the outcome of ongoing discussions with the Indonesian government regarding PT Freeport Indonesia's (PT-FI) Contract of Work (COW), the potential effects of violence in Indonesia generally and in the province of Papua, the resolution of administrative disputes in the Democratic Republic of Congo, industry risks, regulatory changes, political risks, labor relations, weather- and climate-related risks, environmental risks, litigation results and other factors described in more detail in Part I, Item 1A. “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (SEC) as updated by our subsequent filings with the SEC. With respect to our operations in Indonesia, such factors include whether PT-FI will be able to continue to export its copper concentrate, or whether PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) will be able to export its anode slimes after the January 12, 2017, effective date of regulations prohibiting exports of copper concentrate and anode slimes, including whether and when those regulations may be revised and whether any such revisions would impose conditions or costs on PT-FI not contained in its COW. The inability of PT-FI and PT Smelting to export copper concentrate and anode slimes, respectively, for any extended period of time would lead to the suspension of all of our production in Indonesia.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may not be able to control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

Item 8. Financial Statements and Supplementary Data.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Freeport-McMoRan Inc.’s (the Company’s) management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets;

•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•
Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management, including our principal executive officer and principal financial officer, assessed the effectiveness of our internal control over financial reporting as of the end of the fiscal year covered by this annual report on Form 10-K. In making this assessment, our management used the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Based on our management’s assessment, management concluded that, as of December 31, 2015, our Company’s internal control over financial reporting is effective based on the COSO criteria.

Ernst & Young LLP, an independent registered public accounting firm, who audited the Company’s consolidated financial statements included in this Form 10-K, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

/s/ Richard C. Adkerson	/s/ Kathleen L. Quirk
Richard C. Adkerson	Kathleen L. Quirk
Vice Chairman of the Board,	Executive Vice President,
President and Chief Executive Officer	Chief Financial Officer and Treasurer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
FREEPORT-McMoRan INC.

We have audited Freeport-McMoRan Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Freeport-McMoRan Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Freeport-McMoRan Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Freeport-McMoRan Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows for each of the three years in the period ended December 31, 2015, and our report dated February 26, 2016, except for Note 2, as to which the date is November 9, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Phoenix, Arizona
February 26, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
FREEPORT-McMoRan INC.

We have audited the accompanying consolidated balance sheets of Freeport-McMoRan Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Freeport-McMoRan Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Freeport-McMoRan Inc.'s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 26, 2016, except for Note 2, as to which the date is November 9, 2016

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2015	2014	2013
	(In millions, except per share amounts)
Revenues	$14,607	$20,001	$19,331
Cost of sales:
Production and delivery	10,693	11,116	11,078
Depreciation, depletion and amortization	3,240	3,635	2,551
Impairment of oil and gas properties	13,144	3,737	—
Copper and molybdenum inventory adjustments	338	6	3
Total cost of sales	27,415	18,494	13,632
Selling, general and administrative expenses	558	580	645
Mining exploration and research expenses	107	106	168
Environmental obligations and shutdown costs	78	119	66
Goodwill impairment	—	1,717	—
Net gain on sales of assets	(39)	(717)	—
Total costs and expenses	28,119	20,299	14,511
Operating (loss) income	(13,512)	(298)	4,820
Interest expense, net	(617)	(606)	(501)
Net gain (loss) on early extinguishment of debt	—	73	(35)
Gain on investment in McMoRan Exploration Co. (MMR)	—	—	128
Other income (expense), net	1	31	(22)
(Loss) income from continuing operations before income taxes and equity in affiliated companies' net (losses) earnings	(14,128)	(800)	4,390
Benefit from (provision for) income taxes	1,951	(225)	(1,340)
Equity in affiliated companies’ net (losses) earnings	(3)	3	3
Net (loss) income from continuing operations	(12,180)	(1,022)	3,053
Net income from discontinued operations	91	277	388
Net (loss) income	(12,089)	(745)	3,441
Net income attributable to noncontrolling interests:
Continuing operations	(27)	(358)	(576)
Discontinued operations	(79)	(165)	(185)
Preferred dividends attributable to redeemable noncontrolling interest	(41)	(40)	(22)
Net (loss) income attributable to common stockholders	$(12,236)	$(1,308)	$2,658

Basic net (loss) income per share attributable to common stockholders:
Continuing operations	$(11.32)	$(1.37)	$2.45
Discontinued operations	0.01	0.11	0.20
	$(11.31)	$(1.26)	$2.65

Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(11.32)	$(1.37)	$2.44
Discontinued operations	0.01	0.11	0.20
	$(11.31)	$(1.26)	$2.64

Weighted-average common shares outstanding:
Basic	1,082	1,039	1,002
Diluted	1,082	1,039	1,006

Dividends declared per share of common stock	$0.2605	$1.25	$2.25

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years Ended December 31,
	2015	2014	2013
	(In millions)
Net (loss) income	$(12,089)	$(745)	$3,441

Other comprehensive income (loss), net of taxes:
Defined benefit plans:
Actuarial (losses) gains arising during the period	(5)	(166)	73
Prior service costs arising during the period	—	—	(21)
Amortization of unrecognized amounts included in net periodic benefit costs	38	25	30
Foreign exchange gains	8	1	12
Translation adjustments and unrealized losses on securities	—	(1)	4
Other comprehensive income (loss)	41	(141)	98

Total comprehensive (loss) income	(12,048)	(886)	3,539
Total comprehensive income attributable to noncontrolling interests	(106)	(521)	(758)
Preferred dividends attributable to redeemable noncontrolling interest	(41)	(40)	(22)
Total comprehensive (loss) income attributable to common stockholders	$(12,195)	$(1,447)	$2,759

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014		2013
	(In millions)
Cash flow from operating activities:
Net (loss) income	$(12,089)	$(745)		$3,441
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	3,497	3,863		2,797
Impairment of oil and gas properties and goodwill	13,144	5,454		—
Copper and molybdenum inventory adjustments	338	6		3
Other asset impairments, inventory write-downs, restructuring and other	256	18		—
Net gain on sales of assets	(39)	(717)		—
Net (gains) losses on crude oil and natural gas derivative contracts	(87)	(504)		334
Gain on investment in MMR	—	—		(128)
Stock-based compensation	85	106		173
Net charges for environmental and asset retirement obligations, including accretion	209	200		164
Payments for environmental and asset retirement obligations	(198)	(176)		(237)
Net (gain) loss on early extinguishment of debt	—	(73)		35
Deferred income taxes	(2,039)	(929)		277
Increase in long-term mill and leach stockpiles	(212)	(233)		(431)
Other, net	(18)	(7)		88
Changes in working capital and other tax payments, excluding amounts from acquisitions and dispositions:
Accounts receivable	813	215		49
Inventories	379	(249)		(288)
Other current assets	97	—		26
Accounts payable and accrued liabilities	(217)	(394)		(359)
Accrued income taxes and changes in other tax payments	(699)	(204)		195
Net cash provided by operating activities	3,220	5,631		6,139

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(355)	(969)		(1,066)
South America	(1,722)	(1,785)		(1,145)
Indonesia	(913)	(948)		(1,030)
Molybdenum mines	(13)	(54)		(164)
United States oil and gas operations	(2,948)	(3,205)		(1,436)
Other	(402)	(254)		(445)
Acquisitions of Deepwater Gulf of Mexico interests	—	(1,426)		—
Acquisition of Plains Exploration & Production Company, net of cash acquired	—	—		(3,465)
Acquisition of MMR, net of cash acquired	—	—		(1,628)
Acquisition of cobalt chemical business, net of cash acquired	—	—		(348)
Net proceeds from sale of Candelaria and Ojos del Salado	—	1,709		—
Net proceeds from sale of Eagle Ford shale assets	—	2,910		—
Other, net	107	221		(181)
Net cash used in investing activities	(6,246)	(3,801)		(10,908)

Cash flow from financing activities:
Proceeds from debt	8,272	8,710		11,501
Repayments of debt	(6,677)	(10,306)		(5,476)
Net proceeds from sale of common stock	1,936	—		—
Redemption of MMR preferred stock	—	—		(228)
Cash dividends and distributions paid:
Common stock	(605)	(1,305)		(2,281)
Noncontrolling interests	(120)	(424)		(256)
Stock-based awards net (payments) proceeds, including excess tax benefit	(4)	9		(98)
Debt financing costs and other, net	(16)	(35)		(113)
Net cash provided by (used in) financing activities	2,786	(3,351)		3,049
Net decrease in cash and cash equivalents	(240)	(1,521)		(1,720)
Decrease (increase) in cash and cash equivalents in assets held for sale	118	(70)	59,000,000	59
Cash and cash equivalents at beginning of year	317	1,908		3,569
Cash and cash equivalents at end of year	$195	$317		$1,908
The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

FREEPORT-McMoRan INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$195	$317
Trade accounts receivable	660	940
Income and other tax receivables	1,341	1,275
Other accounts receivable	154	284
Inventories:
Materials and supplies, net	1,594	1,612
Mill and leach stockpiles	1,539	1,762
Product	1,071	1,393
Other current assets	164	616
Assets held for sale	744	846
Total current assets	7,462	9,045
Property, plant, equipment and mining development costs, net	24,246	22,927
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization and impairment of $22,276 and $7,360, respectively	2,262	9,187
Not subject to amortization	4,831	10,087
Long-term mill and leach stockpiles	1,663	1,688
Other assets	1,989	1,741
Assets held for sale	4,124	3,999
Total assets	$46,577	$58,674

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,247	$3,554
Current portion of debt	649	478
Current portion of environmental and asset retirement obligations	272	294
Accrued income taxes	23	318
Dividends payable	8	335
Liabilities held for sale	108	193
Total current liabilities	4,307	5,172
Long-term debt, less current portion	19,779	18,371
Deferred income taxes	3,607	5,691
Environmental and asset retirement obligations, less current portion	3,717	3,627
Other liabilities	1,641	1,846
Liabilities held for sale	718	742
Total liabilities	33,769	35,449

Redeemable noncontrolling interest	764	751

Equity:
Stockholders’ equity:
Common stock, par value $0.10, 1,374 shares and 1,167 shares issued, respectively	137	117
Capital in excess of par value	24,283	22,281
(Accumulated deficit) retained earnings	(12,387)	128
Accumulated other comprehensive loss	(503)	(544)
Common stock held in treasury – 128 shares at cost	(3,702)	(3,695)
Total stockholders’ equity	7,828	18,287
Noncontrolling interests	4,216	4,187
Total equity	12,044	22,474
Total liabilities and equity	$46,577	$58,674
The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders' Equity
	Common Stock			(Accumulated Deficit) Retained Earnings	Accumu- lated Other Compre-hensive Loss	Common Stock Held in Treasury		Total Stock- holders’ Equity
	Number of Shares	At Par Value	Capital in Excess of Par Value			Number of Shares	At Cost		Non- controlling Interests	Total Equity
	(In millions)
Balance at January 1, 2013	1,073	$107	$19,119	$2,399	$(506)	124	$(3,576)	$17,543	$3,768	$21,311
Common stock issued to acquire Plains Exploration & Production Company	91	9	2,822	—	—	—	—	2,831	—	2,831
Exchange of employee stock-based awards in connection with acquisitions	—	—	67	—	—	—	—	67	—	67
Exercised and issued stock-based awards	1	1	8	—	—	—	—	9	—	9
Stock-based compensation	—	—	153	—	—	—	—	153	—	153
Reserve of tax benefit for stock-based awards	—	—	(1)	—	—	—	—	(1)	—	(1)
Tender of shares for stock-based awards	—	—	—	—	—	3	(105)	(105)	—	(105)
Dividends on common stock	—	—	—	(2,315)	—	—	—	(2,315)	—	(2,315)
Dividends to noncontrolling interests	—	—	—	—	—	—	—	—	(236)	(236)
Noncontrolling interests' share of contributed capital in subsidiary	—	—	(7)	—	—	—	—	(7)	7	—
Net income attributable to common stockholders	—	—	—	2,658	—	—	—	2,658	—	2,658
Net income attributable to noncontrolling interests, including discontinued operations	—	—	—	—	—	—	—	—	761	761
Other comprehensive income (loss)	—	—	—	—	101	—	—	101	(3)	98
Balance at December 31, 2013	1,165	117	22,161	2,742	(405)	127	(3,681)	20,934	4,297	25,231
Exercised and issued stock-based awards	2	—	12	—	—	—	—	12	—	12
Stock-based compensation	—	—	98	—	—	—	—	98	—	98
Tax benefit for stock-based awards	—	—	5	—	—	—	—	5	1	6
Tender of shares for stock-based awards	—	—	6	—	—	1	(14)	(8)	—	(8)
Dividends on common stock	—	—	—	(1,306)	—	—	—	(1,306)	—	(1,306)
Dividends to noncontrolling interests	—	—	—	—	—	—	—	—	(396)	(396)
Noncontrolling interests' share of contributed capital in subsidiary	—	—	(1)	—	—	—	—	(1)	7	6
Sale of Candelaria and Ojos del Salado mines	—	—	—	—	—	—	—	—	(243)	(243)
Net loss attributable to common stockholders	—	—	—	(1,308)	—	—	—	(1,308)	—	(1,308)
Net income attributable to noncontrolling interests, including discontinued operations	—	—	—	—	—	—	—	—	523	523
Other comprehensive loss	—	—	—	—	(139)	—	—	(139)	(2)	(141)
Balance at December 31, 2014	1,167	$117	$22,281	$128	$(544)	128	$(3,695)	$18,287	$4,187	$22,474

FREEPORT-McMoRan INC.
CONSOLIDATED STATEMENTS OF EQUITY (CONTINUED)

	Stockholders’ Equity
	Common Stock			(Accumulated Deficit) Retained Earnings	Accumu- lated Other Compre-hensive Loss	Common Stock Held in Treasury		Total Stock- holders’ Equity
	Number of Shares	At Par Value	Capital in Excess of Par Value			Number of Shares	At Cost		Non- controlling Interests	Total Equity
	(In millions)
Balance at December 31, 2014	1,167	$117	$22,281	$128	$(544)	128	$(3,695)	$18,287	$4,187	$22,474
Sale of common stock	206	20	1,916	—	—	—	—	1,936	—	1,936
Exercised and issued stock-based awards	1	—	3	—	—	—	—	3	—	3
Stock-based compensation	—	—	91	—	—	—	—	91	7	98
Reserve on tax benefit for stock-based awards	—	—	(1)	—	—	—	—	(1)	—	(1)
Tender of shares for stock-based awards	—	—	—	—	—	—	(7)	(7)	—	(7)
Dividends on common stock	—	—	—	(279)	—	—	—	(279)	—	(279)
Dividends to noncontrolling interests	—	—	—	—	—	—	—	—	(91)	(91)
Noncontrolling interests' share of contributed capital in subsidiary	—	—	(7)	—	—	—	—	(7)	7	—
Net loss attributable to common stockholders	—	—	—	(12,236)	—	—	—	(12,236)	—	(12,236)
Net income attributable to noncontrolling interests, including discontinued operations	—	—	—	—	—	—	—	—	106	106
Other comprehensive income	—	—	—	—	41	—	—	41	—	41
Balance at December 31, 2015	1,374	$137	$24,283	$(12,387)	$(503)	128	$(3,702)	$7,828	$4,216	$12,044
The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

FREEPORT-McMoRan INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation.  Effective July 14, 2014, Freeport-McMoRan Copper & Gold Inc. changed its name to Freeport-McMoRan Inc. (FCX). The consolidated financial statements of FCX include the accounts of those subsidiaries where it directly or indirectly has more than 50 percent of the voting rights and has the right to control significant management decisions. The most significant entities that FCX consolidates include its 90.64 percent-owned subsidiary PT Freeport Indonesia (PT-FI), and the following wholly owned subsidiaries: Freeport Minerals Corporation (FMC, formerly Freeport-McMoRan Corporation), Atlantic Copper, S.L.U. (Atlantic Copper) and FCX Oil & Gas Inc. (FM O&G).

FCX acquired mining assets in North America, South America and Africa when it acquired Phelps Dodge Corporation (now known as FMC) in 2007. FCX acquired oil and gas operations when it acquired Plains Exploration & Production Company (PXP) and McMoRan Exploration Co. (MMR), collectively known as FM O&G, on May 31, 2013, and June 3, 2013, respectively. The results included in these financial statements for the year ended December 31, 2013, include PXP's results beginning June 1, 2013, and MMR's results beginning June 4, 2013 (refer to Note 2 for further discussion). Additionally, on May 9, 2016, FCX entered into a definitive agreement to sell its 70 percent interest in TF Holdings Limited (TFHL). In accordance with accounting guidance, FCX has reflected TFHL, which owns FCX’s Africa mining operations, as discontinued operations for all periods presented in these financial statements (refer to Note 2). This transaction is expected to close in fourth-quarter 2016.

FCX’s unincorporated joint ventures with Rio Tinto plc (Rio Tinto) and Sumitomo Metal Mining Arizona, Inc. (Sumitomo) are reflected using the proportionate consolidation method (refer to Note 3 for further discussion). Investments in unconsolidated companies owned 20 percent or more are recorded using the equity method. Investments in companies owned less than 20 percent, and for which FCX does not exercise significant influence, are carried at cost. All significant intercompany transactions have been eliminated. Dollar amounts in tables are stated in millions, except per share amounts.

Business Segments.  FCX has organized its continuing mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. FCX's reportable segments include the Morenci, Cerro Verde and Grasberg copper mines, the Rod & Refining operations, the Atlantic Copper Smelting & Refining operation and the United States (U.S.) Oil & Gas operations. Refer to Note 16 for further discussion.

Use of Estimates.  The preparation of FCX’s financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates include reserve estimation (minerals, and oil and natural gas); timing of transfers of oil and gas properties not subject to amortization into the full cost pool; asset lives for depreciation, depletion and amortization; environmental obligations; asset retirement obligations; estimates of recoverable copper in mill and leach stockpiles; deferred taxes and valuation allowances; reserves for contingencies and litigation; asset impairment, including estimates used to derive future cash flows associated with those assets; determination of fair value of assets acquired, liabilities assumed and redeemable noncontrolling interest, and recognition of goodwill and deferred taxes in connection with business combinations; pension benefits; and valuation of derivative instruments. Actual results could differ from those estimates.

Functional Currency. The functional currency for the majority of FCX's foreign operations is the U.S. dollar. For foreign subsidiaries whose functional currency is the U.S. dollar, monetary assets and liabilities denominated in the local currency are translated at current exchange rates, and non-monetary assets and liabilities, such as inventories, property, plant, equipment and development costs, are translated at historical rates. Gains and losses resulting from translation of such account balances are included in other income (expense), as are gains and losses from foreign currency transactions. Foreign currency losses totaled $90 million in 2015, $2 million in 2014 and $38 million in 2013.

Cash Equivalents.  Highly liquid investments purchased with maturities of three months or less are considered cash equivalents.

Inventories.  Inventories include mill and leach stockpiles, materials and supplies, and product inventories. Beginning in third-quarter 2015, inventories are stated at the lower of weighted-average cost or net realizable value. Prior to third-quarter 2015, inventories were stated at the lower of weighted-average cost or market (refer to "New Accounting Standards" in this note for discussion of the change in accounting principle). Refer to Note 4 for further discussion.

Mill and Leach Stockpiles. Mill and leach stockpiles are work-in-process inventories for FCX's mining operations. Mill and leach stockpiles have been extracted from an ore body and are available for copper recovery. Mill stockpiles contain sulfide ores and recovery of metal is through milling, concentrating, smelting and refining or, alternatively, by concentrate leaching. Leach stockpiles contain oxide ores and certain secondary sulfide ores and recovery of metal is through exposure to acidic solutions that dissolve contained copper and deliver it in solution to extraction processing facilities (i.e., solution extraction and electrowinning (SX/EW)). The recorded cost of mill and leach stockpiles includes mining and haulage costs incurred to deliver ore to stockpiles, depreciation, depletion, amortization and site overhead costs. Material is removed from the stockpiles at a weighted-average cost per pound.

Because it is generally impracticable to determine copper contained in mill and leach stockpiles by physical count, reasonable estimation methods are employed. The quantity of material delivered to mill and leach stockpiles is based on surveyed volumes of mined material and daily production records. Sampling and assaying of blasthole cuttings determine the estimated copper grade of the material delivered to mill and leach stockpiles.

Expected copper recovery rates for mill stockpiles are determined by metallurgical testing. The recoverable copper in mill stockpiles, once entered into the production process, can be produced into copper concentrate almost immediately.

Expected copper recovery rates for leach stockpiles are determined using small-scale laboratory tests, small- to large-scale column testing (which simulates the production process), historical trends and other factors, including mineralogy of the ore and rock type. Total copper recovery in leach stockpiles can vary significantly from a low percentage to more than 90 percent depending on several variables, including processing methodology, processing variables, mineralogy and particle size of the rock. For newly placed material on active stockpiles, as much as 80 percent total copper recovery may occur during the first year, and the remaining copper may be recovered over many years.

Processes and recovery rates for mill and leach stockpiles are monitored regularly, and recovery rate estimates are adjusted periodically as additional information becomes available and as related technology changes. Adjustments to recovery rates will typically result in a future impact to the value of the material removed from the stockpiles at a revised weighted-average cost per pound of recoverable copper.

Product Inventories. Product inventories include raw materials, work-in-process and finished goods. Raw materials are primarily unprocessed concentrate at Atlantic Copper's smelting and refining operations. Work-in-process inventories are primarily copper concentrate at various stages of conversion into anode and cathode at Atlantic Copper's operations. Atlantic Copper’s in-process inventories are valued at the weighted-average cost of the material fed to the smelting and refining process plus in-process conversion costs. Finished goods for mining operations represent salable products (e.g., copper and molybdenum concentrate, copper anode, copper cathode, copper rod, copper wire, molybdenum oxide, and high-purity molybdenum chemicals and other metallurgical products). Finished goods are valued based on the weighted-average cost of source material plus applicable conversion costs relating to associated process facilities. Costs of finished goods and work-in-process (i.e., not raw materials) inventories include labor and benefits, supplies, energy, depreciation, depletion, amortization, site overhead costs and other necessary costs associated with the extraction and processing of ore, including, depending on the process, mining, haulage, milling, concentrating, smelting, leaching, solution extraction, refining, roasting and chemical processing. Corporate general and administrative costs are not included in inventory costs.

Property, Plant, Equipment and Mining Development Costs.  Property, plant, equipment and mining development costs are carried at cost. Mineral exploration costs, as well as drilling and other costs incurred for the purpose of converting mineral resources to proven and probable reserves or identifying new mineral resources at development or production stage properties, are charged to expense as incurred. Development costs are capitalized beginning after proven and probable mineral reserves have been established. Development costs include costs incurred resulting from mine pre-production activities undertaken to gain access to proven and probable reserves, including shafts, adits, drifts, ramps, permanent excavations, infrastructure and removal of overburden. Additionally, interest expense allocable to the cost of developing mining properties and to constructing new facilities is capitalized until assets are ready for their intended use.

Expenditures for replacements and improvements are capitalized. Costs related to periodic scheduled maintenance (i.e., turnarounds) are charged to expense as incurred. Depreciation for mining and milling life-of-mine assets, infrastructure and other common costs is determined using the unit-of-production (UOP) method based on total estimated recoverable proven and probable copper reserves (for primary copper mines) and proven and probable molybdenum reserves (for primary molybdenum mines). Development costs and acquisition costs for proven and probable mineral reserves that relate to a specific ore body are depreciated using the UOP method based on estimated recoverable proven and probable mineral reserves for the ore body benefited. Depreciation, depletion and amortization using the UOP method is recorded upon extraction of the recoverable copper or molybdenum from the ore body, at which time it is allocated to inventory cost and then included as a component of cost of goods sold. Other assets are depreciated on a straight-line basis over estimated useful lives of up to 39 years for buildings and three to 25 years for machinery and equipment, and mobile equipment.

Included in property, plant, equipment and mining development costs is value beyond proven and probable mineral reserves (VBPP), primarily resulting from FCX’s acquisition of FMC in 2007. The concept of VBPP may be interpreted differently by different mining companies. FCX’s VBPP is attributable to (i) mineralized material, which includes measured and indicated amounts, that FCX believes could be brought into production with the establishment or modification of required permits and should market conditions and technical assessments warrant, (ii) inferred mineral resources and (iii) exploration potential.

Carrying amounts assigned to VBPP are not charged to expense until the VBPP becomes associated with additional proven and probable mineral reserves and the reserves are produced or the VBPP is determined to be impaired. Additions to proven and probable mineral reserves for properties with VBPP will carry with them the value assigned to VBPP at the date acquired, less any impairment amounts. Refer to Note 5 for further discussion.

Impairment of Long-Lived Mining Assets.  FCX assesses the carrying values of its long-lived mining assets for impairment when events or changes in circumstances indicate that the related carrying amounts of such assets may not be recoverable. In evaluating long-lived mining assets for recoverability, estimates of pre-tax undiscounted future cash flows of FCX’s individual mines are used. An impairment is considered to exist if total estimated undiscounted future cash flows are less than the carrying amount of the asset. Once it is determined that an impairment exists, an impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. The estimated undiscounted cash flows used to assess recoverability of long-lived assets and to measure the fair value of FCX’s mining operations are derived from current business plans, which are developed using near-term price forecasts reflective of the current price environment and management’s projections for long-term average metal prices. In addition to near- and long-term metal price assumptions, other key assumptions include estimates of commodity-based and other input costs; proven and probable mineral reserves estimates, including the timing and cost to develop and produce the reserves; VBPP estimates; and the use of appropriate discount rates. FCX believes its estimates and models used to determine fair value are similar to what a market participant would use. As quoted market prices are unavailable for FCX’s individual mining operations, fair value is determined through the use of estimated discounted after-tax future cash flows (i.e., Level 3 measurement).

Oil and Gas Properties. FCX follows the full cost method of accounting specified by the U.S. Securities and Exchange Commission's (SEC) rules whereby all costs associated with oil and gas property acquisition, exploration and development activities are capitalized into a cost center on a country-by-country basis. Such costs include internal general and administrative costs, such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration and development activities. General and administrative costs associated with production, operations, marketing and general corporate activities are charged to expense as incurred. Capitalized costs, along with estimated future costs to develop proved reserves and asset retirement costs that are not already included in oil and gas properties, net of related salvage value, are amortized to expense under the UOP method using engineers' estimates of the related, by-country proved oil and natural gas reserves.

The costs of unproved oil and gas properties are excluded from amortization until the properties are evaluated. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved oil and natural gas reserves are established or if impairment is determined. Unproved oil and gas properties are assessed periodically, at least annually, to determine whether impairment has occurred. FCX assesses unproved oil and gas properties for impairment on an individual basis or as a group if properties are individually insignificant. The assessment considers the following factors, among others: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and activity, the assignment of proved reserves, the economic viability of development if proved reserves are assigned and other current market conditions. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization. Including amounts determined to be impaired, FCX transferred $6.4 billion of costs associated with unevaluated properties to the full cost pool in 2015, $2.5 billion in 2014 and $0.7 billion for the seven-month period from June 1, 2013, through December 31, 2013. The transfer of costs into the amortization base involves a significant amount of judgment and may be subject to changes over time based on drilling plans and results, geological and geophysical evaluations, the assignment of proved oil and natural gas reserves, availability of capital and other factors. Costs not subject to amortization consist primarily of capitalized costs incurred for undeveloped acreage and wells in progress pending determination, together with capitalized interest for these projects. The ultimate evaluation of the properties will occur over a period of several years. Interest costs totaling $58 million in 2015, $88 million in 2014 and $69 million in 2013 were capitalized on oil and gas properties not subject to amortization and in the process of development.

Proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs unless the reduction causes a significant change in proved reserves, which absent other factors, is generally described as a 25 percent or greater change, and significantly alters the relationship between capitalized costs and proved reserves attributable to a cost center, in which case a gain or loss is recognized.

Impairment of Oil and Gas Properties. Under the SEC full cost accounting rules, FCX reviews the carrying value of its oil and gas properties in the full cost pool for impairment each quarter on a country-by-country basis. Under these rules, capitalized costs of oil and gas properties (net of accumulated depreciation, depletion, amortization and impairment, and related deferred income taxes) for each cost center may not exceed a “ceiling” equal to:

•	the present value, discounted at 10 percent, of estimated future net cash flows from the related proved oil and natural gas reserves, net of estimated future income taxes; plus

•	the cost of the related unproved properties not being amortized; plus

•	the lower of cost or estimated fair value of the related unproved properties included in the costs being amortized (net of related tax effects).

These rules require that FCX price its future oil and gas production at the twelve-month average of the first-day-of-the-month historical reference prices as adjusted for location and quality differentials. FCX's reference prices are West Texas Intermediate (WTI) for oil and the Henry Hub price for natural gas. Such prices are utilized except where different prices are fixed and determinable from applicable contracts for the remaining term of those contracts. The reserve estimates exclude the effect of any crude oil and natural gas derivatives FCX has in place. The estimated future net cash flows also exclude future cash outflows associated with settling asset retirement obligations included in the net book value of the oil and gas properties. The rules require an impairment if the capitalized costs exceed this “ceiling.”

In 2015 and 2014, net capitalized costs with respect to FCX's proved oil and gas properties exceeded the related ceiling test limitation; therefore, impairment charges of $13.1 billion were recorded in 2015 and $3.7 billion in 2014, primarily because of the lower twelve-month average of the first-day-of-the-month historical reference oil price and additional capitalized costs. The twelve-month average WTI reference oil price was $50.28 per barrel at December 31, 2015, compared with $94.99 per barrel at December 31, 2014.

Goodwill. Goodwill has an indefinite useful life and is not amortized, but rather is tested for impairment at least annually during the fourth quarter, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of a related reporting unit below its carrying value. Impairment occurs when the carrying amount of goodwill exceeds its implied fair value. FCX generally uses a discounted cash flow model to determine if the carrying value of a reporting unit, including goodwill, is less than the fair value of the reporting unit. FCX's approach to allocating goodwill includes the identification of the reporting unit it believes has contributed to the excess purchase price and includes consideration of the reporting unit's potential for future growth. Goodwill arose in 2013 with FCX's acquisitions of PXP and MMR, and was allocated to the U.S. oil and gas reporting unit. When a sale of oil and gas properties occurs, goodwill is allocated to that property based on the relationship of the fair value of the property sold to the total reporting unit's fair value. Events affecting crude oil and natural gas prices caused a decrease in the fair value of the U.S. oil and gas reporting unit in 2014, which resulted in the full impairment of goodwill (refer to Note 2 for further discussion).

Deferred Mining Costs.  Stripping costs (i.e., the costs of removing overburden and waste material to access mineral deposits) incurred during the production phase of a mine are considered variable production costs and are included as a component of inventory produced during the period in which stripping costs are incurred. Major development expenditures, including stripping costs to prepare unique and identifiable areas outside the current mining area for future production that are considered to be pre-production mine development, are capitalized and amortized using the UOP method based on estimated recoverable proven and probable reserves for the ore body benefited. However, where a second or subsequent pit or major expansion is considered to be a continuation of existing mining activities, stripping costs are accounted for as a current production cost and a component of the associated inventory.

Environmental Expenditures. Environmental expenditures are charged to expense or capitalized, depending upon their future economic benefits. Accruals for such expenditures are recorded when it is probable that obligations have been incurred and the costs can be reasonably estimated. Environmental obligations attributed to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) or analogous state programs are considered probable when a claim is asserted, or is probable of assertion, and FCX, or any of its subsidiaries, have been associated with the site. Other environmental remediation obligations are considered probable based on specific facts and circumstances. FCX’s estimates of these costs are based on an evaluation of various factors, including currently available facts, existing technology, presently enacted laws and regulations, remediation experience, whether or not FCX is a potentially responsible party (PRP) and the ability of other PRPs to pay their allocated portions. With the exception of those obligations assumed in the acquisition of FMC that were initially recorded at estimated fair values (refer to Note 12 for further discussion), environmental obligations are recorded on an undiscounted basis. Where the available information is sufficient to estimate the amount of the obligation, that estimate has been used. Where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range has been used. Possible recoveries of some of these costs from other parties are not recognized in the consolidated financial statements until they become probable. Legal costs associated with environmental remediation (such as fees to outside law firms for work relating to determining the extent and type of remedial actions and the allocation of costs among PRPs) are included as part of the estimated obligation.

Environmental obligations assumed in the acquisition of FMC, which were initially recorded at fair value and estimated on a discounted basis, are accreted to full value over time through charges to interest expense. Adjustments arising from changes in amounts and timing of estimated costs and settlements may result in increases and decreases in these obligations and are calculated in the same manner as they were initially estimated. Unless these adjustments qualify for capitalization, changes in environmental obligations are charged to operating income when they occur.

FCX performs a comprehensive review of its environmental obligations annually and also reviews changes in facts and circumstances associated with these obligations at least quarterly.

Asset Retirement Obligations.  FCX records the fair value of estimated asset retirement obligations (AROs) associated with tangible long-lived assets in the period incurred. Retirement obligations associated with long-lived assets are those for which there is a legal obligation to settle under existing or enacted law, statute, written or oral contract or by legal construction. These obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to cost of sales. In addition, asset retirement costs (ARCs) are capitalized as part of the related asset’s carrying value and are depreciated over the asset’s respective useful life.

For mining operations, reclamation costs for disturbances are recognized as an ARO and as a related ARC (included in property, plant, equipment and mining development costs) in the period of the disturbance and depreciated primarily on a UOP basis. FCX’s AROs for mining operations consist primarily of costs associated with mine reclamation and closure activities. These activities, which are site specific, generally include costs for earthwork, revegetation, water treatment and demolition (refer to Note 12 for further discussion).

For oil and gas properties, the fair value of the legal obligation is recognized as an ARO and as a related ARC (included in oil and gas properties) in the period in which the well is drilled or acquired and is amortized on a UOP basis together with other capitalized costs. Substantially all of FCX’s oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores; remove platforms, tanks, production equipment and flow lines; and restore the wellsite (refer to Note 12 for further discussion).

At least annually, FCX reviews its ARO estimates for changes in the projected timing of certain reclamation and closure/restoration costs, changes in cost estimates and additional AROs incurred during the period.

Revenue Recognition.  FCX sells its products pursuant to sales contracts entered into with its customers. Revenue for all FCX’s products is recognized when title and risk of loss pass to the customer and when collectibility is reasonably assured. The passing of title and risk of loss to the customer are based on terms of the sales contract, generally upon shipment or delivery of product.

Revenues from FCX’s concentrate and cathode sales are recorded based on a provisional sales price or a final sales price calculated in accordance with the terms specified in the relevant sales contract. Revenues from concentrate sales are recorded net of treatment and all refining charges and the impact of derivative contracts. Moreover, because a portion of the metals contained in copper concentrate is unrecoverable as a result of the smelting process, FCX’s revenues from concentrate sales are also recorded net of allowances based on the quantity and value of these unrecoverable metals. These allowances are a negotiated term of FCX’s contracts and vary by customer. Treatment and refining charges represent payments or price adjustments to smelters and refiners that are generally fixed.

Under the long-established structure of sales agreements prevalent in the mining industry, copper contained in concentrate and cathode is generally provisionally priced at the time of shipment. The provisional prices are finalized in a specified future month (generally one to four months from the shipment date) based on quoted monthly average spot copper prices on the London Metal Exchange (LME) or the Commodity Exchange Inc. (COMEX), a division of the New York Mercantile Exchange (NYMEX). FCX receives market prices based on prices in the specified future month, which results in price fluctuations recorded to revenues until the date of settlement. FCX records revenues and invoices customers at the time of shipment based on then-current LME or COMEX prices, which results in an embedded derivative (i.e., a pricing mechanism that is finalized after the time of delivery) that is required to be bifurcated from the host contract. The host contract is the sale of the metals contained in the concentrate or cathode at the then-current LME or COMEX price. FCX applies the normal purchases and normal sales scope exception in accordance with derivatives and hedge accounting guidance to the host contract in its concentrate or cathode sales agreements since these contracts do not allow for net settlement and always result in physical delivery. The embedded derivative does not qualify for hedge accounting and is adjusted to fair value through earnings each period, using the period-end forward prices, until the date of final pricing.

Gold sales are priced according to individual contract terms, generally the average London Bullion Market Association (London) price for a specified month near the month of shipment.

The majority of FCX’s 2015 molybdenum sales were priced based on prices published in Metals Week, Ryan’s Notes or Metal Bulletin, plus conversion premiums for products that undergo additional processing, such as ferromolybdenum and molybdenum chemical products. Most of these sales use the average price of the previous month quoted by the applicable publication. In 2015, FCX’s remaining molybdenum sales generally had pricing that was either based on the current month published prices or a fixed price. FCX engaged in discussions with its molybdenum chemical product customers during the second half of 2015 and established floor index prices or prices that adjust within certain ranges for its chemical products to promote continuation of chemical-grade production.

PT-FI concentrate sales, Tenke Fungurume Mining S.A. (TFM or Tenke, which is 80-percent owned by TFHL) metal sales (included in discontinued operations) and certain Sociedad Minera Cerro Verde S.A.A. (Cerro Verde) metal sales are subject to certain royalties, which are recorded as a reduction to revenues (except for TFM royalties, which are recorded in discontinued operations). TFM and Cerro Verde are subsidiaries of FMC. In addition, PT-FI concentrate sales are also subject to export duties beginning in 2014, which are recorded as a reduction to revenues. Refer to Note 13 for further discussion.

Oil and gas revenue from FCX's interests in producing wells is recognized upon delivery and passage of title, net of any royalty interests or other profit interests in the produced product. Oil sales are primarily under contracts with prices based upon regional benchmarks. Approximately 30 percent of gas sales is priced monthly using industry-recognized, published index pricing, and the remainder is priced daily on the spot market. Gas revenue is recorded using the sales method for gas imbalances. If FCX's sales of production volumes for a well exceed its portion of the estimated remaining recoverable reserves of the well, a liability is recorded. No receivables are recorded for those wells on which FCX has taken less than its ownership share of production unless the amount taken by other parties exceeds the estimate of their remaining reserves. There were no material gas imbalances at December 31, 2015.

Stock-Based Compensation. Compensation costs for share-based payments to employees are measured at fair value and charged to expense over the requisite service period for awards that are expected to vest. The fair value of stock options is determined using the Black-Scholes-Merton option valuation model. The fair value for stock-settled restricted stock units (RSUs) is based on FCX's stock price on the date of grant. Shares of common stock are issued at the vesting date for stock-settled RSUs. The fair value of the performance share units (PSUs) and the performance-based RSUs are determined using a Monte-Carlo simulation model. The fair value for liability-classified awards (i.e., cash-settled stock appreciation rights (SARs) and cash-settled RSUs) is remeasured each reporting period using the Black-Scholes-Merton option valuation model for SARs and FCX's stock price for cash-settled RSUs. FCX has elected to recognize compensation costs for stock option awards and SARs that vest over several years on a straight-line basis over the vesting period, and for RSUs on the graded-vesting method over the vesting period. Refer to Note 10 for further discussion.

Earnings Per Share.  FCX’s basic net (loss) income per share of common stock was computed by dividing net (loss) income attributable to FCX common stockholders by the weighted-average shares of common stock outstanding during the year. Diluted net income per share of common stock was computed using the most dilutive of (a) the two-class method or (b) the treasury stock method. Under the two-class method, net income is allocated to each class of common stock and participating securities as if all of the earnings for the period had been distributed. FCX's participating securities consist of vested RSUs for which the underlying common shares are not yet issued and entitle holders to non-forfeitable dividends.

A reconciliation of net (loss) income and weighted-average shares of common stock outstanding for purposes of calculating basic and diluted net (loss) income per share for the years ended December 31 follows:

	2015		2014		2013
Net (loss) income from continuing operations	$(12,180)		$(1,022)		$3,053
Net income from continuing operations attributable to noncontrolling interests	(27)		(358)		(576)
Preferred dividends attributable to redeemable noncontrolling interest	(41)		(40)		(22)
Undistributed earnings allocated to participating securities	(3)		(3)		—
Net (loss) income from continuing operations attributable to common stockholders	$(12,251)		$(1,423)		$2,455

Net income from discontinued operations	$91		$277		$388
Net income from discontinued operations attributable to noncontrolling interests	(79)		(165)		(185)
Net income from discontinued operations attributable to common stockholders	$12		$112		$203

Net (loss) income attributable to common stockholders	$(12,239)		$(1,311)		$2,658

Basic weighted-average shares of common stock outstanding (millions)	1,082		1,039		1,002
Add shares issuable upon exercise or vesting of dilutive stock options and RSUs (millions)	—	[a]	—	[a]	4	[a]
Diluted weighted-average shares of common stock outstanding (millions)	1,082		1,039		1,006

Basic net (loss) income per share attributable to common stockholders:
Continuing operations	$(11.32)		$(1.37)		$2.45
Discontinued operations	0.01		0.11		0.20
	$(11.31)		$(1.26)		$2.65

Diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(11.32)		$(1.37)		$2.44
Discontinued operations	0.01		0.11		0.20
	$(11.31)		$(1.26)		$2.64

a.
Excludes approximately 9 million shares of common stock in 2015, 10 million in 2014 and 1 million in 2013 associated with outstanding stock options with exercise prices less than the average market price of FCX's common stock and RSUs that were anti-dilutive.

Outstanding stock options with exercise prices greater than the average market price of FCX’s common stock during the year are excluded from the computation of diluted net income per share of common stock. Excluded stock options totaled 45 million shares of common stock in 2015, 31 million in 2014 and 30 million in 2013.

New Accounting Standards. In May 2014, the Financial Accounting Standards Board (FASB) issued an Accounting Standard Update (ASU) that provides a single comprehensive revenue recognition model, which will replace most existing revenue recognition guidance, and also requires expanded disclosures. The core principle of the model is that revenue is recognized when control of goods or services has been transferred to customers at an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. For public entities, this ASU is effective for annual reporting periods beginning after December 15, 2017 (following FASB’s August 2015 ASU of a one-year deferral of the effective date), and interim reporting periods within that reporting period. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim reporting periods within that reporting period. This ASU may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. FCX is currently evaluating the impact of the new guidance on its financial reporting and disclosures, but at this time does not expect adoption of this ASU to have a material impact on its financial statements.

In April 2015, FASB issued an ASU to simplify the presentation of debt issuance costs. This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Since the April 2015 ASU did not address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements, FASB issued an ASU in August 2015 that allows an entity to defer and present debt issuance costs related to these arrangements as an asset and subsequently amortize the debt issuance costs ratably over the term of the arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. For public entities, these ASUs are effective for annual periods beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. FCX adopted these ASUs and retrospectively adjusted its previously issued financial statements. Upon adoption, FCX adjusted its December 31, 2014, balance sheet by decreasing other assets and long-term debt by $121 million for debt issuance costs related to corresponding debt balances. FCX elected to continue presenting debt issuance costs ($22 million as of December 31, 2015) for its revolving credit facility as a deferred charge (asset) because of the volatility of its borrowings and repayments under the facility.

In July 2015, FASB issued an ASU that simplifies the subsequent measurement of inventory by requiring entities to measure inventory at the lower of cost or net realizable value, except for inventory measured using the last-in, first-out (LIFO) or the retail inventory methods. Under the new guidance, entities are only required to compare the cost of inventory to one measure - net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. For public entities, this ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of an interim or annual reporting period. This ASU must be applied prospectively. FCX adopted this ASU effective July 1, 2015, and it had no impact on its results of operations.

In November 2015, FASB issued an ASU to simplify the presentation of deferred income taxes by requiring entities to classify all deferred tax assets and liabilities as noncurrent on the balance sheet, rather than separating deferred taxes into current and noncurrent amounts. For public entities, this ASU is effective for annual and interim periods beginning after December 15, 2016. Early adoption is permitted as of the beginning of an interim or annual reporting period. This ASU may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. FCX adopted this ASU prospectively effective October 1, 2015, and prior periods were not retrospectively adjusted.

Reclassifications. As a result of adopting new accounting guidance in 2015, debt issuance costs as of December 31, 2014, have been reclassified to conform with the current year presentation.

NOTE 2. DISPOSITIONS AND ACQUISITIONS
TF Holdings Limited - Discontinued Operations. On May 9, 2016, FCX entered into a definitive agreement to sell its 70 percent interest in TFHL to China Molybdenum Co., Ltd. (CMOC) for $2.65 billion in cash and contingent consideration of up to $120 million in cash, consisting of $60 million if the average copper price exceeds $3.50 per pound and $60 million if the average cobalt price exceeds $20 per pound, both during calendar years 2018 and 2019. Through its interest in TFHL, FCX has an effective 56 percent interest in TFM located in the Democratic Republic of Congo (DRC). The closing of the transaction is currently subject to customary closing conditions, including the resolution of the right of first offer (which expires on November 15, 2016) of Lundin Mining Corporation (Lundin, which holds a 30 percent interest in TFHL), and the parties are working towards a satisfactory resolution in order to complete the transaction in fourth-quarter 2016. In addition, La Générale des Carrières et des Mines (Gécamines), which is wholly owned by the DRC government and holds a 20 percent non-dilutable interest in TFM, recently filed an arbitration proceeding with the International Chamber of Commerce (ICC) International Court of Arbitration challenging the transaction; however, FCX believes that Gécamines’ claims have no legal basis. In accordance with the mandatory prepayment provision of FCX's Term Loan, one-half of the proceeds from this transaction will be applied toward repaying FCX's Term Loan.

In accordance with accounting guidance, FCX has reported the results of operations of TFHL as discontinued operations in the consolidated statements of operations and presented the assets and liabilities of TFHL as held for sale in the consolidated balance sheets for all periods presented. The consolidated statements of comprehensive (loss) income were not impacted by discontinued operations as TFHL did not have any other comprehensive (loss) income, and the consolidated statements of cash flows are reported on a combined basis without separately presenting discontinued operations.

The carrying amounts of TFHL's major classes of assets, liabilities and noncontrolling interests, which are held for sale in the consolidated balance sheets, follow:

	December 31,
	2015		2014
Assets
Cash and cash equivalents	$29		$147
Inventories	584		594
Receivables and other current assets	131		105
Total current assets held for sale	$744		$846

Property, plant, equipment and mining development costs, net	$3,261		$3,290
Inventories	608		491
Other assets	241		203
Total long-term assets held for sale	$4,110	[a]	$3,984	[a]

Liabilities
Accounts payable and accrued liabilities	$108		$99
Accrued income taxes	—		92
Asset retirement obligations	—		2
Total current liabilities held for sale	$108		$193

Deferred income taxes	$681		$707
Asset retirement obligations and other liabilities	37		35
Total long-term liabilities held for sale	$718		$742

Noncontrolling interests	$1,178		$1,125

a.	Amount differs from the totals on FCX's consolidated balance sheets because of other assets held for sale.

Net income from discontinued operations in the consolidated statements of operations consists of the following:

	Years Ended December 31,
	2015	2014	2013
Revenues[a]	$1,270	$1,437	$1,590
Costs and expenses:
Production and delivery costs	852	782	759
Depreciation, depletion and amortization	257	228	246
Interest expense allocated from parent[b]	28	24	15
Other costs and expenses, net	26	27	47
Net income before income taxes	107	376	523
Provision for income taxes	(16)	(99)	(135)
Net income from discontinued operations	$91	$277	$388

a.	In accordance with accounting guidance, amounts are net of eliminations of intercompany sales totaling $114 million in 2015, $121 million in 2014 and $47 million in 2013.

b.	In accordance with accounting guidance, interest associated with FCX's Term Loan that will be required to be repaid as a result of the sale of TFHL has been allocated to discontinued operations.

Cash flows from discontinued operations included in the consolidated statements of cash flows follow:

	Years Ended December 31,
	2015	2014	2013
Net cash provided by operating activities	$217	$529	$594
Net cash used in investing activities	(253)	(174)	(208)
Net cash used in financing activities	(82)	(285)	(445)
(Decrease) increase in cash and cash equivalents in assets held for sale	$(118)	$70	$(59)

Candelaria and Ojos del Salado Disposition. On November 3, 2014, FCX completed the sale of its 80 percent ownership interests in the Candelaria and Ojos del Salado copper mining operations and supporting infrastructure located in Chile to Lundin for $1.8 billion in cash, before closing adjustments, and contingent consideration of up to $200 million. Contingent consideration is calculated as five percent of net copper revenues in any annual period over the ensuing five years when the average realized copper price exceeds $4.00 per pound. Excluding contingent consideration, after-tax net proceeds totaled $1.5 billion, and FCX recorded a gain of $671 million ($450 million to net loss attributable to common stockholders) associated with this transaction. The transaction had an effective date of June 30, 2014. FCX used the proceeds from this transaction to repay indebtedness.

This sale did not meet the criteria for classification as discontinued operations under the April 2014 ASU issued by FASB, which FCX early adopted in first-quarter 2014. The following table provides balances of the major classes of assets and liabilities for the Candelaria and Ojos del Salado mines at November 3, 2014:

Current assets	$482
Long-term assets	1,155
Current liabilities	129
Long-term liabilities	89
Noncontrolling interests	243

The following table provides net income before income taxes and net income attributable to common stockholders for the Candelaria and Ojos del Salado mines:

	January 1, 2014,
	to	Year Ended
	November 3, 2014	December 31, 2013
Net income before income taxes	$270	$689
Net income attributable to common stockholders	144	341

Eagle Ford Disposition. On June 20, 2014, FCX completed the sale of its Eagle Ford shale assets to a subsidiary of Encana Corporation for cash consideration of $3.1 billion, before closing adjustments from the April 1, 2014, effective date. Under full cost accounting rules, the proceeds were recorded as a reduction of capitalized oil and gas properties, with no gain or loss recognition, except for $84 million of deferred tax expense recorded in connection with the allocation of $221 million of goodwill (for which deferred taxes were not previously provided) to the Eagle Ford shale assets. Approximately $1.3 billion of proceeds from this transaction was placed in a like-kind exchange escrow and was used to reinvest in additional Deepwater Gulf of Mexico (GOM) oil and gas interests, as discussed below. The remaining proceeds were used to repay debt.

Deepwater GOM Acquisitions. On June 30, 2014, FCX completed the acquisition of oil and gas interests in the Deepwater GOM from a subsidiary of Apache Corporation, including interests in the Lucius and Heidelberg oil fields and several exploration leases, for $918 million ($451 million for oil and gas properties subject to amortization and $477 million for costs not subject to amortization, including transaction costs and $10 million of asset retirement costs). The Deepwater GOM acquisition was funded by the like-kind exchange escrow.

On September 8, 2014, FCX completed the acquisition of additional Deepwater GOM interests for $496 million ($509 million for oil and gas properties not subject to amortization, including purchase price adjustments and transaction costs), including an interest in the Vito oil discovery in the Mississippi Canyon area and a significant lease position in the Vito Basin area. This acquisition was funded in part with the remaining $414 million of funds from the like-kind exchange escrow.

PXP and MMR Acquisitions. FCX acquired PXP on May 31, 2013, and MMR on June 3, 2013. These acquisitions added a portfolio of oil and gas assets to FCX's global mining business, creating a U.S.-based natural resources company. At the time of the acquisitions, FCX's portfolio of oil and gas assets included oil and natural gas production facilities in the GOM, Texas, onshore and offshore California, Louisiana and in central Wyoming, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. The acquisitions have been accounted for under the acquisition method, with FCX as the acquirer. As further discussed in Note 8, FCX issued $6.5 billion of unsecured senior notes in March 2013 for net proceeds of $6.4 billion, which were used, together with borrowings under a $4.0 billion unsecured five-year bank term loan, to fund the cash portion of the merger consideration for both transactions, to repay certain indebtedness of PXP and for general corporate purposes.

In the PXP acquisition, FCX acquired PXP for per-share consideration equivalent to 0.6531 shares of FCX common stock and $25.00 in cash. FCX issued 91 million shares of its common stock and paid $3.8 billion in cash (which included $411 million for the value of the $3 per share special dividend paid to PXP stockholders on May 31, 2013). Following is a summary of the $6.6 billion purchase price for PXP:

Number of shares of PXP common stock acquired (millions)	132.280
Exchange ratio of FCX common stock for each PXP share	0.6531
	86.392
Shares of FCX common stock issued for certain PXP equity awards (millions)	4.769
Total shares of FCX common stock issued (millions)	91.161

Closing share price of FCX common stock at May 31, 2013	$31.05
FCX stock consideration	$2,831
Cash consideration	3,725	[a]
Employee stock-based awards, primarily cash-settled stock-based awards	83
Total purchase price	$6,639

a.
Cash consideration includes the payment of $25.00 in cash for each PXP share ($3.3 billion), cash paid in lieu of any fractional shares of FCX common stock, cash paid for certain equity awards ($7 million) and the value of the $3 per share PXP special cash dividend ($411 million) paid on May 31, 2013.

In the MMR acquisition, for each MMR share owned, MMR stockholders received $14.75 in cash and 1.15 units of a royalty trust, which holds a 5 percent overriding royalty interest in future production from MMR's Inboard Lower Tertiary/Cretaceous exploration prospects that existed as of December 5, 2012, the date of the merger agreement. MMR conveyed the royalty interests to the royalty trust immediately prior to the effective time of the merger, and they were "carved out" of the mineral interests that were acquired by FCX and not considered part of purchase consideration.

Prior to June 3, 2013, FCX owned 500,000 shares of MMR's 5.75% Convertible Perpetual Preferred Stock, Series 2, which were accounted for under the cost method and recorded on FCX's balance sheet at $432 million on May 31, 2013. Through its acquisition of PXP on May 31, 2013, FCX acquired 51 million shares of MMR's common stock, which had a fair value of $848 million on that date based upon the closing market price of MMR's common stock ($16.63 per share, i.e., Level 1 measurement). As a result of FCX obtaining control of MMR on June 3, 2013, FCX remeasured its ownership interests in MMR to a fair value of $1.4 billion, resulting in a gain of $128 million that was recorded in 2013. Fair value was calculated using the closing quoted market price of MMR's common stock on June 3, 2013, of $16.75 per share (i.e., Level 1 measurement) and a valuation model using observable inputs (i.e., Level 2 measurement) for the preferred stock. Following is a summary of the $3.1 billion purchase price for MMR:

Number of shares of MMR common stock acquired (millions)	112.362	[a]
Cash consideration of $14.75 per share	$14.75
Cash consideration paid by FCX	$1,657
Employee stock-based awards	63
Total	1,720
Fair value of FCX's investment in 51 million shares of MMR common stock acquired on
May 31, 2013, through the acquisition of PXP	854
Fair value of FCX's investment in MMR's 5.75% Convertible Perpetual Preferred Stock, Series 2	554
Total purchase price	$3,128

a.	Excludes 51 million shares of MMR common stock owned by FCX through its acquisition of PXP on May 31, 2013.

The following table summarizes the final purchase price allocations for PXP and MMR:

	PXP	MMR	Eliminations	Total
Current assets	$1,193	$98	$—	$1,291
Oil and gas properties - full cost method:
Subject to amortization	11,447	751	—	12,198
Not subject to amortization	9,401	1,711	—	11,112
Property, plant and equipment	261	1	—	262
Investment in MMR[a]	848	—	(848)	—
Other assets	12	382	—	394
Current liabilities	(906)	(174)	—	(1,080)
Debt (current and long-term)	(10,631)	(620)	—	(11,251)
Deferred income taxes[b]	(3,917)	—	—	(3,917)
Other long-term liabilities	(799)	(262)	—	(1,061)
Redeemable noncontrolling interest	(708)	(259)	—	(967)
Total fair value, excluding goodwill	6,201	1,628	(848)	6,981
Goodwill	438	1,500	—	1,938
Total purchase price	$6,639	$3,128	$(848)	$8,919

a.	PXP owned 51 million shares of MMR common stock, which were eliminated in FCX's consolidated balance sheet at the acquisition date of MMR.

b.
Deferred income taxes have been recognized based on the estimated fair value adjustments to net assets using a 38 percent tax rate, which reflected a 35 percent federal statutory rate and a 3 percent weighted-average of the applicable statutory state tax rates (net of federal benefit).

In accordance with the acquisition method of accounting, the purchase price from FCX's acquisitions of both PXP and MMR has been allocated to the assets acquired, liabilities assumed and redeemable noncontrolling interest based on their estimated fair values on the respective acquisition dates. The fair value estimates were based on, but not limited to, quoted market prices, where available; expected future cash flows based on estimated reserve quantities; costs to produce and develop reserves; current replacement cost for similar capacity for certain fixed assets; market rate assumptions for contractual obligations; appropriate discount rates and growth rates; and crude oil and natural gas forward prices. The excess of the total consideration over the estimated fair value of the amounts assigned to the identifiable assets acquired, liabilities assumed and redeemable noncontrolling interest was recorded as goodwill. Goodwill recorded in connection with the acquisitions is not deductible for income tax purposes.

The fair value measurement of the oil and gas properties, asset retirement obligations included in other liabilities (refer to Note 12 for further discussion) and redeemable noncontrolling interest were based, in part, on significant inputs not observable in the market (as discussed above) and thus represents a Level 3 measurement. The fair value measurement of long-term debt, including the current portion, was based on prices obtained from a readily available pricing source and thus represents a Level 2 measurement.

During second-quarter 2014, FCX finalized the purchase price allocations, which resulted in a decrease of $5 million to oil and gas properties subject to amortization, an increase of $25 million to oil and gas properties not subject to amortization, a net decrease of $42 million to deferred income tax assets and an increase of $22 million to goodwill.

Goodwill arose on these acquisitions principally because of limited drilling activities to date and the absence of production history and material reserve data associated with the very large estimated geologic potential of an emerging trend targeting deep-seated structures in the shallow waters of the GOM and onshore analogous to large discoveries in the Deepwater GOM and other proven basins' prospects. In addition, goodwill also resulted from the requirement to recognize deferred taxes on the difference between the fair value and the tax basis of the acquired assets.

A summary of changes in the carrying amount of goodwill follows:

Balance at January 1, 2013	$—
Acquisitions of PXP and MMR	1,916
Balance at December 31, 2013	1,916
Purchase accounting adjustments	22
Disposal of Eagle Ford (see above)	(221)
Impairment charge	(1,717)
Balance at December 31, 2014	$—

During fourth-quarter 2014, FCX conducted a goodwill impairment assessment because of the significant decline in oil prices, which resulted in an impairment charge of $1.7 billion for the full carrying value of goodwill. Crude oil prices and FCX's estimates of oil reserves at December 31, 2014, represented the most significant assumptions used in FCX's evaluation of goodwill (i.e., Level 3 measurement). Forward strip Brent oil prices used in FCX's estimates at December 31, 2014, ranged from approximately $62 per barrel to $80 per barrel for the years 2015 through 2021, compared with a range from approximately $90 per barrel to $98 per barrel at the acquisition date.

Refer to Note 16 for the revenue and operating (loss) income that FM O&G contributed to FCX's consolidated results for the years ended December 31, 2015 and 2014, and for the seven-month period from June 1, 2013, to December 31, 2013. FCX's acquisition-related costs for PXP and MMR totaled $74 million in 2013 and were included in selling, general and administrative expenses in the consolidated statement of operations. In addition, FCX deferred debt issuance costs of $96 million in connection with the debt financings for the acquisitions (refer to Note 8 for further discussion of the debt financings).

Redeemable Noncontrolling Interest - PXP. In 2011, PXP issued (i) 450,000 shares of Plains Offshore Operations Inc. (Plains Offshore, a consolidated subsidiary of FM O&G) 8% Convertible Preferred Stock (Preferred Stock) for gross proceeds of $450 million and (ii) non-detachable warrants with an exercise price of $20 per share to purchase in aggregate 9.1 million shares of Plains Offshore's common stock. In 2011, Plains Offshore also issued 87 million shares of Plains Offshore Class A common stock, which will be held in escrow until the conversion and cancellation of the Preferred Stock or the exercise of the warrants. In January 2014, Plains Offshore issued (i) 24,000 shares of Preferred Stock for gross proceeds of $24 million and (ii) non-detachable warrants with an exercise price of $20 per share to purchase in aggregate 0.5 million shares of Plains Offshore's common stock. Plains Offshore holds certain of FM O&G's oil and gas properties and assets located in the GOM in water depths of 500 feet or more, including the Lucius oil field and the Phobos discovery, but excluding the properties acquired by PXP in 2012 from BP Exploration & Production Inc., BP America Production Company and Shell Offshore Inc. The Preferred Stock represents a 20 percent equity interest in Plains Offshore and is entitled to a dividend of 8 percent per annum, payable quarterly, of which 2 percent may be deferred ($47 million of accumulated deferred dividends as of December 31, 2015). The preferred holders are entitled to vote on all matters on which Plains Offshore common stockholders are entitled to vote. The shares of Preferred Stock also fully participate, on an as-converted basis at four times, in cash dividends distributed to any class of common stockholders of Plains Offshore. Plains Offshore has not distributed any dividends to its common stockholders.

The holders of the Preferred Stock (preferred holders) have the right, at any time at their option, to convert any or all of such holder's shares of Preferred Stock and exercise any of the associated non-detachable warrants into shares of Class A common stock of Plains Offshore, at an initial conversion/exercise price of $20 per share; the conversion price is subject to adjustment as a result of certain events. At any time on or after November 17, 2016, the fifth anniversary of the closing date, FM O&G may exercise a call right to purchase all, but not less than all, of the outstanding shares of Preferred Stock and associated non-detachable warrants for cash, at a price equal to a liquidation preference as defined in the agreement. At any time, a majority of the preferred holders may cause Plains Offshore to use its commercially reasonable efforts to consummate an exit event as defined in the agreement.

The non-detachable warrants are considered to be embedded derivative instruments for accounting purposes and have been assessed as not being clearly and closely related to the Preferred Stock. Therefore, the warrants are classified as a long-term liability in the accompanying consolidated balance sheets and are adjusted to fair value each reporting period with adjustments recorded in other income (expense).

The Preferred Stock of Plains Offshore is classified as temporary equity because of its redemption features and is therefore reported outside of permanent equity in FCX's consolidated balance sheets. The redeemable noncontrolling interest totaled $764 million as of December 31, 2015, and $751 million as of December 31, 2014. Remeasurement of the redeemable noncontrolling interest represents its initial carrying amount adjusted for any noncontrolling interest's share of net income (loss) or changes to the redemption value. Additionally, the carrying amount will be further increased by amounts representing dividends not currently declared or paid, but which are payable under the redemption features. Future mark-to-market adjustments to the redemption value, subject to a minimum balance of the original recorded value ($708 million) on May 31, 2013, shall be reflected in retained earnings and earnings per share. Changes in the redemption value above the original recorded value are accreted over the period from the date FCX acquired PXP to the earliest redemption date. Because the redemption value has not exceeded the original recorded value, no amounts have been accreted.

Redeemable Noncontrolling Interest - MMR. Following FCX's acquisition of MMR, MMR's 8% Convertible Perpetual Preferred Stock and 5.75% Convertible Perpetual Preferred Stock, Series 1 (totaling $259 million) converted during 2013 primarily at the make-whole conversion rates for which holders received cash of $228 million and 17.7 million royalty trust units with a fair value of $31 million at the acquisition date.

Unaudited Pro Forma Consolidated Financial Information. The following unaudited FCX consolidated pro forma financial information has been prepared to reflect the acquisitions of PXP and MMR. The unaudited pro forma financial information combines the historical statements of income of FCX, PXP and MMR (including the pro forma effects of PXP's GOM acquisition that was completed on November 30, 2012) for the year ended December 31, 2013, giving effect to the mergers as if they had occurred on January 1, 2012. The historical consolidated financial information for the year ended December 31, 2013, shown below has been adjusted to reflect factually supportable items that are directly attributable to the acquisitions.

Revenues	$23,075
Operating income	6,267
Income from continuing operations	3,626
Net income attributable to common stockholders	2,825

Net income per share attributable to common stockholders:
Basic	$2.71
Diluted	2.70

The above unaudited pro forma consolidated information has been prepared for illustrative purposes only and is not intended to be indicative of the results of operations that actually would have occurred, or the results of operations expected in future periods, had the events reflected herein occurred on the date indicated. The most significant pro forma adjustments to income from continuing operations for the year ended December 31, 2013, were to exclude $519 million of acquisition-related costs, the net tax benefit of $199 million of acquisition-related adjustments and the $128 million gain on the investment in MMR. Additionally, the pro forma consolidated information excluded a

$77 million gain on the sale of oil and gas properties reflected in MMR's results of operations prior to the acquisition because of the application of the full cost accounting method.

Cobalt Chemical Refinery Business. On March 29, 2013, FCX, through a newly formed consolidated joint venture, completed the acquisition of a cobalt chemical refinery in Kokkola, Finland, and the related sales and marketing business. The acquisition provides direct end-market access for the cobalt hydroxide production at Tenke (which is reported as discontinued operations). The joint venture operates under the name Freeport Cobalt, and FCX is the operator with an effective 56 percent ownership interest. The remaining effective ownership interest is held by FCX's partners in TFM, including 24 percent by Lundin and 20 percent by Gécamines. Consideration paid was $382 million, which included $34 million for cash acquired, and was funded 70 percent by FCX and 30 percent by Lundin. Under the terms of the acquisition agreement, there is also the potential for additional consideration of up to $110 million over a period of three years, contingent upon the achievement of revenue-based performance targets. As of December 31, 2015, no amount was recorded for this contingency because these targets are not expected to be achieved.

NOTE 3.  OWNERSHIP IN SUBSIDIARIES AND JOINT VENTURES
Ownership in Subsidiaries.  FMC is a fully integrated producer of copper and molybdenum, with mines in North America, South America and the Tenke minerals district (which is reported as discontinued operations) in the DRC. At December 31, 2015, FMC’s operating mines in North America were Morenci, Bagdad, Safford, Sierrita and Miami located in Arizona; Tyrone and Chino located in New Mexico; and Henderson and Climax located in Colorado. FCX has an 85 percent interest in Morenci (refer to “Joint Ventures – Sumitomo”) and owns 100 percent of the other North America mines. At December 31, 2015, operating mines in South America were Cerro Verde (53.56 percent owned) located in Peru and El Abra (51 percent owned) located in Chile. At December 31, 2015, FMC owned an effective 56 percent interest in the Tenke minerals district (which is reported as discontinued operations) in the DRC. At December 31, 2015, FMC’s net assets totaled $18.9 billion and its accumulated deficit totaled $10.4 billion. FCX had no loans outstanding to FMC at December 31, 2015.

FCX’s direct ownership in PT-FI totals 81.28 percent. PT Indocopper Investama, an Indonesian company, owns 9.36 percent of PT-FI, and FCX owns 100 percent of PT Indocopper Investama. Refer to "Joint Ventures - Rio Tinto" for discussion of the unincorporated joint ventures. At December 31, 2015, PT-FI's net assets totaled $5.6 billion and its retained earnings totaled $5.4 billion. FCX had $310 million in intercompany loans outstanding to PT-FI at December 31, 2015.

FCX owns 100 percent of the outstanding Atlantic Copper common stock. At December 31, 2015, Atlantic Copper’s net liabilities totaled $79 million and its accumulated deficit totaled $489 million. FCX had $248 million in intercompany loans outstanding to Atlantic Copper at December 31, 2015.

FCX owns 100 percent of FM O&G, which has a portfolio of oil and gas assets. At December 31, 2015, FM O&G’s net liabilities totaled $7.4 billion and its accumulated deficit totaled $19.0 billion. FCX had $6.6 billion in intercompany loans outstanding to FM O&G at December 31, 2015.

Joint Ventures.  FCX has the following unincorporated joint ventures.

Rio Tinto. PT-FI and Rio Tinto have established an unincorporated joint venture pursuant to which Rio Tinto has a 40 percent interest in PT-FI’s Contract of Work (COW) and the option to participate in 40 percent of any other future exploration projects in Papua, Indonesia.

Pursuant to the joint venture agreement, Rio Tinto has a 40 percent interest in certain assets and future production exceeding specified annual amounts of copper, gold and silver through 2021 in Block A of PT-FI’s COW, and, after 2021, a 40 percent interest in all production from Block A. All of PT-FI’s proven and probable reserves and all its mining operations are located in the Block A area. PT-FI receives 100 percent of production and related revenues from reserves established as of December 31, 1994 (27.1 billion pounds of copper, 38.4 million ounces of gold and 75.8 million ounces of silver), divided into annual portions subject to reallocation for events causing changes in the anticipated production schedule. Production and related revenues exceeding those annual amounts (referred to as incremental expansion revenues) are shared 60 percent PT-FI and 40 percent Rio Tinto. Operating, nonexpansion capital and administrative costs are shared 60 percent PT-FI and 40 percent Rio Tinto based on the ratio of (i) the incremental expansion revenues to (ii) total revenues from production from Block A, with PT-FI responsible for the rest of such costs. PT-FI will continue to receive 100 percent of the cash flow from specified annual amounts of copper, gold and silver through 2021 calculated by reference to its proven and probable reserves as of December

31, 1994, and 60 percent of all remaining cash flow. Expansion capital costs are shared 60 percent PT-FI and 40 percent Rio Tinto. The payable to Rio Tinto for its share of joint venture cash flows was $10 million at December 31, 2015, and $29 million at December 31, 2014.

Sumitomo. FCX owns an 85 percent undivided interest in Morenci via an unincorporated joint venture. The remaining 15 percent is owned by Sumitomo, a jointly owned subsidiary of Sumitomo Metal Mining Co., Ltd. (SMM) and Sumitomo Corporation. Each partner takes in kind its share of Morenci’s production. FMC purchased 98 million pounds of Morenci’s copper cathode from Sumitomo at market prices for $244 million during 2015. FCX had a receivable from Sumitomo of $10 million at December 31, 2015, and $11 million at December 31, 2014.

In February 2016, FCX entered into a definitive agreement to sell a 13 percent undivided interest in its Morenci unincorporated joint venture to SMM (refer to Note 18 for further discussion).

NOTE 4.  INVENTORIES, INCLUDING LONG-TERM MILL AND LEACH STOCKPILES
The components of inventories follow:

	December 31,
	2015	2014
Current inventories:
Total materials and supplies, net[a]	$1,594	$1,612

Mill stockpiles	$137	$86
Leach stockpiles	1,402	1,676
Total current mill and leach stockpiles	$1,539	$1,762

Raw materials (primarily concentrate)	$220	$288
Work-in-process	108	174
Finished goods	743	931
Total product inventories	$1,071	$1,393

Long-term inventories:
Mill stockpiles	$480	$360
Leach stockpiles	1,183	1,328
Total long-term inventories[b]	$1,663	$1,688

a.	Materials and supplies inventory was net of obsolescence reserves totaling $26 million at December 31, 2015, and $19 million at December 31, 2014.

b.	Estimated metals in stockpiles not expected to be recovered within the next 12 months.

FCX recorded charges for adjustments to inventory carrying values of $338 million ($215 million for copper inventories and $123 million for molybdenum inventories) for 2015, primarily because of lower copper and molybdenum prices (refer to Note 16 for inventory adjustments by business segment).

NOTE 5.  PROPERTY, PLANT, EQUIPMENT AND MINING DEVELOPMENT COSTS, NET
The components of net property, plant, equipment and mining development costs follow:

	December 31,
	2015	2014
Proven and probable mineral reserves	$3,880	$3,879
VBPP	649	644
Mining development and other	4,881	4,414
Buildings and infrastructure	7,022	4,709
Machinery and equipment	11,742	9,253
Mobile equipment	3,845	3,626
Construction in progress	3,724	6,653
Property, plant, equipment and mining development costs	35,743	33,178
Accumulated depreciation, depletion and amortization	(11,497)	(10,251)
Property, plant, equipment and mining development costs, net	$24,246	$22,927

FCX recorded $1.7 billion for VBPP in connection with the FMC acquisition in 2007 (excluding $544 million for discontinued operations) and transferred $1 million to proven and probable mineral reserves during 2014 (none during 2015) and $639 million prior to 2014. Cumulative impairments of VBPP total $485 million, which were primarily recorded in 2008.

Capitalized interest, which primarily related to FCX's mining operations' capital projects, totaled $157 million in 2015, $148 million in 2014 and $105 million in 2013.

Because of a decline in commodity prices, FCX made adjustments to its operating plans for its mining operations in the third and fourth quarters of 2015. Although FCX’s long-term strategy of developing its mining resources to their full potential remains in place, the decline in copper and molybdenum prices has limited FCX’s ability to invest in growth projects and caused FCX to make adjustments to its near-term plans by revising its strategy to protect liquidity while preserving its mineral resources and growth options for the longer term. Accordingly, operating plans were revised primarily to reflect: (a) the suspension of mining operations at the Miami mine in Arizona; (b) a 50 percent reduction in mining rates at the Tyrone mine in New Mexico; (c) the suspension of production at the Sierrita mine in Arizona; (d) adjustments to mining rates at other North America copper mines; (e) an approximate 50 percent reduction in mining and stacking rates at the El Abra mine in Chile; (f) an approximate 65 percent reduction in molybdenum production volumes at the Henderson molybdenum mine in Colorado; (g) capital cost reductions, including project deferrals associated with future development and expansion opportunities at the Tenke Fungurume minerals district (which is reported as discontinued operations) in the DRC; and (h) reductions in operating, administrative and exploration costs, including workforce reductions.

In connection with the decline in copper and molybdenum prices and the revised operating plans discussed above, FCX evaluated its long-lived assets (other than indefinite-lived intangible assets) for impairment during 2015 and as of December 31, 2015, as described in Note 1. FCX’s evaluations of its copper mines at December 31, 2015, were based on near-term price assumptions reflecting prevailing copper future prices, which ranged from approximately $2.15 per pound to $2.17 per pound for COMEX and from $2.13 per pound to $2.16 per pound for LME, and a long-term average price of $3.00 per pound. FCX's evaluations of its molybdenum mines at December 31, 2015, were based on near-term price assumptions that are consistent with current market prices for molybdenum and a long-term average price of $10.00 per pound.

FCX’s evaluations of long-lived assets (other than indefinite-lived intangible assets) resulted in the recognition of a charge to production costs for the impairment of the Tyrone mine totaling $37 million in 2015, net of a revision to Tyrone's ARO.

NOTE 6.  OTHER ASSETS
The components of other assets follow:

	December 31,
	2015	2014
Disputed tax assessments:[a]
Cerro Verde	$254	$232
PT-FI	209	279
Intangible assets[b]	317	334
Investments:
Assurance bond[c]	118	115
PT Smelting[d]	112	107
Available-for-sale securities	47	46
Other	50	48
Long-term receivable for taxes[e]	252	63
Long-lead equipment	187	43
Legally restricted funds[f]	171	172
Deferred drillship costs	81	113
Rio Tinto's share of ARO	49	50
Other	142	139
Total other assets	$1,989	$1,741

a.	Refer to Note 12 for further discussion.

b.	Intangible assets were net of accumulated amortization totaling $61 million at December 31, 2015, and $62 million at December 31, 2014.

c.	Relates to PT-FI's commitment for smelter development in Indonesia (refer to Note 13 for further discussion).

d.
FCX's 25 percent ownership in PT Smelting (smelter and refinery in Gresik, Indonesia) is recorded using the equity method. Amounts were reduced by unrecognized profits on sales from PT-FI to PT Smelting totaling $14 million at December 31, 2015, and $24 million at December 31, 2014. Trade accounts receivable from PT Smelting totaled $160 million at December 31, 2015, and $182 million at December 31, 2014.

e.	Includes tax overpayments and refunds not expected to be realized within the next 12 months (primarily at PT-FI and Cerro Verde).

f.	Includes $169 million at December 31, 2015, and $168 million at December 31, 2014, for AROs related to properties in New Mexico (refer to Note 12 for further discussion).

NOTE 7.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Additional information regarding accounts payable and accrued liabilities follows:

	December 31,
	2015	2014
Accounts payable	$2,266	$2,378
Salaries, wages and other compensation	217	355
Other accrued taxes	202	137
Accrued interest[a]	165	166
Pension, postretirement, postemployment and other employee benefits[b]	126	101
Oil and gas royalty and revenue payable	53	76
Deferred revenue	41	100
Other	177	241
Total accounts payable and accrued liabilities	$3,247	$3,554

a.
Third-party interest paid, net of capitalized interest, was $570 million in 2015, $637 million (including $3 million for discontinued operations) in 2014 and $397 million (including $18 million for discontinued operations) in 2013.

b.	Refer to Note 9 for long-term portion.

NOTE 8.  DEBT
FCX's debt at December 31, 2015, included additions of $210 million for unamortized fair value adjustments (primarily from the 2013 oil and gas acquisitions), and is net of reductions of $129 million for unamortized net discounts and unamortized debt issuance costs; and at December 31, 2014, included additions of $240 million for unamortized fair value adjustments, and is net of reductions of $143 million for unamortized net discounts and unamortized debt issuance costs. The components of debt follow:

	December 31,
	2015	2014
Bank term loan	$3,032	$3,036
Revolving credit facility	—	—
Lines of credit	442	474
Cerro Verde credit facility	1,781	402
Cerro Verde shareholder loans	259	—
Senior notes and debentures:
Issued by FCX:
2.15% Senior Notes due 2017	499	498
2.30% Senior Notes due 2017	747	745
2.375% Senior Notes due 2018	1,495	1,493
3.100% Senior Notes due 2020	995	993
4.00% Senior Notes due 2021	594	593
3.55% Senior Notes due 2022	1,987	1,985
3.875% Senior Notes due 2023	1,987	1,986
4.55% Senior Notes due 2024	843	842
5.40% Senior Notes due 2034	788	787
5.450% Senior Notes due 2043	1,973	1,972
Issued by Freeport-McMoRan Oil & Gas LLC (FM O&G LLC):
6.125% Senior Notes due 2019	251	255
6½% Senior Notes due 2020	662	670
6.625% Senior Notes due 2021	281	284
6.75% Senior Notes due 2022	488	493
6 7/8% Senior Notes due 2023	857	866
Issued by FMC:
7 1/8% Debentures due 2027	115	115
9½% Senior Notes due 2031	128	129
6 1/8% Senior Notes due 2034	116	116
Other (including equipment capital leases and other short-term borrowings)	108	115
Total debt	20,428	18,849
Less current portion of debt	(649)	(478)
Long-term debt	$19,779	$18,371

Bank Term Loan. In February 2013, FCX entered into an agreement for a $4.0 billion unsecured bank term loan (Term Loan) in connection with the acquisitions of PXP and MMR. Upon closing the PXP acquisition, FCX borrowed $4.0 billion under the Term Loan, and FM O&G LLC (a wholly owned subsidiary of FM O&G and the successor entity of PXP) joined the Term Loan as a borrower. In February and December 2015, FCX's Term Loan was modified to amend the maximum total leverage ratio. In addition, in conjunction with the February 2015 amendment, the Term Loan amortization schedule was extended such that, as amended, the Term Loan’s scheduled payments total $205 million in 2016, $272 million in 2017, $1.0 billion in 2018, $313 million in 2019 and $1.3 billion in 2020, compared with the previous amortization schedule of $650 million in 2016, $200 million in 2017 and $2.2 billion in 2018. At FCX's option, the Term Loan bears interest at either an adjusted London Interbank Offered Rate (LIBOR) or an alternate base rate (ABR) (as defined under the Term Loan agreement) plus a spread determined by reference to FCX's credit ratings (LIBOR plus 1.75 percent or ABR plus 0.75 percent at December 31, 2015; as of February 12, 2016, LIBOR plus 2.25 percent or ABR plus 1.25 percent). The interest rate on the Term Loan was 2.18 percent at December 31, 2015. In February 2016, the Term Loan was amended (refer to Note 18 for further discussion).

Revolving Credit Facility. In May 2014, FCX, PT-FI and FM O&G LLC amended the senior unsecured $3.0 billion revolving credit facility to extend the maturity date one year to May 31, 2019, and increase the aggregate facility amount from $3.0 billion to $4.0 billion, with $500 million available to PT-FI. FCX, PT-FI and FM O&G LLC had entered into the $3.0 billion revolving credit facility on May 31, 2013 (upon completion of the acquisition of PXP). In February and December 2015, FCX modified the revolving credit facility to amend the maximum total leverage ratio. At December 31, 2015, FCX had no borrowings outstanding and $36 million of letters of credit issued under the revolving credit facility, resulting in availability of approximately $4 billion, of which $1.5 billion could be used for additional letters of credit. In February 2016, the revolving credit facility was amended (refer to Note 18 for further discussion).

Interest on the revolving credit facility (LIBOR plus 1.75 percent or ABR plus 0.75 percent at December 31, 2015; as of February 12, 2016, LIBOR plus 2.25 percent or ABR plus 1.25 percent) is determined by reference to FCX's credit ratings.

Lines of Credit. At December 31, 2015, FCX had $442 million outstanding on its uncommitted and short-term lines of credit with certain financial institutions. These unsecured lines of credit allow FCX to borrow at a spread over LIBOR or the respective financial institution's cost of funds with terms and pricing that are generally more favorable than FCX's revolving credit facility. The weighted-average effective interest rate on the lines of credit was 1.36 percent at December 31, 2015, and 1.29 percent at December 31, 2014.

Cerro Verde Credit Facility. In March 2014, Cerro Verde entered into a five-year, $1.8 billion senior unsecured credit facility that is nonrecourse to FCX and the other shareholders of Cerro Verde. The credit facility allows for term loan borrowings up to the full amount of the facility, less any amounts issued and outstanding under a $500 million letter of credit sublimit. Interest on amounts drawn under the term loan is based on LIBOR plus a spread (2.40 percent at December 31, 2015) based on Cerro Verde’s total net debt to EBITDA ratio as defined in the agreement. At December 31, 2015, term loan borrowings under the facility totaled $1.8 billion and were used to fund a portion of Cerro Verde’s expansion project and for Cerro Verde's general corporate purposes. The credit facility amortizes in four installments in amounts necessary for the aggregate borrowings and outstanding letters of credit not to exceed 85 percent of the $1.8 billion commitment on September 30, 2017, 70 percent on March 31, 2018, and 35 percent on September 30, 2018, with the remaining balance due on the maturity date of March 10, 2019. At December 31, 2015, no letters of credit were issued under Cerro Verde’s credit facility. The interest rate on Cerro Verde's credit facility was 2.82 percent at December 31, 2015.

Cerro Verde Shareholder Loans. In December 2014, Cerro Verde entered into loan agreements with its largest shareholders for borrowings up to $800 million. Cerro Verde can designate all or a portion of the shareholder loans as subordinated. If the loans are not designated as subordinated, they bear interest at LIBOR plus the current spread on Cerro Verde’s credit facility. If they are designated as subordinated, they bear interest at the same rate plus 0.5 percent. The loans mature on December 22, 2019, unless at that time there is senior financing associated with the Cerro Verde expansion project that is senior to the shareholder loans, in which case the shareholder loans mature two years following the maturity of the senior financing. During 2015, Cerro Verde borrowed $600 million under these shareholder loans (including $341 million from FMC, which is eliminated in consolidation).

Senior Notes issued by FCX. In November 2014, FCX sold $750 million of 2.30% Senior Notes due 2017, $600 million of 4.00% Senior Notes due 2021, $850 million of 4.55% Senior Notes due 2024 and $800 million of 5.40% Senior Notes due 2034 for total net proceeds of $2.97 billion. The 2.30% Senior Notes and the 4.00% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price. The 4.55% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price prior to August 14, 2024, and thereafter at 100 percent of principal. The 5.40% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price prior to May 14, 2034, and thereafter at 100 percent of principal. FCX used the net proceeds from these senior notes to repay certain of its outstanding debt.

In March 2013, in connection with the financing of FCX's acquisitions of PXP and MMR, FCX issued $6.5 billion of unsecured senior notes in four tranches. FCX sold $1.5 billion of 2.375% Senior Notes due March 2018, $1.0 billion of 3.100% Senior Notes due March 2020, $2.0 billion of 3.875% Senior Notes due March 2023 and $2.0 billion of 5.450% Senior Notes due March 2043 for total net proceeds of $6.4 billion. The 2.375% Senior Notes and the 3.100% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price. The 3.875% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price prior to December 15, 2022, and thereafter at 100 percent of principal. The 5.450% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price prior to September 15, 2042, and thereafter at 100 percent of principal.

In February 2012, FCX sold $500 million of 2.15% Senior Notes due 2017 and $2 billion of 3.55% Senior Notes due 2022 for total net proceeds of $2.47 billion. The 2.15% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price prior to the redemption date. The 3.55% Senior Notes are redeemable in whole or in part, at the option of FCX, at a make-whole redemption price prior to December 1, 2021, and thereafter at 100 percent of principal.

These senior notes rank equally with FCX's other existing and future unsecured and unsubordinated indebtedness.

Senior Notes issued by FM O&G LLC. In May 2013, in connection with the acquisition of PXP, FCX assumed unsecured senior notes with a stated value of $6.4 billion, which was increased by $716 million to reflect the acquisition-date fair market value of these senior notes. After a number of redemptions, as of December 31, 2015, the stated value of these notes totaled $2.3 billion, which was increased by $197 million to reflect the remaining unamortized acquisition-date fair market value adjustments that are being amortized over the term of the senior notes and recorded as a reduction of interest expense. These senior notes are redeemable in whole or in part, at the option of FM O&G LLC, at make-whole redemption prices prior to the dates stated below, and beginning on the dates stated below at specified redemption prices. Upon completion of the acquisition of PXP, FCX guaranteed these senior notes.

Debt Instrument	Date
6.125% Senior Notes due 2019	June 15, 2016
6½% Senior Notes due 2020	November 15, 2015
6.625% Senior Notes due 2021	May 1, 2016
6.75% Senior Notes due 2022	February 1, 2017
6 7/8% Senior Notes due 2023	February 15, 2018

Additionally, in connection with the acquisition of MMR, FCX assumed MMR's 11.875% Senior Notes due 2014, 4% Convertible Senior Notes due 2017 and 5¼% Convertible Senior Notes due 2013 with a total stated value of $558 million, which was increased by $62 million to reflect the acquisition-date fair market value of these obligations. During 2013, all of the 11.875% Senior Notes due 2014 were redeemed, and holders of 4% Convertible Senior Notes due 2017 and 5¼% Convertible Senior Notes due 2013 converted their notes into merger consideration totaling $306 million, including cash payments of $270 million and 21.0 million royalty trust units with a fair value of $36 million at the acquisition date. At December 31, 2015 and 2014, there were no outstanding amounts in connection with MMR’s senior notes.

Early Extinguishments of Debt. A summary of debt extinguishments during 2014 resulting from redemptions and tender offers follows:

	Principal Amount	Purchase Accounting Fair Value Adjustments	Book Value	(Loss) Gain

1.40% Senior Notes due 2015	$500	$—	$500	$(1)
6.125% Senior Notes due 2019	513	40	553	(2)
8.625% Senior Notes due 2019	400	41	441	24
7.625% Senior Notes due 2020	300	32	332	14
6½% Senior Notes due 2020	883	79	962	10
6.625% Senior Notes due 2021	339	31	370	3
6.75% Senior Notes due 2022	551	57	608	8
6 7/8% Senior Notes due 2023	722	84	806	21
	$4,208	$364	$4,572	$77

In addition, FCX recorded a loss on early extinguishment of debt of $4 million associated with the modification of its revolving credit facility in May 2014 and for fees related to the tender offers in December 2014.

In 2013, FCX completed the following transactions that resulted in a net loss on early extinguishment of debt of $35 million: (i) the termination of its $9.5 billion acquisition bridge loan facility, which was entered into in December 2012 to provide interim financing for the acquisitions of PXP and MMR but was replaced with other financing, that resulted in a loss of $45 million; (ii) the repayment of the $3.9 billion outstanding under PXP’s amended credit facility and the redemption of all of PXP’s 7 5/8% Senior Notes due 2018 for $415 million, which did not result in a gain or loss; partially offset by (iii) the redemption of MMR’s remaining outstanding 11.875% Senior Notes due 2014 for $299 million, which resulted in a gain of $10 million.

Guarantees. In connection with the acquisition of PXP, FCX guaranteed the PXP senior notes, and the guarantees by certain PXP subsidiaries were released. Refer to Note 17 for a discussion of FCX’s senior notes guaranteed by FM O&G LLC.

Restrictive Covenants. FCX's Term Loan and revolving credit facility contain customary affirmative covenants and representations, and also contain a number of negative covenants that, among other things, restrict, subject to certain exceptions, the ability of FCX’s subsidiaries that are not borrowers or guarantors to incur additional indebtedness (including guarantee obligations) and FCX’s ability or the ability of FCX’s subsidiaries to: create liens on assets; enter into sale and leaseback transactions; engage in mergers, liquidations and dissolutions; and sell all or substantially all of the assets of FCX and its subsidiaries, taken as a whole. FCX's Term Loan and revolving credit facility also contain financial ratios governing maximum total leverage and minimum interest coverage. Following the December 2015 amendment, FCX's leverage ratio (Net Debt/EBITDA, as defined in the credit agreement) cannot exceed 5.5x at December 31, 2015, 5.9x for the quarters ending March 31, 2016, and June 30, 2016, and declining to 5.0x by the quarter ending December 31, 2016, 4.25x in 2017 and 3.75x thereafter. The December 2015 amendment also increases the interest rate spreads under specified conditions. Additionally, the Term Loan's December 2015 amendment requires prepayment of the Term Loan with 50 percent of the net proceeds of certain asset dispositions. In February 2016, the Term Loan and revolving credit facility were amended (refer to Note 18 for further discussion). FCX’s senior notes contain limitations on liens. At December 31, 2015, FCX was in compliance with all of its covenants.

Maturities.  Maturities of debt instruments based on the principal amounts and terms outstanding at December 31, 2015, total $649 million in 2016, $1.8 billion in 2017, $3.4 billion in 2018, $1.4 billion in 2019, $2.9 billion in 2020 and $10.2 billion thereafter.

NOTE 9.  OTHER LIABILITIES, INCLUDING EMPLOYEE BENEFITS
Information regarding other liabilities follows:

	December 31,
	2015	2014
Pension, postretirement, postemployment and other employment benefits[a]	$1,260	$1,430
Provision for tax positions	152	157
Legal matters	77	63
Insurance claim reserves	59	56
Other	93	140
Total other liabilities	$1,641	$1,846

a.	Refer to Note 7 for current portion.

Pension Plans.  Following is a discussion of FCX’s pension plans.

FMC Plans. FMC has U.S. trusteed, non-contributory pension plans covering substantially all of its U.S. employees and some employees of its international subsidiaries hired before 2007. The applicable FMC plan design determines the manner in which benefits are calculated for any particular group of employees. Benefits are calculated based on final average monthly compensation and years of service or based on a fixed amount for each year of service. Non-bargained FMC employees hired after December 31, 2006, are not eligible to participate in the FMC U.S. pension plan.

FCX’s funding policy for these plans provides that contributions to pension trusts shall be at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended, for U.S. plans; or, in the case of international plans, the minimum legal requirements that may be applicable in the various countries. Additional contributions also may be made from time to time.

FCX’s policy for determining asset-mix targets for the FMC plan assets held in a master trust (Master Trust) includes the periodic development of asset and liability studies to determine expected long-term rates of return and expected risk for various investment portfolios. FCX’s retirement plan administration and investment committee considers these studies in the formal establishment of asset-mix targets. FCX’s investment objective emphasizes the need to maintain a well-diversified investment program through both the allocation of the Master Trust assets among asset classes and the selection of investment managers whose various styles are fundamentally complementary to one another and serve to achieve satisfactory rates of return. Diversification, by asset class and by investment manager, is FCX’s principal means of reducing volatility and exercising prudent investment judgment. FCX’s present target asset allocation approximates 43 percent equity investments (primarily global equities), 46 percent fixed income (primarily long-term treasury STRIPS or "separate trading or registered interest and principal securities"; long-term U.S. treasury/agency bonds; global fixed income securities; long-term, high-credit quality corporate bonds; high-yield and emerging markets fixed income securities; and fixed income debt securities) and 11 percent alternative investments (private real estate, real estate investment trusts and private equity).

The expected rate of return on plan assets is evaluated at least annually, taking into consideration asset allocation, historical returns on the types of assets held in the Master Trust and the current economic environment. Based on these factors, FCX expects the pension assets will earn an average of 7.25 percent per annum beginning January 1, 2016. The 7.25 percent estimation was based on a passive return on a compound basis of 6.75 percent and a premium for active management of 0.5 percent reflecting the target asset allocation and current investment array.

For estimation purposes, FCX assumes the long-term asset mix for these plans generally will be consistent with the current mix. Changes in the asset mix could impact the amount of recorded pension income or expense, the funded status of the plans and the need for future cash contributions. A lower-than-expected return on assets also would decrease plan assets and increase the amount of recorded pension expense in future years. When calculating the expected return on plan assets, FCX uses the market value of assets.

Among the assumptions used to estimate the pension benefit obligation is a discount rate used to calculate the present value of expected future benefit payments for service to date. The discount rate assumption for FCX’s U.S. plans is designed to reflect yields on high-quality, fixed-income investments for a given duration. The determination of the discount rate for these plans is based on expected future benefit payments for service to date together with the Mercer Pension Discount Curve - Above Mean Yield. The Mercer Pension Discount Curve - Above Mean Yield is constructed from the bonds in the Mercer Pension Discount Curve that have a yield higher than the regression mean yield curve. The Mercer Pension Discount Curve consists of spot (i.e., zero coupon) interest rates at one-half year increments for each of the next 30 years and is developed based on pricing and yield information for high-quality corporate bonds. Changes in the discount rate are reflected in FCX’s benefit obligation and, therefore, in future pension costs.

Other FCX Plans. In 2004, FCX established an unfunded Supplemental Executive Retirement Plan (SERP) for its two most senior executive officers. The SERP provides for retirement benefits payable in the form of a joint and survivor annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest average compensation for any consecutive three-year period during the five years immediately preceding 25 years of credited service. The SERP benefit will be reduced by the value of all benefits paid or due under any defined benefit or defined contribution plan sponsored by FM Services Company, FCX’s wholly owned subsidiary, FCX or its predecessor, but not including accounts funded exclusively by deductions from participant’s pay. One of the executive officers retired in December 2015 and will receive a lump sum payment of $27 million in 2016.

PT-FI Plan. PT-FI has a defined benefit pension plan denominated in Indonesian rupiah covering substantially all of its Indonesian national employees. PT-FI funds the plan and invests the assets in accordance with Indonesian pension guidelines. The pension obligation was valued at an exchange rate of 13,726 rupiah to one U.S. dollar on December 31, 2015, and 12,378 rupiah to one U.S. dollar on December 31, 2014. Indonesian labor laws require that companies provide a minimum level of benefits to employees upon employment termination based on the reason for termination and the employee’s years of service. PT-FI’s pension benefit disclosures include benefits related to this law. PT-FI’s expected rate of return on plan assets is evaluated at least annually, taking into consideration its long-range estimated return for the plan based on the asset mix. Based on these factors, PT-FI expects its pension assets will earn an average of 7.75 percent per annum beginning January 1, 2016. The discount rate assumption for PT-FI's plan is based on the Mercer Indonesian zero coupon bond yield curve derived from the Indonesian Government Security Yield Curve. Changes in the discount rate are reflected in PT-FI's benefit obligation and, therefore, in future pension costs.

Plan Information. FCX uses a measurement date of December 31 for its plans. Information for those plans where the accumulated benefit obligations exceed the fair value of plan assets follows:

	December 31,
	2015	2014
Projected benefit obligation	$2,139	$2,221
Accumulated benefit obligation	2,037	2,090
Fair value of plan assets	1,399	1,433

Information on the FCX (including FMC’s plans and FCX’s SERP plans) and PT-FI plans as of December 31 follows:

	FCX		PT-FI
	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation at beginning
of year	$2,179	$1,871	$318	$259
Service cost	36	30	26	22
Interest cost	87	92	23	23
Actuarial (gains) losses	(118)	278	(7)	30
Foreign exchange gains	(2)	(2)	(32)	(7)
Special retirement benefits[a]	22	—	—	—
Benefits paid	(100)	(90)	(10)	(9)
Benefit obligation at end of year	2,104	2,179	318	318

Change in plan assets:
Fair value of plan assets at
beginning of year	1,416	1,350	185	124
Actual return on plan assets	(26)	151	6	20
Employer contributions[b]	90	6	42	55
Foreign exchange losses	(1)	(1)	(19)	(5)
Benefits paid	(100)	(90)	(10)	(9)
Fair value of plan assets at end
of year	1,379	1,416	204	185
Funded status	$(725)	$(763)	$(114)	$(133)

Accumulated benefit obligation	$2,001	$2,048	$175	$168

Weighted-average assumptions
used to determine benefit obligations:
Discount rate	4.60%	4.10%	9.00%	8.25%
Rate of compensation increase	3.25%	3.25%	9.40%	9.00%

Balance sheet classification of
funded status:
Other assets	$8	$8	$—	$—
Accounts payable and
accrued liabilities	(35)	(4)	—	—
Other liabilities	(698)	(767)	(114)	(133)
Total	$(725)	$(763)	$(114)	$(133)

a.	Resulted from revised mine operating plans and reductions in the workforce (refer to Note 5 for further discussion).

b.
Employer contributions for 2016 are expected to approximate $38 million for the FCX plans and $38 million for the PT-FI plan (based on a December 31, 2015, exchange rate of 13,726 Indonesian rupiah to one U.S. dollar).

The weighted-average assumptions used to determine net periodic benefit cost and the components of net periodic benefit cost for FCX’s pension plans for the years ended December 31 follow:

	2015	2014	2013
Weighted-average assumptions:[a]
Discount rate	4.10%	5.00%	4.10%
Expected return on plan assets	7.25%	7.50%	7.50%
Rate of compensation increase	3.25%	3.75%	3.75%

Service cost	$36	$30	$30
Interest cost	87	92	77
Expected return on plan assets	(102)	(98)	(95)
Amortization of prior service credit	—	(1)	—
Amortization of net actuarial losses	45	28	38
Special retirement benefits	22	—	—
Net periodic benefit cost	$88	$51	$50

a.	The assumptions shown relate only to the FMC plans.

The weighted-average assumptions used to determine net periodic benefit cost and the components of net periodic benefit cost for PT-FI’s pension plan for the years ended December 31 follow:

	2015	2014	2013
Weighted-average assumptions:
Discount rate	8.25%	9.00%	6.25%
Expected return on plan assets	7.75%	7.75%	7.50%
Rate of compensation increase	9.00%	9.00%	8.00%

Service cost	$26	$22	$20
Interest cost	23	23	14
Expected return on plan assets	(14)	(10)	(10)
Amortization of prior service cost	3	3	—
Amortization of net actuarial loss	6	8	8
Net periodic benefit cost	$44	$46	$32

Included in accumulated other comprehensive loss are the following amounts that have not been recognized in net periodic pension cost as of December 31:

	2015		2014
	Before Taxes	After Taxes and Noncontrolling Interests	Before Taxes	After Taxes and Noncontrolling Interests
Prior service costs	$23	$12	$28	$15
Net actuarial loss	697	426	749	456
	$720	$438	$777	$471

Actuarial losses in excess of 10 percent of the greater of the projected benefit obligation or market-related value of plan assets are amortized over the expected average remaining future service period of the current active participants. The amount expected to be recognized in 2016 net periodic pension cost for actuarial losses is $47 million ($29 million net of tax and noncontrolling interests).

FCX does not expect to have any plan assets returned to it in 2016. Plan assets are classified within a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), then to significant observable inputs (Level 2) and the lowest priority to significant unobservable inputs (Level 3).

A summary of the fair value hierarchy for pension plan assets associated with the FCX plans follows:

	Fair Value at December 31, 2015
	Total	Level 1	Level 2	Level 3
Commingled/collective funds:
Global equity	$399	$—	$399	$—
Fixed income securities	129	—	129	—
Global fixed income securities	101	—	101	—
Real estate property	66	—	—	66
Emerging markets equity	60	—	60	—
U.S. small-cap equity	56	—	56	—
International small-cap equity	56	—	56	—
U.S. real estate securities	55	—	55	—
Short-term investments	25	—	25	—
Fixed income:
Government bonds	215	—	215	—
Corporate bonds	145	—	145	—
Private equity investments	31	—	—	31
Other investments	39	1	38	—
Total investments	1,377	$1	$1,279	$97

Cash and receivables	6
Payables	(4)
Total pension plan net assets	$1,379

	Fair Value at December 31, 2014
	Total	Level 1	Level 2	Level 3
Commingled/collective funds:
Global equity	$487	$—	$487	$—
Global fixed income securities	106	—	106	—
Fixed income securities	99	—	99	—
U.S. small-cap equity	69	—	69	—
U.S. real estate securities	54	—	54	—
Real estate property	54	—	—	54
Short-term investments	8	—	8	—
Open-ended mutual funds:
Emerging markets equity	38	38	—	—
Mutual funds:
Emerging markets equity	25	25	—	—
Fixed income:
Government bonds	244	—	244	—
Corporate bonds	148	—	148	—
Private equity investments	39	—	—	39
Other investments	35	—	35	—
Total investments	1,406	$63	$1,250	$93

Cash and receivables	19
Payables	(9)
Total pension plan net assets	$1,416

Following is a description of the pension plan asset categories and the valuation techniques used to measure fair value. There have been no changes to the techniques used to measure fair value.

Commingled/collective funds are managed by several fund managers and are valued at the net asset value per unit of the fund. For most of these funds, the majority of the underlying assets are actively traded securities; however, the unit level is considered to be at the fund level. These funds (except the real estate property funds) require less than a month's notice for redemptions and, as such, are classified within Level 2 of the fair value hierarchy. Real estate property funds are valued at net realizable value using information from independent appraisal firms, who have knowledge and expertise about the current market values of real property in the same vicinity as the investments. Redemptions of the real estate property funds are allowed once per quarter, subject to available cash and, as such, are classified within Level 3 of the fair value hierarchy.

Fixed income investments include government and corporate bonds held directly by the Master Trust or through commingled funds. Fixed income securities are valued using a bid evaluation price or a mid-evaluation price and, as such, are classified within Level 2 of the fair value hierarchy. A bid evaluation price is an estimated price at which a dealer would pay for a security. A mid-evaluation price is the average of the estimated price at which a dealer would sell a security and the estimated price at which a dealer would pay for a security. These evaluations are based on quoted prices, if available, or models that use observable inputs.

Private equity investments are valued at net realizable value using information from general partners and are classified within Level 3 of the fair value hierarchy because of the inherent restrictions on redemptions that may affect the ability to sell the investments at their net asset value in the near term.

Open-ended mutual funds were managed by registered investment companies and were valued at the daily published net asset value of shares/units held. Because redemptions and purchases of shares/units occur at the net asset value without any adjustments to the published net asset value that was provided on an ongoing basis (active-market criteria are met), these investments were classified within Level 1 of the fair value hierarchy.

Mutual funds were valued at the closing price reported on the active market on which the individual securities were traded and, as such, are classified within Level 1 of the fair value hierarchy.

A summary of changes in the fair value of FCX’s Level 3 pension plan assets for the years ended December 31 follows:

	Real Estate Property	Private Equity Investments	Total
Balance at January 1, 2014	$47	$43	$90
Actual return on plan assets:
Realized gains	2	—	2
Net unrealized gains (losses) related to
assets still held at the end of the year	6	(1)	5
Purchases	—	1	1
Sales	(1)	—	(1)
Settlements, net	—	(4)	(4)
Balance at December 31, 2014	54	39	93
Actual return on plan assets:
Realized gains	2	—	2
Net unrealized gains (losses) related to
assets still held at the end of the year	11	(5)	6
Purchases	—	1	1
Sales	(1)	—	(1)
Settlements, net	—	(4)	(4)
Balance at December 31, 2015	$66	$31	$97

A summary of the fair value hierarchy for pension plan assets associated with the PT-FI plan follows:

	Fair Value at December 31, 2015
	Total	Level 1	Level 2	Level 3
Common stocks	$43	$43	$—	$—
Government bonds	41	41	—	—
Mutual funds	12	12	—	—
Total investments	96	$96	$—	$—

Cash and receivables[a]	108
Total pension plan net assets	$204

	Fair Value at December 31, 2014
	Total	Level 1	Level 2	Level 3
Common stocks	$43	$43	$—	$—
Government bonds	27	27	—	—
Mutual funds	14	14	—	—
Total investments	84	$84	$—	$—

Cash and receivables[a]	101
Total pension plan net assets	$185

a.	Cash consists primarily of short-term time deposits.

Following is a description of the valuation techniques used for pension plan assets measured at fair value associated with the PT-FI plan. There have been no changes to the techniques used to measure fair value.

Common stocks, government bonds and mutual funds are valued at the closing price reported on the active market on which the individual securities are traded and, as such, are classified within Level 1 of the fair value hierarchy.

The techniques described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while FCX believes its valuation techniques are appropriate and consistent with other market participants, the use of different techniques or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The expected benefit payments for FCX’s and PT-FI’s pension plans follow:

	FCX	PT-FIa
2016	$155	$20
2017	140	12
2018	110	22
2019	113	28
2020	115	37
2021 through 2025	610	264

a.	Based on a December 31, 2015, exchange rate of 13,726 Indonesian rupiah to one U.S. dollar.

Postretirement and Other Benefits.  FCX also provides postretirement medical and life insurance benefits for certain U.S. employees and, in some cases, employees of certain international subsidiaries. These postretirement benefits vary among plans, and many plans require contributions from retirees. The expected cost of providing such postretirement benefits is accrued during the years employees render service.

The benefit obligation (funded status) for the postretirement medical and life insurance benefit plans consisted of a current portion of $15 million (included in accounts payable and accrued liabilities) and a long-term portion of $144 million (included in other liabilities) at December 31, 2015, and a current portion of $17 million and a long-term portion of $162 million at December 31, 2014. The discount rate used to determine the benefit obligation for these plans, which was determined on the same basis as FCX's pension plans, was 4.10 percent at December 31, 2015, and 3.60 percent at December 31, 2014. Expected benefit payments for these plans total $15 million for 2016, $16 million for 2017, $14 million for 2018, $15 million for 2019, $14 million for 2020 and $59 million for 2021 through 2025.

The net periodic benefit cost charged to operations for FCX's postretirement benefits totaled $6 million in 2015, $7 million in 2014 and $9 million in 2013 (primarily for interest costs). The discount rate used to determine net periodic benefit cost and the components of net periodic benefit cost for FCX’s postretirement benefits was 3.60 percent in 2015, 4.30 percent in 2014 and 3.50 percent in 2013. The medical-care trend rates assumed the first year trend rate was 7.50 percent at December 31, 2015, which declines over the next 15 years with an ultimate trend rate of 4.25 percent.

FCX has a number of postemployment plans covering severance, long-term disability income, continuation of health and life insurance coverage for disabled employees or other welfare benefits. The accumulated postemployment benefit consisted of a current portion of $4 million (included in accounts payable and accrued liabilities) and a long-term portion of $30 million (included in other liabilities) at December 31, 2015, and a current portion of $6 million and a long-term portion of $38 million at December 31, 2014. In connection with the retirement of one of its executive officers in December 2015, FCX recorded a charge to selling, general and administrative expenses of $16 million.

FCX also sponsors savings plans for the majority of its U.S. employees. The plans allow employees to contribute a portion of their pre-tax income in accordance with specified guidelines. These savings plans are principally qualified 401(k) plans for all U.S. salaried and non-bargained hourly employees. In these plans, participants exercise control and direct the investment of their contributions and account balances among various investment options. FCX contributes to these plans at varying rates and matches a percentage of employee pre-tax deferral contributions up to certain limits, which vary by plan. For employees whose eligible compensation exceeds certain levels, FCX provides an unfunded defined contribution plan, which had a liability balance of $78 million ($35 million included in accounts payable and accrued liabilities and $43 million included in other liabilities) at December 31, 2015, and $69 million (included in other liabilities) at December 31, 2014.

The costs charged to operations for employee savings plans totaled $98 million in 2015 (of which $13 million was capitalized to oil and gas properties), $79 million in 2014 (of which $11 million was capitalized to oil and gas properties) and $66 million in 2013 (of which $5 million was capitalized to oil and gas properties). FCX has other employee benefit plans, certain of which are related to FCX’s financial results, which are recognized in operating costs.

Restructuring Charges. Because of a decline in commodity prices, FCX made adjustments to its operating plans for its mining operations in the third and fourth quarters of 2015 (refer to Note 5 for further discussion). As a result of these revisions to its operating plans, FCX recorded restructuring charges to production costs in 2015 of $45 million primarily for employee severance and benefit costs, and $22 million for special retirement benefits.

NOTE 10.  STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION
FCX’s authorized shares of capital stock total 1.85 billion shares, consisting of 1.8 billion shares of common stock and 50 million shares of preferred stock.

Common Stock.  In September 2015, FCX completed a $1.0 billion at-the-market equity program and announced an additional $1.0 billion at-the-market equity program. Through December 31, 2015, FCX sold 206 million shares of its common stock at an average price of $9.53 per share under these programs, which generated gross proceeds of approximately $1.96 billion (net proceeds of $1.94 billion after $20 million of commissions and expenses). From January 1, 2016, through January 5, 2016, FCX sold 4 million shares of its common stock, which generated proceeds of $29 million (after $0.3 million of commissions and expenses). FCX used the net proceeds for general corporate purposes, including the repayment of amounts outstanding under its revolving credit facility and other borrowings, and the financing of working capital and capital expenditures.

The Board declared a supplemental cash dividend of $1.00 per share, which was paid in July 2013, and a one-time special cash dividend of $0.1105 per share related to the settlement of the shareholder derivative litigation (refer to Note 12 for further discussion), which was paid in August 2015. In response to the impact of lower commodity prices, the Board authorized a decrease in the cash dividend on FCX’s common stock from an annual rate of $1.25 per share to an annual rate of $0.20 per share in March 2015, and then suspended the cash dividend in December 2015. The declaration of dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects and other factors deemed relevant by the Board.

Accumulated Other Comprehensive Loss. A summary of changes in the balances of each component of accumulated other comprehensive loss, net of tax follows:

	Defined Benefit Plans	Unrealized Losses on Securities	Translation Adjustment	Total
Balance at January 1, 2013	$(507)	$(4)	$5	$(506)
Amounts arising during the period[a,b]	67	(1)	—	66
Amounts reclassified[c]	30	—	5	35
Balance at December 31, 2013	(410)	(5)	10	(405)
Amounts arising during the period[a,b]	(162)	(1)	—	(163)
Amounts reclassified[c]	24	—	—	24
Balance at December 31, 2014	(548)	(6)	10	(544)
Amounts arising during the period[a,b]	3	—	—	3
Amounts reclassified[c]	38	—	—	38
Balance at December 31, 2015	$(507)	$(6)	$10	$(503)

a.
Includes net actuarial gains (losses), net of noncontrolling interest, totaling $126 million for 2013, $(252) million for 2014 and $(7) million for 2015. The year 2013 also included $33 million for prior service costs.

b.	Includes tax (provision) benefits totaling $(37) million for 2013, $89 million for 2014 and $2 million for 2015.

c.	Includes amortization primarily related to actuarial losses, net of taxes of $17 million for 2013, $14 million for 2014 and $16 million for 2015.

Stock Award Plans.  FCX currently has awards outstanding under various stock-based compensation plans. The stockholder-approved 2006 Stock Incentive Plan (the 2006 Plan) provides for the issuance of stock options, SARs, restricted stock, RSUs, PSUs and other stock-based awards for up to 74 million common shares. FCX’s stockholders approved amendments to the 2006 Plan in 2007 primarily to increase the number of shares available for grants, and in 2010, to permit grants to outside directors. As of December 31, 2015, 12.2 million shares were available for grant under the 2006 Plan, and no shares were available under other plans.

In connection with the restructuring of an executive employment arrangement, a special retention award of one million RSUs was granted in December 2013. The RSUs are fully vested and the related shares of common stock will be delivered to the executive upon separation of service, along with a cash payment for accumulated dividends. With respect to stock options previously granted to this executive, such awards became fully vested. With respect to performance-based awards previously granted to this executive, the service requirements are considered to have been satisfied, and the vesting of any such awards shall continue to be contingent upon the achievement of all performance conditions set forth in the award agreements. In connection with the restructuring, FCX recorded a $37 million charge to selling, general and administrative expenses in 2013.

Stock-Based Compensation Cost. Compensation cost charged against earnings for stock-based awards for the years ended December 31 follows:

	2015	2014	2013
Selling, general and administrative expenses	$67	$79	$145
Production and delivery	17	26	26
Capitalized costs	11	23	13
Total stock-based compensation	95	128	184
Less capitalized costs	(11)	(23)	(13)
Tax benefit and noncontrolling interests' share	(31)	(41)	(65)
Impact on net (loss) income from continuing operations	$53	$64	$106

Stock Options and SARs. Stock options granted under the plans generally expire 10 years after the date of grant and vest in 25 percent annual increments beginning one year from the date of grant. The award agreements provide that participants will receive the following year’s vesting after retirement. Therefore, on the date of grant, FCX accelerates one year of amortization for retirement-eligible employees. Stock options granted prior to February 2012 provide for accelerated vesting if there is a change of control (as defined in the award agreements). Stock options granted after that date provide for accelerated vesting only upon certain qualifying terminations of employment within one year following a change of control. SARs generally expire within five years after the date of grant and vest in one-third annual increments beginning one year from the date of grant. SARs are similar to stock options, but are settled in cash rather than in shares of common stock and are classified as liability awards.

A summary of options and SARs outstanding as of December 31, 2015, including 1,321,029 SARs, and activity during the year ended December 31, 2015, follows:

	Number of Options and SARs	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at January 1	45,929,739	$35.65
Granted	5,450,000	18.96
Exercised	(195,326)	15.61
Expired/Forfeited	(1,880,534)	30.15
Balance at December 31	49,303,879	34.10	4.8	$—	[a]

Vested and exercisable at December 31	40,235,301	$35.78	4.0	$—	[a]

a.	At December 31, 2015, all outstanding stock options and SARs have exercise prices greater than the market price of FCX's common stock.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option valuation model. The fair value of each SAR is determined using the Black-Scholes-Merton option valuation model and remeasured at each reporting date until the date of settlement. Expected volatility is based on implied volatilities from traded options on FCX’s common stock and historical volatility of FCX’s common stock. FCX uses historical data to estimate future option and SAR exercises, forfeitures and expected life. When appropriate, separate groups of employees who have similar historical exercise behavior are considered separately for valuation purposes. The expected dividend rate is calculated using the annual dividend (excluding supplemental dividends) at the date of grant. The risk-free interest rate is based on Federal Reserve rates in effect for bonds with maturity dates equal to the expected term of the option or SAR.

Information related to stock options during the years ended December 31 follows:

	2015	2014	2013
Weighted-average assumptions used to value stock option awards:
Expected volatility	37.9%	36.6%	48.9%
Expected life of options (in years)	5.17	4.92	4.66
Expected dividend rate	4.5%	3.5%	3.3%
Risk-free interest rate	1.7%	1.7%	0.7%
Weighted-average grant-date fair value (per share)	$4.30	$7.43	$10.98
Intrinsic value of options exercised	$1	$17	$10
Fair value of options vested	$50	$76	$101

As of December 31, 2015, FCX had $30 million of total unrecognized compensation cost related to unvested stock options expected to be recognized over a weighted-average period of approximately 1.8 years.

Stock-Settled PSUs and RSUs. Beginning in 2014, FCX's executive officers were granted PSUs that vest after three years. The final number of shares to be issued to the executive officers will be based on FCX’s total shareholder return compared to the total shareholder return of a peer group. The total grant date target shares related to the PSU grants were 755 thousand in 2015 and 344 thousand in 2014, of which the executive officers will earn from 0 percent to 200 percent.

Prior to 2014, the portion of each executive officer's annual bonus exceeding three times such officer's base salary was to be paid in performance-based RSUs. The performance-based RSUs were a component of an annual incentive award pool that was calculated as a percentage of FCX’s consolidated operating cash flows adjusted for changes in working capital and other tax payments for the preceding year. The performance-based RSUs granted in 2013 as part of the 2012 annual bonus vest after three years, subject to FCX attaining a five-year average return on investment (a performance condition defined in the award agreement) of at least 6 percent and subject to a 20 percent reduction if FCX performs below a group of its peers as defined in the award agreement.

All of FCX's executive officers are retirement eligible, and for the 2015 awards, FCX charged the cost of the PSU awards to expense in the year of grant because they are non-forfeitable. For the performance-based RSUs, the cost was charged to expense in the year the related operating cash flows were generated, as performance of services was only required in the calendar year preceding the date of grant.

In February 2015 and 2014, FCX granted RSUs that vest over a period of three years to certain employees, and in February 2013, FCX granted RSUs that cliff vest at the end of three years to certain employees.

FCX also grants other RSUs that generally vest over a period of four years to its directors. The fair value of the RSUs is amortized over the four-year vesting period or the period until the director becomes retirement eligible, whichever is shorter. Upon a director’s retirement, all of their unvested RSUs immediately vest. For retirement-eligible directors, the fair value of RSUs is recognized in earnings on the date of grant.

The award agreements provide for accelerated vesting of all RSUs held by directors if there is a change of control (as defined in the award agreements) and for accelerated vesting of all RSUs held by employees if they experience a qualifying termination within one year following a change of control.

Dividends attributable to RSUs and PSUs accrue and are paid if the award vests. In addition, for those awards granted prior to 2015, interest accrues on accumulated dividends and is paid if the stock-settled RSUs vest. A summary of outstanding stock-settled RSUs and PSUs as of December 31, 2015, and activity during the year ended December 31, 2015, follows:

	Number of Awards	Weighted-Average Grant-Date Fair Value Per Award	Aggregate Intrinsic Value
Balance at January 1	5,805,145	$33.57
Granted	2,729,750	16.77
Vested	(1,150,589)	34.10
Forfeited	(164,006)	34.35
Balance at December 31	7,220,300	27.12	$49
The total fair value of stock-settled RSUs and PSUs granted was $46 million during 2015, $67 million during 2014 and $125 million during 2013. The total intrinsic value of stock-settled RSUs vested was $22 million during 2015, $15 million during 2014 and $12 million during 2013. As of December 31, 2015, FCX had $28 million of total unrecognized compensation cost related to unvested stock-settled RSUs expected to be recognized over approximately 1.4 years.

Cash-Settled PSUs and RSUs. Beginning in 2015, certain members of FM O&G's senior management were granted cash-settled PSUs that vest over three years. The cash-settled PSUs contain performance conditions linked to oil and gas production and FCX's total shareholder return compared to the total shareholder return of a peer group (each of which is weighted 50 percent). The total grant date target shares related to the 2015 cash-settled PSU grant were 582 thousand, of which FM O&G's senior management will earn from 50 percent to 200 percent.

Cash-settled RSUs are similar to stock-settled RSUs, but are settled in cash rather than in shares of common stock. These cash-settled RSUs generally vest over periods ranging from three to five years of service. The award agreements for cash-settled RSUs provide for accelerated vesting upon certain qualifying terminations of employment within one year following a change of control (as defined in the award agreements).

The cash-settled PSUs and RSUs are classified as liability awards, and the fair value of these awards is remeasured each reporting period until the vesting dates.

Dividends attributable to cash-settled RSUs and PSUs accrue and are paid if the award vests. In addition, for those awards granted prior to 2015, interest accrues on accumulated dividends and is paid if the cash-settled RSUs vest. A summary of outstanding cash-settled RSUs and PSUs as of December 31, 2015, and activity during the year ended December 31, 2015, follows:

	Number of Awards	Weighted-Average Grant-Date Fair Value Per Award	Aggregate Intrinsic Value
Balance at January 1	3,587,564	$30.99
Granted	2,366,715	18.68
Vested	(1,196,395)	30.99
Forfeited	(145,348)	24.21
Balance at December 31	4,612,536	24.89	$31

The total grant-date fair value of cash-settled RSUs and PSUs granted was $44 million during 2015, $68 million during 2014 and $70 million during 2013. The intrinsic value of cash-settled RSUs vested was $24 million during 2015. The accrued liability associated with cash-settled RSUs and PSUs consisted of a current portion of $10 million (included in accounts payable and accrued liabilities) and a long-term portion of $8 million (included in other liabilities) at December 31, 2015, and a current portion of $17 million and a long-term portion of $19 million at December 31, 2014.

Other Information. The following table includes amounts related to exercises of stock options and vesting of RSUs during the years ended December 31:

	2015	2014	2013
FCX shares tendered to pay the exercise price
and/or the minimum required taxes[a]	349,122	474,480	3,294,624
Cash received from stock option exercises	$3	$12	$8
Actual tax benefit realized for tax deductions	$11	$16	$8
Amounts FCX paid for employee taxes	$7	$8	$105

a.	Under terms of the related plans, upon exercise of stock options and vesting of RSUs, employees may tender FCX shares to pay the exercise price and/or the minimum required taxes.

NOTE 11.  INCOME TAXES
Geographic sources of (losses) income before income taxes and equity in affiliated companies’ net (losses) earnings for the years ended December 31 consist of the following:

	2015	2014	2013
U.S.	$(14,589)	$(2,973)	$1,119
Foreign	461	2,173	3,271
Total	$(14,128)	$(800)	$4,390

Income taxes are provided on the earnings of FCX’s material foreign subsidiaries under the assumption that these earnings will be distributed. FCX has not provided deferred income taxes for other differences between the book and tax carrying amounts of its investments in material foreign subsidiaries as FCX considers its ownership positions to be permanent in duration, and quantification of the related deferred tax liability is not practicable.

During 2015, PT-FI's Delaware domestication was terminated. As a result, PT-FI is no longer a U.S. income tax filer, and tax attributes related to PT-FI, which were fully reserved with a related valuation allowance, are no longer available for use in FCX's U.S. federal consolidated income tax return. There was no resulting net impact to FCX's consolidated statement of operations. PT-FI remains a limited liability company organized under Indonesian law.

FCX’s benefit from (provision for) income taxes for the years ended December 31 consists of the following:

	2015		2014		2013
Current income taxes:
Federal	$89		$(269)		$(194)
State	2		(34)		(9)
Foreign	(160)		(1,066)		(1,082)
Total current	(69)		(1,369)		(1,285)

Deferred income taxes:
Federal	3,403		616		(227)
State	154		214		35
Foreign	(163)		(19)		(226)
Total deferred	3,394		811		(418)

Adjustments	(1,374)	[a]	—		199	[b]
Federal operating loss carryforwards	—		333	[c]	164	[c]
Benefit from (provision for) income taxes	$1,951		$(225)		$(1,340)

a.
Adjustments include net provisions of $1.2 billion associated with an increase in the beginning of the year valuation allowance related to the impairment of U.S. oil and gas properties and $0.2 billion resulting from the termination of PT-FI's Delaware domestication reflecting a $1.5 billion reduction in deferred tax assets during the year, partially offset by a $1.3 billion reduction in the beginning of the year valuation allowance.

b.
As a result of the oil and gas acquisitions, FCX recognized a net benefit of $199 million, consisting of $190 million associated with net reductions in the beginning of the year valuation allowances, $69 million related to the release of the deferred tax liability on PXP's investment in MMR common stock and $16 million associated with the revaluation of state deferred tax liabilities, partially offset by income tax expense of $76 million associated with the write off of deferred tax assets related to environmental liabilities.

c.	Benefit from the use of federal operating loss carryforwards acquired as part of the oil and gas acquisitions.

A reconciliation of the U.S. federal statutory tax rate to FCX’s effective income tax rate for the years ended December 31 follows:

	2015			2014			2013
	Amount		Percent	Amount		Percent	Amount		Percent
U.S. federal statutory tax rate	$4,945		(35)%	$280		(35)%	$(1,536)		(35)%
Valuation allowance, net	(2,955)	[a]	21	—		—	190		4
Foreign tax credit limitation	(228)		2	(136)		17	(96)		(2)
Percentage depletion	186		(1)	263	[b]	(33)	223		5
Withholding and other impacts on
foreign earnings	(193)		1	(161)		20	(306)		(7)
Effect of foreign rates different than the U.S.
federal statutory rate	12		—	69		(9)	150		3
Goodwill impairment	—		—	(601)		75	—		—
Goodwill transferred to full cost pool	—		—	(77)		10	—		—
State income taxes	105	[a]	(1)	116		(14)	43		1
Other items, net	79		(1)	22		(3)	(8)		—
Benefit from (provision for) income taxes	$1,951		(14)%	$(225)	[c,d]	28%	$(1,340)	[e]	(31)%

a.
As a result of the impairment to U.S. oil and gas properties, FCX recorded tax charges totaling $3.3 billion to establish valuation allowances against U.S. federal and state deferred tax assets for which a future benefit is not expected to be realized.

b.	Includes a net charge of $16 million in 2014 related to a change in U.S. federal income tax law.

c.	Includes charges related to changes in Chilean and Peruvian tax rules of $54 million and $24 million, respectively.

d.	Includes a net charge of $221 million related to the sale of the Candelaria and Ojos del Salado mines.

e.	Includes a net tax benefit of $199 million as a result of the oil and gas acquisitions.

FCX paid federal, state, local and foreign income taxes totaling $893 million (including $187 million for discontinued operations) in 2015, $1.5 billion (including $11 million for discontinued operations) in 2014 and $1.3 billion in 2013. FCX received refunds of federal, state, local and foreign income taxes of $334 million in 2015, $257 million in 2014 and $270 million in 2013.

The components of deferred taxes follow:

	December 31,
	2015	2014
Deferred tax assets:
Foreign tax credits	$1,552	$2,306
Accrued expenses	1,166	1,029
Oil and gas properties	1,422	—
Minimum tax credits	569	737
Net operating loss carryforwards	621	590
Employee benefit plans	521	422
Other	477	702
Deferred tax assets	6,328	5,786
Valuation allowances	(4,183)	(2,434)
Net deferred tax assets	2,145	3,352

Deferred tax liabilities:
Property, plant, equipment and mining development costs	(4,839)	(4,581)
Oil and gas properties	—	(3,392)
Undistributed earnings	(855)	(807)
Other	(55)	(185)
Total deferred tax liabilities	(5,749)	(8,965)
Net deferred tax liabilities	$(3,604)	$(5,613)

At December 31, 2015, FCX had U.S. foreign tax credit carryforwards of $1.6 billion that will expire between 2016 and 2025, and U.S. minimum tax credit carryforwards of $569 million that can be carried forward indefinitely, but may be used only to the extent that regular tax exceeds the alternative minimum tax in any given year.

At December 31, 2015, FCX had (i) U.S. state net operating loss carryforwards of $3.9 billion that expire between 2016 and 2035, (ii) U.S. federal net operating loss carryforwards of $740 million that expire between 2030 and 2034, and (iii) Spanish net operating loss carryforwards of $549 million that can be carried forward indefinitely.

On the basis of available information at December 31, 2015, including positive and negative evidence, FCX has provided valuation allowances for certain of its deferred tax assets where it believes it is more likely than not that some portion or all of such assets will not be realized. Valuation allowances totaled $4.2 billion at December 31, 2015, covering U.S. federal and state deferred tax assets, including all of FCX's U.S. foreign tax credit carryforwards, U.S. minimum tax credit carryforwards, foreign net operating loss carryforwards, and a portion of FCX's U.S. federal and state net operating loss carryforwards. Valuation allowances totaled $2.4 billion at December 31, 2014, and covered a portion of FCX's U.S. foreign tax credit carryforwards, foreign net operating loss carryforwards, U.S. state net operating loss carryforwards and U.S. state deferred tax assets.

The valuation allowance related to FCX’s U.S. foreign tax credits totaled $1.6 billion at December 31, 2015. FCX has operations in tax jurisdictions where statutory income taxes and withholding taxes combine to create effective tax rates in excess of the U.S. federal income tax liability that is due upon repatriation of foreign earnings. As a result, FCX continues to generate foreign tax credits for which no benefit is expected to be realized. In addition, any foreign income taxes currently accrued or paid on unremitted foreign earnings may result in additional future foreign tax credits for which no benefit is expected to be realized upon repatriation of the related earnings. A full valuation allowance will continue to be carried on these excess U.S. foreign tax credit carryforwards until such time that FCX believes it has a prudent and feasible means of securing the benefit of U.S. foreign tax credit carryforwards that can be implemented.

The valuation allowance related to FCX’s U.S. federal and state deferred tax assets totaled $1.4 billion at December 31, 2015. Deferred tax assets represent future deductions for which a benefit will only be realized to the extent future tax liability is generated in the same tax period during which the future tax deduction occurs. FCX develops an estimate of which future tax deductions will be realized within a tax period generating sufficient tax liability. A valuation allowance is provided to the extent that sufficient tax liability does not exist in any given tax period. As of December 31, 2015, sufficient positive evidence was not available to support realization of all benefits related to future tax deductible amounts.

The valuation allowance related to FCX’s U.S. federal minimum tax credit carryforwards totaled $569 million at December 31, 2015. U.S. minimum tax credit carryforwards can be carried forward indefinitely, but can only be used to the extent that U.S. regular tax liability exceeds U.S. alternative minimum tax liability in any given year. FCX does not currently expect to generate U.S. regular tax liability in excess of U.S. alternative minimum tax liability.

The valuation allowance related to FCX’s U.S. federal, state and foreign net operating loss carryforwards totaled $525 million at December 31, 2015. The valuation allowance is primarily related to mining, and oil and gas operations that are not currently expected to generate taxable income in an amount sufficient to utilize existing net operating losses prior to their expiration dates.

Valuation allowances will continue to be carried on U.S. federal and state deferred tax assets, U.S. federal minimum tax credit carryforwards and U.S. federal, state and foreign net operating losses until such time that FCX generates taxable income against which any of the assets or carryforwards can be used, forecasts of future income provide sufficient positive evidence to support reversal of the valuation allowances or FCX identifies a prudent and feasible means of securing the benefit of the assets or carryforwards that can be implemented.

The $1.7 billion net increase in the valuation allowances during 2015 primarily included a $3.3 billion increase to the valuation allowances mainly related to impairments of U.S. oil and gas properties, partially offset by a $1.5 billion decrease in the valuation allowance against tax credit carryforwards that will no longer be available for use because of the termination of PT-FI’s Delaware domestication.

World market prices for commodities have fluctuated historically. At December 31, 2015, market prices for copper, gold, molybdenum and oil were below their twelve-month historical averages. Future market prices at or below 2015 year-end prices may result in valuation allowances provided on additional deferred tax assets.

In 2010, the Chilean legislature approved an increase in mining royalty taxes to help fund earthquake reconstruction activities, education and health programs. Mining royalty taxes at FCX’s El Abra mine are 4 percent for the years 2013 through 2017. Beginning in 2018 and through 2023, rates will move to a sliding scale of 5 to 14 percent (depending on a defined operational margin).

In September 2014, the Chilean legislature approved a tax reform package that implemented a dual tax system, which was amended in January 2016. Under previous rules, FCX’s share of income from Chilean operations was subject to an effective 35 percent tax rate allocated between income taxes and dividend withholding taxes. Under the amended tax reform package, FCX's Chilean operation is subject to the "Partially-Integrated System," resulting in FCX’s share of income from El Abra being subject to progressively increasing effective tax rates of 35 percent through 2019 and 44.5 percent in 2020 and thereafter.

In December 2014, the Peruvian parliament passed tax legislation intended to stimulate the economy. Under the legislation, the corporate income tax rate progressively decreases from 30 percent in 2014 to 26 percent in 2019 and thereafter. In addition, the dividend tax rate on distributions progressively increases from 4.1 percent in 2014 to 9.3 percent in 2019 and thereafter. Cerro Verde's current mining stability agreement subjects FCX to a stable income tax rate of 32 percent through the expiration of the agreement on December 31, 2028. The tax rate on dividend distributions is not stabilized by the agreement.

FCX accounts for uncertain income tax positions using a threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FCX’s policy associated with uncertain tax positions is to record accrued interest in interest expense and accrued penalties in other income and expenses rather than in the provision for income taxes.

A summary of the activities associated with FCX’s reserve for unrecognized tax benefits for the years ended December 31 follows:

	2015	2014	2013
Balance at beginning of year	$104	$110	$138
Additions:
Prior year tax positions	7	4	18
Current year tax positions	11	11	14
Acquisition of PXP	—	—	5
Decreases:
Prior year tax positions	(6)	(12)	(37)
Settlements with taxing authorities	—	(9)	—
Lapse of statute of limitations	(6)	—	(28)
Balance at end of year	$110	$104	$110

The total amount of accrued interest associated with unrecognized tax benefits included in the consolidated balance sheets was $16 million at December 31, 2015, $15 million at December 31, 2014, and $21 million at December 31, 2013. There were no penalties associated with unrecognized tax benefits for the three years ended December 31, 2015.

The reserve for unrecognized tax benefits of $110 million at December 31, 2015, included $107 million ($101 million net of income tax benefits) that, if recognized, would reduce FCX’s provision for income taxes. Changes to the reserve for unrecognized tax benefits associated with current and prior year tax positions were primarily related to uncertainties associated with FCX's cost recovery methods and deductibility of social welfare payments. Additionally, changes in prior year tax positions were related to uncertainties associated with FCX's deductibility of expenses allocated to subsidiaries. Changes to the reserve for unrecognized tax benefits associated with the lapse of statute of limitations were primarily related to the deductibility of worthless stock. There continues to be uncertainty related to the timing of settlements with taxing authorities, but if additional settlements are agreed upon during the year 2016, FCX could experience a change in its reserve for unrecognized tax benefits.

FCX or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The tax years for FCX's major tax jurisdictions that remain subject to examination (excluding discontinued operations) are as follows:

Jurisdiction	Years Subject to Examination	Additional Open Years
U.S. Federal	2007-2013	2014-2015
Indonesia	2007-2008, 2011-2012, 2014	2013, 2015
Peru	2011	2012-2015
Chile	2013-2014	2015

NOTE 12. CONTINGENCIES
Environmental. FCX subsidiaries are subject to various national, state and local environmental laws and regulations that govern emissions of air pollutants; discharges of water pollutants; generation, handling, storage and disposal of hazardous substances, hazardous wastes and other toxic materials; and remediation, restoration and reclamation of environmental contamination. FCX subsidiaries that operate in the U.S. also are subject to potential liabilities arising under CERCLA and similar state laws that impose responsibility on current and previous owners and operators of a facility for the remediation of hazardous substances released from the facility into the environment, including damages to natural resources, in some cases irrespective of when the damage to the environment occurred or who caused it. Remediation liability also extends to persons who arranged for the disposal of hazardous substances or transported the hazardous substances to a disposal site selected by the transporter. These liabilities are often shared on a joint and several basis, meaning that each responsible party is fully responsible for the remediation, if some or all of the other historical owners or operators no longer exist, do not have the financial ability to respond or cannot be found. As a result, because of FCX’s acquisition of FMC in 2007, many of the subsidiary companies FCX now owns are responsible for a wide variety of environmental remediation projects throughout the U.S., and FCX expects to spend substantial sums annually for many years to address those remediation issues. Certain FCX subsidiaries have been advised by the U.S. Environmental Protection Agency (EPA), the Department of the Interior, the Department of Agriculture and various state agencies that, under

CERCLA or similar state laws and regulations, they may be liable for costs of responding to environmental conditions at a number of sites that have been or are being investigated to determine whether releases of hazardous substances have occurred and, if so, to develop and implement remedial actions to address environmental concerns. FCX is also subject to claims where the release of hazardous substances is alleged to have damaged natural resources (NRD) and to litigation by individuals allegedly exposed to hazardous substances. As of December 31, 2015, FCX had more than 100 active remediation projects, including NRD claims, in 26 U.S. states.

A summary of changes in estimated environmental obligations for the years ended December 31 follows:

	2015	2014	2013
Balance at beginning of year	$1,174	$1,167	$1,222
Accretion expense[a]	78	77	79
Additions	33	16	73
Reductions[b]	(3)	(6)	(77)
Spending	(67)	(80)	(130)
Balance at end of year	1,215	1,174	1,167
Less current portion	(100)	(105)	(121)
Long-term portion	$1,115	$1,069	$1,046

a.	Represents accretion of the fair value of environmental obligations assumed in the 2007 acquisition of FMC, which were determined on a discounted cash flow basis.

b.	Reductions primarily reflect revisions for changes in the anticipated scope and timing of projects and other noncash adjustments.

Estimated future environmental cash payments (on an undiscounted and unescalated basis) total $100 million in 2016, $127 million in 2017, $104 million in 2018, $92 million in 2019, $85 million in 2020 and $1.8 billion thereafter. The amount and timing of these estimated payments will change as a result of changes in regulatory requirements, changes in scope and timing of remediation activities, the settlement of environmental matters and as actual spending occurs.

At December 31, 2015, FCX’s environmental obligations totaled $1.2 billion, including $1.1 billion recorded on a discounted basis for those obligations assumed in the FMC acquisition at fair value. On an undiscounted and unescalated basis, these obligations totaled $2.3 billion. FCX estimates it is reasonably possible that these obligations could range between $2.1 billion and $2.7 billion on an undiscounted and unescalated basis.

At December 31, 2015, the most significant environmental obligations were associated with the Pinal Creek site in Arizona; the Newtown Creek site in New York City; historical smelter sites principally located in Arizona, Kansas, New Jersey, Oklahoma and Pennsylvania; and uranium mining sites in the western U.S. The recorded environmental obligations for these sites totaled $1.0 billion at December 31, 2015. FCX may also be subject to litigation brought by private parties, regulators and local governmental authorities related to these historical sites. A discussion of these sites follows.

Pinal Creek. The Pinal Creek site was listed under the Arizona Department of Environmental Quality’s (ADEQ) Water Quality Assurance Revolving Fund program in 1989 for contamination in the shallow alluvial aquifers within the Pinal Creek drainage near Miami, Arizona. Since that time, environmental remediation was performed by members of the Pinal Creek Group (PCG), consisting of FMC Miami, Inc. (Miami), a wholly owned subsidiary of FCX, and two other companies. Pursuant to a 2010 settlement agreement, Miami agreed to take full responsibility for future groundwater remediation at the Pinal Creek site, with limited exceptions. Remediation work consisting of both capping (earthwork) and groundwater extraction and treatment continues and is expected to continue for many years in the future.

Newtown Creek. From the 1930s until 1964, Phelps Dodge Refining Corporation (PDRC), a subsidiary of FCX, operated a copper smelter and, from the 1930s until 1984, operated a copper refinery on the banks of Newtown Creek (the creek), which is a 3.5-mile-long waterway that forms part of the boundary between Brooklyn and Queens in New York City. Heavy industrialization along the banks of the creek and discharges from the City of New York’s sewer system over more than a century resulted in significant environmental contamination of the waterway. In 2010, EPA notified PDRC, four other companies and the City of New York that EPA considers them to be PRPs under CERCLA. The notified parties began working with EPA to identify other PRPs, and EPA proposed that the notified parties perform a remedial investigation/feasibility study (RI/FS) at their expense and reimburse EPA for its oversight costs. EPA is not expected to propose a remedy until after the RI/FS is completed. Additionally, in 2010, EPA designated the creek as a Superfund site, and in 2011, PDRC and five other parties entered an Administrative Order on Consent (AOC) to perform the RI/FS to assess the nature and extent of environmental contamination in the creek and identify potential remedial options. The parties' RI/FS work under the AOC and their efforts to identify other PRPs are ongoing; the RI is expected to be completed in late 2016, with the FS approved by EPA in 2019, and remedial action could possibly begin in 2022. The actual costs of fulfilling this remedial obligation and the allocation of costs among PRPs are uncertain and subject to change based on the results of the RI/FS, the remediation remedy ultimately selected by EPA and related allocation determinations. The overall cost and the portion ultimately allocated to PDRC could be material to FCX and significantly exceed the amount currently reserved for this contingency.

Historical Smelter Sites. FCX subsidiaries and their predecessors at various times owned or operated copper, zinc and lead smelters in states including Arizona, Kansas, Missouri, New Jersey, Oklahoma and Pennsylvania. For some of these smelter sites, certain FCX subsidiaries have been advised by EPA or state agencies that they may be liable for costs of investigating and, if appropriate, remediating environmental conditions associated with the smelters. At other sites, certain FCX subsidiaries have entered into state voluntary remediation programs to investigate and, if appropriate, remediate onsite and offsite conditions associated with the smelters. The historical smelter sites are in various stages of assessment and remediation. At some of these sites, disputes with local residents and elected officials regarding alleged health effects or the effectiveness of remediation efforts have resulted in litigation of various types, and similar litigation at other sites is possible.

Uranium Mining Sites. During a period between 1940 and the early 1970s, certain FCX subsidiaries and their predecessors were involved in uranium exploration and mining in the western U.S., primarily on federal and tribal lands in the Four Corners region of the southwest. Similar exploration and mining activities by other companies have also caused environmental impacts warranting remediation, and EPA and local authorities are currently evaluating the need for significant cleanup activities in the region. To date, FCX has undertaken remediation work at a limited number of sites associated with these predecessor entities. During 2014, FCX initiated reconnaissance work at a limited number of historic mining sites on federal lands, which continued in 2015; approximately 20 percent of FCX's known federal sites have been initially evaluated. FCX expects to increase those activities over the next several years in order to identify sites for possible future investigation and remediation. During 2014, FCX also initiated discussions with federal and tribal representatives regarding a potential phased program to investigate and remediate historic uranium sites on tribal lands in the Four Corners region. Those discussions continued in 2015, when FCX also initiated discussions with the Department of Justice regarding the possible federal government's share of the liability on tribal lands.

AROs. FCX’s ARO estimates are reflected on a third-party cost basis and are based on FCX’s legal obligation to retire tangible, long-lived assets. A summary of changes in FCX’s AROs for the years ended December 31 follows:

	2015	2014		2013
Balance at beginning of year	$2,747	$2,319		$1,135
Liabilities assumed in the acquisitions of PXP and MMR[a]	—	—		1,028
Liabilities incurred	97	429	[b]	45
Settlements and revisions to cash flow estimates, net	(66)	56		115
Accretion expense	131	116		95
Dispositions	—	(61)		—
Spending	(132)	(101)		(97)
Other	(3)	(11)		(2)
Balance at end of year	2,774	2,747		2,319
Less current portion	(172)	(189)		(107)
Long-term portion	$2,602	$2,558		$2,212

a.
The fair value of AROs assumed in the acquisitions of PXP and MMR ($741 million and $287 million, respectively) were estimated based on projected cash flows, an estimated long-term annual inflation rate of 2.5 percent and discount rates based on FCX's estimated credit-adjusted, risk-free interest rates ranging from 1.3 percent to 6.3 percent.

b.	Primarily reflects updates to the closure approach to reclaim an overburden stockpile in Indonesia.

ARO costs may increase or decrease significantly in the future as a result of changes in regulations, changes in engineering designs and technology, permit modifications or updates, changes in mine plans, changes in drilling plans, settlements, inflation or other factors and as reclamation spending occurs. ARO activities and expenditures for mining operations generally are made over an extended period of time commencing near the end of the mine life; however, certain reclamation activities may be accelerated if legally required or if determined to be economically beneficial. The methods used or required to plug and abandon non-producing oil and gas wellbores, remove platforms, tanks, production equipment and flow lines, and restore wellsites could change over time.

New Mexico, Arizona, Colorado and other states require financial assurance to be provided for the estimated costs of mine reclamation and closure, including groundwater quality protection programs. FCX has satisfied financial assurance requirements by using a variety of mechanisms, primarily involving parent company performance guarantees and financial capability demonstrations, but also including trust funds, surety bonds, letters of credit and other collateral. The applicable regulations specify financial strength tests that are designed to confirm a company’s or guarantor’s financial capability to fund estimated reclamation and closure costs. The amount of financial assurance FCX is required to provide will vary with changes in laws, regulations, reclamation and closure requirements, and cost estimates. At December 31, 2015, FCX’s financial assurance obligations associated with these closure and reclamation/restoration costs totaled $994 million, of which $617 million was in the form of guarantees issued by FCX and financial capability demonstrations of FCX. At December 31, 2015, FCX had trust assets totaling $169 million (included in other assets), which are legally restricted to be used to satisfy its financial assurance obligations for its mining properties in New Mexico. In addition, FCX has financial assurance obligations for its oil and gas properties associated with plugging and abandoning wells and facilities totaling $1.5 billion. Where oil and gas guarantees associated with the Bureau of Ocean Energy Management do not include a stated cap, the amounts reflect management's estimates of the potential exposure.

New Mexico Environmental and Reclamation Programs. FCX’s New Mexico operations are regulated under the New Mexico Water Quality Act and regulations adopted by the Water Quality Control Commission (WQCC). In connection with discharge permits, the New Mexico Environment Department (NMED) has required each of these operations to submit closure plans for NMED’s approval. The closure plans must include measures to assure meeting applicable groundwater quality standards following the closure of discharging facilities and to abate groundwater or surface water contamination to meet applicable standards. In 2013, the WQCC adopted Supplemental Permitting Requirements for Copper Mining Facilities, which became effective on December 1, 2013, and specify closure requirements for copper mine facilities. The rules were adopted after an extensive stakeholder process in which FCX participated and were jointly supported by FCX and NMED. The rules are currently being challenged in the New Mexico Supreme Court by certain environmental organizations and the New Mexico Attorney General. Finalized closure plan requirements, including those resulting from application of the 2013 rules or the application of different standards if the rules are invalidated by the New Mexico Supreme Court, could result in material increases in closure costs for FCX's New Mexico operations.

FCX’s New Mexico operations also are subject to regulation under the 1993 New Mexico Mining Act (the Mining Act) and the related rules that are administered by the Mining and Minerals Division (MMD) of the New Mexico Energy, Minerals and Natural Resources Department. Under the Mining Act, mines are required to obtain approval of plans describing the reclamation to be performed following cessation of mining operations. At December 31, 2015, FCX had accrued reclamation and closure costs of $451 million for its New Mexico operations. As stated above, additional accruals may be required based on the state’s periodic review of FCX’s updated closure plans and any resulting permit conditions, and the amount of those accruals could be material.

Arizona Environmental and Reclamation Programs. FCX’s Arizona properties are subject to regulatory oversight in several areas. ADEQ has adopted regulations for its aquifer protection permit (APP) program that require permits for, among other things, certain facilities, activities and structures used for mining, leaching, concentrating and smelting, and require compliance with aquifer water quality standards at an applicable point of compliance well or location during both operations and closure. The APP program also may require mitigation and discharge reduction or elimination of some discharges.

An application for an APP requires a proposed closure strategy that will meet applicable groundwater protection requirements following cessation of operations and an estimate of the cost to implement the closure strategy. An APP may specify closure requirements, which may include post-closure monitoring and maintenance. A more detailed closure plan must be submitted within 90 days after a permitted entity notifies ADEQ of its intent to cease operations. A permit applicant must demonstrate its financial ability to meet the closure costs approved by ADEQ. In 2014, the state enacted legislation requiring closure costs for facilities covered by aquifer protection permits to be updated no more frequently than every five years and financial assurance mechanisms to be updated no more frequently than every two years. While some closure cost updates will occur in the normal course as modifications to aquifer protection permits, ADEQ has not yet formally notified FCX regarding the timetable for updating other closure cost estimates and financial assurance mechanisms for FCX's Arizona mine sites. In 2015, amendments to aquifer protection permits were submitted to ADEQ for Safford and Sierrita, which will result in increased closure costs. FCX may be required to begin updating its closure cost estimates at other Arizona sites in 2016.

Portions of Arizona mining facilities that operated after January 1, 1986, also are subject to the Arizona Mined Land Reclamation Act (AMLRA). AMLRA requires reclamation to achieve stability and safety consistent with post-mining land use objectives specified in a reclamation plan. Reclamation plans must be approved by the State Mine Inspector and must include an estimate of the cost to perform the reclamation measures specified in the plan along with financial assurance. FCX will continue to evaluate options for future reclamation and closure activities at its operating and non-operating sites, which are likely to result in adjustments to FCX’s ARO liabilities, and those adjustments could be material. At December 31, 2015, FCX had accrued reclamation and closure costs of $298 million for its Arizona operations.

Colorado Reclamation Programs. FCX's Colorado operations are regulated by the Colorado Mined Land Reclamation Act (Reclamation Act) and regulations promulgated thereunder. Under the Reclamation Act, mines are required to obtain approval of plans for reclamation of lands affected by mining operations to be performed during mining or upon cessation of mining operations. During 2015, the Colorado Division of Reclamation Mining & Safety (DRMS) approved an increase in Henderson's closure costs, principally to address long-term water management. As of December 31, 2015, FCX had accrued reclamation and closure costs of $66 million for its Colorado operations.

Chilean Reclamation and Closure Programs. In July 2011, the Chilean senate passed legislation regulating mine closure, which establishes new requirements for closure plans and became effective in November 2012. FCX's El Abra operation submitted updated closure cost estimates based on the existing approved closure plan in November 2014. At December 31, 2015, FCX had accrued reclamation and closure costs of $51 million for its El Abra operation.

Peruvian Reclamation and Closure Programs. Cerro Verde is subject to regulation under the Mine Closure Law administered by the Peruvian Ministry of Energy and Mines. Under the closure regulations, mines must submit a closure plan that includes the reclamation methods, closure cost estimates, methods of control and verification, closure and post-closure plans, and financial assurance. The latest closure plan and cost estimate for the Cerro Verde mine expansion were submitted to the Peruvian regulatory authorities in November 2013. At December 31, 2015, Cerro Verde had accrued reclamation and closure costs of $106 million.

Indonesian Reclamation and Closure Programs. The ultimate amount of reclamation and closure costs to be incurred at PT-FI’s operations will be determined based on applicable laws and regulations and PT-FI’s assessment of appropriate remedial activities in the circumstances, after consultation with governmental authorities, affected local residents and other affected parties and cannot currently be projected with precision. Some reclamation costs will be incurred during mining activities, while the remaining reclamation costs will be incurred at the end of mining activities, which are currently estimated to continue for approximately 25 years. During 2014, PT-FI updated its closure approach for an overburden stockpile, which resulted in an increase in the estimated closure costs of $403 million. At December 31, 2015, PT-FI had accrued reclamation and closure costs of $674 million.

In 1996, PT-FI began contributing to a cash fund ($21 million balance at December 31, 2015, which is included in other assets) designed to accumulate at least $100 million (including interest) by the end of its Indonesia mining activities. PT-FI plans to use this fund, including accrued interest, to pay mine closure and reclamation costs or satisfy a portion of Indonesian financial requirements under recently issued regulations. Any costs in excess of the $100 million fund would be funded by operational cash flow or other sources.

In December 2009, PT-FI submitted its revised mine closure plan to the Department of Energy and Mineral Resources for review and addressed comments received during the course of this review process. In December 2010, the Indonesian government issued a regulation regarding mine reclamation and closure, which requires a company to provide a mine closure guarantee in the form of a time deposit placed in a state-owned bank in Indonesia. In accordance with its COW, PT-FI is working with the Department of Energy and Mineral Resources to review these requirements, including discussion of other options for the mine closure guarantee.

Oil and Gas Properties. Substantially all of FM O&G's oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove equipment and facilities from leased acreage, and restore land in accordance with applicable local, state and federal laws. FM O&G operating areas include the GOM, offshore and onshore California, the Gulf Coast and the Rocky Mountain area. FM O&G AROs cover more than 6,400 wells and more than 180 platforms and other structures. During 2015, liabilities incurred for FM O&G totaled $79 million for new wells primarily in the GOM area. At December 31, 2015, FM O&G had accrued $1.1 billion associated with its AROs.

Litigation. FCX is involved in numerous legal proceedings that arise in the ordinary course of business or are associated with environmental issues arising from legacy operations conducted over the years by FMC and its affiliates as discussed in this note under “Environmental.” FCX is also involved periodically in other reviews, investigations and proceedings by government agencies, some of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Management does not believe, based on currently available information, that the outcome of any legal proceeding reported below will have a material adverse effect on FCX's financial condition, although individual outcomes could be material to FCX's operating results for a particular period, depending on the nature and magnitude of the outcome and the operating results for the period.

Asbestos Claims. Since approximately 1990, FMC and various subsidiaries have been named as defendants in a large number of lawsuits that claim personal injury either from exposure to asbestos allegedly contained in electrical wire products produced or marketed many years ago or from asbestos contained in buildings and facilities located at properties owned or operated by FMC affiliates, or from alleged asbestos in talc products. Many of these suits involve a large number of codefendants. Based on litigation results to date and facts currently known, FCX believes there is a reasonable possibility that losses may have been incurred related to these matters; however, FCX also believes that the amounts of any such losses, individually or in the aggregate, are not material to its consolidated financial statements. There can be no assurance, however, that future developments will not alter this conclusion.

Shareholder Litigation. On January 15, 2015, a Stipulation and Agreement of Settlement, Compromise and Release
(Stipulation) was entered into with respect to the consolidated stockholder derivative litigation captioned In Re Freeport-McMoRan Copper & Gold Inc. Derivative Litigation, No. 8145-VCN. This settlement resolved all derivative claims against directors and officers of FCX challenging FCX's 2013 acquisitions of PXP and MMR. During 2015, insurers under FCX’s directors and officers liability insurance policies and other third parties funded the $125 million settlement amount that, net of plaintiffs’ legal fees and expenses, resulted in the recognition of a gain of $92 million (included in other income (expense)). In accordance with the approved settlement terms, FCX's Board declared a special dividend that was paid on August 3, 2015.

Pursuant to the settlement, FCX’s Board also approved and agreed to keep in effect for at least three years corporate governance enhancements specified in the Stipulation. These corporate governance enhancements include agreements by FCX to maintain and/or establish (i) a lead independent director position, (ii) an independent executive committee, (iii) solely independent directors on each of the executive, corporate responsibility, audit, compensation, and nominating and governance committees, and (iv) certain procedures or policies relating to the selection of members of special committees, approval of related-party transactions and executive compensation.

Tax and Other Matters. FCX's operations are in multiple jurisdictions where uncertainties arise in the application of complex tax regulations. Some of these tax regimes are defined by contractual agreements with the local government, while others are defined by general tax laws and regulations. FCX and its subsidiaries are subject to reviews of its income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of its contracts or laws. The final taxes paid may be dependent upon many factors, including negotiations with taxing authorities. In certain jurisdictions, FCX must pay a portion of the disputed amount to the local government in order to formally appeal the assessment. Such payment is recorded as a receivable if FCX believes the amount is collectible.

Cerro Verde Royalty Dispute. SUNAT, the Peruvian national tax authority, has assessed mining royalties on ore processed by the Cerro Verde concentrator, which commenced operations in late 2006. These assessments cover the period December 2006 to December 2007 and the years 2008 and 2009.

In July 2013, the Peruvian Tax Tribunal issued two decisions affirming SUNAT's assessments for the period December 2006 through December 2008. In September 2013, Cerro Verde filed judiciary appeals related to the assessments because it believes that its 1998 stability agreement exempts from royalties all minerals extracted from its mining concession, irrespective of the method used for processing those minerals. With respect to the judiciary appeal related to assessments for the year 2008, on December 17, 2014, Peru's Eighteenth Contentious Administrative Court, which specializes in taxation matters, rendered its decision upholding Cerro Verde's position and declaring the Tax Tribunal's resolution invalid. On December 31, 2014, SUNAT and the Tax Tribunal appealed this decision. On January 29, 2016, Peru’s Sixth Contentious Administrative Chamber of the Appellate Court nullified the decision of the Eighteenth Contentious Administrative Court. Cerro Verde will appeal the decision to the Peruvian Supreme Court. Although FCX believes Cerro Verde's interpretation of the stability agreement is correct, if Cerro Verde is ultimately found responsible for these assessments, it may also be liable for penalties and interest, which accrues at rates that range from approximately 7 percent to 18 percent based on the year accrued and the currency in which the amounts would be payable.

In October 2013, SUNAT served Cerro Verde with a demand for payment based on the Peruvian Tax Tribunal’s decisions for the period December 2006 through December 2008. The aggregate amount of these assessments totals $179 million (based on the exchange rate as of December 31, 2015), including estimated accumulated interest and penalties. As permitted by law, Cerro Verde requested and was granted an installment payment program that deferred payment for six months and thereafter required 66 equal monthly payments. Through December 31, 2015, Cerro Verde has made payments totaling $64 million (based on exchange rates as of the dates of payment) under the installment program, which are included in other assets in the consolidated balance sheet. In July 2013, a hearing on SUNAT's assessment for 2009 was held, but no decision has been issued by the Tax Tribunal for that year.

The aggregate amount of the assessment for 2009 totals $72 million (based on the exchange rate as of December 31, 2015), including estimated accumulated interest and penalties.

SUNAT may make additional assessments for mining royalties and associated penalties and interest for the years 2010 through 2013, which Cerro Verde will contest. FCX estimates the total exposure associated with the assessments for mining royalties discussed above for the period from December 2006 through December 2009, and for the years 2010 through 2013 approximates $500 million (based on the exchange rate as of December 31, 2015), including estimated accumulated interest and penalties. No amounts have been accrued for these assessments or the installment payment program as of December 31, 2015, because Cerro Verde believes its 1998 stability agreement exempts it from these royalties and believes any payments will be recoverable.

Other Peruvian Tax Matters. Cerro Verde has also received assessments from SUNAT for additional taxes, penalties and interest related to various audit exceptions for income and other taxes. Cerro Verde has filed or will file objections to the assessments because it believes it has properly determined and paid its taxes. A summary of these assessments follows:

Tax Year	Tax Assessment	Penalty and Interest Assessment	Total
2002 to 2005	$16	$53	$69
2006	7	47	54
2007	12	18	30
2008	21	13	34
2009	56	48	104
2010	66	89	155
2014	5	—	5
2015	4	—	4
	$187	$268	$455

As of December 31, 2015, Cerro Verde had paid $181 million (included in other assets) on these disputed tax assessments, which it believes is collectible. No amounts have been accrued for these assessments.

Indonesia Tax Matters. PT-FI has received assessments from the Indonesian tax authorities for additional taxes and interest related to various audit exceptions for income and other taxes. PT-FI has filed objections to the assessments because it believes it has properly determined and paid its taxes. A summary of these assessments follows:

Tax Year	Tax Assessment	Interest Assessment	Total
2005	$103	$49	$152
2006	22	10	32
2007	91	44	135
2008	62	52	114
2011	56	13	69
2012	137	—	137
	$471	$168	$639

Required estimated income tax payments for 2011 significantly exceeded PT-FI’s 2011 reported income tax liability, which resulted in a $313 million overpayment. During 2013, the Indonesian tax authorities agreed to refund $291 million associated with income tax overpayments made by PT-FI for 2011, and PT-FI filed objections for the remaining $22 million that it believes it is due. PT-FI received a cash refund of $165 million in July 2013, and the Indonesian tax authorities withheld $126 million of the 2011 overpayment for unrelated assessments from 2005 and 2007, which PT-FI is disputing.

Required estimated income tax payments for 2012 significantly exceeded PT-FI’s 2012 reported income tax liability, which resulted in a $303 million overpayment. During second-quarter 2014, the Indonesian tax authorities issued tax assessments for 2012 of $137 million and other offsets of $15 million, and refunded the balance of $151 million (before foreign exchange adjustments). PT-FI filed objections and will use other means available under Indonesian tax laws and regulations to recover all overpayments that remain in dispute.

As of December 31, 2015, PT-FI had paid $259 million (of which $209 million was included in other assets) on disputed tax assessments, which it believes are collectible. In addition, PT-FI has $285 million (included in income and other tax receivables) for overpayments of 2014 income taxes and $106 million (included in other assets) for overpayments of 2015 income taxes.

In December 2009, PT-FI was notified by Indonesian tax authorities that PT-FI was obligated to pay value added taxes on certain goods imported after the year 2000. In December 2014, PT-FI paid $269 million for value added taxes for the period from November 2005 through 2009 and sought a refund. In January 2016, PT-FI received audit findings confirming the refund amount, which based on the exchange rate as of December 31, 2015, is expected to be $215 million (included in income and other tax receivables in the consolidated balance sheet at December 31, 2015).

PT-FI received assessments from the local regional tax authority in Papua, Indonesia, for additional taxes and penalties related to surface water taxes for the period from January 2011 through December 2015. PT-FI has filed or will file objections to these assessments. The local government of Papua rejected PT-FI’s objections to the assessments related to the period from January 2011 through July 2015, and PT-FI filed appeals with the Indonesian tax court for these periods. The aggregate amount of all assessments received through February 19, 2016, including penalties, was 2.7 trillion Indonesian rupiah ($197 million based on the exchange rate as of December 31, 2015). Additional penalties, which could be significant, may be assessed depending on the outcome of the appeals process. No amounts have been accrued for these assessments as of December 31, 2015, because PT-FI believes its COW exempts it from these payments and that it has the right to contest these assessments in the tax court and ultimately the Indonesian Supreme Court.

Letters of Credit, Bank Guarantees and Surety Bonds.  Letters of credit and bank guarantees totaled $300 million at December 31, 2015, primarily for the Cerro Verde royalty dispute (refer to discussion above), environmental and asset retirement obligations, workers’ compensation insurance programs, tax and customs obligations, and other commercial obligations. In addition, FCX had surety bonds totaling $276 million at December 31, 2015, associated with environmental and asset retirement obligations ($217 million), self-insurance bonds primarily for workers’ compensation ($21 million) and other bonds ($38 million).

Insurance.  FCX purchases a variety of insurance products to mitigate potential losses, which typically have specified deductible amounts or self-insured retentions and policy limits. FCX generally is self-insured for U.S. workers’ compensation, but purchases excess insurance up to statutory limits. An actuarial analysis is performed twice a year on the various casualty insurance programs covering FCX's U.S.-based mining operations, including workers’ compensation, to estimate expected losses. At December 31, 2015, expected losses under these insurance programs totaled $66 million, which consisted of a current portion of $7 million (included in accounts payable and accrued liabilities) and a long-term portion of $59 million (included in other liabilities).

FCX's oil and gas operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including well blowouts, cratering, explosions, oil spills, releases of gas or well fluids, fires, pollution and releases of toxic gas, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property or injury to persons. Although FCX maintains insurance coverage considered to be customary in the oil and gas industry, FCX is not fully insured against all risks either because insurance is not available or because of high premium costs. FCX is self-insured for named windstorms in the GOM. FCX's insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.

NOTE 13.  COMMITMENTS AND GUARANTEES
Operating Leases.  FCX leases various types of properties, including offices, aircraft and equipment. Future minimum rentals under non-cancelable leases at December 31, 2015 (including $30 million associated with discontinued operations), total $54 million in 2016, $49 million in 2017, $40 million in 2018, $25 million in 2019, $23 million in 2020 and $146 million thereafter. Minimum payments under operating leases have not been reduced by aggregate minimum sublease rentals, which are minimal. Total aggregate rental expense from continuing operations under operating leases was $71 million in 2015, $76 million in 2014 and $79 million in 2013.

Contractual Obligations.  Based on applicable prices at December 31, 2015, FCX has unconditional purchase obligations of $3.9 billion (including $79 million associated with discontinued operations), primarily comprising minimum commitments for deepwater drillships ($1.2 billion), the procurement of copper concentrate ($854 million), transportation services ($671 million) and electricity ($601 million). Some of FCX’s unconditional purchase obligations are settled based on the prevailing market rate for the service or commodity purchased. In some cases, the amount of the actual obligation may change over time because of market conditions. Drillship obligations provide for an operating rate over the contractual term. Transportation obligations are primarily for South America contracted ocean freight and FM O&G contracted rates for natural gas and crude oil gathering systems. Obligations for copper concentrate provide for deliveries of specified volumes to Atlantic Copper at market-based prices. Electricity obligations are primarily for contractual minimum demand at the South America mines.

FCX’s future commitments associated with unconditional purchase obligations (including discontinued operations) total $2.2 billion in 2016, $912 million in 2017, $184 million in 2018, $93 million in 2019, $73 million in 2020 and $482 million thereafter. During the three-year period ended December 31, 2015, FCX fulfilled its minimum contractual purchase obligations.

Mining Contracts — Indonesia. FCX is entitled to mine in Indonesia under the COW between PT-FI and the Indonesian government. The original COW was entered into in 1967 and was replaced with the current COW in 1991. The initial term of the current COW expires in 2021 but can be extended by PT-FI for two 10-year periods subject to Indonesian government approval, which pursuant to the COW cannot be withheld or delayed unreasonably.

The copper royalty rate payable by PT-FI under its COW, prior to modifications discussed below as a result of the July 2014 Memorandum of Understanding (MOU), varied from 1.5 percent of copper net revenue at a copper price of $0.90 or less per pound to 3.5 percent at a copper price of $1.10 or more per pound. The COW royalty rate for gold and silver sales was at a fixed rate of 1.0 percent.

A large part of the mineral royalties under Indonesian government regulations is designated to the provinces from which the minerals are extracted. In connection with its fourth concentrator mill expansion completed in 1998, PT-FI agreed to pay the Indonesian government additional royalties (royalties not required by the COW) to provide further support to the local governments and to the people of the Indonesian province of Papua. The additional royalties were paid on production exceeding specified annual amounts of copper, gold and silver generated when PT-FI’s milling facilities operated above 200,000 metric tons of ore per day. The additional royalty for copper equaled the COW royalty rate, and for gold and silver equaled twice the COW royalty rates. Therefore, PT-FI’s royalty rate on copper net revenues from production above the agreed levels was double the COW royalty rate, and the royalty rates on gold and silver sales from production above the agreed levels were triple the COW royalty rates.

In January 2014, the Indonesian government published regulations that among other things imposed a progressive export duty on copper concentrate and restricts concentrate exports after January 12, 2017. PT-FI’s COW authorizes it to export concentrate and specifies the taxes and other fiscal terms available to its operations. The COW states that PT-FI shall not be subject to taxes, duties or fees subsequently imposed or approved by the Indonesian government except as expressly provided in the COW. Additionally, PT-FI complied with the requirements of its COW for local processing by arranging for the construction and commissioning of Indonesia's only copper smelter and refinery, which is owned by PT Smelting (refer to Note 6). In July 2014, PT-FI entered into a MOU with the Indonesian government. Execution of the MOU enabled the resumption of concentrate exports in August 2014, which had been suspended since January 2014.

Under the MOU, PT-FI provided a $115 million assurance bond to support its commitment for smelter development, agreed to increase royalty rates to 4.0 percent for copper and 3.75 percent for gold from the previous rates of 3.5 percent for copper and 1.0 percent for gold, and agreed to pay export duties as set forth in a new regulation. The Indonesian government revised its January 2014 regulations regarding export duties, which were set at 7.5 percent, declining to 5.0 percent when smelter development progress exceeds 7.5 percent and are eliminated when development progress exceeds 30 percent. The MOU also anticipated an amendment of the COW within six months to address other matters; however, no terms of the COW other than those relating to the smelter bond, increased royalties and export duties were changed. In January 2015, the MOU was extended to July 25, 2015, and it expired on that date. The increased royalty rates, export duties and smelter assurance bond remain in effect. PT-FI's royalties totaled $114 million in 2015, $115 million in 2014 and $109 million in 2013, and export duties totaled $109 million in 2015 and $77 million in 2014.

PT-FI is required to apply for renewal of export permits at six-month intervals. On July 29, 2015, PT-FI's export permit was renewed through January 28, 2016. In connection with the renewal, export duties were reduced to 5.0 percent as a result of smelter development progress. On February 9, 2016, PT-FI's export permit was renewed through August 8, 2016. PT-FI will continue to pay a five percent export duty on concentrate while it reviews its smelter progress with the Indonesian government.

PT-FI continues to engage in discussion with the Indonesian government regarding its COW and long-term operating rights. In October 2015, the Indonesian government provided a letter of assurance to PT-FI indicating that it will approve the extension of operations beyond 2021, and provide the same rights and the same level of legal and fiscal certainty provided under its current COW although that approval has not yet been received.

In connection with its COW negotiations and subject to concluding the agreement to extend PT-FI's operations beyond 2021 on acceptable terms, PT-FI has agreed to construct new smelter capacity in Indonesia and to divest an additional 20.64 percent interest in PT-FI at fair market value. PT-FI continues to advance plans for the smelter in parallel with completing its COW negotiations.

Mining Contracts — Africa (Discontinued Operations). FCX is entitled to mine in the DRC under an Amended and Restated Mining Convention (ARMC) between TFM and the Government of the DRC. The original Mining Convention entered into in 1996 was replaced with the ARMC in 2005 and was further amended in 2010 (approved in 2011). The current ARMC will remain in effect for as long as the Tenke concessions are exploitable. The royalty rate payable by TFM under the ARMC is two percent of net revenue. These mining royalties totaled $25 million in 2015 and $29 million in both 2014 and 2013.

Community Development Programs.  FCX has adopted policies that govern its working relationships with the communities where it operates. These policies are designed to guide its practices and programs in a manner that respects basic human rights and the culture of the local people impacted by FCX’s operations. FCX continues to make significant expenditures on community development, education, training and cultural programs.

In 1996, PT-FI established the Freeport Partnership Fund for Community Development (Partnership Fund) through which PT-FI has made available funding and technical assistance to support community development initiatives in the area of health, education and economic development of the area. PT-FI has committed through 2016 to provide one percent of its annual revenue for the development of the local people in its area of operations through the Partnership Fund. PT-FI charged $27 million in 2015, $31 million in 2014 and $41 million in 2013 to cost of sales for this commitment.

TFM (which is reported as discontinued operations) has committed to assist the communities living within its concession areas in the Southeast region of the DRC. TFM will contribute 0.3 percent of net sales revenue from production to a community development fund to assist the local communities with development of local infrastructure and related services, including health, education and agriculture. TFM recorded charges totaling $4 million in each of the years 2015, 2014 and 2013 for this commitment.

Guarantees.  FCX provides certain financial guarantees (including indirect guarantees of the indebtedness of others) and indemnities.

At December 31, 2015, FCX's venture agreement with Sumitomo at its Morenci mine in Arizona (refer to Note 3 for further discussion) includes a put and call option guarantee clause. FCX holds an 85 percent undivided interest in the Morenci complex. Under certain conditions defined in the venture agreement, Sumitomo has the right to sell its 15 percent share to FCX. Likewise, under certain conditions, FCX has the right to purchase Sumitomo’s share of the venture. At December 31, 2015, the maximum potential payment FCX is obligated to make to Sumitomo upon exercise of the put option (or FCX’s exercise of its call option) totaled approximately $347 million based on calculations defined in the venture agreement. At December 31, 2015, FCX had not recorded any liability in its consolidated financial statements in connection with this guarantee as FCX does not believe, based on information available, that it is probable that any amounts will be paid under this guarantee as the fair value of Sumitomo’s 15 percent share is in excess of the exercise price.

Prior to its acquisition by FCX, FMC and its subsidiaries have, as part of merger, acquisition, divestiture and other transactions, from time to time, indemnified certain sellers, buyers or other parties related to the transaction from and against certain liabilities associated with conditions in existence (or claims associated with actions taken) prior to the closing date of the transaction. As part of these transactions, FMC indemnified the counterparty from and against certain excluded or retained liabilities existing at the time of sale that would otherwise have been transferred to the party at closing. These indemnity provisions generally now require FCX to indemnify the party against certain liabilities that may arise in the future from the pre-closing activities of FMC for assets sold or purchased. The indemnity classifications include environmental, tax and certain operating liabilities, claims or litigation existing at closing and various excluded liabilities or obligations. Most of these indemnity obligations arise from transactions that closed many years ago, and given the nature of these indemnity obligations, it is not possible to estimate the maximum potential exposure. Except as described in the following sentence, FCX does not consider any of such obligations as having a probable likelihood of payment that is reasonably estimable, and accordingly, has not recorded any obligations associated with these indemnities. With respect to FCX’s environmental indemnity obligations, any expected costs from these guarantees are accrued when potential environmental obligations are considered by management to be probable and the costs can be reasonably estimated.

NOTE 14.  FINANCIAL INSTRUMENTS
FCX does not purchase, hold or sell derivative financial instruments unless there is an existing asset or obligation, or it anticipates a future activity that is likely to occur and will result in exposure to market risks, which FCX intends to offset or mitigate. FCX does not enter into any derivative financial instruments for speculative purposes, but has entered into derivative financial instruments in limited instances to achieve specific objectives. These objectives principally relate to managing risks associated with commodity price changes, foreign currency exchange rates and interest rates.

Commodity Contracts.  From time to time, FCX has entered into derivatives contracts to hedge the market risk associated with fluctuations in the prices of commodities it purchases and sells. As a result of the acquisition of the oil and gas business in 2013, FCX assumed a variety of crude oil and natural gas commodity derivatives to hedge the exposure to the volatility of crude oil and natural gas commodity prices. Derivative financial instruments used by FCX to manage its risks do not contain credit risk-related contingent provisions. As of December 31, 2015 and 2014, FCX had no price protection contracts relating to its mine production. A discussion of FCX’s derivative contracts and programs follows.

Derivatives Designated as Hedging Instruments – Fair Value Hedges
Copper Futures and Swap Contracts. Some of FCX’s U.S. copper rod customers request a fixed market price instead of the COMEX average copper price in the month of shipment. FCX hedges this price exposure in a manner that allows it to receive the COMEX average price in the month of shipment while the customers pay the fixed price they requested. FCX accomplishes this by entering into copper futures or swap contracts. Hedging gains or losses from these copper futures and swap contracts are recorded in revenues. FCX did not have any significant gains or losses during the three years ended December 31, 2015, resulting from hedge ineffectiveness. At December 31, 2015, FCX held copper futures and swap contracts that qualified for hedge accounting for 64 million pounds at an average contract price of $2.29 per pound, with maturities through September 2017.

A summary of (losses) gains recognized in revenues for derivative financial instruments related to commodity contracts that are designated and qualify as fair value hedge transactions, along with the unrealized gains (losses) on the related hedged item for the years ended December 31 follows:

	2015	2014	2013
Copper futures and swap contracts:
Unrealized (losses) gains:
Derivative financial instruments	$(3)	$(12)	$1
Hedged item – firm sales commitments	3	12	(1)

Realized losses:
Matured derivative financial instruments	(34)	(9)	(17)

Derivatives Not Designated as Hedging Instruments
Embedded Derivatives. As described in Note 1 under “Revenue Recognition,” certain FCX copper concentrate, copper cathode and gold sales contracts provide for provisional pricing primarily based on the LME copper price or the COMEX copper price and the London gold price at the time of shipment as specified in the contract. Similarly, FCX purchases copper under contracts that provide for provisional pricing. Mark-to-market price fluctuations from these embedded derivatives are recorded through the settlement date and are reflected in revenues for sales contracts and in cost of sales as production and delivery costs for purchase contracts. Mark-to-market price fluctuations associated with embedded derivatives for discontinued operations, which were minimal, are included in discontinued operations for all periods presented in these financial statements. A summary of FCX’s embedded derivatives at December 31, 2015, follows:

	Open	Average Price Per Unit		Maturities
	Positions	Contract	Market	Through
Embedded derivatives in provisional sales contracts:
Copper (millions of pounds)	693	$2.23	$2.14	July 2016
Gold (thousands of ounces)	215	1,071	1,062	March 2016
Embedded derivatives in provisional purchase contracts:
Copper (millions of pounds)	99	2.16	2.14	April 2016

Crude Oil and Natural Gas Contracts. As a result of the acquisition of the oil and gas business, FCX had derivative contracts that consisted of crude oil options, and crude oil and natural gas swaps. These derivatives were not designated as hedging instruments and were recorded at fair value with the mark-to-market gains and losses recorded in revenues. The crude oil options were entered into by PXP to protect the realized price of a portion of expected future sales in order to limit the effects of crude oil price decreases. The remaining contacts matured in 2015, and FCX had no outstanding crude oil or natural gas derivative contracts as of December 31, 2015.

Copper Forward Contracts. Atlantic Copper, FCX's wholly owned smelting and refining unit in Spain, enters into copper forward contracts designed to hedge its copper price risk whenever its physical purchases and sales pricing periods do not match. These economic hedge transactions are intended to hedge against changes in copper prices, with the mark-to-market hedging gains or losses recorded in cost of sales. At December 31, 2015, Atlantic Copper held net copper forward purchase contracts for six million pounds at an average contract price of $2.10 per pound, with maturities through February 2016.

Summary of (Losses) Gains. A summary of the realized and unrealized (losses) gains recognized in (loss) income before income taxes and equity in affiliated companies’ net (losses) earnings for commodity contracts that do not qualify as hedge transactions, including embedded derivatives, for the years ended December 31 follows:

	2015	2014		2013
Embedded derivatives in provisional copper and gold
sales contracts[a]	$(406)	$(280)		$(115)
Crude oil options and swaps[a]	87	513		(344)
Natural gas swaps[a]	—	(8)	—	10
Copper forward contracts[b]	(15)	(4)		3

a.	Amounts recorded in revenues.

b.	Amounts recorded in cost of sales as production and delivery costs.

Unsettled Derivative Financial Instruments
A summary of the fair values of unsettled commodity derivative financial instruments follows:

	December 31,
	2015	2014
Commodity Derivative Assets:
Derivatives designated as hedging instruments:
Copper futures and swap contracts[a]	$1	$—
Derivatives not designated as hedging instruments:
Embedded derivatives in provisional copper and gold
sales/purchase contracts	19	15
Crude oil options[b]	—	316
Total derivative assets	$20	$331

Commodity Derivative Liabilities:
Derivatives designated as hedging instruments:
Copper futures and swap contracts[a]	$11	$7
Derivatives not designated as hedging instruments:
Embedded derivatives in provisional copper and gold
sales/purchase contracts	81	91
Total derivative liabilities	$92	$98

a.	FCX had paid $10 million to brokers at December 31, 2015 and 2014, for margin requirements (recorded in other current assets).

b.	Includes $210 million at December 31, 2014, for deferred premiums and accrued interest.

FCX's commodity contracts have netting arrangements with counterparties with which the right of offset exists, and it is FCX's policy to offset balances by counterparty on the balance sheet. FCX's embedded derivatives on provisional sales/purchases are netted with the corresponding outstanding receivable/payable balances. A summary of these unsettled commodity contracts that are offset in the balance sheet follows:

	Assets at December 31,		Liabilities at December 31,
	2015	2014	2015	2014

Gross amounts recognized:
Commodity contracts:
Embedded derivatives in provisional
sales/purchase contracts	$19	$15	$81	$91
Crude oil derivatives	—	316	—	—
Copper derivatives	1	—	11	7
	20	331	92	98

Less gross amounts of offset:
Commodity contracts:
Embedded derivatives in provisional
sales/purchase contracts	5	1	5	1
Crude oil derivatives	—	—	—	—
Copper derivatives	1	—	1	—
	6	1	6	1

Net amounts presented in balance sheet:
Commodity contracts:
Embedded derivatives in provisional
sales/purchase contracts	14	14	76	90
Crude oil derivatives	—	316	—	—
Copper derivatives	—	—	10	7
	$14	$330	$86	$97

Balance sheet classification:
Trade accounts receivable	$9	$5	$51	$56
Other current assets	—	316	—	—
Accounts payable and accrued liabilities	5	9	35	41
	$14	$330	$86	$97

Credit Risk.  FCX is exposed to credit loss when financial institutions with which FCX has entered into derivative transactions (commodity, foreign exchange and interest rate swaps) are unable to pay. To minimize the risk of such losses, FCX uses counterparties that meet certain credit requirements and periodically reviews the creditworthiness of these counterparties. FCX does not anticipate that any of the counterparties it deals with will default on their obligations. As of December 31, 2015, the maximum amount of credit exposure associated with derivative transactions was $45 million.

Other Financial Instruments.  Other financial instruments include cash and cash equivalents, accounts receivable, restricted cash, investment securities, legally restricted funds, accounts payable and accrued liabilities, dividends payable and long-term debt. The carrying value for cash and cash equivalents (which included time deposits of $34 million at December 31, 2015, and $48 million at December 31, 2014), accounts receivable, restricted cash, accounts payable and accrued liabilities, and dividends payable approximates fair value because of their short-term nature and generally negligible credit losses (refer to Note 15 for the fair values of investment securities, legally restricted funds and long-term debt).

NOTE 15.  FAIR VALUE MEASUREMENT
Fair value accounting guidance includes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs).
FCX recognizes transfers between levels at the end of the reporting period. FCX did not have any significant transfers in or out of Level 1, 2 or 3 for 2015. A summary of the carrying amount and fair value of FCX’s financial instruments, other than cash and cash equivalents, accounts receivable, restricted cash, accounts payable and accrued liabilities, and dividends payable follows:

	At December 31, 2015
	Carrying	Fair Value
	Amount	Total	Level 1	Level 2	Level 3
Assets
Investment securities:[a,b]
U.S. core fixed income fund	$23	$23	$—	$23	$—
Money market funds	21	21	21	—	—
Equity securities	3	3	3	—	—
Total	47	47	24	23	—

Legally restricted funds:[a,b,c,d]
U.S. core fixed income fund	52	52	—	52	—
Government bonds and notes	37	37	—	37	—
Government mortgage-backed securities	28	28	—	28	—
Corporate bonds	26	26	—	26	—
Asset-backed securities	13	13	—	13	—
Collateralized mortgage-backed securities	7	7	—	7	—
Money market funds	7	7	7	—	—
Municipal bonds	1	1	—	1	—
Total	171	171	7	164	—

Derivatives:[a,e]
Embedded derivatives in provisional sales/purchase
contracts in a gross asset position	19	19	—	19	—
Copper futures and swap contracts	1	1	1	—	—
Total	20	20	1	19	—

Total assets		$238	$32	$206	$—

Liabilities
Derivatives:[a,e]
Embedded derivatives in provisional sales/purchase
contracts in a gross liability position	$81	$81	$—	$81	$—
Copper futures and swap contracts	11	11	7	4	—
Total	92	92	7	85	—

Long-term debt, including current portion[f]	20,428	13,987	—	13,987	—

Total liabilities		$14,079	$7	$14,072	$—

	At December 31, 2014
	Carrying	Fair Value
	Amount	Total	Level 1	Level 2	Level 3
Assets
Investment securities:[a,b]
U.S. core fixed income fund	$23	$23	$—	$23	$—
Money market funds	20	20	20	—	—
Equity securities	3	3	3	—	—
Total	46	46	23	23	—

Legally restricted funds:[a,b,c,d]
U.S. core fixed income fund	52	52	—	52	—
Government bonds and notes	39	39	—	39	—
Corporate bonds	27	27	—	27	—
Government mortgage-backed securities	19	19	—	19	—
Asset-backed securities	17	17	—	17	—
Money market funds	11	11	11	—	—
Collateralized mortgage-backed securities	6	6	—	6	—
Municipal bonds	1	1	—	1	—
Total	172	172	11	161	—

Derivatives:[a,e]
Embedded derivatives in provisional sales/purchase
contracts in a gross asset position	15	15	—	15	—
Crude oil options	316	316	—	—	316
Total	331	331	—	15	316

Total assets		$549	$34	$199	$316

Liabilities
Derivatives:[a,e]
Embedded derivatives in provisional sales/purchase
contracts in a gross liability position	$91	$91	$—	$91	$—
Copper futures and swap contracts	7	7	6	1	—
Total	98	98	6	92	—

Long-term debt, including current portion[f]	18,849	18,735	—	18,735	—

Total liabilities		$18,833	$6	$18,827	$—

a.	Recorded at fair value.

b.	Current portion included in other current assets and long-term portion included in other assets.

c.
Excludes time deposits (which approximated fair value) included in other assets of $118 million at December 31, 2015, and $115 million at December 31, 2014, associated with an assurance bond to support PT-FI's commitment for smelter development in Indonesia (refer to Note 13 for further discussion).

d.	Excludes time deposits (which approximated fair value) included in other current assets of $28 million at December 31, 2015 and $17 million at December 31, 2014.

e.	Refer to Note 14 for further discussion and balance sheet classifications. Crude oil options are net of $210 million at December 31, 2014, for deferred premiums and accrued interest.

f.	Recorded at cost except for debt assumed in acquisitions, which are recorded at fair value at the respective acquisition dates.

Valuation Techniques
Money market funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.

The U.S. core fixed income fund is valued at net asset value. The fund strategy seeks total return consisting of income and capital appreciation primarily by investing in a broad range of investment-grade debt securities, including U.S. government obligations, corporate bonds, mortgage-backed securities, asset-backed securities and money market instruments. There are no restrictions on redemptions (usually within one business day of notice) and, as such, this fund is classified within Level 2 of the fair value hierarchy.

Fixed income securities (government securities, corporate bonds, asset-backed securities, collateralized mortgage-backed securities and municipal bonds) are valued using a bid-evaluation price or a mid-evaluation price. A bid-evaluation price is an estimated price at which a dealer would pay for a security. A mid-evaluation price is the average of the estimated price at which a dealer would sell a security and the estimated price at which a dealer would pay for a security. These evaluations are based on quoted prices, if available, or models that use observable inputs and, as such, are classified within Level 2 of the fair value hierarchy.

Equity securities are valued at the closing price reported on the active market on which the individual securities are traded and, as such, are classified within Level 1 of the fair value hierarchy.

FCX’s embedded derivatives on provisional copper concentrate, copper cathode and gold purchases and sales are valued using only quoted monthly LME or COMEX copper forward prices and the London gold forward price at each reporting date based on the month of maturity (refer to Note 14 for further discussion); however, FCX's contracts themselves are not traded on an exchange. As a result, these derivatives are classified within Level 2 of the fair value hierarchy.

FCX's derivative financial instruments for crude oil options were valued using an option pricing model, which used various inputs including Intercontinental Exchange Holdings, Inc. crude oil prices, volatilities, interest rates and contract terms. Valuations were adjusted for credit quality, using the counterparties' credit quality for asset balances and FCX's credit quality for liability balances (which considers the impact of netting agreements on counterparty credit risk, including whether the position with the counterparty is a net asset or net liability). For asset balances, FCX used the credit default swap value for counterparties when available or the spread between the risk-free interest rate and the yield rate on the counterparties' publicly traded debt for similar instruments. The crude oil options were classified within Level 3 of the fair value hierarchy because the inputs used in the valuation models were not observable for the full term of the instruments. Refer to Note 14 for further discussion of these derivative financial instruments.

FCX’s derivative financial instruments for copper futures and swap contracts and copper forward contracts that are traded on the respective exchanges are classified within Level 1 of the fair value hierarchy because they are valued using quoted monthly COMEX or LME prices at each reporting date based on the month of maturity (refer to Note 14 for further discussion). Certain of these contracts are traded on the over-the-counter market and are classified within Level 2 of the fair value hierarchy based on COMEX and LME forward prices.

Long-term debt, including current portion, is valued using available market quotes and, as such, is classified within Level 2 of the fair value hierarchy.

The techniques described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while FCX believes its valuation techniques are appropriate and consistent with other market participants, the use of different techniques or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date. There have been no changes in the techniques used at December 31, 2015.

A summary of the changes in the fair value of FCX's Level 3 instruments, crude oil options, for the years ended December 31 follows:

	2015	2014	2013
Balance at beginning of year	$316	$(309)	$—
Crude oil options assumed in the PXP acquisition	—	—	(83)
Net realized gains (losses)[a]	86	(42)	(38)
Net unrealized gains (losses) related to assets and liabilities still held at the end of the year[b]	—	430	(230)
Net settlements[c]	(402)	237	42
Balance at the end of the year	$—	$316	$(309)

a.
Includes net realized gains (losses) of $87 million recorded in revenues in 2015, $(41) million in 2014 and $(37) million in 2013, and $(1) million of interest expense associated with deferred premiums in 2015, 2014 and 2013.

b.	Includes unrealized gains (losses) recorded in revenues of $432 million in 2014 and $(228) million in 2013, and $(2) million of interest expense associated with deferred premiums in 2014 and 2013.

c.	Includes interest payments of $4 million in 2015, $5 million in 2014 and $1 million in 2013.

Refer to Notes 1 and 5 for a discussion of the fair value estimates utilized in the impairment assessments for mining operations, which were determined based on inputs not observable in the market and thus represent Level 3 measurements. Refer to Note 2 for the levels within the fair value hierarchy associated with other assets acquired, liabilities assumed and redeemable noncontrolling interest related to PXP and MMR acquisitions, and the goodwill impairment.

NOTE 16.  BUSINESS SEGMENT INFORMATION
Product Revenue. FCX revenues attributable to the products it produced for the years ended December 31 follow:

	2015	2014	2013
Refined copper products	$6,699	$8,187	$7,751
Copper in concentrate[a]	2,869	3,366	5,328
Gold	1,538	1,584	1,656
Molybdenum	783	1,207	1,110
Oil	1,694	4,233	2,310
Other	1,024	1,424	1,176
Total	$14,607	$20,001	$19,331

a.	Amounts are net of treatment and refining charges totaling $485 million in 2015, $374 million in 2014 and $400 million in 2013.

Geographic Area. Information concerning financial data by geographic area follows:

	December 31,
	2015		2014		2013
Long-lived assets:[a]
U.S.	$16,569	[b]	$29,468		$32,969
Indonesia	7,701		6,961		5,799
Peru	8,432		6,848		5,181
Chile	1,387		1,542	[c]	2,699
Other[d]	4,706		4,593		4,556
Total	$38,795		$49,412		$51,204

a.	Long-lived assets exclude deferred tax assets, intangible assets and goodwill.

b.	Decreased from 2014 primarily because of impairment charges related to oil and gas properties (refer to Note 1 for further discussion).

c.	Decreased from 2013 primarily because of the sale of the Candelaria and Ojos del Salado mines.

d.
Includes long-lived assets held for sale totaling $4.1 billion at December 31, 2015, $4.0 billion at December 31, 2014, and $3.9 billion at December 31, 2013, associated with discontinued operations. Refer to Note 2 for further discussion.

	Years Ended December 31,
	2015	2014	2013
Revenues:[a]
U.S.	$6,842	$10,307	$8,825
Japan	1,246	1,573	2,125
Indonesia	1,054	1,792	1,651
Spain	960	1,020	1,056
China	688	790	983
Switzerland	618	658	816
India	532	286	429
Chile	397	687	754
Turkey	200	327	231
Korea	177	203	198
Singapore	130	225	119
Other	1,763	2,133	2,144
Total	$14,607	$20,001	$19,331

a.	Revenues are attributed to countries based on the location of the customer.

Major Customers and Affiliated Companies. Oil and gas sales to Phillips 66 Company totaled $1.1 billion (7 percent of FCX's consolidated revenues) in 2015 and $2.5 billion (12 percent of FCX's consolidated revenues) in 2014. No other customer accounted for 10 percent or more of FCX's consolidated revenues during the three years ended December 31, 2015.

Consolidated revenues include sales to the noncontrolling interest owners of FCX's South America mining operations totaling $1.0 billion in 2015, $1.6 billion in 2014 and $2.0 billion in 2013, and PT-FI's sales to PT Smelting totaling $1.1 billion in 2015, $1.8 billion in 2014 and $1.7 billion in 2013.

Labor Matters. As of December 31, 2015, 48 percent of FCX's labor force was covered by collective bargaining agreements, and 4 percent of FCX's labor force is covered by agreements that expired and are currently being negotiated or will expire within one year.

Business Segments. FCX has organized its continuing mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. For oil and gas operations, FCX determines its operating segments on a country-by-country basis. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Cerro Verde and Grasberg copper mines, the Rod & Refining operations, the Atlantic Copper Smelting & Refining operation and U.S. Oil & Gas operations. FCX's U.S. Oil & Gas operations reflect the results of FM O&G beginning June 1, 2013.

FCX's reportable segments previously included Africa mining, which consisted of the Tenke mine located in the DRC. As discussed in Note 2, FCX has entered into a definitive agreement to sell its interest in TFHL, and as a result, Tenke has been removed from continuing operations and reported as discontinued operations for all periods presented.

Intersegment sales between FCX’s mining operations are based on similar arm's-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums. In addition, intersegment sales from Tenke to FCX's other consolidated subsidiaries have been eliminated in discontinued operations (refer to Note 2).

FCX defers recognizing profits on sales from its mines to other divisions, including Atlantic Copper (FCX's wholly owned smelter and refinery in Spain) and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned smelter and refinery in Indonesia), until final sales to third parties occur. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices result in variability in FCX's net deferred profits and quarterly earnings.

FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

North America Copper Mines. FCX has seven operating copper mines in North America – Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Tyrone and Chino in New Mexico. The North America copper mines include open-pit mining, sulfide ore concentrating, leaching and SX/EW operations. A majority of the copper produced at the North America copper mines is cast into copper rod by FCX’s Rod & Refining operations. In addition to copper, certain of FCX's North America copper mines also produce molybdenum concentrate and silver.

The Morenci open-pit mine, located in southeastern Arizona, produces copper cathode and copper concentrate. In addition to copper, the Morenci mine also produces molybdenum concentrate. The Morenci mine produced 46 percent of FCX’s North America copper during 2015.

South America Mining. South America mining includes two operating copper mines – Cerro Verde in Peru and El Abra in Chile. These operations include open-pit mining, sulfide ore concentrating, leaching and SX/EW operations.

On November 3, 2014, FCX completed the sale of its 80 percent ownership interests in the Candelaria mine and the Ojos del Salado mine, both reported as components of other South America mines. South America mining includes the results of the Candelaria and Ojos del Salado mines through the sale date. Refer to Note 2 for further discussion.

The Cerro Verde open-pit copper mine, located near Arequipa, Peru, produces copper cathode and copper concentrate. In addition to copper, the Cerro Verde mine also produces molybdenum concentrate and silver. The Cerro Verde mine produced 63 percent of FCX’s South America copper during 2015.

Indonesia Mining. Indonesia mining includes PT-FI’s Grasberg minerals district that produces copper concentrate, which contains significant quantities of gold and silver.

Molybdenum Mines.  Molybdenum mines include the wholly owned Henderson underground mine and Climax open-pit mine in Colorado. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products.

Rod & Refining. The Rod & Refining segment consists of copper conversion facilities located in North America, and includes a refinery, three rod mills and a specialty copper products facility, which are combined in accordance with segment reporting aggregation guidance. These operations process copper produced at FCX’s North America copper mines and purchased copper into copper cathode, rod and custom copper shapes. At times these operations refine copper and produce copper rod and shapes for customers on a toll basis. Toll arrangements require the tolling customer to deliver appropriate copper-bearing material to FCX’s facilities for processing into a product that is returned to the customer, who pays FCX for processing its material into the specified products.

Atlantic Copper Smelting & Refining. Atlantic Copper smelts and refines copper concentrate and markets refined copper and precious metals in slimes. During 2015, Atlantic Copper purchased approximately 23 percent of its concentrate requirements from the North America copper mines, approximately 3 percent from the South America mining operations and approximately 3 percent from the Indonesia mining operations at market prices, with the remainder purchased from third parties.

Other Mining & Eliminations. Other Mining & Eliminations include the Miami smelter (a smelter at FCX's Miami, Arizona, mining operation), Freeport Cobalt (a cobalt chemical refinery in Kokkola, Finland), molybdenum conversion facilities in the U.S. and Europe, four non-operating copper mines in North America (Ajo, Bisbee and Tohono in Arizona, and Cobre in New Mexico) and other mining support entities.

U.S. Oil & Gas Operations. FCX's U.S. Oil & Gas operations include oil and natural gas assets in the Deepwater GOM, onshore and offshore California, the Haynesville shale in Louisiana, the Madden area in central Wyoming and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana. All of the U.S. operations are considered one operating and reportable segment.

Financial Information by Business Segment

	Mining Operations
	North America Copper Mines			South America				Indonesia
											Atlantic	Other					Corporate,
									Molyb-		Copper	Mining			U.S.		Other
		Other		Cerro	Other				denum	Rod &	Smelting	& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines[a]		Total	Grasberg	Mines	Refining	& Refining	nations		Mining	Operations[b]		nations		Total
Year Ended December 31, 2015
Revenues:
Unaffiliated customers	$558	$351	$909	$1,065	$808		$1,873	$2,617	$—	$4,125	$1,955	$1,133	[c]	$12,612	$1,994	[d]	$1		$14,607
Intersegment	1,646	2,571	4,217	68	(7)	[e]	61	36	348	29	15	(4,706)		—	—		—		—
Production and delivery[f,g]	1,523	2,276	3,799	815	623		1,438	1,808	312	4,129	1,848	(3,851)		9,483	1,211		(1)		10,693
Depreciation, depletion and amortization	217	343	560	219	133		352	293	97	9	39	72		1,422	1,804		14		3,240
Impairment of oil and gas properties	—	—	—	—	—		—	—	—	—	—	—		—	12,980		164	[h]	13,144
Copper and molybdenum inventory adjustments	—	142	142	—	73		73	—	11	—	—	112		338	—		—		338
Selling, general and administrative expenses	3	3	6	3	1		4	103	—	—	16	20		149	188		221		558
Mining exploration and research expenses	—	7	7	—	—		—	—	—	—	—	100		107	—		—		107
Environmental obligations and shutdown costs	—	3	3	—	—		—	—	—	—	—	74		77	—		1		78
Net gain on sales of assets	—	(39)	(39)	—	—		—	—	—	—	—	—		(39)	—		—		(39)
Operating income (loss)	461	187	648	96	(29)		67	449	(72)	16	67	(100)		1,075	(14,189)		(398)		(13,512)

Interest expense, net	2	2	4	16	—		16	—	—	—	10	75		105	186		326		617
Provision for (benefit from) income taxes	—	—	—	13	(9)		4	195	—	—	—	—		199	—		(2,150)		(1,951)
Total assets at December 31, 2015	3,567	4,878	8,445	9,445	1,661		11,106	9,402	1,999	219	612	6,372	[i]	38,155	8,141		281		46,577
Capital expenditures	253	102	355	1,674	48		1,722	913	13	4	23	265	[i]	3,295	2,948	[j]	110		6,353

Year Ended December 31, 2014
Revenues:
Unaffiliated customers	$364	$336	$700	$1,282	$1,740		$3,022	$2,848	$—	$4,626	$2,391	$1,704	[c]	$15,291	$4,710	[d]	$—		$20,001
Intersegment	1,752	3,164	4,916	206	304		510	223	587	29	21	(6,286)		—	—		—		—
Production and delivery	1,287	2,153	3,440	741	1,198		1,939	1,988	328	4,633	2,356	(4,807)		9,877	1,237		2		11,116
Depreciation, depletion and amortization	168	316	484	159	208		367	266	92	10	41	70		1,330	2,291		14		3,635
Impairment of oil and gas properties	—	—	—	—	—		—	—	—	—	—	—		—	3,737		—		3,737
Copper and molybdenum inventory adjustments	—	—	—	—	—		—	—	—	—	—	6		6	—		—		6
Selling, general and administrative expenses	2	3	5	3	3		6	98	—	—	17	25		151	207		222		580
Mining exploration and research expenses	—	8	8	—	—		—	—	—	—	—	98		106	—		—		106
Environmental obligations and shutdown costs	—	(5)	(5)	—	—		—	—	—	—	—	123		118	—		1		119
Goodwill impairment	—	—	—	—	—		—	—	—	—	—	—		—	1,717		—		1,717
Net gain on sales of assets	—	(14)	(14)	—	—		—	—	—	—	—	(703)	[k]	(717)	—		—		(717)
Operating income (loss)	659	1,039	1,698	585	635		1,220	719	167	12	(2)	606		4,420	(4,479)		(239)		(298)

Interest expense, net	3	1	4	1	—		1	—	—	—	13	84		102	241		263		606
Provision for (benefit from) income taxes	—	—	—	265	266		531	293	—	—	—	221	[k]	1,045	—		(820)		225
Total assets at December 31, 2014	3,780	5,611	9,391	7,490	1,993		9,483	8,626	2,095	235	898	6,392	[i]	37,120	20,834		720		58,674
Capital expenditures	826	143	969	1,691	94		1,785	948	54	4	17	204	[i]	3,981	3,205	[j]	29		7,215

a.	Includes the results of the Candelaria and Ojos del Salado mines prior to their sale in November 2014.

b.	Includes the results of Eagle Ford prior to its sale in June 2014.

c.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

d.	Includes net mark-to-market gains associated with crude oil and natural gas derivative contracts totaling $87 million in 2015 and $505 million in 2014.

e.	Reflects net reductions for provisional pricing adjustments to prior period open sales.

f.
Includes impairment, restructuring and other net charges for mining operations totaling $145 million, including $99 million at North America copper mines, $13 million at South America mines, $7 million at Molybdenum mines, $3 million at Rod & Refining, $20 million at Other Mining & Eliminations and $3 million for restructuring at Corporate, Other & Eliminations.

g.
Includes charges at U.S. Oil & Gas operations totaling $188 million in 2015 primarily for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments at the California properties and $46 million in 2014 primarily for idle/terminated rig costs and inventory write-downs.

h.	Reflects impairment charges for international oil and gas properties primarily related to Morocco.

i.
Includes (i) assets held for sale totaling $4.9 billion at December 31, 2015, and $4.8 billion at December 31, 2014, and (ii) capital expenditures totaling $229 million in 2015 and $159 million in 2014 associated with discontinued operations. Refer to Note 2 for a summary of the results of discontinued operations.

j.
Excludes international oil and gas capital expenditures totaling $100 million in 2015 and $19 million in 2014, primarily related to the Morocco oil and gas properties, which are included in Corporate, Other & Eliminations.

k.	Includes the gain and related income tax provision associated with the sale of the Candelaria and Ojos del Salado mines.

	Mining Operations
	North America Copper Mines			South America			Indonesia
										Atlantic		Other					Corporate,
								Molyb-		Copper		Mining			U.S.		Other
		Other		Cerro	Other			denum	Rod &	Smelting		& Elimi-		Total	Oil & Gas		& Elimi-		FCX
	Morenci	Mines	Total	Verde	Mines	Total	Grasberg	Mines	Refining	& Refining		nations		Mining	Operations		nations		Total
Year Ended December 31, 2013
Revenues:
Unaffiliated customers	$244	$326	$570	$1,473	$2,379	$3,852	$3,751	$—	$4,995	$2,027		$1,516	[a]	$16,711	$2,616	[b]	$4		$19,331
Intersegment	1,673	2,940	4,613	360	273	633	336	522	27	14		(6,145)		—	—		—		—
Production and delivery	1,233	2,033	3,266	781	1,288	2,069	2,309	317	4,990	2,054		(4,616)		10,389	682		7		11,078
Depreciation, depletion and amortization	133	269	402	152	194	346	247	82	9	42		48		1,176	1,364		11		2,551
Copper and molybdenum inventory adjustments	—	—	—	—	—	—	—	—	—	—		3		3	—		—		3
Selling, general and administrative expenses	2	3	5	3	4	7	110	—	—	20		29		171	120		354		645
Mining exploration and research expenses	—	5	5	—	—	—	1	—	—	—		151		157	—		11		168
Environmental obligations and shutdown costs	—	(1)	(1)	—	—	—	—	—	—	—		67		66	—		—		66
Operating income (loss)	549	957	1,506	897	1,166	2,063	1,420	123	23	(75)	[c]	(311)		4,749	450		(379)		4,820

Interest expense, net	3	1	4	2	1	3	12	—	—	16		80		115	181		205		501
Provision for income taxes	—	—	—	316	404	720	603	—	—	—		—		1,323	—		17	[d]	1,340
Total assets at December 31, 2013	3,110	5,810	8,920	6,584	3,996	10,580	7,437	2,107	239	1,039		5,852	[e]	36,174	26,252		959		63,385
Capital expenditures	737	329	1,066	960	185	1,145	1,030	164	4	67		318	[e]	3,794	1,436		56		5,286

a.	Includes revenues from FCX's molybdenum sales company, which included sales of molybdenum produced by the Molybdenum mines and by certain of the North and South America copper mines.

b.	Includes net mark-to-market losses associated with crude oil and natural gas derivative contracts totaling $334 million for the period from June 1, 2013, to December 31, 2013

c.	Includes $50 million for shutdown costs associated with Atlantic Copper's scheduled 68-day maintenance turnaround, which was completed in fourth-quarter 2013.

d.	Includes $199 million of net benefits resulting from oil and gas acquisitions.

e.
Includes (i) assets held for sale totaling $4.6 billion at December 31, 2013, and (ii) capital expenditures totaling $205 million in 2013 associated with discontinued operations. Refer to Note 2 for a summary of the results of discontinued operations.

NOTE 17. GUARANTOR FINANCIAL STATEMENTS
All of the senior notes issued by FCX and discussed in Note 8 are fully and unconditionally guaranteed on a senior basis jointly and severally by FM O&G LLC, as guarantor, which is a 100-percent-owned subsidiary of FM O&G and FCX. The guarantee is an unsecured obligation of the guarantor and ranks equal in right of payment with all existing and future indebtedness of FM O&G LLC, including indebtedness under the revolving credit facility. The guarantee ranks senior in right of payment with all of FM O&G LLC's future subordinated obligations and is effectively subordinated in right of payment to any debt of FM O&G LLC's subsidiaries. The indentures provide that FM O&G LLC's guarantee may be released or terminated for certain obligations under the following circumstances: (i) all or substantially all of the equity interests or assets of FM O&G LLC are sold to a third party; or (ii) FM O&G LLC no longer has any obligations under any FM O&G senior notes or any refinancing thereof and no longer guarantees any obligations of FCX under the revolver, the Term Loan or any other senior debt.

The following condensed consolidating financial information includes information regarding FCX, as issuer, FM O&G LLC, as guarantor, and all other non-guarantor subsidiaries of FCX. Included are the condensed consolidating balance sheets at December 31, 2015 and 2014, and the related condensed consolidating statements of comprehensive (loss) income and the condensed consolidating statements of cash flows for the years ended December 31, 2015, 2014 and 2013, which should be read in conjunction with FCX's notes to the consolidated financial statements:

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2015

	FCX		FM O&G LLC	Non-guarantor		Consolidated
	Issuer		Guarantor	Subsidiaries	Eliminations	FCX
ASSETS
Current assets, other than assets held for sale	$181		$3,831	$10,238	$(7,532)	$6,718
Current assets held for sale	—		—	744	—	744
Property, plant, equipment and mining development costs, net	26		57	24,163	—	24,246
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization and impairments	—		710	1,552	—	2,262
Not subject to amortization	—		1,393	3,432	6	4,831
Investments in consolidated subsidiaries	24,311		—	—	(24,311)	—
Other assets	5,038		1,826	3,586	(6,798)	3,652
Assets held for sale	—		—	4,124	—	4,124
Total assets	$29,556		$7,817	$47,839	$(38,635)	$46,577

LIABILITIES AND EQUITY
Current liabilities, other than liabilities held for sale	$6,012		$666	$5,047	$(7,526)	$4,199
Current liabilities held for sale	—		—	108	—	108
Long-term debt, less current portion	14,735		5,883	11,594	(12,433)	19,779
Deferred income taxes	941	[a]	—	2,666	—	3,607
Environmental and asset retirement obligations, less current portion	—		305	3,412	—	3,717
Investment in consolidated subsidiary	—		—	2,397	(2,397)	—
Other liabilities	40		3,360	1,732	(3,491)	1,641
Liabilities held for sale	—		—	718	—	718
Total liabilities	21,728		10,214	27,674	(25,847)	33,769

Redeemable noncontrolling interest	—		—	764	—	764

Equity:
Stockholders' equity	7,828		(2,397)	15,725	(13,328)	7,828
Noncontrolling interests	—		—	3,676	540	4,216
Total equity	7,828		(2,397)	19,401	(12,788)	12,044
Total liabilities and equity	$29,556		$7,817	$47,839	$(38,635)	$46,577

a.	All U.S. related deferred income taxes are recorded at the parent company.

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2014

	FCX		FM O&G LLC	Non-guarantor		Consolidated
	Issuer		Guarantor	Subsidiaries	Eliminations	FCX
ASSETS
Current assets, other than assets held for sale	$323		$2,635	$7,813	$(2,572)	$8,199
Current assets held for sale	—		—	846	—	846
Property, plant, equipment and mining development costs, net	22		46	22,859	—	22,927
Oil and gas properties, net - full cost method:
Subject to amortization, less accumulated amortization and impairments	—		3,296	5,907	(16)	9,187
Not subject to amortization	—		2,447	7,640	—	10,087
Investments in consolidated subsidiaries	28,765		6,460	10,246	(45,471)	—
Other assets	8,914		3,947	3,355	(12,787)	3,429
Assets held for sale	—		—	3,999	—	3,999
Total assets	$38,024		$18,831	$62,665	$(60,846)	$58,674

LIABILITIES AND EQUITY
Current liabilities, other than liabilities held for sale	$1,592		$560	$5,399	$(2,572)	$4,979
Current liabilities held for sale	—		—	193	—	193
Long-term debt, less current portion	14,930		3,874	8,879	(9,312)	18,371
Deferred income taxes	3,161	[a]	—	2,530	—	5,691
Environmental and asset retirement obligations, less current portion	—		302	3,325	—	3,627
Other liabilities	54		3,372	1,895	(3,475)	1,846
Liabilities held for sale	—		—	742	—	742
Total liabilities	19,737		8,108	22,963	(15,359)	35,449

Redeemable noncontrolling interest	—		—	751	—	751

Equity:
Stockholders' equity	18,287		10,723	35,268	(45,991)	18,287
Noncontrolling interests	—		—	3,683	504	4,187
Total equity	18,287		10,723	38,951	(45,487)	22,474
Total liabilities and equity	$38,024		$18,831	$62,665	$(60,846)	$58,674

a.	All U.S. related deferred income taxes are recorded at the parent company.

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

Year Ended December 31, 2015
	FCX	FM O&G LLC		Non-guarantor			Consolidated
	Issuer	Guarantor		Subsidiaries		Eliminations	FCX
Revenues	$—	$613		$13,994		$—	$14,607
Total costs and expenses	60	5,150	[a]	22,920	[a]	(11)	28,119
Operating (loss) income	(60)	(4,537)		(8,926)		11	(13,512)
Interest expense, net	(489)	(8)		(272)		152	(617)
Other income (expense), net	225	1		(86)		(139)	1
(Loss) income before income taxes and equity in affiliated companies' net (losses) earnings	(324)	(4,544)		(9,284)		24	(14,128)
(Provision for) benefit from income taxes	(3,227)	1,718		3,469		(9)	1,951
Equity in affiliated companies' net (losses) earnings	(8,685)	(9,976)		(12,838)		31,496	(3)
Net (loss) income from continuing operations	(12,236)	(12,802)		(18,653)		31,511	(12,180)
Net income from discontinued operations	—	—		91		—	91
Net (loss) income	(12,236)	(12,802)		(18,562)		31,511	(12,089)
Net income and preferred dividends attributable to noncontrolling interests:
Continuing operations	—	—		(35)		(33)	(68)
Discontinued operations	—	—		(79)		—	(79)
Net (loss) income attributable to common stockholders	$(12,236)	$(12,802)		$(18,676)		$31,478	$(12,236)

Other comprehensive income (loss)	41	—		41		(41)	41
Total comprehensive (loss) income	$(12,195)	$(12,802)		$(18,635)		$31,437	$(12,195)

a.
Includes charges totaling $4.2 billion at the FM O&G LLC guarantor and $8.9 billion at the non-guarantor subsidiaries related to impairment of FCX's oil and gas properties pursuant to full cost accounting rules.

Year Ended December 31, 2014
	FCX	FM O&G LLC		Non-guarantor			Consolidated
	Issuer	Guarantor		Subsidiaries		Eliminations	FCX
Revenues	$—	$2,356		$17,645		$—	$20,001
Total costs and expenses	59	3,498	[a]	16,720	[a]	22	20,299
Operating (loss) income	(59)	(1,142)		925		(22)	(298)
Interest expense, net	(382)	(139)		(165)		80	(606)
Net (loss) gain on early extinguishment of debt	(5)	78		—		—	73
Other income (expense), net	72	3		36		(80)	31
(Loss) income before income taxes and equity in affiliated companies' net (losses) earnings	(374)	(1,200)		796		(22)	(800)
Benefit from (provision for) income taxes	96	281		(610)		8	(225)
Equity in affiliated companies' net (losses) earnings	(1,007)	(3,429)		(4,633)		9,072	3
Net (loss) income from continuing operations	(1,285)	(4,348)		(4,447)		9,058	(1,022)
Net (loss) income from discontinued operations	(23)	—		300		—	277
Net (loss) income	(1,308)	(4,348)		(4,147)		9,058	(745)
Net income and preferred dividends attributable to noncontrolling interests:
Continuing operations	—	—		(354)		(44)	(398)
Discontinued operations	—	—		(165)		—	(165)
Net (loss) income attributable to common stockholders	$(1,308)	$(4,348)		$(4,666)		$9,014	$(1,308)

Other comprehensive (loss) income	(139)	—		(139)		139	(139)
Total comprehensive (loss) income	$(1,447)	$(4,348)		$(4,805)		$9,153	$(1,447)

a.
Includes impairment charges totaling $1.9 billion at the FM O&G LLC Guarantor and $3.5 billion at the non-guarantor subsidiaries related to ceiling test impairment charges for FCX's oil and gas properties pursuant to full cost accounting rules and a goodwill impairment charge.

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

Year Ended December 31, 2013
	FCX	FM O&G LLC	Non-guarantor		Consolidated
	Issuer	Guarantor	Subsidiaries	Eliminations	FCX
Revenues	$—	$1,177	$18,154	$—	$19,331
Total costs and expenses	134	1,065	13,312	—	14,511
Operating (loss) income	(134)	112	4,842	—	4,820
Interest expense, net	(319)	(129)	(112)	59	(501)
Net (loss) gain on early extinguishment of debt	(45)	—	10	—	(35)
Gain on investment in MMR	128	—	—	—	128
Other income (expense), net	61	—	(24)	(59)	(22)
(Loss) income before income taxes and equity in affiliated companies' net earnings (losses)	(309)	(17)	4,716	—	4,390
Benefit from (provision for) income taxes	97	17	(1,454)	—	(1,340)
Equity in affiliated companies' net earnings (losses)	2,886	281	268	(3,432)	3
Net income (loss) from continuing operations	2,674	281	3,530	(3,432)	3,053
Net (loss) income from discontinued operations	(16)	—	404	—	388
Net income (loss)	2,658	281	3,934	(3,432)	3,441
Net income and preferred dividends attributable to noncontrolling interests:
Continuing operations	—	—	(521)	(77)	(598)
Discontinued operations	—	—	(185)	—	(185)
Net income (loss) attributable to common stockholders	$2,658	$281	$3,228	$(3,509)	$2,658

Other comprehensive income (loss)	101	—	101	(101)	101
Total comprehensive income (loss)	$2,759	$281	$3,329	$(3,610)	$2,759

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2015

	FCX	FM O&G LLC	Non-guarantor		Consolidated
	Issuer	Guarantor	Subsidiaries	Eliminations	FCX
Cash flow from operating activities:
Net (loss) income	$(12,236)	$(12,802)	$(18,562)	$31,511	$(12,089)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	5	370	3,195	(73)	3,497
Impairment of oil and gas properties	—	4,220	8,862	62	13,144
Copper and molybdenum inventory adjustments	—	—	338	—	338
Other asset impairments, inventory write-downs, restructuring and other	—	11	245	—	256
Net gains on crude oil gas derivative contracts	—	(87)	—	—	(87)
Equity in losses (earnings) of consolidated subsidiaries	8,685	9,976	12,838	(31,496)	3
Other, net	(2,127)	2	(90)	—	(2,215)
Changes in working capital and other tax payments	5,506	(1,428)	(3,714)	9	373
Net cash (used in) provided by operating activities	(167)	262	3,112	13	3,220

Cash flow from investing activities:
Capital expenditures	(7)	(847)	(5,486)	(13)	(6,353)
Intercompany loans	(1,812)	(1,310)	—	3,122	—
Dividends from (investments in) consolidated subsidiaries	852	(71)	130	(913)	(2)
Other, net	(21)	(2)	111	21	109
Net cash (used in) provided by investing activities	(988)	(2,230)	(5,245)	2,217	(6,246)

Cash flow from financing activities:
Proceeds from debt	4,503	—	3,769	—	8,272
Repayments of debt	(4,660)	—	(2,017)	—	(6,677)
Intercompany loans	—	2,038	1,084	(3,122)	—
Net proceeds from sale of common stock	1,936	—	—	—	1,936
Cash dividends and distributions paid	(605)	—	(924)	804	(725)
Other, net	(19)	(71)	(18)	88	(20)
Net cash provided by (used in) financing activities	1,155	1,967	1,894	(2,230)	2,786

Net decrease in cash and cash equivalents	—	(1)	(239)	—	(240)
Decrease in cash and cash equivalents in assets held for sale	—	—	118	—	118
Cash and cash equivalents at beginning of year	—	1	316	—	317
Cash and cash equivalents at end of year	$—	$—	$195	$—	$195

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2014

	FCX	FM O&G LLC	Non-guarantor		Consolidated
	Issuer	Guarantor	Subsidiaries	Eliminations	FCX
Cash flow from operating activities:
Net (loss) income	$(1,308)	$(4,348)	$(4,147)	$9,058	$(745)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	4	806	3,077	(24)	3,863
Impairment of oil and gas properties and goodwill	—	1,922	3,486	46	5,454
Net gains on crude oil and natural gas derivative contracts	—	(504)	—	—	(504)
Equity in losses (earnings) of consolidated subsidiaries	1,007	3,429	4,633	(9,072)	(3)
Other, net	(882)	(113)	(807)	—	(1,802)
Changes in working capital and other tax payments, excluding amounts from dispositions	723	(1,750)	395	—	(632)
Net cash (used in) provided by operating activities	(456)	(558)	6,637	8	5,631

Cash flow from investing activities:
Capital expenditures	—	(2,143)	(5,072)	—	(7,215)
Acquisition of Deepwater GOM interests	—	—	(1,426)	—	(1,426)
Intercompany loans	(1,328)	704	—	624	—
Dividends from (investments in) consolidated subsidiaries	1,221	(130)	(2,408)	1,317	—
Net proceeds from sale of Candelaria and Ojos del Salado	—	—	1,709	—	1,709
Net proceeds from sale of Eagle Ford shale assets	—	2,910	—	—	2,910
Other, net	—	41	180	—	221
Net cash (used in) provided by investing activities	(107)	1,382	(7,017)	1,941	(3,801)

Cash flow from financing activities:
Proceeds from debt	7,464	—	1,246	—	8,710
Repayments of debt	(5,575)	(3,994)	(737)	—	(10,306)
Intercompany loans	—	810	(186)	(624)	—
Cash dividends and distributions paid, and contributions received	(1,305)	2,364	(1,463)	(1,325)	(1,729)
Other, net	(21)	(3)	(2)	—	(26)
Net cash provided by (used in) financing activities	563	(823)	(1,142)	(1,949)	(3,351)

Net increase (decrease) in cash and cash equivalents	—	1	(1,522)	—	(1,521)
Increase in cash and cash equivalents in assets held for sale	—	—	(70)	—	(70)
Cash and cash equivalents at beginning of year	—	—	1,908	—	1,908
Cash and cash equivalents at end of year	$—	$1	$316	$—	$317

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2013

	FCX	FM O&G LLC	Non-guarantor		Consolidated
	Issuer	Guarantor	Subsidiaries	Eliminations	FCX
Cash flow from operating activities:
Net income (loss)	$2,658	$281	$3,934	$(3,432)	$3,441
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	4	616	2,177	—	2,797
Net losses on crude oil and natural gas derivative contracts	—	334	—	—	334
Gain on investment in MMR	(128)	—	—	—	(128)
Equity in (earnings) losses of consolidated subsidiaries	(2,886)	(281)	(265)	3,432	—
Other, net	8	(14)	78	—	72
Changes in working capital and other tax payments, excluding amounts from acquisitions and dispositions	272	735	(1,384)	—	(377)
Net cash (used in) provided by operating activities	(72)	1,671	4,540	—	6,139

Cash flow from investing activities:
Capital expenditures	—	(894)	(4,392)	—	(5,286)
Acquisitions, net of cash acquired	(5,437)	—	(4)	—	(5,441)
Intercompany loans	834	—	(162)	(672)	—
Dividends from (investments in) consolidated subsidiaries	629	—	—	(629)	—
Other, net	15	30	(226)	—	(181)
Net cash used in investing activities	(3,959)	(864)	(4,784)	(1,301)	(10,908)

Cash flow from financing activities:
Proceeds from debt	11,260	—	241	—	11,501
Repayments of debt and redemption of MMR preferred stock	(4,737)	(416)	(551)	—	(5,704)
Intercompany loans	—	(391)	(281)	672	—
Cash dividends and distributions paid	(2,281)	—	(885)	629	(2,537)
Other, net	(211)	—	—	—	(211)
Net cash provided by (used in) financing activities	4,031	(807)	(1,476)	1,301	3,049

Net decrease in cash and cash equivalents	—	—	(1,720)	—	(1,720)
Decrease in cash and cash equivalents in assets held for sale	—	—	59	—	59
Cash and cash equivalents at beginning of year	—	—	3,569	—	3,569
Cash and cash equivalents at end of year	$—	$—	$1,908	$—	$1,908

NOTE 18.  SUBSEQUENT EVENTS
As a result of the downgrade of the credit ratings of FCX debt below investment grade, FCX may be required to provide additional or alternative forms of financial assurance, such as letters of credit, surety bonds or collateral, related to its ARO and environmental obligations (refer to Note 12 for further discussion).

On February 15, 2016, FCX announced it had entered into a definitive agreement to sell a 13 percent undivided interest in its Morenci unincorporated joint venture to SMM for $1.0 billion in cash. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in mid-2016. FCX expects to record an approximate $550 million gain on the transaction and use losses to offset cash taxes on the transaction. Proceeds from the transaction will be used to repay borrowings under FCX's Term Loan and revolving credit facility.

The Morenci unincorporated joint venture is currently owned 85 percent by FCX and 15 percent by Sumitomo. Following completion of the transaction, the unincorporated joint venture will be owned 72 percent by FCX, 15 percent by Sumitomo and 13 percent by an affiliate that is wholly owned by SMM.

On February 26, 2016, FCX reached an agreement to further amend its revolving credit facility and Term Loan. The amendments to FCX’s revolving credit facility and Term Loan include (i) modification of the maximum leverage ratio from 5.90x to 8.00x for the quarters ending March 31, 2016, and June 30, 2016, from 5.75x to 8.00x for the quarter ending September 30, 2016, and from 5.00x to 6.00x for the quarter ending December 31, 2016; and no changes to 2017 (remains 4.25x) or thereafter (reverts to 3.75x) and (ii) modification to the minimum interest expense coverage ratio (ratio of consolidated EBITDAX, as defined in the amended agreements, to consolidated cash interest expense) from 2.50x to 2.25x.

The commitment under FCX’s revolving credit facility has been reduced from $4.0 billion to $3.5 billion.

A springing collateral and guarantee trigger was also added to the revolving credit facility and Term Loan. Under this provision, if FCX has not entered into definitive agreements for asset sales totaling $3.0 billion in aggregate by June 30, 2016, that are reasonably expected to close by December 31, 2016, FCX will be required to secure the revolving credit facility and Term Loan with a mutually acceptable collateral and guarantee package. The springing collateral and guarantee trigger will also go into effect if such asset sales totaling $3.0 billion in aggregate have not occurred by December 31, 2016.

In addition, the mandatory prepayment provision was modified to provide that 100 percent (rather than the 50 percent under the December 2015 amendment) of the net proceeds received on or prior to December 31, 2016, in excess of the first $1.0 billion from asset sales, subject to certain exceptions, must be applied to repay the Term Loan if the lenders are unsecured and the leverage ratio (as defined in the amended agreement) is equal to or greater than 6.00x.

The Term Loan and revolving credit facility contain a number of negative covenants that, among other things, restrict, subject to certain exceptions, the ability of FCX’s subsidiaries that are not borrowers or guarantors to incur additional indebtedness (including guarantee obligations) and FCX’s ability or the ability of FCX’s subsidiaries to: create liens on assets; enter into sale and leaseback transactions; engage in mergers, liquidations and dissolutions; or sell assets. Many of the exceptions to the subsidiary indebtedness restrictions and the lien restrictions have been narrowed significantly through March 31, 2017. In addition, on or prior to March 31, 2017, FCX is not permitted to pay dividends on its common stock or make other restricted payments. The pricing under the amended Term Loan and revolving credit facility also changed. If the total leverage ratio is greater than 6.00x, then the existing interest rate will be increased by 0.50 percent, with an additional increase of 0.50 percent if the total leverage ratio is greater than 7.00x.

FCX evaluated events after December 31, 2015, and through the date the financial statements were issued, and determined any events or transactions occurring during this period that would require recognition or disclosure are appropriately addressed in these financial statements.

NOTE 19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter		Third Quarter		Fourth Quarter		Year
2015
Revenues[a]	$3,771	$3,938		$3,382		$3,516		$14,607
Operating loss[b,c,d]	(3,030)	(2,421)		(3,964)		(4,097)		(13,512)
Net loss from continuing operations	(2,447)	(1,828)	[e]	(3,815)		(4,090)		(12,180)	[e]
Net income (loss) from discontinued operations	41	29		25		(4)	[d]	91	[d]
Net loss	(2,406)	(1,799)		(3,790)		(4,094)		(12,089)
Net (income) loss and preferred dividends
attributable to noncontrolling interests:
Continuing operations	(42)	(26)		(24)		24		(68)
Discontinued operations	(26)	(26)		(16)		(11)		(79)
Net loss attributable to common stockholders[a,b,c,d]	(2,474)	(1,851)	[e]	(3,830)		(4,081)		(12,236)	[e]
Basic and diluted net (loss) income per share
attributable to common stockholders:
Continuing operations[a,b,c,d]	(2.40)	(1.78)	[e]	(3.59)		(3.46)		(11.32)	[e]
Discontinued operations	0.02	—		0.01		(0.01)	[d]	0.01	[d]
	(2.38)	(1.78)		(3.58)		(3.47)		(11.31)

2014
Revenues[f]	$4,679	$5,136		$5,317		$4,869		$20,001
Operating income (loss)	1,021	1,042		1,033	[g,h]	(3,394)	[g,h]	(298)	[g,h]
Net income (loss) from continuing operations	565	582	[i,j]	634	[i,j]	(2,803)	[i,j]	(1,022)	[i,j]
Net income from discontinued operations	61	78		70		68		277
Net income (loss)	626	660		704		(2,735)		(745)
Net income and preferred dividends attributable to
noncontrolling interests:
Continuing operations	(82)	(133)		(104)		(79)		(398)
Discontinued operations	(34)	(45)		(48)		(38)		(165)
Net income (loss) attributable to
common stockholders[f]	510	482	[i,j]	552	[g,h,i,j]	(2,852)	[g,h,i,j]	(1,308)	[g,h,i,j]
Basic and diluted net income (loss) per share
attributable to common stockholders[f]:
Continuing operations	0.46	0.43	[i,j]	0.51	[g,h,i,j]	(2.78)	[g,h,i,j]	(1.37)	[g,h,i,j]
Discontinued operations	0.03	0.03		0.02		0.03		0.11
	0.49	0.46		0.53		(2.75)		(1.26)

a.
Includes charges of $48 million ($30 million to net loss attributable to common stockholders or $0.03 per share) in the first quarter, $95 million ($59 million to net loss attributable to common stockholders or $0.06 per share) in the second quarter, $74 million ($46 million to net loss attributable to common stockholders or $0.04 per share) in the third quarter, $102 million ($63 million to net loss attributable to common stockholders or $0.05 per share) in the fourth quarter and $319 million ($198 million to net loss attributable to common stockholders or $0.18 per share) for the year for net noncash mark-to-market losses on crude oil derivative contracts.

b.
Includes charges of $3.1 billion ($2.4 billion to net loss attributable to common stockholders or $2.31 per share) in the first quarter, $2.7 billion ($2.0 billion to net loss attributable to common stockholders or $1.90 per share) in the second quarter, $3.7 billion ($3.5 billion to net loss attributable to common stockholders or $3.25 per share) in the third quarter, $3.7 billion ($3.7 billion to net loss attributable to common stockholders or $3.18 per share) in the fourth quarter and $13.1 billion ($11.6 billion to net loss attributable to common stockholders or $10.72 per share) for the year to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules. Additionally, after-tax impacts to net loss include net tax charges of $458 million ($0.44 per share) in the first quarter, $305 million ($0.29 per share) in the second quarter, $1.1 billion ($1.07 per share) in the third quarter, $1.4 billion ($1.21 per share) in the fourth quarter and $3.3 billion ($3.09 per share) for the year to establish a valuation allowance primarily against U.S. federal alternative minimum tax credits and foreign tax credits, partly offset by a tax benefit related to the impairment of the Morocco oil and gas properties in the third quarter.

c.
Includes charges at oil and gas operations of $17 million ($10 million to net loss attributable to common stockholders or $0.01 per share) in the first quarter, $22 million ($14 million to net loss attributable to common stockholders or $0.01 per share) in the second quarter, $21 million ($13 million to net loss attributable to common stockholders or $0.01 per share) in the third quarter, $129 million ($81 million to net loss attributable to common stockholders or $0.07 per share) in the fourth quarter and $188 million ($117 million to net loss attributable to common stockholders or $0.11 per share) for the year for other asset impairments and inventory write-downs, idle/terminated rig costs and prior year non-income tax assessments related to the California properties.

d.
Includes charges from continuing mining operations of $4 million ($3 million to net loss attributable to common stockholders) in the first quarter, $59 million ($38 million to net loss attributable to common stockholders or $0.04 per share) in the second quarter, $91 million ($58 million to net loss attributable to common stockholders or $0.05 per share) in the third quarter, $184 million ($118 million to net loss attributable to common stockholders or $0.10 per share) in the fourth quarter and $338 million ($217 million to net loss attributable to common stockholders or $0.20 per share) for the year associated with inventory adjustments to copper and molybdenum inventories. Additionally, includes charges from continuing mining operations of $92 million ($56 million to net loss attributable to common stockholders or $0.05 per share) in the third quarter, $53 million ($34 million to net loss attributable to common stockholders or $0.03 per share) in the fourth quarter and $145 million ($90 million to net loss attributable to common stockholders or $0.08 per share) for the year associated with impairments, restructuring and other net charges. Discontinued operations include charges of $4 million in the fourth quarter and for the year associated with restructuring and other charges.

e.
Includes a gain of $92 million ($0.09 per share) in the second quarter and for the year associated with the net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement.

f.
Includes credits (charges) of $15 million ($9 million to net income attributable to common stockholders or $0.01 per share) in the first quarter, $(7) million ($(4) million to net income attributable to common stockholders) in the second quarter, $122 million ($76 million to net income attributable to common stockholders or $0.07 per share) in the third quarter, $497 million ($309 million to net loss attributable to common stockholders or $0.30 per share) in the fourth quarter and $627 million ($389 million to net loss attributable to common stockholders or $0.37 per share) for the year for net noncash mark-to-market gains (losses) on crude oil and natural gas derivative contracts.

g.
Includes charges of $308 million ($192 million to net income attributable to common stockholders or $0.18 per share) in the third quarter, $3.4 billion ($2.1 billion to net loss attributable to common stockholders or $2.05 per share) in the fourth quarter and $3.7 billion ($2.3 billion to net loss attributable to common stockholders or $2.24 per share) for the year to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules. Additionally, includes charges at the oil and gas operations in the fourth quarter and for the year of (i) $1.7 billion ($1.7 billion to net loss attributable to common stockholders or $1.65 per share) for the impairment of the full carrying value of goodwill and (ii) $46 million ($29 million to net loss attributable to common stockholders or $0.03 per share) for idle/terminated rig costs and inventory write-downs.

h.
Includes net gains of $46 million ($31 million to net income attributable to common stockholders or $0.03 per share) in the third quarter, $671 million ($450 million to net loss attributable to common stockholders or $0.43 per share) in the fourth quarter and $717 million ($481 million to net loss attributable to common stockholders or $0.46 per share) for the year primarily from the sale of the Candelaria and Ojos del Salado copper mining operations in the fourth quarter (refer to Note 2 for further discussion) and the sale of a metals injection molding plant in the third quarter.

i.
Includes tax charges of $57 million ($0.06 per share) in the second quarter, $5 million in the third quarter, $22 million ($0.02 per share) in the fourth quarter and $84 million ($0.08 per share) for the year associated with deferred taxes recorded in connection with the allocation of goodwill to the sale of the Eagle Ford shale assets. Additionally, includes net tax charges (benefit) of $54 million ($7 million attributable to noncontrolling interests and $47 million to net income attributable to common stockholders or $0.04 per share) in the third quarter, $(17) million ($11 million attributable to noncontrolling interests and $(28) million to net loss attributable to common stockholders or $(0.03) per share) in the fourth quarter and $37 million ($18 million attributable to noncontrolling interests and $19 million to net loss attributable to common stockholders or $0.02 per share) for the year associated with changes in Chilean tax rules, U.S. federal income tax law and Peruvian tax rules, partially offset by a tax benefit related to changes in U.S. state income tax filing positions.

j.
Includes net gains (losses) on early extinguishment of debt totaling $4 million in the second quarter, $17 million ($0.02 per share) in the third quarter, $(18) million ($(0.02) per share) in the fourth quarter and $3 million for the year. Refer to Note 8 for further discussion.

NOTE 20.  SUPPLEMENTARY MINERAL RESERVE INFORMATION (UNAUDITED)
Recoverable proven and probable reserves have been calculated as of December 31, 2015, in accordance with Industry Guide 7 as required by the Securities Exchange Act of 1934. FCX’s proven and probable reserves may not be comparable to similar information regarding mineral reserves disclosed in accordance with the guidance in other countries. Proven and probable reserves were determined by the use of mapping, drilling, sampling, assaying and evaluation methods generally applied in the mining industry, as more fully discussed below. The term “reserve,” as used in the reserve data presented here, means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “proven reserves” means reserves for which (i) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (ii) grade and/or quality are computed from the results of detailed sampling; and (iii) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established. The term “probable reserves” means reserves for which quantity and grade are computed from information similar to that used for proven reserves but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.
FCX’s reserve estimates are based on the latest available geological and geotechnical studies. FCX conducts ongoing studies of its ore bodies to optimize economic values and to manage risk. FCX revises its mine plans and estimates of proven and probable mineral reserves as required in accordance with the latest available studies.

Estimated recoverable proven and probable reserves at December 31, 2015, were determined using long-term average prices of $2.00 per pound for copper, $1,000 per ounce for gold and $10 per pound for molybdenum. For the three-year period ended December 31, 2015, LME spot copper prices averaged $2.97 per pound, London PM gold prices averaged $1,276 per ounce and the weekly average price for molybdenum quoted by Metals Week averaged $9.45 per pound.

The recoverable proven and probable reserves presented in the table below represent the estimated metal quantities from which FCX expects to be paid after application of estimated metallurgical recovery rates and smelter recovery rates, where applicable. Recoverable reserves are that part of a mineral deposit that FCX estimates can be economically and legally extracted or produced at the time of the reserve determination.

	Recoverable Proven and Probable Mineral Reserves
	Estimated at December 31, 2015
	Copper[a] (billion pounds)	Gold (million ounces)	Molybdenum (billion pounds)
North America	33.5	0.3	2.38
South America	30.8	—	0.67
Indonesia[b]	28.0	26.8	—
Africa (discontinued operations)	7.2	—	—
Consolidated[c]	99.5	27.1	3.05

Net equity interest[d]	79.3	24.6	2.73

a.
Consolidated recoverable copper reserves included 3.8 billion pounds in leach stockpiles (including 1.2 billion pounds at Tenke, which is reported as discontinued operations) and 1.0 billion pounds in mill stockpiles.

b.	Recoverable proven and probable reserves reflect estimates of minerals that can be recovered through the end of 2041 (refer to Note 13 for discussion of PT-FI's COW).

c.
Consolidated reserves represent estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg minerals district in Indonesia (refer to Notes 3 and 18 for further discussion of FCX's joint ventures). Excluded from the table above were FCX’s estimated recoverable proven and probable reserves of 0.87 billion pounds of cobalt at Tenke (which is reported as discontinued operations) and 271.2 million ounces of silver in Indonesia, South America and North America, which were determined using long-term average prices of $10 per pound for cobalt and $15 per ounce for silver.

d.
Net equity interest reserves (including 4.1 billion pounds at Tenke, which is reported as discontinued operations) represent estimated consolidated metal quantities further reduced for noncontrolling interest ownership (refer to Note 3 for further discussion of FCX's ownership in subsidiaries). Excluded from the table above were FCX’s estimated recoverable proven and probable reserves of 0.49 billion pounds of cobalt at Tenke (which is reported as discontinued operations) and 221.6 million ounces of silver in Indonesia, South America and North America.

	Recoverable Proven and Probable Mineral Reserves
	Estimated at December 31, 2015
		Average Ore Grade Per Metric Ton[a]					Recoverable Proven and Probable Reserves[b]
	Ore[a] (million metric tons)	Copper (%)	Gold (grams)		Molybdenum (%)		Copper (billion pounds)	Gold (million ounces)	Molybdenum (billion pounds)
North America
Developed and producing:
Morenci	3,574	0.27	—		—	[c]	14.1	—	0.17
Bagdad	1,253	0.33	—	[c]	0.02		7.6	0.1	0.38
Safford	84	0.43	—		—		0.8	—	—
Sierrita	2,319	0.23	—	[c]	0.03		10.2	0.1	1.04
Miami	—	—	—		—		0.1	—	—
Chino	237	0.45	0.02		—	[c]	2.2	0.1	0.01
Tyrone	13	0.42	—		—		0.3	—	—
Henderson	81	—	—		0.17		—	—	0.25
Climax	178	—	—		0.15		—	—	0.55
Undeveloped:
Cobre	79	0.35	—		—		0.3	—	—
South America
Developed and producing:
Cerro Verde	3,856	0.37	—		0.01		28.2	—	0.67
El Abra	399	0.44	—		—		2.6	—	—
Indonesia[d]
Developed and producing:
Deep Mill Level Zone	460	0.89	0.74		—		7.9	8.7	—
Grasberg open pit	129	1.08	1.29		—		2.7	4.5	—
Deep Ore Zone	116	0.56	0.69		—		1.2	2.0	—
Big Gossan	54	2.26	0.99		—		2.5	1.1	—
Undeveloped:
Grasberg Block Cave	962	1.03	0.78		—		18.4	15.6	—
Kucing Liar	395	1.27	1.09		—		9.4	6.4	—
Africa (discontinued operations)
Developed and producing:
Tenke Fungurume	99	3.19	—		—		7.2	—	—
Total 100% basis	14,288						115.7	38.6	3.07
Consolidated[e]							99.5	27.1	3.05
FCX’s equity share[f]							79.3	24.6	2.73

a.	Excludes material contained in stockpiles.

b.	Includes estimated recoverable metals contained in stockpiles.

c.	Amounts not shown because of rounding.

d.	Recoverable proven and probable reserves reflect estimates of minerals that can be recovered through the end of 2041 (refer to Note 13 for discussion of PT-FI's COW).

e.
Consolidated reserves represent estimated metal quantities after reduction for joint venture partner interests at the Morenci mine in North America and the Grasberg minerals district in Indonesia. Refer to Notes 3 and 18 for further discussion of FCX's joint ventures.

f.
Net equity interest reserves (including 4.1 billion pounds at Tenke, which is reported as discontinued operations) represent estimated consolidated metal quantities further reduced for noncontrolling interest ownership. Refer to Note 3 for further discussion of FCX's ownership in subsidiaries.

NOTE 21.  SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)
Costs Incurred. A summary of the costs incurred for FCX's oil and gas acquisition, exploration and development activities for the years ended December 31 follows:

	2015	2014	2013[a]
Property acquisition costs:
Proved properties	$—	$463	$12,205	[b]
Unproved properties	61	1,460	11,259	[c]
Exploration costs	1,250	1,482	502
Development costs	1,442	1,270	854
	$2,753	$4,675	$24,820

a.	Includes the results of FM O&G beginning June 1, 2013.

b.	Includes $12.2 billion from the acquisitions of PXP and MMR.

c.	Includes $11.1 billion from the acquisitions of PXP and MMR.

These amounts included (decreases) increases in AROs of $(80) million in 2015, $(27) million in 2014 and $1.1 billion in 2013 (including $1.0 billion assumed in the acquisitions of PXP and MMR), capitalized general and administrative expenses of $124 million in 2015, $143 million in 2014 and $67 million in 2013, and capitalized interest of $58 million in 2015, $88 million in 2014 and $69 million in 2013.

Capitalized Costs. The aggregate capitalized costs subject to amortization for oil and gas properties and the aggregate related accumulated amortization as of December 31 follow:

	2015		2014		2013
Properties subject to amortization	$24,538		$16,547		$13,829
Accumulated amortization	(22,276)	[a]	(7,360)	[a]	(1,357)
	$2,262		$9,187		$12,472

a.	Includes charges of $13.1 billion in 2015 and $3.7 billion in 2014 to reduce the carrying value of oil and gas properties pursuant to full cost accounting rules.

The average amortization rate per barrel of oil equivalents (BOE) was $33.46 in 2015, $39.74 in 2014 and $35.54 for the period from June 1, 2013, to December 31, 2013.

Costs Not Subject to Amortization. A summary of the categories of costs comprising the amount of unproved properties not subject to amortization by the year in which such costs were incurred follows:

		Years Ended December 31,
	Total	2015	2014	2013[a]
U.S.:
Onshore
Acquisition costs	$389	$6	$—	$383
Exploration costs	8	7	1	—
Capitalized interest	2	2	—	—
Offshore
Acquisition costs	4,048	57	1,304	2,687
Exploration costs	331	201	130	—
Capitalized interest	37	25	11	1
International:
Offshore
Acquisition costs	7	—	—	7
Exploration costs	7	2	5	—
Capitalized interest	2	1	1	—
	$4,831	$301	$1,452	$3,078

a.	Includes the results of FM O&G beginning June 1, 2013.

FCX expects that 40 percent of the costs not subject to amortization at December 31, 2015, will be transferred to the amortization base over the next five years and the majority of the remainder in the next seven to ten years.

Of the total U.S. net undeveloped acres, 24 percent is covered by leases that expire from 2016 to 2018. As a result of declining crude oil prices, FCX's current plans anticipate that the majority of the expiring acreage will not be retained by drilling operations or other means. Currently, FM O&G has a commitment to drill a second well in Morocco in 2016. However, FM O&G is actively negotiating with its partners to modify its work program, which, if successful, would result in changes in the timing, amount or type of future commitment. The exploration permits covering FM O&G's Morocco acreage expire at the end of 2016; however, FM O&G has the ability, under certain circumstances, to extend the exploration permits through 2019. Over 95 percent of the acreage in the Haynesville shale in Louisiana is currently held by production or held by operations.

Results of Operations for Oil and Gas Producing Activities. The results of operations from oil and gas producing activities for the years ended December 31, 2015 and 2014, and the period from June 1, 2013, to December 31, 2014, presented below exclude non-oil and gas revenues, general and administrative expenses, goodwill impairment, interest expense and interest income. Income tax benefit (expense) was determined by applying the statutory rates to pre-tax operating results:

	Years Ended December 31,		June 1, 2013, to
	2015	2014	December 31, 2013
Revenues from oil and gas producing activities	$1,994	$4,710	$2,616
Production and delivery costs	(1,215)	(1,237)	(682)
Depreciation, depletion and amortization	(1,772)	(2,265)	(1,358)
Impairment of oil and gas properties	(13,144)	(3,737)	—
Income tax benefit (expense) (based on FCX's statutory tax rate)	5,368	958	(219)
Results of operations from oil and gas producing activities	$(8,769)	$(1,571)	$357

Proved Oil and Natural Gas Reserve Information. The following information summarizes the net proved reserves of oil (including condensate and natural gas liquids (NGLs)) and natural gas and the standardized measure as described below. All of FCX's oil and natural gas reserves are located in the U.S.

Management believes the reserve estimates presented herein are reasonable and prepared in accordance with guidelines established by the SEC as prescribed in Regulation S-X, Rule 4-10. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond FCX's control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all oil and natural gas reserve estimates are to some degree subjective, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the standardized measure of discounted future net cash flows (Standardized Measure) shown below represents estimates only and should not be construed as the current market value of the estimated reserves attributable to FCX's oil and gas properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties acquired from PXP and MMR, and reflect additional information from subsequent development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

Decreases in the prices of crude oil and natural gas could have an adverse effect on the carrying value of the proved reserves, reserve volumes and FCX's revenues, profitability and cash flows. FCX's reference prices for reserve determination are the WTI spot price for crude oil and the Henry Hub price for natural gas. As of February 2016, the twelve-month average of the first-day-of-the-month historical reference price for crude oil has decreased from $50.28 per barrel at December 31, 2015, to $47.54 per barrel, while the comparable price for natural gas has decreased from $2.59 per MMBtu at December 31, 2015, to $2.50 per MMBtu.

The market price for California crude oil differs from the established market indices in the U.S. primarily because of the higher transportation and refining costs associated with heavy oil, which can vary based on global supply and demand, refinery utilization and inventory levels. Approximately 33 percent of FCX's oil and natural gas reserve volumes are attributable to properties in California where differentials to the reference prices have been volatile as a result of these factors.

The market price for GOM crude oil differs from WTI as a result of a large portion of FCX's production being sold under a Heavy Louisiana Sweet based pricing. Approximately 59 percent of FCX's December 31, 2015, oil and natural gas reserve volumes are attributable to properties in the GOM where oil price realizations are generally higher because of these marketing contracts.

Estimated Quantities of Oil and Natural Gas Reserves. The following table sets forth certain data pertaining to proved, proved developed and proved undeveloped reserves, all of which are in the U.S., for the years ended December 31, 2015 and 2014, and the period from June 1, 2013, to December 31, 2013.

	Oil	Gas	Total
	(MMBbls)[a,b]	(Bcf)[a]	(MMBOE)[a]
2015
Proved reserves:
Balance at beginning of year	288	610	390
Extensions and discoveries	11	43	17
Acquisitions of reserves in-place	—	—	—
Revisions of previous estimates	(54)	(287)	(102)
Sale of reserves in-place	—	(2)	—
Production	(38)	(90)	(53)
Balance at end of year	207	274	252

Proved developed reserves at December 31, 2015	129	245	169

Proved undeveloped reserves at December 31, 2015	78	29	83

2014
Proved reserves:
Balance at beginning of year	370	562	464
Extensions and discoveries	10	35	16
Acquisitions of reserves in-place	14	9	16
Revisions of previous estimates	(10)	140	13
Sale of reserves in-place	(53)	(54)	(62)
Production	(43)	(82)	(57)
Balance at end of year	288	610	390

Proved developed reserves at December 31, 2014	184	369	246

Proved undeveloped reserves at December 31, 2014	104	241	144

2013
Proved reserves:
Balance at beginning of year	—	—	—
Acquisitions of PXP and MMR	368	626	472
Extensions and discoveries	20	20	24
Revisions of previous estimates	11	(26)	7
Sale of reserves in-place	—	(3)	(1)
Production	(29)	(55)	(38)
Balance at end of year	370	562	464

Proved developed reserves at December 31, 2013	236	423	307

Proved undeveloped reserves at December 31, 2013	134	139	157

a.	MMBbls = million barrels; Bcf = billion cubic feet; MMBOE = million BOE

b.
Includes 9 MMBbls of NGL proved reserves (6 MMBbls of developed and 3 MMBbls of undeveloped) at December 31, 2015, 10 MMBbls of NGL proved reserves (7 MMBbls of developed and 3 MMBbls of undeveloped) at December 31, 2014, and 20 MMBbls of NGL proved reserves (14 MMBbls of developed and 6 MMBbls of undeveloped) at December 31, 2013.

For the year ended December 31, 2015, FCX had a total of 17 MMBOE of extensions and discoveries, including 14 MMBOE in the Deepwater GOM, primarily associated with the continued successful development of Horn Mountain and 3 MMBOE in the Haynesville shale resulting from continued successful drilling that extended and developed FCX's proved acreage. For the year ended December 31, 2014, FCX had a total of 16 MMBOE of extensions and discoveries, including 8 MMBOE in the Deepwater GOM, primarily associated with the continued successful development at Horn Mountain and 5 MMBOE in the Haynesville shale resulting from continued successful drilling that extended and developed FCX's proved acreage. From June 1, 2013, to December 31, 2013, FCX had a total of 24 MMBOE of extensions and discoveries, including 16 MMBOE in the Eagle Ford shale resulting from continued successful drilling that extended and developed FCX's proved acreage and 5 MMBOE in the Deepwater GOM, primarily associated with the previously drilled Holstein Deep development acquired during 2013.

For the year ended December 31, 2015, FCX had net negative revisions of 102 MMBOE primarily related to lower oil and gas price realizations. For the year ended December 31, 2014, FCX had net positive revisions of 13 MMBOE primarily related to improved gas price realizations in both the Haynesville shale and Madden field, as well as continued improved performance in the Eagle Ford shale prior to the disposition, partially offset by the downward revisions of certain proved undeveloped reserves resulting from deferred development plans, as well as lower oil price realizations and higher steam-related operating expenses resulting from higher natural gas prices at certain onshore California properties. From June 1, 2013, to December 31, 2013, FCX had net positive revisions of 7 MMBOE primarily related to improved performance at certain onshore California and Deepwater GOM properties, partially offset by performance reductions primarily related to certain other Deepwater GOM properties and the Haynesville shale.

Excluding the impact of crude oil derivative contracts, the average realized sales prices used in FCX's reserve reports as of December 31, 2015, were $47.80 per barrel of crude oil and $2.55 per one thousand cubic feet (Mcf) of natural gas. As of December 31, 2014, the average realized sales prices used in FCX's reserve report were $93.20 per barrel of crude oil and $4.35 per Mcf.

For the year ended December 31, 2014, FCX acquired reserves in-place totaling 16 MMBOE from the acquisition of interests in the Deepwater GOM, including interests in the Lucius and Heidelberg oil fields.

For the year ended December 31, 2014, FCX sold reserves in-place totaling 62 MMBOE primarily related to its Eagle Ford shale assets. From June 1, 2013, to December 31, 2013, FCX sold reserves in-place totaling 1 MMBOE related to its Panhandle properties.

Standardized Measure. The Standardized Measure (discounted at 10 percent) from production of proved oil and natural gas reserves has been developed as of December 31, 2015, 2014 and 2013, in accordance with SEC guidelines. FCX estimated the quantity of proved oil and natural gas reserves and the future periods in which they are expected to be produced based on year-end economic conditions. Estimates of future net revenues from FCX's proved oil and gas properties and the present value thereof were made using the twelve-month average of the first-day-of-the-month historical reference prices as adjusted for location and quality differentials, which are held constant throughout the life of the oil and gas properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations (excluding the impact of crude oil derivative contracts). Future gross revenues were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs in effect at December 31, 2015, 2014 and 2013, and held constant throughout the life of the oil and gas properties. Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the respective oil and gas properties and utilization of FCX's available tax carryforwards related to its oil and gas operations.

The Standardized Measure related to proved oil and natural gas reserves as of December 31 follows:

	2015	2014	2013
Future cash inflows	$10,536	$29,504	$38,901
Future production expense	(4,768)	(10,991)	(12,774)
Future development costs[a]	(4,130)	(6,448)	(6,480)
Future income tax expense	—	(2,487)	(4,935)
Future net cash flows	1,638	9,578	14,712
Discounted at 10% per year	(246)	(3,157)	(5,295)
Standardized Measure	$1,392	$6,421	$9,417

a.	Includes estimated asset retirement costs of $1.9 billion at December 31, 2015, and $1.8 billion at December 31, 2014 and 2013.

A summary of the principal sources of changes in the Standardized Measure for the years ended December 31 follows:

	2015	2014	2013[a]
Balance at beginning of year	$6,421	$9,417	$—
Changes during the year:
Reserves acquired in the acquisitions of PXP and MMR	—	—	14,467
Sales, net of production expenses	(928)	(3,062)	(2,296)
Net changes in sales and transfer prices, net of production expenses	(7,766)	(2,875)	(459)
Extensions, discoveries and improved recoveries	45	194	752
Changes in estimated future development costs	1,287	(498)	(1,190)
Previously estimated development costs incurred during the year	985	982	578
Sales of reserves in-place	—	(1,323)	(12)
Other purchases of reserves in-place	—	487	—
Revisions of quantity estimates	(1,170)	399	102
Accretion of discount	797	1,195	701
Net change in income taxes	1,721	1,505	(3,226)
Total changes	(5,029)	(2,996)	9,417
Balance at end of year	$1,392	$6,421	$9,417

a.	Includes the results of FM O&G beginning June 1, 2013.

FREEPORT-McMoRan INC.
  SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
  (In millions)

		Additions
	Balance at	Charged to	Charged to	Other		Balance at
	Beginning of	Costs and	Other	Additions		End of
	Year	Expense	Accounts	(Deductions)		Year
Reserves and allowances deducted
from asset accounts:
Valuation allowance for deferred tax assets
Year Ended December 31, 2015	$2,434	$1,749	$—	$—		$4,183
Year Ended December 31, 2014	2,487	(53)	—	—		2,434
Year Ended December 31, 2013	2,443	44	—	—		2,487

Reserves for non-income taxes:
Year Ended December 31, 2015	$93	$9	$—	$(19)	[a]	$83
Year Ended December 31, 2014	78	16	—	(1)	[a]	93
Year Ended December 31, 2013	80	35	(1)	(36)	[a]	78

a.	Represents amounts paid or adjustments to reserves based on revised estimates.